Form 10-K, Exhibit 13
period 2012-09-30
Capitol Federal Financial Inc
filed 2012-11-29
CIK 1490906

CAPITOL FEDERAL FINANCIAL
2012 ANNUAL REPORT

STRENGTH BUILT ON TRUST **EARNED.**

directors

John B. Dicus | Morris J. Huey II | Jeffrey M. Johnson | Michael T. McCoy, M.D.

Reginald L. Robinson | Jeffrey R. Thompson | Marilyn S. Ward

managers

John B. Dicus | R. Joe Aleshire | Natalie G. Haag | Rick C. Jackson | Carlton A. Ricketts

Kent G. Townsend | Tara D. Van Houweling | Mary R. Culver

Special Counsel	Silver, Freedman & Taff, L.L.P., 3299 K Street, N.W., Suite 100, Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P., 1100 Walnut, Suite 3300, Kansas City, MO 64106

contents

Directors and Management — inside cover

Financial Highlights — 1

Letter To Our Stockholders — 2

Branch Locations — 4

Financial Information — 5

Stockholder Information — inside back cover

financial highlights

	2012	2011	2010	2009	2008
		(dollars in thousands)			
Total Assets	$9,378,304	$9,450,799	$8,487,130	$8,403,680	$8,055,249
Loans Receivable, net	5,608,083	5,149,734	5,168,202	5,603,965	5,320,780
Securities					
Available-for-Sale	1,406,844	1,486,439	1,060,366	1,623,995	1,533,641
Held-to-Maturity	1,887,947	2,370,117	1,880,154	849,176	843,057
Deposits	4,550,643	4,495,173	4,386,310	4,228,609	3,923,883
Borrowings	2,895,322	2,894,462	3,016,980	3,106,179	3,160,710
Equity	1,806,458	1,939,529	961,950	941,298	871,216
Net Income	74,513	38,403[1]	67,840	66,298	50,954
Efficiency Ratio	43.55%	68.30%[1]	43.99%	45.62%	49.93%
Equity to Assets	19.26%	20.52%	11.33%	11.20%	10.82%

"We recorded our strongest earnings since fiscal year 2002."

amount of dividends paid (in millions)

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
73.2
161.5[2]
48.7
48.0
43.7
12
11
10
09
08
Calendar Year

shares outstanding [3]

200
150
100
50
0
millions of shares
155.4
167.5
167.5
167.7
167.7
12
11
10
09
08
Fiscal Year

basic earnings per share [4]

$0.60
$0.40
$0.20
$0.00
0.47
0.40[1]
0.41
0.40
0.31
12
11
10
09
08
Fiscal Year

(1) Excluding the $40.0 million ($26.0 million, net of income tax benefit) contribution to Capitol Federal Foundation (the "Foundation") in connection with the corporate reorganization in December 2010, net income for fiscal year 2011 would have been $64.4 million and the efficiency ratio would have been 47.65%. Basic earnings per share for fiscal year 2011, in accordance with accounting principles generally accepted in the United States of America ("GAAP"), was $0.24. Non-GAAP basic earnings per share, which excludes the contribution to the Foundation, was $0.40 and is being presented to allow for comparability. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Results of Operations for the Years Ended September 30, 2012 and 2011 – Non-GAAP Presentation."

(2) Included in calendar year 2011 dividends paid is $96.8 million related to a one-time special cash dividend (welcome dividend) associated with the corporate reorganization in December 2010.

(3) In association with the corporate reorganization in December 2010, all publicly held shares of Capitol Federal Financial were exchanged for new shares of Capitol Federal Financial, Inc. All share counts prior to the corporate reorganization have been revised to reflect the exchange ratio, which was 2.2637.

(4) All earnings per share information prior to the corporate reorganization in December 2010 has been revised to reflect the 2.2637 exchange ratio.

letter to our stockholders

Dear Stockholders

Fiscal year 2012 was another year of strong performance for Capitol Federal Financial, Inc. We completed our second full year of operations as a fully public company and fulfilled the commitments made to our investors in the second-step prospectus. During this fiscal year, an investment in the Company's stock provided a 17% total return. We recorded our strongest earnings since fiscal year 2002, successfully completed our first full year with our new regulators and we experienced continued improvement in our asset quality metrics.

In December 2010, the Company completed its second-step conversion. In our prospectus we indicated five actions we would take to benefit of stockholders. We fulfilled the last of these commitments in the current fiscal year with the initiation of a $193 million stock buyback program. We also completed our second year of paying 100 percent of our net earnings, which totaled $74.5 million in fiscal year 2012, to our stockholders in the form of cash dividends. It is the Board's intent to again pay 100 percent of our net earnings in fiscal year 2013 to our stockholders in the form of cash dividends.

Asset quality continued to improve in 2012 with a decrease in the balance of delinquent loans. This is also evidenced by the lower provision recorded for problem loans compared to each of the prior two fiscal year's. Recent clarifications of accounting and regulatory guidelines have required us to report some loans as non-performing while the borrower is still current with their loan payments. These requirements have led to challenges in differentiating loans that are truly non-performing from those that have been restructured to meet the needs of borrowers who continue to make payments. Despite these changes in the industry, we continue to have industry leading performance ratios reflecting the quality of our loan portfolio.

During fiscal year 2012, the loan portfolio increased 8.7%, to $5.65 billion, our highest growth rate since fiscal year 2005. Early in fiscal year 2005 Capitol Federal became concerned that the quality of loans available for purchase was declining and we did not change our underwriting standards to chase growth in our loan portfolio. This was most notable in our portfolio of loans purchased from nationwide lenders which decreased in balance every year until 2012, when the balance increased as a result of the purchase of $362.7 million of loans. In conjunction with our second-step conversion in 2010, Capitol Federal began to increase the number of correspondents from which we would purchase loans on a flow basis, provided these loans meet our internal underwriting standards. During the year, we increased by 7, to 26, the number of correspondents who originate loans for us and grew this portfolio of loans by $179.4 million.

Deposit growth this year was moderate, increasing 1.2%, to a total balance of $4.55 billion. Competition from other banks and investment alternatives created a challenging environment for deposit growth. During fiscal year 2012 Capitol Federal opened a new branch in Liberty, MO, bringing to three the number of offices in Missouri. We are currently working on our 47th branch which will be located in the downtown area of Kansas City, MO and will open during fiscal year 2013. Branching continues to be considered as we look to profitably expand our footprint in local and adjacent market areas.

In response to the recent recession and slower than expected recovery, the Federal Reserve Board has kept short-term interest rates near zero. Two completed rounds of "quantitative easing," with a third underway, have also pushed long-term interest rates lower. These programs have forced all market interest rates to historically low levels and have caused all financial institutions to lower deposit and lending rates. Capitol Federal recognizes that the low deposit rates have impacted our savings customers while at the same time allowed borrowers to refinance their loans at more favorable terms.

The Dodd-Frank Act passed its second anniversary in July 2012. Capitol Federal has been impacted by this legislation through the costs of additional compliance requirements and additional disclosures in public filings and customer communications. Capitol Federal has consistently worked to maintain a strong compliance program because it is not only a good business practice but more importantly it constructively serves our customers to have the best programs and services available.

During the past fiscal year, the Capitol Federal Foundation donated $3.3 million to local charities. In October 2012, the Foundation announced a commitment to contribute $20 million to construct a new building for the University of Kansas School of Business. This commitment and others have contributed to the betterment of the States of Kansas and Missouri. They also further expand the presence of Capitol Federal without impacting our financial performance.

Looking ahead to fiscal year 2013, Capitol Federal's board, management and employees stand ready to continue to serve our stockholders and customers through our high-level of customer service, appropriate technology solutions and solid operating performance. For both our stockholders and customers we will continue to expand on the strength we have built over more than 115 years of service through the trust we have earned.

John B. Dicus
Chairman, President and CEO

branch locations

Capitol Federal®
Branch Locations by County
Sedgwick County 7 branches
Saline County 1 branch
Butler County 1 branch
Riley County 2 branches
Lyon County 1 branch
Shawnee County 7 branches
Douglas County 4 branches
Platte County 1 branch
Clay County 2 branches
Wyandotte County 1 branch
Johnson County 19 branches
KANSAS
MISSOURI
★ Home Office, Topeka, KS

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
1911 Star Drive, Liberty, MO
15345 W 119th St, SuperTarget
12200 Blue Valley Pkwy, SuperTarget
15700 Shawnee Mission Pkwy, SuperTarget
7734 State Ave, Price Chopper
11700 W 135th St, Price Chopper
4050 W 83rd St, Hen House
830 E Main St, Gardner, Price Chopper
500 NE Barry Rd, Kansas City, MO, Price Chopper
75th & Quivira, ATM only
Santa Fe & Hwy 7, ATM only
19601 W 101st, Price Chopper, ATM only

Lawrence: 785-749-9100
1046 Vermont St
1025 Iowa St
3201 S Iowa St, SuperTarget
4701 W 6th St, Dillon's
1026 Westdale Rd, Loan Production Office Only
1321 Oread, KU Student Union, ATM only
1740 Massachusettes, Dillon's Plaza, ATM Only

Wichita: 316-689-0200
8301 E 21st St North
8040 E Douglas Ave
4020 W Maple St
10404 W Central Ave
4000 E Harry St
4616 E 13th St North
1636 North Rock Rd, Suite 900, Derby, KS
114 E Cloud Ave, Andover, KS

Emporia: 620-342-0125
602 Commercial St

Manhattan: 785-537-4226
1401 Poyntz Ave
705A Commons Place
K-State Student Union, ATM only

Salina: 785-825-7121
2550 S 9th St

See capfed.com for complete list of participating Walgreen's ATMs in the Greater Kansas City Metro area and across the State of Kansas.

financial information

Selected Consolidated Financial Data	6
Management's Discussion and Analysis of Financial Condition and Results of Operations	8
Management's Report on Internal Control Over Financial Reporting	46
Reports of Independent Registered Public Accounting Firm	47
Consolidated Financial Statements:	
Consolidated Balance Sheets as of September 30, 2012 and 2011	50
Consolidated Statements of Income for the Years Ended September 30, 2012, 2011 and 2010	52
Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2012, 2011 and 2010	54
Consolidated Statements of Cash Flows for the Years Ended September 30, 2012, 2011 and 2010	56
Notes to Consolidated Financial Statements for the Years Ended September 30, 2012, 2011 and 2010	58

SELECTED CONSOLIDATED FINANCIAL DATA

The summary information presented below under “Selected Balance Sheet Data” and “Selected Operations Data” for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page 50.  All share information prior to the second step conversion and stock offering completed in December 2010 (“the corporate reorganization”) has been revised to reflect the 2.2637 exchange ratio.

	September 30,
	2012	2011		2010	2009	2008
	(Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Total assets	$9,378,304	$9,450,799		$8,487,130	$8,403,680	$8,055,249
Loans receivable, net	5,608,083	5,149,734		5,168,202	5,603,965	5,320,780
Securities:
Available-for-sale (“AFS”)	1,406,844	1,486,439		1,060,366	1,623,995	1,533,641
Held-to-maturity (“HTM”)	1,887,947	2,370,117		1,880,154	849,176	843,057
Capital stock of Federal Home Loan Bank (“FHLB”)	132,971	126,877		120,866	133,064	124,406
Deposits	4,550,643	4,495,173		4,386,310	4,228,609	3,923,883
Advances from FHLB	2,530,322	2,379,462		2,348,371	2,392,570	2,447,129
Other borrowings	365,000	515,000		668,609	713,609	713,581
Stockholders’ equity	1,806,458	1,939,529		961,950	941,298	871,216

	For the Year Ended September 30,
	2012	2011		2010	2009	2008
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$328,051	$346,865		$374,051	$412,786	$410,806
Total interest expense	143,170	178,131		204,486	236,144	276,638
Net interest and dividend income	184,881	168,734		169,565	176,642	134,168
Provision for credit losses	2,040	4,060		8,881	6,391	2,051
Net interest and dividend income after provision
for credit losses	182,841	164,674		160,684	170,251	132,117
Retail fees and charges	15,915	15,509		17,789	18,023	17,805
Other income	8,318	9,486		16,622	10,571	12,222
Total other income	24,233	24,995		34,411	28,594	30,027
Total other expenses	91,075	132,317		89,730	93,621	81,989
Income before income tax expense	115,999	57,352		105,365	105,224	80,155
Income tax expense	41,486	18,949		37,525	38,926	29,201
Net income	74,513	38,403		67,840	66,298	50,954

Basic earnings per share	$0.47	$0.24	(1)	$0.41	$0.40	$0.31
Average basic shares outstanding	157,913	162,625		165,862	165,576	165,112
Diluted earnings per share	$0.47	$0.24	(1)	$0.41	$0.40	$0.31
Average diluted shares outstanding	157,916	162,633		165,899	165,721	165,279

	2012		2011		2010		2009		2008
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	0.79%		0.41	%(1)	0.80%		0.81%		0.65%
Return on average equity	3.93		2.20	(1)	7.09		7.27		5.86
Dividends paid per share(2)	$0.40		$1.63		$2.29		$2.11		$2.00
Dividend payout ratio	85.58%		390.88%		71.34%		66.47%		81.30%
Ratio of operating expense to
average total assets	0.97		1.40	(1)	1.06		1.14		1.04
Efficiency ratio	43.55		68.30	(1)	43.99		45.62		49.93
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.24	x	1.22	x	1.11	x	1.12	x	1.12	x
Interest rate spread information:
Average during period	1.64%		1.42%		1.78%		1.86%		1.35%
End of period	1.68		1.60		1.76		1.89		1.70
Net interest margin	2.01		1.84		2.06		2.20		1.75
Asset Quality Ratios:
Non-performing assets to total assets	0.43	(3)	0.40		0.49		0.46		0.23
Non-performing loans to total loans	0.57	(3)	0.51		0.62		0.55		0.26
Allowance for credit losses ("ACL") to
non-performing loans	34.88	(3)	58.34		46.60		32.83		42.37
ACL to loans receivable, net	0.20		0.30		0.29		0.18		0.11
Capital Ratios:
Equity to total assets at end of period	19.26		20.52		11.33		11.20		10.82
Average equity to average assets	20.11		18.50		11.30		11.08		11.05

Regulatory Capital Ratios of Bank:
Tier 1 leverage ratio	14.6		15.1		9.8		10.0		10.0
Tier 1 risk-based capital	36.4		37.9		23.5		23.2		23.1
Total risk-based capital	36.7		38.3		23.8		23.3		23.0

Other Data:
Number of traditional offices	36		35		35		33		30
Number of in-store offices	10		10		11		9		9

(1)

Excluding the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation (“the Foundation”) in connection with Capitol Federal Financial’s conversion from a mutual holding company form of organization to a stock form of organization, basic and diluted earnings per share would have been $0.40, return on average assets would have been 0.68%, return on average equity would have been 3.69%, ratio of operating expense to average total assets would have been 0.98%, and the efficiency ratio would have been 47.65%. This adjusted financial data is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Results of Operations for the Years Ended September 30, 2012 and 2011 – Non-GAAP Presentation.”

(2)

For fiscal years 2008 through 2010, Capitol Federal Savings Bank MHC (“MHC”) owned a majority of the outstanding shares of Capitol Federal Financial common stock and waived its right to receive dividends paid on the common stock with the exception of the $0.50 per share dividend paid on 500,000 shares in February 2010.  Public shares excluded shares held by MHC, as well as unallocated shares held in the Capitol Federal Financial Employee Stock Ownership Plan (“ESOP”).  In December 2010, Capitol Federal Financial completed its conversion from a mutual holding company form of organization to a stock form of organization and all shares owned by MHC were sold in a public offering.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Executive Summary” for additional information.

(3)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Loans Receivable” for additional information regarding non-performing loans and non-performing assets.

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

Private Securities Litigation Reform Act—Safe Harbor Statement

We may from time to time make written or oral “forward‑looking statements”, including statements contained in our filings with the Securities and Exchange Commission (“SEC”).  These forward-looking statements may be included in this annual report to stockholders and in other communications by the Company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

•	our ability to continue to maintain overhead costs at reasonable levels;
•	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market areas or to purchase loans through correspondents;
•	our ability to acquire funds from or invest funds in wholesale or secondary markets at favorable yields as compared to the related funding source;
•	our ability to access cost-effective funding;
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

•	the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
•	the effects of, and changes in, trade, fiscal policies and laws, and monetary and interest rate policies of the Board of Governors of the Federal Reserve System (“FRB”);
•	the effects of, and changes in, foreign and military policies of the United States government;
•	inflation, interest rate, market and monetary fluctuations;
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

In December 2010, Capitol Federal Financial completed its conversion from a mutual holding company form of organization to a stock form of organization.  Capitol Federal Financial, which owned 100% of the Bank, was succeeded by Capitol Federal Financial, Inc., a new Maryland corporation.  As part of the corporate reorganization, MHC’s ownership interest of Capitol Federal Financial was sold in a public stock offering.  Capitol Federal Financial, Inc. sold 118,150,000 shares of common stock at $10.00 per share in the stock offering.  The publicly held shares of Capitol Federal Financial were exchanged for new shares of common stock of Capitol Federal Financial, Inc.  The exchange ratio was 2.2637 and ensured that immediately after the corporate reorganization the public stockholders of Capitol Federal Financial owned the same aggregate percentage of Capitol Federal Financial, Inc. common stock that they owned of Capitol Federal Financial common stock immediately prior to that time.  In lieu of fractional shares, Capitol Federal Financial stockholders were paid in cash.  Gross proceeds from the offering were $1.18 billion and related offering expenses were $46.7 million.  The net proceeds from the stock offering were $1.13 billion, of which 50%, or $567.4 million, was contributed to the Bank as a capital contribution, as required by the Office of Thrift Supervision (the “OTS”) regulations.  The other 50%, or $567.4 million, remained at Capitol Federal Financial, Inc., of which $40.0 million was contributed to the Bank’s charitable foundation, Capitol Federal Foundation, and $47.3 million was loaned to the ESOP for its purchase of Capitol Federal Financial, Inc. shares in the stock offering.  In April 2011, the Company redeemed the outstanding Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of $53.6 million using a portion of the offering proceeds from the corporate reorganization.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law.  The Dodd-Frank Act, among other things, required the OTS to be merged into the Office of the Comptroller of the Currency (the “OCC”).  On July 21, 2011, the OCC assumed all functions and authority from the OTS relating to federally charted savings banks, and the FRB assumed all functions and authority from the OTS relating to savings and loan holding companies.  Accordingly, effective July 21, 2011, the Bank became regulated by the OCC and the Company became regulated by the FRB.  Prior to that date, the Bank and Company were regulated by the OTS.  All references to the OTS in this document on or after that date will refer to the successor regulator (i.e., the OCC for the Bank and the FRB for the Company), as appropriate.

We have been, and intend to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve.  We attract retail deposits from the general public and invest those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  To a lesser extent, we also originate consumer loans, loans secured by first mortgages on non-owner-occupied one- to four-family residences, multi-family and commercial real estate loans, and construction loans.  While our primary business is the origination of one- to four-family mortgage loans funded through retail deposits, we also purchase whole one- to four-family mortgage loans from correspondent and nationwide lenders, and invest in certain investment securities and mortgage-backed securities (“MBS”) using funding from retail deposits, advances from FHLB, and repurchase agreements.  The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions.  Retail deposit balances are influenced by a number of factors including interest rates paid on competing personal investment products, the level of personal income, and the personal rate of savings within our market areas.  Lending activities are influenced by the demand for housing and other loans, changing loan underwriting guidelines, as well as interest rate pricing competition from other lending institutions.  The primary sources of funds for lending activities include deposits, loan repayments, investment income, borrowings, and funds provided from operations.

The Company’s results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, MBS, investment securities, and cash, and the interest paid on deposits and borrowings.  On a weekly basis, management reviews deposit flows, loan demand, cash levels, and changes in several market rates to assess all pricing strategies.  The Bank generally prices its first mortgage loan products based on secondary market and competitor pricing.  Generally, deposit pricing is based upon a survey of competitors in the Bank’s market areas, and the need to attract funding and retain maturing deposits.  The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or repricing dates of less than two years.

The Federal Open Market Committee of the Federal Reserve (the “FOMC”) noted in their October 2012 statement that the economy continues to expand at a moderate pace.  Growth in employment has been slow, and the level of unemployment remains elevated.  The FOMC noted that household spending has advanced a bit more quickly in recent months; however, business fixed investment has waned.  The housing sector has shown signs of improvement, albeit from a depressed level, and inflation has recently picked up somewhat reflecting higher energy

prices.    The FOMC decided to continue, through the end of the year, its program to extend the average maturity of its holdings of Treasury securities, as announced in September 2011, by purchasing Treasury securities with remaining maturities of six to 30 years and maintain its existing policy of reinvesting principal payments from its holdings of agency debt and agency MBS in agency MBS.  Additionally, the FOMC stated that they will continue their program, announced in September 2012, of purchasing agency MBS at a pace of $40 billion per month.  There is no definitive end date to this program.  The FOMC believes these actions will put downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative.  The FOMC also decided to maintain the overnight lending rate at zero to 0.25% and it believes the low rates will be warranted through at least mid-2015.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans.  As of September 2012, the unemployment rate was 5.9% for Kansas and 6.9% for Missouri, compared to the national average of 7.8%.  The unemployment rate remains relatively low in our market areas, compared to the national average, due to diversified industries within our market areas, primarily in the Kansas City metropolitan statistical area, but it is higher than the historical average.  Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, has an average household income of approximately $79 thousand per annum, based on 2012 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau.  The average household income in our combined market areas is approximately $68 thousand per annum, with 92% of the population at or above the poverty level, also based on the 2012 estimates from the American Community Survey. The Federal Housing Finance Agency (“FHFA”) price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike several other segments of the United States, which indicates relative stability in property values in our local market areas.

Total assets decreased $72.5 million, from $9.45 billion at September 30, 2011 to $9.38 billion at September 30, 2012, due primarily to a $561.8 million decrease in the securities portfolio, partially offset by an increase of $458.3 million in loans receivable, net, and an increase in cash and cash equivalents of $20.6 million.  The decrease in securities was due primarily to called and matured investment securities not being fully replaced, including $300.0 million at Capitol Federal Financial, Inc., at the holding company level.  The increase in loans receivable was due primarily to an increase in one- to four-family loans resulting largely from $630.2 million of bulk and correspondent loan purchases during the current fiscal year.

The performance of our loan portfolio continues to improve as evidenced by a decline in delinquent loan balances and the level of loan charge-offs.  Loans 30 to 89 days delinquent decreased $3.5 million from $26.8 million at September 30, 2011 to $23.3 million at September 30, 2012.  Loans more than 90 days delinquent or in foreclosure decreased $7.0 million from $26.5 million at September 30, 2011 to $19.5 million at September 30, 2012.  Additionally, net loan charge-offs during the current fiscal year were $2.9 million, excluding the $3.5 million of specific valuation allowances (“SVAs”) charged-off during the year as the OCC Call Report requirements do not permit the use of SVAs, compared to $3.5 million of net loan charge-offs during the prior fiscal year.

Total liabilities increased $60.6 million, from $7.51 billion at September 30, 2011 to $7.57 billion at September 30, 2012.  The increase was due primarily to a $55.5 million increase in deposits.  The increase in the deposit portfolio was due primarily to a $54.9 million increase in the checking portfolio and a $44.9 million increase in the money market portfolio, partially offset by a $52.0 million decrease in the certificate of deposit portfolio.

Stockholders’ equity decreased $133.1 million, from $1.94 billion at September 30, 2011 to $1.81 billion at September 30, 2012.  The decrease was due primarily to the repurchase of $149.0 million of common stock and the payment of $63.8 million of dividends, partially offset by net income of $74.5 million.

Net income for fiscal year 2012 was $74.5 million, compared to $38.4 million for fiscal year 2011.  The $36.1 million, or 94.0%, increase for the current year was due primarily to the prior year including a $40.0 million ($26.0 million, net of income tax benefit) contribution to the Foundation in connection with the corporate reorganization.    Additionally, net interest income increased $16.2 million, or 9.6%, from $168.7 million for the prior year to $184.9 million for the current year.  The increase in net interest income was due primarily to a decrease in interest expense of $34.9 million, or 19.6%, partially offset by a decrease in interest income of $18.8 million, or 5.4%.  The net interest margin increased 17 basis points to 2.01% for the current year, up from 1.84% for the prior year.  The increase was largely due to a decrease in the cost of the certificate of deposit portfolio, along with a decrease in costs on FHLB advances and other borrowings, partially offset by a decrease in interest income on loans receivable.

The Bank currently expects to open one branch in calendar year 2013.  The branch will be located in our Kansas City market area.  Management continues to consider expansion opportunities in all of our market areas.

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

Allowance for Credit Losses.  The Company maintains an ACL to absorb inherent losses in the loan portfolio based upon ongoing quarterly assessments of the loan portfolio. The ACL is maintained through provisions for credit losses which are charged to income.  The methodology for determining the ACL is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded ACL.  Additionally, bank regulators have the ability to require the Bank, as they can require all banks, to increase the ACL or recognize additional charge-offs based upon their judgments, which may differ from management’s judgments.  Although management believes that the Bank has established and maintained the ACL at appropriate levels, additions may be necessary if economic and other conditions continue or worsen substantially from the current operating environment, and/or if bank regulators require the Bank to increase the ACL and/or recognize additional charge-offs.

Our primary lending emphasis is the origination and purchase of one- to four-family mortgage loans on residential properties, and, to a lesser extent, home equity and second mortgages on one- to four-family residential properties, resulting in a loan concentration in residential first mortgage loans.  As a result of our lending practices, we also have a concentration of loans secured by real property located in Kansas and Missouri.  At September 30, 2012, approximately 70% and 15% of the Bank’s loans were secured by real property located in Kansas and Missouri, respectively.  We believe the primary risks inherent in our one- to four-family and consumer portfolios are the continued weakened economic conditions, continued high levels of unemployment or underemployment, and a continuing decline in home real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability or desire to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future loan loss provisions.  Although the multi-family and commercial loan portfolio also shares the risk of continued weakened economic conditions, the primary risks for the portfolio include the ability of the borrower to sustain sufficient cash flows from leases and to control expenses to satisfy their contractual debt payments, or the ability to utilize personal and/or business resources to pay their contractual debt payments if the cash flows are not sufficient.

Generally, when a one- to four-family secured loan is 180 days delinquent, new collateral values are obtained through appraisals.  If the estimated fair value of the collateral, less estimated costs to sell, is less than the current loan balance, the difference is charged-off.  Anticipated private mortgage insurance (“PMI”) proceeds are taken into consideration when calculating the amount of the charge-off.  An updated appraisal is requested, at a minimum, every six months thereafter that a purchased loan remains a classified asset and every 12 months thereafter that an originated loan remains 180 days or more delinquent.  If the Bank holds the first and second mortgage, both loans are combined when evaluating whether there is a potential loss on the loan.  However, charge-offs for real estate-secured loans may also occur at any time if we have knowledge of the existence of a potential loss.  For all other real estate loans that are not secured by one- to four-family property, losses are charged-off when we believe the collection of such amounts is unlikely.  When a non-real estate secured loan is 120 days delinquent, any identified losses are charged-off.

Each quarter, we prepare a formula analysis which segregates our loan portfolio into categories based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or bulk purchased), loan-to-value (“LTV”) ratios, borrower’s credit score and payment status (i.e. current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined LTV ratio.  All loans that are not individually evaluated for impairment are included in the formula analysis.  Quantitative loss factors are applied to each loan category in the formula analysis based on the historical net loss experience for each respective loan category.  Additionally, qualitative loss factors that management believes impact the collectability of the loan portfolio as of the evaluation date are applied to certain loan categories.  Such qualitative factors include changes in collateral values, unemployment rates, credit scores and delinquent loan trends.  Loss factors increase as loans are classified or become delinquent.  Additionally, troubled debt restructurings (“TDRs”) that have not been partially charged-off are included in a category within the formula analysis model with an overall higher qualitative loss factor than corresponding performing loans, for the life of the loan.

The factors applied in the formula analysis are reviewed quarterly by management to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  Our ACL methodology permits modifications to the formula analysis in the event that, in management’s judgment, significant factors which affect the collectability of the portfolio or any category of the loan portfolio, as of the evaluation date, have changed from the current formula analysis.  Management’s evaluation of the qualitative factors with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with a specific problem loan or portfolio segment.

Management utilizes the formula analysis, along with several other factors, when evaluating the adequacy of the ACL.  Such factors include the trend and composition of delinquent loans, results of foreclosed property and short sale transactions, the current status and trends of local and national economies, particularly levels of unemployment, trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations. Since our loan portfolio is primarily concentrated in one- to four-family real estate, we monitor one- to four-family real estate market value trends in our local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and our general and specific knowledge of the real estate markets in which we lend, in order to determine what impact, if any, such trends may have on the level of our ACL.  We seek to apply ACL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.  In addition, the adequacy of the Company’s ACL is reviewed during bank regulatory examinations.  We consider any comments from our regulator when assessing the appropriateness of our ACL.  Reviewing these quantitative and qualitative factors assists management in evaluating the overall reasonableness of the ACL and whether changes need to be made to our assumptions.

Fair Value Measurements.  The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures, per the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  In accordance with ASC 820, the Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the underlying assumptions used to determine fair value, with Level 1 (quoted prices for identical assets in an active market) being considered the most reliable, and Level 3 having the most unobservable inputs and therefore being considered the least reliable.  The Company bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  As required by ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  The Company did not have any liabilities that were measured at fair value at September 30, 2012.

The Company’s AFS securities are its most significant assets measured at fair value on a recurring basis.  Changes in the fair value of AFS securities are recorded, net of tax, in accumulated other comprehensive income (“AOCI”) which is a component of stockholders’ equity.  As part of determining fair value, the Company obtains fair values for all AFS securities from independent nationally recognized pricing services. Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There is a security in the AFS portfolio that has significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  This AFS security is classified as Level 3.  All other AFS securities are classified as Level 2.

Loans receivable individually evaluated for impairment and other real estate owned (“OREO”) are the Company’s significant assets measured at fair value on a non-recurring basis.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.  Fair value for these assets is estimated using current appraisals or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.

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

•

Retail Financial Services.  We offer a wide array of deposit products and retail services for our customers.  These products include checking, savings, money market, certificates of deposit, and retirement accounts.  These products and services are provided through a branch network of 46 locations, including traditional branches and retail in-store locations, our call center which operates on extended hours, mobile banking, telephone banking and bill payment services, and online banking and bill payment services.

•

Cost Control.  We generally are very effective at controlling our costs of operations.  By using technology, we are able to centralize our lending and deposit support functions for efficient processing.  We have located our branches to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch at September 30, 2012 was approximately $112.8 million.  This large average deposit base per branch helps to control costs.  Our one- to four-family lending strategy and our effective management of credit risk allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.

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

•

Capital Position.  Our policy has always been to protect the safety and soundness of the Bank through credit and operational risk management, balance sheet strength, and sound operations.  The end result of these activities has been a capital ratio in excess of the well-capitalized standards set by the OCC.  We believe that maintaining a strong capital position safeguards the long-term interests of the Bank, the Company and our stockholders.

•

Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  One way that we continue to provide returns to stockholders is through our dividend payments.  Total dividends declared and paid during fiscal year 2012 were $63.8 million.  The Company’s cash dividend payout policy is reviewed quarterly by management and the Board of Directors, and the ability to pay dividends under the policy depends upon a number of factors, including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.  It is the Board of Directors’ intentions to continue to pay regular quarterly and special cash dividends each year.  For fiscal year 2013, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.

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

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The risk associated with changes in interest rates on the earnings of the Bank and the market value of its financial assets and liabilities is known as interest rate risk.  Interest rate risk is our most significant market risk and our ability to adapt to changes in interest rates is known as interest rate risk management.  The rates of interest the Bank earns on assets and pays on liabilities generally are established contractually for a period of time.  Fluctuations in interest rates have a significant impact not only upon our net income, but also upon the cash flows of those assets and liabilities and the market value of our assets and liabilities.  Our results of operations, like those of other financial institutions, are impacted by these changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities.  The analysis presented in the tables below reflects the level of market risk at the Bank and does not include the assets of the Company.  The inclusion of assets at the holding company would not materially change the results of the analysis provided.

The general objective of our interest rate risk management program is to determine and manage an appropriate level of interest rate risk while maximizing net interest income in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates.  The Asset and Liability Committee (“ALCO”) regularly reviews the interest rate risk exposure of the Bank by forecasting the impact of hypothetical, alternative interest rate environments on net interest income and market value of portfolio equity (“MVPE”) at various dates.  The MVPE is defined as the net of the present value of the cash flows of existing assets, liabilities and off-balance sheet instruments.  The present values are determined based upon market conditions as of the date of the analysis as well as in alternative interest rate environments providing potential changes in MVPE under those alternative interest rate environments.  Net interest income is projected in the same alternative interest rate environments as well, both with a static balance sheet and with management strategies considered.  MVPE and net interest income analyses are also conducted to estimate our sensitivity to rates for future time horizons based upon market conditions as of the date of the analysis.  In addition to the interest rate environments presented below, management also reviews the impact of non-parallel rate shock scenarios on a quarterly basis.  These scenarios consist of flattening and steepening the yield curve by changing short-term and long-term interest rates independent of each other, and simulating cash flows and valuations as a result of the simulated changes in rates.  This analysis helps management quantify the Bank’s exposure to changes in the shape of the yield curve.

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

At September 30, 2012, the Bank’s one-year gap between interest-earning assets and interest-bearing liabilities was $2.13 billion, or 22.82% of total assets.  Interest-earning assets repricing to lower rates at a faster pace than interest-bearing liabilities will generally result in net interest margin compression.  Should interest rates rise, the amount of interest-earning assets that are expected to reprice will likely decrease as borrowers and agency debt issuers will have less economic incentive or ability to lower their cost.  The amount of interest-bearing liabilities expected to reprice in a given period, however, is not usually impacted by changes in market interest rates because the maturities within the Bank’s borrowings and certificate of deposit portfolios are contractual and generally cannot be terminated early without penalty.  If rates were to increase 200 basis points, the Bank’s one-year gap would be $241.9 million, or 2.6% of total assets.  The majority of interest-earning assets anticipated to reprice in fiscal year 2013 are mortgages and MBS, both of which may prepay and/or be refinanced or endorsed.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse loans to lower market interest rates.  This significantly increases the amount of cash flows anticipated to reprice to lower market interest rates during fiscal year 2013, as evidenced by the volume of mortgages that were endorsed and refinanced during fiscal year 2012 as a result of the decrease in market interest rates.  In addition, cash flows from the Bank’s callable investment securities are anticipated to remain elevated during fiscal year 2013 as the issuers of these securities will likely continue to exercise their option to call the securities in order to issue new debt securities at lower market rates.  Any decrease in the net interest margin due to interest-earning assets repricing will likely be at least partially offset by a decrease in our cost of funds.

The shape of the yield curve also has an impact on our net interest income and, therefore, the Bank’s net interest margin.  Historically, the Bank has benefited from a steeper yield curve as the Bank’s mortgage loans are generally priced off of long-term rates while deposits are priced off of short-term rates.  A steeper yield curve (one with a greater difference between short-term rates and long-term rates) allows the Bank to receive a higher rate of interest on its mortgage-related assets relative to the rate paid for the funding of those assets, which generally results in a higher net interest margin.  As the yield curve flattens, the spread between rates received on assets and paid on liabilities becomes compressed, which generally leads to a decrease in net interest margin.

We manage the reinvestment risk of loan prepayments through our interest rate risk and asset management strategies.  In recent periods, principal repayments in excess of loan originations and purchases have been reinvested in shorter-term MBS and investment securities at lower market rates than our loan portfolio, which reduces our interest rate spread.  If, however, market rates were to rise, the shorter-term nature of the securities provides management with the opportunity to reinvest the maturing funds at the higher rates.

General assumptions used by management to evaluate the sensitivity of our financial performance to changes in interest rates presented in the tables below are utilized in, and set forth under, the gap table and related notes.  Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the below tables could vary substantially if different assumptions were used or actual experience differs from these assumptions. To illustrate this point, the projected cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities within the three to 12 months category as a percent of total assets (“one-year gap”) is also provided for an up 200 basis point scenario, as of September 30, 2012.

Qualitative Disclosure about Market Risk

Percentage Change in Net Interest Income.  For each period presented in the following table, the estimated percentage change in the Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates is presented.  The percentage change in each interest rate environment represents the difference between estimated net interest income in a 0 basis point interest rate environment (“base case”, assumes the forward market and product interest rates implied by the yield curve are realized) and estimated net interest income in alternative interest rate environments (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates).  Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented.  The estimation of net interest income does not include any projected gains or losses related to the sale of loans or securities, or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments.  It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period.  These do not reflect the earnings expectations of management.

Change	Percentage Change in Net Interest Income
(in Basis Points)	At September 30,
in Interest Rates(1)	2012	2011
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	5.00%	4.46%
+200 bp	3.79%	3.75%
+300 bp	1.54%	(0.33)%

(1)Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

The projected percentage change in the net interest income was higher at September 30, 2012 than September 30, 2011 due primarily to an increase in mortgage-related assets projected to reprice in the next 12 months, as compared to the prior year.  Mortgage rates were lower at September 30, 2012 than at September 30, 2011; therefore, borrowers’ economic incentive to refinance or endorse their mortgage to a  lower interest rate was higher at September 30, 2012, resulting in more asset cash flows.  Additionally, a bulk purchase of $342.5 million of ARM loans during the fourth quarter of fiscal year 2012 increased the amount of assets repricing within the next 12 months as a portion of the funds used to purchase the loans would have been used to buy securities with longer repricing characteristics than the loans purchased.

The Bank’s net interest income projections are directly correlated to the amount of assets and liabilities that are expected to reprice over the next year.  Repricing can occur as a result of variable interest rate characteristics of the Bank’s assets or liabilities, or as a result of cash flows that are received on assets or due on liabilities and are replaced at current market interest rates.  The Bank’s liabilities generally have stated maturities and the related cash flows do not generally fluctuate as a result of changes in interest rates.  Conversely, on the asset side, cash flows from mortgage-related assets and callable agency debentures can vary significantly as a result of changes in interest rates.  As interest rates decrease, borrowers have an economic incentive to lower their cost of debt by refinancing or endorsing their mortgage to a lower interest rate.  Similarly, agency debt issuers are more likely to exercise embedded call options for agency securities and issue new securities at a lower interest rate.  As of September 30, 2011 and 2012, interest rates were at historically low levels, which resulted in a greater amount of cash flows from assets projected to reprice compared to liabilities.  As interest rates rise, assets reprice to a higher interest rate at a faster pace than liabilities, thus increasing net interest income projections compared to the base case.  However, the further interest rates rise, the less economic incentive and ability borrowers and agency debt issuers have to modify their cost of debt; thus, cash flows become significantly reduced.  The benefit of rising interest rates to net interest income diminishes due to lower asset cash flow projections as interest rates rise.  At September 30, 2012, in the +300 basis point interest rate environment, cash flows related to assets diminished such that the benefit of reinvesting cash flows at higher yields was more than offset by the cash flows from liabilities repricing to higher levels.  See the Gap analysis discussion below for additional information.

Percentage Change in MVPE.  The following table sets forth the estimated percentage change in the MVPE at each period presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment.  The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented, and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table below presents the effects of the change in interest rates on our assets and liabilities as they mature, repay, or reprice, as shown by the change in the MVPE in changing interest rate environments.

Change	Percentage Change in MVPE
(in Basis Points)	At September 30,
in Interest Rates(1)	2012	2011
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	3.09%	0.61%
+200 bp	(3.72)%	(5.69)%
+300 bp	(13.79)%	(14.91)%

(1)Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE.  The market value of an asset or liability reflects the present value of all the projected cash flows over its remaining life, discounted at current market interest rates.  As interest rates rise, the market value for both assets and liabilities decrease.  The opposite is generally true as interest rates fall.  The MVPE represents the theoretical market value of capital that is calculated by netting the market value of assets and liabilities.  If the market values of assets increase at a faster pace than the market values of liabilities, or if the market values of liabilities decrease at a faster pace than the market values of assets, the MVPE will increase.  The magnitude of the changes in the Bank’s MVPE represents the Bank’s interest rate risk.  The market value of shorter term-to-maturity financial instruments are less sensitive to changes in interest rates than are longer term-to-maturity financial instruments.  Because of this, our certificates of deposit (which generally have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which generally have relatively long average lives).  The average life expected on our mortgage-related assets varies under different interest rate environments because borrowers have the ability to prepay their mortgage loans.  Therefore, as interest rates decrease, the average life of mortgage-related assets decrease as well.  As interest rates increase, the average life would be expected to increase as well.

At September 30, 2012, the average life of the Bank’s mortgage-related assets were shorter than the average life of the Bank’s long-term borrowings and core deposits due to the historical low level of interest rates.  Because the level of interest rates at both September 30, 2012 and 2011 were at historical lows, prepayment projections for mortgage-related assets and call projections for callable agency debentures were high, thereby significantly reducing the average life for these assets.  As interest rates rise, the market values of the Bank’s liabilities decrease at a faster pace than that of its assets.   As a result, the Bank’s MVPE increases in the +100 basis point interest rate environment.

As interest rates move higher in the +200 and +300 basis point interest rate environments, prepayment projections for mortgage-related assets, in general, are expected to decrease significantly.  As interest rates rise to these levels, projected prepayments would likely only be realized through normal changes in borrowers’ lives, such as divorce, death, job-related relocations, or other life changing events, resulting in an increase in the average life of these assets.  Call projections for the Bank’s callable agency debentures would also decrease significantly as interest rates rise to these levels, which would result in the cash flows for these assets to move to their contractual maturity.  The longer expected average lives of these assets, relative to the assumptions in the base case environment, increases their sensitivity to changes in interest rates.  As a result, the Bank’s sensitivity to rising interest rates increases to such a point that the expected decrease in the market value of the Bank’s assets more than offsets the decrease in the market value of liabilities, resulting in a decrease in the MVPE in these interest rate environments.

The sensitivity of the MVPE improved in all interest rate environments from September 30, 2011 to September 30, 2012.  This was due to the decrease in interest rates between periods, primarily mortgage rates. This decrease resulted in a decrease in the weighted average life (“WAL”) of all mortgage-related assets compared to the prior fiscal year. This resulted in a decrease in the price sensitivity of all mortgage-related assets, and, as a result, of interest-earning assets as a whole.  Since the price sensitivity of all assets is reduced in the base case, the adverse impact to rising interest rates is thereby reduced in all interest rate environments presented.

Gap Table.  The gap table summarizes the anticipated maturities or repricing of the Bank’s interest-earning assets and interest-bearing liabilities as of September 30, 2012, based on the information and assumptions set forth in the notes below.

	Within	Three to	More Than	More Than
	Three	Twelve	One Year to	Three Years	Over
	Months	Months	Three Years	to Five Years	Five Years	Total
Interest-earning assets:	(Dollars in thousands)
Loans receivable: (1)
Mortgage loans:
Fixed	$389,435	$1,216,094	$1,288,642	$485,581	$902,174	$4,281,926
Adjustable	97,009	732,781	281,560	58,419	15,570	1,185,339
Other loans	118,945	14,101	13,474	4,502	4,320	155,342
Investment securities (2)	271,424	267,067	248,312	109,605	1,585	897,993
MBS (3)	299,250	882,746	630,745	230,397	254,667	2,297,805
Other interest-earning assets	117,483	--	--	--	--	117,483
Total interest-earning assets	1,293,546	3,112,789	2,462,733	888,504	1,178,316	8,935,888

Interest-bearing liabilities:
Deposits:
Checking (4)	95,417	44,422	95,327	76,633	294,705	606,504
Savings (4)	80,711	12,010	27,692	21,478	119,042	260,933
Money market (4)	62,379	241,973	364,922	180,345	569,991	1,419,610
Certificates	379,267	890,522	1,011,563	289,020	1,872	2,572,244
Borrowings (5)	100,000	372,827	1,170,000	975,000	347,260	2,965,087
Total interest-bearing liabilities	717,774	1,561,754	2,669,504	1,542,476	1,332,870	7,824,378

Excess (deficiency) of interest-earning assets over
interest-bearing liabilities	$575,772	$1,551,035	$(206,771)	$(653,972)	$(154,554)	$1,111,510

Cumulative excess of interest-earning
assets over interest-bearing liabilities	$575,772	$2,126,807	$1,920,036	$1,266,064	$1,111,510

Cumulative excess of interest-earning
assets over interest-bearing liabilities as a
percent of total assets (one-year gap) at September 30, 2012	6.18%	22.82%	20.61%	13.59%	11.93%

Cumulative one-year gap - interest rates +200 bp
at September 30, 2012		2.60%
Cumulative one-year gap at September 30, 2011		18.60%
Cumulative one-year gap at September 30, 2010		20.69%

(1)

Adjustable-rate mortgage (“ARM”) loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur, or prepayments are expected to be received, prior to their next rate adjustment, rather than in the period in which the loans are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.  Balances have been reduced for loans 90 or more days delinquent or in foreclosure, which totaled $19.5 million at September 30, 2012.

(2)	Based on contractual maturities, term to call dates or pre-refunding dates as of September 30, 2012, and excludes the unrealized gain adjustment of $3.7 million on AFS investment securities.
(3)	Reflects estimated prepayments of MBS in our portfolio, and excludes the unrealized gain adjustment of $35.1 million on AFS MBS.
(4)

Although the Bank’s checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of these accounts to be core deposits having significantly longer effective maturities.  The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed from our actual experience with these accounts.  If all of the Bank’s checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-bearing assets which were estimated to mature or reprice within one year would have exceeded interest-earning liabilities with comparable characteristics by $376.7 million, for a cumulative one-year gap of 4.0% of total assets.

(5)	Borrowings exclude $20.0 million of deferred prepayment penalty costs and $274 thousand of deferred gain on the terminated interest rate swap agreements.

Cash flow projections for mortgage loans and MBS are calculated based on current interest rates.  Prepayment projections are subjective in nature, involve uncertainties and assumptions and, therefore, cannot be determined with a high degree of accuracy.  Although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates.  Assumptions may not reflect how actual yields and costs respond to market changes.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.  Certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.  For additional information regarding the impact of changes in interest rates, see the “Percentage Change in Net Interest Income” and “Percentage Change in MVPE” discussion and tables within this section.

The increase in the one-year gap to 22.82% at September 30, 2012, from 18.60% at September 30, 2011, was due primarily to an increase in the amount of assets expected to reprice in fiscal year 2013 as compared to fiscal year 2012.  The increase was due primarily to a decrease in mortgage rates at September 30, 2012 as compared to September 30, 2011.  The decrease in mortgage rates increased prepayment expectations and thus increased the amount of assets expected to reprice in fiscal year 2013, as compared to fiscal year 2012.  Additionally, a $342.5 million bulk loan ARM purchase during the fourth quarter of fiscal year 2012 increased the amount of assets repricing within the next 12 months as a portion the funds used to purchase these loans would have been used to purchase securities with longer repricing characteristics.

As noted above, changes in interest rates have a material impact on the amount of cash flows expected to reprice in a given period, primarily on the asset side of the balance sheet.  In the +200 basis point interest rate environment, the cash flows from mortgage-related assets and callable agency debentures decreased significantly as borrowers and issuers no longer have an economic incentive to refinance their mortgages or debentures.  In this interest rate environment, the Bank’s assets would reprice at a significantly slower pace than the base case environment.

Financial Condition

Assets.  Total assets decreased $72.5 million, from $9.45 billion at September 30, 2011 to $9.38 billion at September 30, 2012, due primarily to a $561.8 million decrease in the securities portfolio, partially offset by an increase of $458.3 million in loans receivable, net and an increase in cash and cash equivalents of $20.6 million.

Loans Receivable.  The net loans receivable portfolio increased $458.3 million, or 8.9%, to $5.61 billion at September 30, 2012, from $5.15 billion at September 30, 2011.  The increase in the portfolio was due primarily to an increase in one- to four-family loans resulting largely from $630.2 million of bulk and correspondent loan purchases during the current fiscal year.  Included in the $630.2 million of total purchases was $342.5 million related to one bulk loan purchase in the fourth quarter of the current fiscal year.  The purchase was funded with cash flows from the Bank’s securities portfolio, using the FHLB line-of-credit to temporarily fund the purchase due to the timing of those cash flows.  The FHLB line-of-credit was repaid before September 30, 2012.  The loans are ARM loans that reprice annually at various times throughout the year.  The weighted average rate of the loans was 2.48% at the time of purchase, which was higher than the yield available on similar duration securities.  The seller of the loans has guaranteed, and has the ability, to repurchase or replace delinquent loans.

The following table presents characteristics of our loan portfolio as of September 30, 2012 and September 30, 2011. The weighted average rate of the loan portfolio decreased 54 basis points from 4.69% at September 30, 2011 to 4.15% at September 30, 2012.  The decrease in the weighted average portfolio rate was due primarily to the endorsement of loans at current market rates, as well as the purchase and origination of loans during the year with rates less than the average rate of the existing portfolio.  Within the one- to four-family loan portfolio at September 30, 2012, 70% of the loans had a balance at origination of less than $417 thousand.

	September 30, 2012		September 30, 2011
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Real Estate Loans:
One-to four-family:
Originated	$4,032,581	4.34%	$3,986,957	4.82%
Correspondent purchased	575,502	4.04	396,063	4.75
Bulk purchased	784,346	2.94	535,758	3.37
Multi-family and commercial	48,623	5.64	57,965	6.13
Construction	52,254	4.08	47,368	4.27
Total real estate loans	5,493,306	4.11	5,024,111	4.66

Consumer Loans:
Home equity	149,321	5.42	164,541	5.48
Other	6,529	4.77	7,224	5.10
Total consumer loans	155,850	5.39	171,765	5.46

Total loans receivable	5,649,156	4.15%	5,195,876	4.69%

Less:
Undisbursed loan funds	22,874		22,531
ACL	11,100		15,465
Discounts/unearned loan fees	21,468		19,093
Premiums/deferred costs	(14,369)		(10,947)
Total loans receivable, net	$5,608,083		$5,149,734

Included in the loan portfolio at September 30, 2012 were $136.2 million, or 2.4% of the total loan portfolio, of ARM loans that were originated as interest-only.  Of these interest-only loans, $113.6 million were purchased in bulk loan packages from nationwide lenders, primarily during fiscal year 2005.  Interest-only ARM loans do not typically require principal payments during their initial term, and have initial interest-only terms of either five or 10 years.  The $113.6 million of purchased interest-only ARM loans held as of September 30, 2012, had a weighted average credit score of 724 and a weighted average LTV ratio of 71% at September 30, 2012.  At September 30, 2012, $67.0 million, or 49%, of the interest-only loans were still in their interest-only payment term.  At September 30, 2012, $6.2 million, or 19% of non-performing loans, were interest-only ARMs.

The following tables present the weighted average credit score, LTV ratio, and average unpaid principal balance for our one- to four-family loans as of the dates presented.  Credit scores were updated in September of each year presented and obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, the most recent bank appraisal or broker price opinion (“BPO”).  In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2012			September 30, 2011
	Credit		Average	Credit		Average
	Score	LTV	Balance	Score	LTV	Balance
	(Dollars in thousands)
Originated	763	65%	$124	763	66%	$123
Correspondent purchased	761	65	326	759	64	290
Bulk purchased	749	67	316	740	60	252
	761	65%	$147	760	65%	$137

The following table presents the rates and WAL in years, which reflects prepayment assumptions, of our loan portfolio as of September 30, 2012.  The terms listed under fixed-rate one- to four-family loans represent original terms-to-maturity and the terms listed under adjustable-rate one- to four-family loans represent initial terms-to-repricing.

	September 30, 2012
	Amount	Rate	WAL
	(Dollars in thousands)
Fixed-rate one- to four-family:
<= 15 years	$1,059,416	4.00%	2.6
> 15 years	3,157,909	4.53	3.6
Adjustable-rate one- to four-family:
<= 36 months	460,444	2.73	3.6
> 36 months	714,660	3.26	2.7
All other loans	256,727	5.17	1.4
Total loans receivable	$5,649,156	4.15%	3.2

The Bank generally prices its one- to four-family loan products based upon prices available in the secondary market and competitor pricing.  During fiscal year 2012, the average daily spread between the Bank’s 30-year fixed-rate one- to four-family loan offer rate, with no points paid by the borrower, and the 10-year Treasury rate was approximately 210 basis points, while the average daily spread between the Bank’s 15-year fixed-rate one- to four-family loan offer rate and the 10-year Treasury rate was approximately 130 basis points.

The following tables present the annualized prepayment speeds of our one- to four-family loan portfolio for the quarter ended September 30, 2012, by interest rate tier.  The balances represent unpaid principal balances, excluding charge-offs, and including LIP, construction loans and non-performing loans.  The terms presented in the tables below represent the original terms for our fixed-rate one-to four-family loans, and current terms to repricing for our adjustable-rate one- to four-family loans.  Loan endorsements and refinances are considered prepayments and therefore are included in the prepayment speeds below.    During the quarter ended September 30, 2012, $4.5 million of adjustable-rate one- to four-family loans were endorsed to fixed-rate loans.  The annualized prepayment speeds are presented with and without endorsements.  Additionally, annualized prepayment speeds for our originated, correspondent purchased and bulk purchased portfolios for the quarter ended September 30, 2012, is also presented below.

	Original Term
	15 years or less			More than 15 years
		Prepayment Speed (annualized)			Prepayment Speed (annualized)
Rate	Principal	Including	Excluding	Principal	Including	Excluding
Range	Balance	Endorsements	Endorsements	Balance	Endorsements	Endorsements
	(Dollars in thousands)

<= 3.50%	$398,789	6.85%	4.50%	$311,767	4.72%	4.47%
3.51 - 3.99%	247,243	34.60	21.98	475,367	20.51	13.59
4.00 - 4.50%	136,821	51.99	30.78	1,159,859	27.84	16.17
4.51 - 4.99%	113,292	40.19	28.46	260,554	61.98	24.08
5.00 - 5.50%	118,740	42.44	32.78	613,398	50.89	28.01
5.51 - 5.99%	25,784	25.52	17.20	171,406	47.83	29.24
>= 6.00%	18,753	24.42	20.09	197,047	34.30	22.42
	$1,059,422	29.74%	19.81%	$3,189,398	34.79%	19.36%

Originated	$912,130	25.32%	17.70%	$2,810,905	34.04%	19.11%
Correspondent	113,414	56.18	22.35	325,334	38.65	15.70
Bulk	33,878	63.63	63.63	53,159	52.34	49.66
	$1,059,422	29.74%	19.81%	$3,189,398	34.79%	19.36%

	Current Term to Reset Term
	36 months or less			More than 36 months
		Prepayment Speed (annualized)			Prepayment Speed (annualized)
Rate	Principal	Including	Excluding	Principal	Including	Excluding
Range	Balance	Endorsements	Endorsements	Balance	Endorsements	Endorsements
	(Dollars in thousands)

<= 2.50%	$322,793	11.66%	11.66%	$26,954	3.66%	3.66%
2.51 - 2.99%	319,874	19.77	19.77	99,626	12.73	8.54
3.00 - 3.50%	76,963	31.30	21.23	118,396	43.24	27.87
3.51 - 4.49%	39,343	38.38	23.20	46,774	32.49	27.50
4.50 - 5.49%	94,910	25.46	17.01	5,475	86.75	75.01
>= 5.50%	33,608	33.50	16.98	1,011	0.39	0.39
	$887,491	21.38%	17.58%	$298,236	31.50%	22.14%

Originated	$155,111	38.88%	26.94%	$192,673	30.30%	23.08%
Correspondent	49,495	19.66	6.39	87,598	33.21	16.50
Bulk	682,885	15.56	15.56	17,965	35.89	35.89
	$887,491	21.38%	17.58%	$298,236	31.50%	22.14%

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ACL.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan endorsement activity is not included in the activity in the following table because a new loan is not generated at the time of endorsement.  During fiscal year 2012 and 2011, the Bank endorsed $886.9 million and $965.1 million of loans, respectively, with a weighted average decrease in rate of 113 basis points and 101 basis points, respectively.  The endorsed balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	September 30, 2012		June 30, 2012		March 31, 2012		December 31, 2011
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,256,803	4.37%	$5,275,296	4.45%	$5,282,485	4.53%	$5,195,876	4.69%
Originations and refinances:
Fixed	220,934	3.51	151,724	3.78	139,295	3.79	180,198	3.77
Adjustable	50,533	3.50	42,802	3.74	41,139	3.67	57,321	3.52
Purchases and participations:
Fixed	90,939	3.62	34,567	3.94	31,165	4.29	44,800	4.03
Adjustable	360,463	2.49	12,722	3.00	16,426	3.07	53,206	3.79
Repayments	(327,972)		(256,221)		(228,203)		(247,928)
Principal charge-offs, net (1)	(677)		(782)		(4,546)		(7)
Other (2)	(1,867)		(3,305)		(2,465)		(981)
Ending balance	$5,649,156	4.15%	$5,256,803	4.37%	$5,275,296	4.45%	$5,282,485	4.53%

	For the Year Ended September 30,
	2012		2011
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,195,876	4.69%	$5,209,313	5.07%
Originations and refinances:
Fixed	692,151	3.69	658,084	4.23
Adjustable	191,795	3.60	179,161	3.92
Purchases and participations:
Fixed	201,471	3.87	153,060	5.15
Adjustable	442,817	2.68	28,911	3.60
Repayments	(1,060,324)		(1,019,307)
Principal charge-offs, net (1)	(6,012)		--
Other (2)	(8,618)		(13,346)
Ending balance	$5,649,156	4.15%	$5,195,876	4.69%

(1)Principal charge-offs, net represent potential loss amounts that reduce the unpaid principal balance of a loan.

(2)Consists of transfers to OREO, endorsement fees advanced, and reductions in commitments.

The following table presents the origination and purchase activity in our one- to four-family loan portfolio for fiscal year 2012 and 2011, excluding endorsement activity, and the LTV and credit score at the time of origination.

	For the Year Ended
	September 30, 2012			September 30, 2011
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Loans originated	$470,634	75%	765	$466,845	74%	770
Refinanced by Bank customers	335,786	67	771	292,819	67	768
Correspondent loans purchased	267,459	69	768	92,781	65	767
Bulk loans purchased	362,721	79	757	89,190	69	740
	$1,436,600	72%	767	$941,635	70%	766

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

The following table presents the principal balance of delinquent and non-performing loans, OREO, ACL, and related ratios as of the dates presented.  In accordance with the OCC Call Report requirements, TDRs that were either nonaccrual or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms are reported as nonaccrual loans at September 30, 2012.  This change occurred during the quarter ended March 31, 2012, as it was the first quarter the Bank was required to file a Call Report.  During July 2012, the OCC provided guidance to the industry regarding loans that had been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the lender.  The OCC requires that these loans be reported as TDRs and nonaccrual, regardless of their delinquency status.  As a result of this OCC guidance, the Bank identified $8.9 million of loans where the borrower’s debt to the Bank had been discharged under Chapter 7 bankruptcy and was not reaffirmed.    Of the $8.9 million of loans, $929 thousand were already reported as TDRs and $1.8 million were already reported as nonaccrual at September 30, 2012.  Of the $8.0 million of newly reported TDRs, $6.0 million were current as of September 30, 2012 but were classified as nonaccrual in accordance with the OCC guidance.  The amount of nonaccrual loans reported as such due to the OCC Chapter 7 guidance is more than what was originally reported in the Company’s earnings release, dated October 31, 2012, as the Bank was still in the process of evaluating the impact of the OCC guidance on its loan portfolio, as was noted in the earnings release.  See additional discussion of asset quality in Part I, Item 1 of the Annual Report on Form 10-K.

	September 30, 2012	September 30, 2011
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$23,270	$26,760

Loans 90 or more days delinquent or in foreclosure	19,450	26,507
Nonaccrual TDRs less than 90 days delinquent (1)	12,374	--
Total non-performing loans	31,824	26,507
OREO	8,047	11,321
Total non-performing assets	39,871	37,828

ACL balance (2)	11,100	15,465

Non-performing loans to total loans	0.57%	0.51%
Non-performing assets to total assets	0.43%	0.40%
ACL as a percentage of total loans	0.20%	0.30%
ACL as a percentage of total non-performing	34.88%	58.34%

(1)    Included in the nonaccrual amount at September 30, 2012 were $1.2 million of TDRs that were also reported in the 30 to 89 days delinquent category, and $11.2 million that were current but were required to be reported as nonaccrual per OCC Call Report requirements.
(2) In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter, which accounts for the majority of the $4.4 million decrease in ACL between September 30, 2011 and September 30, 2012.

Securities.  The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The majority of the MBS and investment portfolios are comprised of securities issued by U.S. government-sponsored enterprises (“GSEs”).  Overall, fixed-rate securities comprised 76% of these portfolios at September 30, 2012.  The WAL is the estimated remaining maturity (in years) after projected prepayment speeds and projected call option assumptions have been applied.  The decrease in the WAL between September 30, 2011 and September 30, 2012 was due primarily to a decrease in market interest rates between the two periods, which resulted in faster prepayments.  The decrease in the yield between September 30, 2011 and September 30, 2012 was primarily a result of purchases of securities with yields lower than the existing portfolio, and repayments of MBS with yields higher than that of the existing portfolio, including adjustable-rate MBS whose rates repriced downward due to a decline in related indices, partially offset by matured investment securities with yields lower than the overall portfolio yield.    Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	September 30, 2012			September 30, 2011
	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,505,480	2.85%	3.1	$1,476,660	3.51%	4.2
GSE debentures	907,386	1.14	0.8	1,380,028	1.09	0.9
Municipal bonds	47,769	2.94	2.0	59,622	3.02	2.3
Total fixed-rate securities	2,460,635	2.22	2.2	2,916,310	2.36	2.6
Adjustable-rate securities:
MBS	792,325	2.65	5.8	893,655	2.85	7.1
Trust preferred securities	2,912	1.65	24.7	3,681	1.60	25.7
Total adjustable-rate securities	795,237	2.64	5.9	897,336	2.85	7.2
Total securities portfolio	$3,255,872	2.33%	3.1	$3,813,646	2.47%	3.7

At September 30, 2012, Capitol Federal Financial, Inc., at the holding company level, had $60.1 million in investment securities with an average yield of 0.70% and a WAL of 0.2 years.  All of the securities are classified as AFS.  The average yields on these securities are less than the average yields on the Bank’s current investment portfolio due to the short-term nature of the securities.

Mortgage-Backed Securities.    The balance of MBS, which primarily consists of securities of U.S. GSEs, decreased $79.1 million from $2.41 billion at September 30, 2011 to $2.33 billion at September 30, 2012.  The following table provides a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yield for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The yield of the MBS portfolio decreased from September 30, 2011 to September 30, 2012 as a result of purchases of securities with yields lower than the existing portfolio, and repayments of MBS with yields higher than that of the existing portfolio, including adjustable-rate MBS whose rates repriced downward due to a decline in related indices.  The beginning and ending WAL is the estimated remaining maturity (in years) after projected prepayment speeds have been applied.  The decrease in the WAL at September 30, 2012 compared to September 30, 2011 was due primarily to a decrease in market interest rates between the two periods, which increased prepayments.

	For the Three Months Ended
	September 30, 2012			June 30, 2012			March 31, 2012			December 31, 2011
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,510,659	2.86%	4.6	$2,626,544	2.91%	5.1	$2,405,685	3.10%	5.0	$2,412,076	3.26%	5.3
Maturities and repayments	(175,776)			(152,162)			(142,937)			(152,322)
Net amortization of premiums/(discounts)	(1,875)			(1,625)			(1,550)			(1,507)
Purchases:
Fixed	--	--	--	41,510	1.91	4.4	313,481	1.86	4.5	126,498	2.12	4.2
Adjustable	--	--	--	--	--	--	52,867	1.69	6.3	22,887	2.20	4.5
Change in valuation on AFS securities	(66)			(3,608)			(1,002)			(1,947)
Ending balance - carrying value	$2,332,942	2.78%	4.0	$2,510,659	2.86%	4.6	$2,626,544	2.91%	5.1	$2,405,685	3.10%	5.0

	For the Year Ended September 30,
	2012			2011
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,412,076	3.26%	5.3	$1,607,864	4.00%	3.6
Maturities and repayments	(623,197)			(480,139)
Net amortization of premiums/(discounts)	(6,557)			(3,270)
Purchases:
Fixed	481,489	1.93	4.4	919,778	2.87	4.3
Adjustable	75,754	1.84	5.7	377,957	2.49	5.1
Change in valuation on AFS securities	(6,623)			(10,114)
Ending balance - carrying value	$2,332,942	2.78%	4.0	$2,412,076	3.26%	5.3

The following table presents our fixed-rate MBS portfolio, at amortized cost, based on the underlying weighted average loan rate, the annualized prepayment speeds for the quarter ended September 30, 2012, and the net premium/discount by interest rate tier.  Our fixed-rate MBS portfolio is somewhat less sensitive than our fixed-rate one- to four-family loan portfolio to repricing risk due to external refinancing barriers such as unemployment, income changes, and decreases in property values, which are generally more pronounced outside of our local market areas.  However, we are unable to control the interest rates and/or governmental programs that could impact the loans in our fixed-rate MBS portfolio, and are therefore more likely to experience reinvestment risk due to principal prepayments.  Additionally, prepayments impact the amortization/accretion of premiums/discounts on our MBS portfolio.  As prepayments increase, the related premiums/discounts are amortized/accreted at a faster rate.  The amortization of premiums decreases interest income while the accretion of discounts increases interest income.  As noted in the table below, the fixed-rate MBS portfolio had a net premium of $14.2 million as of September 30, 2012.  Given that the weighted average coupon on the underlying loans in this portfolio are above current market rates, the Bank could experience an increase in the premium amortization should prepayment speeds increase significantly, potentially reducing future interest income.

	Original Term
	15 years or less		More than 15 years
		Prepayment		Prepayment		Net
	Amortized	Speed	Amortized	Speed		Premium/
Rate Range	Cost	(annualized)	Cost	(annualized)	Total	(Discount)
	(Dollars in thousands)

<= 3.50%	$361,849	12.89%	$--	--%	$361,849	$6,485
3.51 - 3.99%	556,458	21.07	41,839	24.40	598,297	4,779
4.00 - 4.50%	150,458	21.66	42,158	21.62	192,616	3,017
4.51 - 4.99%	146,935	20.77	4,745	25.69	151,680	(242)
5.00 - 5.50%	79,157	22.93	5,662	31.25	84,819	(29)
5.51 - 5.99%	52,449	22.28	28,624	28.08	81,073	12
>= 6.00%	9,938	23.30	25,208	22.44	35,146	147
	$1,357,244	19.09%	$148,236	24.29%	$1,505,480	$14,169

Average Rate	3.96%		4.89%		4.05%
Average remaining
contractual term (years)	11.1		17.7		11.7

Investment Securities.  Investment securities, which consist of U.S. GSE debentures (primarily issued by Federal National Mortgage Association (“FNMA”),  Federal Home Loan Mortgage Corporation (“FHLMC”), or FHLB) and municipal investments, decreased $482.6 million, from $1.44 billion at September 30, 2011 to $961.8 million at September 30, 2012.  The decrease in the portfolio was due, in part, to the maturity of $300.0 million of securities at the holding company.  The cash flow from the maturities of this portfolio was used to repurchase Company stock or was retained in a deposit account at the Bank.  The following tables provide a summary of the activity of investment securities for the periods presented.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yield for the ending balances are as of the last day of the period presented.  The increase in the yield at September 30, 2012 compared to September 30, 2011 was due primarily to the maturity of securities held at the holding company level, which had yields lower than the overall portfolio yield.  The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.  The WAL at September 30, 2012 remained generally unchanged from September 30, 2011.

	For the Three Months Ended
	September 30, 2012			June 30, 2012			March 31, 2012			December 31, 2011
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,195,589	1.23%	0.9	$1,253,937	1.22%	1.5	$1,294,462	1.25%	1.0	$1,444,480	1.17%	1.0
Maturities and calls	(309,012)			(112,150)			(328,306)			(424,991)
Net amortization of premiums/(discounts)	(331)			(553)			(663)			(558)
Purchases:
Fixed	75,190	0.80	2.2	52,141	0.98	3.0	290,015	1.00	3.4	273,955	1.29	2.2
Change in valuation on AFS securities	413			2,214			(1,571)			1,576
Ending balance - carrying value	$961,849	1.23%	1.0	$1,195,589	1.23%	0.9	$1,253,937	1.22%	1.5	$1,294,462	1.25%	1.0

	For the Year Ended September 30,
	2012			2011
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,444,480	1.17%	1.0	$1,332,656	1.47%	0.8
Maturities and calls	(1,174,459)			(1,357,283)
Net amortization of premiums/(discounts)	(2,105)			(4,830)
Purchases:
Fixed	691,301	1.09	2.8	1,472,137	1.11	1.5
Change in valuation on AFS securities	2,632			1,800
Ending balance - carrying value	$961,849	1.23%	1.0	$1,444,480	1.17%	1.0

Liabilities.    Total liabilities increased $60.6 million, from $7.51 billion at September 30, 2011 to $7.57 billion at September 30, 2012.  The increase was due primarily to a $55.5 million increase in deposits.  Additionally, during the current fiscal year, a $150.0 million repurchase agreement matured and was replaced with a $150.0 million fixed-rate FHLB advance, which accounts for the majority of the balance change between periods in both portfolios.  Subsequent to September 30, 2012, a $100.0 million FHLB advance matured and was renewed for a term of four years at a fixed-rate of 0.78%.

Deposits.  Deposits increased $55.5 million between September 30, 2011 and September 30, 2012, due to growth primarily in the checking and money market portfolios, partially offset by a decrease in the certificate of deposit portfolio.  The checking portfolio increased $54.9 million from $551.6 million at September 30, 2011 to $606.5 million at September 30, 2012.  The increase in our checking portfolio was due to customers keeping more cash readily available, as reflected by a 9.5% increase in the average customer checking account balance between period ends.  The money market portfolio increased $44.9 million from $1.07 billion at September 30, 2011 to $1.11 billion at September 30, 2012.  If interest rates were to rise, it is possible that our money market and checking account customers may move those funds to higher-yielding deposit products within the Bank or withdraw their funds to invest in higher yielding investments outside of the Bank.

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates (including public units and brokered deposits) at the dates presented.

	At September 30,
	2012			2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$606,504	0.04%	13.3%	$551,632	0.08%	12.3%
Savings	260,933	0.11	5.8	253,184	0.41	5.6
Money market	1,110,962	0.25	24.4	1,066,065	0.35	23.7
Certificates	2,572,244	1.44	56.5	2,624,292	1.87	58.4
	$4,550,643	0.89%	100.0%	$4,495,173	1.21%	100.0%

At September 30, 2012, $83.7 million in certificates were brokered deposits, unchanged from September 30, 2011, and had a weighted average rate of 2.58% and a remaining term to maturity of 1.9 years.  The Bank regularly considers brokered deposits as a source of funding, provided that investment opportunities are balanced with the funding cost.  As of September 30, 2012, $192.6 million in certificates were public unit deposits, compared to $106.4 million in public unit deposits at September 30, 2011, and had a weighted average rate of 0.29% and a remaining term to maturity of eight months.  Management will continue to monitor the wholesale deposit market for attractive opportunities relative to the yield received from investing the proceeds.

Borrowings.    The following table presents FHLB advance activity, at par, and repurchase agreement activity for the periods shown.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps in prior fiscal years.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2012			June 30, 2012			March 31, 2012			December 31, 2011
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.25%	2.8	$2,915,000	3.24%	3.1	$2,915,000	3.46%	3.0	$2,915,000	3.76%	3.0
Maturities and prepayments:
FHLB advances	(100,000)	4.27	--	--	--	--	(350,000)	3.22	--	(100,000)	3.94	--
Repurchase agreements	--	--	--	--	--	--	--	--	--	(150,000)	4.41	--
New borrowings:
FHLB advances	100,000	0.83	4.0	--	--	--	350,000	1.36	3.3	250,000	0.84	2.9
Ending principal balance	$2,915,000	3.13%	2.7	$2,915,000	3.25%	2.8	$2,915,000	3.24%	3.1	$2,915,000	3.46%	3.0

	For the Year Ended
	2012			2011
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.76%	3.0	$2,991,000	3.97%	3.0
Maturities and prepayments:
FHLB advances	(550,000)	3.54		(276,000)	4.87
Repurchase agreements	(150,000)	4.41		(200,000)	3.79
New borrowings:
FHLB advances	700,000	1.10	3.3	300,000	2.82	6.9
Repurchase agreements	--	--	--	100,000	3.35	7.0
Ending principal balance	$2,915,000	3.13%	2.7	$2,915,000	3.76%	3.0

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of September 30, 2012.  Management will continue to monitor the Bank’s investment opportunities and balance those opportunities with the cost of FHLB advances and other funding sources.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2013	$325,000	$145,000	3.68%	4.06%
2014	450,000	100,000	3.33	3.95
2015	600,000	20,000	1.73	1.95
2016	575,000	--	2.29	2.91
2017	400,000	--	3.17	3.21
2018	200,000	100,000	2.90	2.90
	$2,550,000	$365,000	2.77%	3.13%

(1)The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is the weighted average effective rate, of FHLB advances and repurchase agreements for the next four quarters as of September 30, 2012.

		Weighted
		Average
Maturity by		Repricing
Quarter End	Amount	Rate
	(Dollars in thousands)
December 31, 2012	$100,000	4.84%
March 31, 2013	50,000	3.48
June 30, 2013	250,000	3.81
September 30, 2013	70,000	4.23
	$470,000	4.06%

Stockholders’ Equity.    Stockholders’ equity decreased $133.1 million, from $1.94 billion at September 30, 2011 to $1.81 billion at September 30, 2012.  The decrease was due primarily to the repurchase of $149.0 million of common stock and to the payment of $63.8 million of dividends, partially offset by net income of $74.5 million.

In December 2011, the Company announced that the Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  The Company began repurchasing common stock during the second fiscal quarter and, as of September 30, 2012, had repurchased 12,642,502 shares at an average price of $11.78, or $149.0 million.  Subsequent to September 30, 2012 through November 23, 2012, the Company repurchased 2,931,682 shares at an average price of $11.84 per share, bringing the total number of shares repurchased through November 23, 2012 to 15,574,184 at an average price paid of $11.79 per share, or $183.7 million in total.

The $63.8 million of dividends paid during fiscal year 2012 consisted of four regular quarterly dividends totaling $47.6 million and a special year-end dividend of $16.2 million, per the Company’s dividend policy.  On October 18, 2012, the Company declared a regular quarterly cash dividend of $0.075 per share, or $11.2 million, payable on November 16, 2012.  On October 30, 2012, the Company declared a special year-end dividend of $0.18 per share, or approximately $26.6 million, payable on December 7, 2012 to stockholders of record as of the close of business on November 23, 2012.  The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal years 2012 and 2011, the first two years after the corporate reorganization.  The $0.18 per share special year-end dividend was determined by taking the difference between total earnings for fiscal year 2012 and total regular quarterly dividends paid during fiscal year 2012, divided by the number of shares outstanding as of October 30, 2012.  For fiscal year 2013, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.  The payout is expected to be in the form of regular quarterly cash dividends of $0.075 per share, totaling $0.30 for the year, and a special year-end cash dividend equal to fiscal year 2013 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2013.  It is anticipated that the fiscal year 2013 special year-end cash dividend will be paid in December 2013.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

During fiscal year 2012, grants of stock options and restricted stock were made under the 2012 Equity Incentive Plan.  The following table presents the future compensation expense expected to be recognized during each fiscal year presented as a result of the grants during the 2012 fiscal year.  The Company recognized $1.1 million of compensation expense during the current fiscal year related to grants during the current fiscal year.

	Stock	Restricted
Fiscal Year	Options	Stock	Total
	(Dollars in thousands)
2013	$719	$1,782	$2,501
2014	570	1,401	1,971
2015	570	1,401	1,971
2016	239	601	840
2017	51	132	183
	$2,149	$5,317	$7,466

Weighted Average Yields and Rates.  The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on deposits and borrowings and the resultant interest rate spreads at the dates indicated.  Yields on tax-exempt securities are not calculated on a tax-equivalent basis.

	At September 30,
	2012	2011	2010

Weighted average yield on:
Loans receivable	4.16%	4.87%	5.23%
MBS	2.78	3.26	4.00
Investment securities	1.23	1.17	1.47
Capital stock of FHLB	3.40	3.39	2.98
Cash and cash equivalents	0.25	0.24	0.22
Combined weighted average yield on
interest-earning assets	3.44	3.81	4.33

Weighted average rate paid on:
Checking deposits	0.04	0.08	0.13
Savings deposits	0.11	0.41	0.54
Money market deposits	0.25	0.35	0.65
Certificate of deposit	1.44	1.87	2.29
FHLB advances (1)	3.03	3.71	3.96
Other borrowings	3.83	4.00	3.97
Combined weighted average rate paid on
interest-bearing liabilities	1.76	2.21	2.57

Net interest rate spread	1.68%	1.60%	1.76%

(1)Rates include the net impact of the deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains associated with the interest rate swap terminations in prior years.

Average Balance Sheet.  The following table presents the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated.  Average yields are derived by dividing annual income by the average balance of the related assets and average rates are derived by dividing annual expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

Year Ended September 30,
2012	2011	2010
Average	Interest	Average	Interest	Average	Interest
Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Mortgage loans (1)	$5,096,537	$227,422	4.46%	$4,966,905	$242,057	4.87%	$5,198,175	$271,154	5.22%
Other loans	162,470	8,803	5.42	179,048	9,852	5.50	199,244	11,153	5.60
Total loans receivable	5,259,007	236,225	4.49	5,145,953	251,909	4.90	5,397,419	282,307	5.23
MBS (2)	2,445,953	71,156	2.91	2,044,897	71,332	3.49	1,710,074	71,859	4.20
Investment securities(2)(3)	1,243,073	15,944	1.28	1,566,937	19,077	1.22	887,955	15,682	1.77
Capital stock of FHLB	129,687	4,446	3.43	123,817	3,791	3.06	133,817	3,966	2.96
Cash and cash equivalents	113,120	280	0.25	306,958	756	0.25	100,411	237	0.24
Total interest-earning assets(1)(2)	9,190,840	328,051	3.57	9,188,562	346,865	3.77	8,229,676	374,051	4.55
Other noninterest-earning assets	235,852	234,315	235,324
Total assets	$9,426,692	$9,422,877	$8,465,000

Liabilities and stockholders' equity
Interest-bearing liabilities:
Checking	$568,262	$421	0.07%	$518,526	$441	0.09%	$471,397	$622	0.13%
Savings	258,626	408	0.16	245,994	1,225	0.49	232,651	1,323	0.57
Money market	1,096,133	3,457	0.32	1,024,523	5,307	0.52	914,382	6,522	0.71
Certificates	2,610,204	41,884	1.60	2,776,293	56,595	2.04	2,672,364	70,749	2.65
Total deposits	4,533,225	46,170	1.02	4,565,336	63,568	1.39	4,290,794	79,216	1.85
FHLB advances (4)	2,507,648	82,044	3.28	2,386,380	90,298	3.79	2,389,597	97,212	4.07
Repurchase agreements	382,350	14,956	3.85	581,507	23,410	3.97	654,987	26,378	3.97
Other borrowings	--	--	--	27,612	855	3.05	53,609	1,680	3.09
Total borrowings	2,889,998	97,000	3.35	2,995,499	114,563	3.82	3,098,193	125,270	4.03
Total interest-bearing liabilities	7,423,223	143,170	1.93	7,560,835	178,131	2.35	7,388,987	204,486	2.77
Other noninterest-bearing liabilities	108,142	118,603	119,441
Stockholders’ equity	1,895,327	1,743,439	956,572
Total liabilities and stockholders' equity	$9,426,692	$9,422,877	$8,465,000

Net interest income (5)	$184,881	$168,734	$169,565
Net interest rate spread (6)	1.64%	1.42%	1.78%
Net earning assets	$1,767,617	$1,627,727	$840,689
Net interest margin (7)	2.01%	1.84%	2.06%
Ratio of interest-earning assets to
interest-bearing liabilities	1.24	x	1.22	x	1.11	x

(1)

Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balances include loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)

The average balance of investment securities includes an average balance of nontaxable securities of $54.5 million, $63.9 million, and $72.0 million for the years ended September 30, 2012, 2011, and 2010, respectively.

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

Rate/Volume Analysis.  The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2012 to 2011 and fiscal years 2011 to 2010.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended September 30,
	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$5,301	$(20,985)	$(15,684)	$(12,703)	$(17,695)	$(30,398)
MBS	12,732	(12,908)	(176)	12,749	(13,276)	(527)
Investment securities	(4,111)	978	(3,133)	9,359	(5,964)	3,395
Capital stock of FHLB	189	466	655	(305)	130	(175)
Cash and cash equivalents	(477)	1	(476)	509	10	519
Total interest-earning assets	13,634	(32,448)	(18,814)	9,609	(36,795)	(27,186)

Interest-bearing liabilities:
Checking	41	(61)	(20)	56	(203)	(147)
Savings	60	(877)	(817)	73	(194)	(121)
Money market	352	(2,203)	(1,851)	716	(1,883)	(1,167)
Certificates	(3,201)	(11,509)	(14,710)	2,658	(16,871)	(14,213)
FHLB advances	4,188	(12,442)	(8,254)	(686)	(6,228)	(6,914)
Other borrowings	(8,606)	(703)	(9,309)	(3,772)	(21)	(3,793)
Total interest-bearing liabilities	(7,166)	(27,795)	(34,961)	(955)	(25,400)	(26,355)

Net change in net interest and dividend income	$20,800	$(4,653)	$16,147	$10,564	$(11,395)	$(831)

Comparison of Results of Operations for the Years Ended September 30, 2012 and 2011

Net income for fiscal year 2012 was $74.5 million, compared to $38.4 million for fiscal year 2011.  The $36.1 million, or 94.0%, increase for the current year was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution in fiscal year 2011 to the Foundation in connection with the corporate reorganization.  Additionally, net interest income increased $16.2 million, or 9.6%, from $168.7 million for the prior year to $184.9 million for the current year.  The increase in net interest income was due primarily to a decrease in interest expense of $34.9 million, or 19.6%, partially offset by a decrease in interest income of $18.8 million, or 5.4%.

Non-GAAP Presentation
       The following table presents selected financial results and performance ratios for the Company for fiscal years 2012 and 2011.  Because of the magnitude and non-recurring nature of the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Foundation in connection with the corporate reorganization, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the contribution to the Foundation.  The adjusted financial results and ratios for fiscal year 2011 are not presented in accordance with GAAP.

	For the Fiscal Year Ended
		September 30, 2011
	September 30,	Actual	Contribution	Adjusted(1)
	2012	(GAAP)	to Foundation	(Non-GAAP)
	(Dollars in thousands, except per share data)

Net income (loss)	$74,513	$38,403	$(26,000)	$64,403
Operating expenses	91,075	132,317	40,000	92,317
Basic earnings (loss) per share	0.47	0.24	(0.16)	0.40
Diluted earnings (loss) per share	0.47	0.24	(0.16)	0.40

Return on average assets	0.79%	0.41%	(0.27)%	0.68%
Return on average equity	3.93	2.20	(1.49)	3.69
Operating expense ratio	0.97	1.40	0.42	0.98
Efficiency ratio	43.55%	68.30%	20.65%	47.65%

(1)The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the contribution to the Foundation, net of income tax benefit.

Interest and Dividend Income

Total interest and dividend income for fiscal year 2012 was $328.1 million, compared to $346.9 million for fiscal year 2011.  The $18.8 million, or 5.4%, decrease was primarily a result of decreases in interest income on loans receivable of $15.7 million and interest income on investment securities of $3.1 million while interest income on MBS remained relatively unchanged year-over-year.  The average yield on total interest-earning assets decreased 20 basis points, from 3.77% for the prior fiscal year to 3.57% for the current fiscal year, primarily as a result of a decrease in the yield on the loans receivable portfolio.

Interest income on loans receivable decreased $15.7 million, or 6.2%, from $251.9 million for the prior fiscal year to $236.2 million for current fiscal year.  The decrease was the result of a 41 basis point decrease in the weighted average yield of the portfolio to 4.49% for the current fiscal year, partially offset by a $113.1 million increase in the average balance of the portfolio.  The decrease in the weighted average yield was due primarily to loan endorsements and refinances at current market rates, along with originations and purchases at rates lower than the average yield of the existing portfolio.  The increase in the average balance of the portfolio was due primarily to purchases of bulk and correspondent loans exceeding principal repayments.

Interest income on MBS decreased slightly from $71.3 million for the prior fiscal year to $71.1 million for the current fiscal year.  The $176 thousand, or 0.3%, decrease was due to a 58 basis point decrease in the weighted average yield of the portfolio to 2.91% for the current fiscal year.  The decrease in the weighted average yield between the two periods was due primarily to the purchase of MBS at market rates which were at a lower average yield than the existing portfolio and also due to repayments of MBS with yields higher than that of the existing portfolio. The impact of the decrease in the weighted average yield of the portfolio was almost entirely offset by a $401.1 million increase in the average balance of the portfolio between periods.  The increase in the average balance was a result of purchases, funded primarily by the proceeds from the corporate reorganization and partially by cash flows from the investment securities portfolio.

Interest income on investment securities decreased $3.2 million, or 16.4%, from $19.1 million for the prior fiscal year to $15.9 million for the current fiscal year.  The decrease in interest income on investment securities was a result of a $323.9 million decrease in the average balance of the portfolio between periods, partially offset by an increase in the average yield of six basis points to 1.28% for the current fiscal year.  The decrease in the average balance was due to calls and maturities during the current fiscal year not being replaced in their entirety; rather, the proceeds were used primarily to fund loan and MBS purchases and repurchase common stock.  The increase in the average yield was due primarily to the maturity of lower yielding investment securities at the holding-company during the current fiscal year.

Interest Expense

Interest expense decreased $34.9 million, or 19.6%, from $178.1 million for the prior fiscal year to $143.2 million for the current fiscal year.  The decrease in interest expense was due primarily to a $17.4 million decrease in interest expense on deposits, primarily the certificate of deposit portfolio, as well as to a $9.3 million decrease in interest expense on other borrowings and an $8.3 million decrease in interest expense on FHLB advances.  The average rate paid on interest-bearing liabilities decreased 42 basis points, from 2.35% for the prior fiscal year to 1.93% for the current fiscal year.  The decrease was due primarily to a continued decrease in the cost of our certificate of deposit portfolio, as well as to the renewal/prepayment of FHLB advances to lower rates and repurchase agreements maturing and being replaced with lower rate FHLB advances.

Interest expense on deposits decreased $17.4 million, or 27.4%, from $63.6 million for the prior fiscal year to $46.2 million for the current fiscal year.  The decrease was due primarily to a 44 basis point decrease in the average rate paid on the certificate of deposit portfolio, to 1.60% for the current fiscal year, as the portfolio continued to reprice to lower market rates, as well as to a $166.1 million decrease in the average balance of the certificate of deposit portfolio for the current fiscal year.  The decrease in the average balance of the certificate of deposit portfolio was due primarily to a decrease in certificates with original terms-to-maturity of 35 months or less, including the maturity and payout of one retail certificate of deposit related to a legal settlement to which the Bank was not a party, partially offset by an increase in certificates with original terms-to-maturity of 36 months or greater. Additionally, the average rate paid on our money market portfolio decreased 20 basis points to 0.32% for the current fiscal year, and the average rate paid on our savings portfolio decreased 33 basis points to 0.16% for the current fiscal year.

Interest expense on FHLB advances decreased $8.3 million, or 9.1%, from $90.3 million for the prior fiscal year to $82.0 million for the current fiscal year.  The decrease in expense was due to a decrease of 51 basis points in the average rate paid to 3.28% for the current fiscal year, partially offset by a $121.3 million increase in the average balance.  The decrease in the average rate paid was due primarily to advances that were renewed/prepaid during the year.  The increase in the average balance was a result of $150.0 million of maturing repurchase agreements being replaced with advances during the current fiscal year, as rates for FHLB advances were more favorable than rates for comparable repurchase agreements.

Interest expense on other borrowings decreased $9.3 million, or 38.4%, from $24.3 million for the prior fiscal year to $15.0 million for the current fiscal year.  The decrease was primarily the result of a $226.8 million decrease in the average balance due primarily to maturing repurchase agreements,  the majority of which were replaced with FHLB advances.

Net Interest Margin

The net interest margin, which is calculated as the difference between interest income and interest expense divided by average interest-earning assets,  increased 17 basis points to 2.01% for the current fiscal year, up from 1.84% for the prior fiscal year.  The increase was largely due to a decrease in the cost of the certificate of deposit portfolio, along with a decrease in costs on FHLB advances and other borrowings, partially offset by a decrease in interest income on loans receivable.

Provision for Credit Losses

The Bank recorded a provision for credit losses of $2.0 million for the current fiscal year, compared to a provision for credit losses of $4.1 million for the prior fiscal year.  The $2.1 million decrease in the provision for credit losses between fiscal years was due to the continued improvement in the performance of our loan portfolio as evidenced by the decline in our loans 90 or more days delinquent or in foreclosure, and a continued decline in the level of charge-offs.  Loans 90 or more days delinquent or in foreclosure decreased $7.0 million, or 26.6%, from $26.5 million at September 30, 2011 to $19.5 million at September 30, 2012.  Net charge-offs during the current fiscal year were $2.9 million, excluding the $3.5 million of SVAs charged-off during the second quarter of fiscal year 2012 as a result of implementing a loan charge-off policy change as the requirements for the OCC Call Reports do not permit the use of SVAs, compared to $3.5 million of net charge-offs during the prior fiscal year.

Other Expense

Total other expense for the current fiscal year was $91.1 million, compared to $132.3 million for the prior fiscal year.  The $41.2 million, or 31.2%, decrease was due primarily to the $40.0 million cash contribution made to the Foundation in connection with the corporate reorganization in December 2010.  OREO operations expense was $3.1 million for the current fiscal year, compared to $3.0 million for the prior fiscal year.  Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately six months before they were sold.  We currently anticipate the following increases in other expenses during fiscal year 2013:  a) a $2.0 million increase in salaries and employee benefits as fiscal year 2013 primarily includes a full year impact of the equity plan awards made in May 2012 and September 2012, b) a $1.8 million increase in occupancy, information technology, and communications expense as a result of an increase in licensing and maintenance expenses related to upgrades to our information technology infrastructure, and an increase in depreciation expense associated with the remodel of our Home Office, and c) a $600 thousand increase in advertising expense, which is due primarily to media campaigns that were delayed until fiscal year 2013.

Income Tax Expense

Income tax expense for the current fiscal year was $41.5 million, compared to $18.9 million for the prior fiscal year.  The $22.6 million, or 118.9%, increase in income tax expense during the current fiscal year was due primarily to the $40.0 million contribution made to the Foundation during the prior fiscal year, which resulted in $14.0 million of income tax benefit, as well as to overall higher pretax income during the current fiscal year.  The effective tax rate for the current fiscal year was 35.8% compared to 33.0% for the prior fiscal year.  Excluding a $686 thousand tax return to tax provision adjustment in the prior fiscal year, the effective tax rate for the prior fiscal year would have been 34.2%.  The additional difference in the effective tax rate between years was primarily due to the prior fiscal year having higher deductible expenses associated with the ESOP, due to the new ESOP loan in December 2010 and the $0.60 per share “welcome” dividend paid in March 2011.

Comparison of Results of Operations for the Years Ended September 30, 2011 and 2010

Net income for fiscal year 2011 was $38.4 million, compared to $67.8 million for fiscal year 2010.  The $29.4 million, or 43.4%, decrease for fiscal year 2011 was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Foundation in connection with the corporate reorganization.  Additionally, other income decreased $9.4 million, or 27.4%, from $34.4 million for fiscal year 2010 to $25.0 million for fiscal year 2011.  These reductions to income were partially offset by a $4.8 million decrease in the provision for credit losses between fiscal years.  Interest income for fiscal year 2011 decreased by $27.2 million, or 7.3%, compared to fiscal year 2010, but was almost entirely offset by a decrease in interest expense of $26.4 million, or 12.9%, between fiscal years.  The net interest margin decreased 22 basis points, from 2.06% for fiscal year 2010 to 1.84% for fiscal year 2011, largely due to the decrease in interest income on loans receivable.

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

Interest income on loans receivable in fiscal year 2011 was $251.9 million compared to $282.3 million in fiscal year 2010.  The $30.4 million decrease in interest income on loans receivable was the result of a decrease of 33 basis points in the weighted average yield to 4.90% for fiscal year 2011 and a decrease of $251.5 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to loan endorsements, loan originations at current market rates below that of the existing portfolio, refinances, and ARMs repricing down to lower market rates.  The decrease in the average balance of the loan portfolio was due to principal repayments exceeding originations and purchases, especially during the first half of fiscal year 2011.

Interest income on MBS in fiscal year 2011 was $71.3 million compared to $71.9 million in the fiscal year 2010.  The $527 thousand decrease in interest income on MBS was due to a decrease of 71 basis points in the weighted average yield to 3.49% for fiscal year 2011, partially offset by an increase of $334.8 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to purchases of MBS at a lower average yield than the existing portfolio between the two periods, repayments on MBS with yields higher than the existing portfolio, and adjustable-rate securities repricing to lower market rates.  The increase in the average balance of the portfolio was due to purchases of MBS securities, primarily with proceeds from the corporate reorganization.

Interest income on investment securities in fiscal year 2011 was $19.1 million compared to $15.7 million in fiscal year 2010.  The $3.4 million increase in interest income on investment securities was due to a $679.0 million increase in the average balance, partially offset by a decrease of 55 basis points in the weighted average yield to 1.22% for fiscal year 2011.  The increase in the average balance was primarily a result of purchases funded with stock offering proceeds from the corporate reorganization.  The average yield decreased due to purchases at yields lower than the overall portfolio yield, and to calls and maturities of higher yielding securities.

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

Interest expense on deposits for fiscal year 2011 was $63.6 million compared to $79.2 million in fiscal year 2010.  The $15.6 million decrease was due primarily to a decrease in interest expense on certificates, as the weighted average rate paid on the certificate of deposit portfolio decreased 61 basis points between the two years, from 2.65% for fiscal year 2010 to 2.04% fiscal year 2011.  The decrease in the rate was a result of the portfolio continuing to reprice to lower market rates.

Interest expense on FHLB advances for fiscal year 2011 was $90.3 million compared to $97.2 million in fiscal year 2010.  The $6.9 million decrease was due primarily to a 28 basis point decrease in the weighted average rate of the portfolio to 3.79% for fiscal year 2011.  The decrease in the weighted average rate was a result of the renewal of maturing FHLB advances at lower rates, maturing advances that were not renewed, and the refinance of $200.0 million of advances in the third quarter of fiscal year 2010.

Interest expense on other borrowings for fiscal year 2011 was $24.3 million compared to $28.1 million in fiscal year 2010.  The $3.8 million decrease was due primarily to a $99.5 million decrease in the average balance, primarily as a result of not replacing all maturing repurchase agreements.

Net Interest Margin

The net interest margin was 1.84% for fiscal year 2011 compared to 2.06% for fiscal year 2010.  The 22 basis point decrease was due primarily to a decrease in net interest income between fiscal years.  The average balance of interest-earning assets increased $958.9 million, or 11.7%, between years, while net interest income decreased $831 thousand, or 0.5%, between years.  The primary reason for the decrease in net interest income between years was a decrease in interest income on loans receivable due to loan endorsements, loans originated at market rates below that of the existing portfolio, refinances, and ARMs repricing down to lower market rates.

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

Other Income and Expense

Total other income was $25.0 million for fiscal year 2011 compared to $34.4 million for fiscal year 2010.  The $9.4 million, or 27.4%, decrease was due primarily to no gains on the sale of securities in fiscal year 2011, compared to a $6.5 million gain in fiscal year 2010.  Additionally, retail fees decreased $2.3 million between fiscal years as a result of the amendments to Regulation E that prohibit automatic enrollment in overdraft protection programs without the customer’s consent, and other income, net decreased by $1.8 million due primarily to a decrease in net gains on loan sales.

Total other expenses for fiscal year 2011 were $132.3 million, compared to $89.7 million in fiscal year 2010.  The $42.6 million, or 47.5%, increase was due primarily to a $40.0 million cash contribution to the Foundation in connection with the corporate reorganization. Additionally, salaries and employee benefits and other expenses, net, both increased $2.2 million and mortgage servicing activity, net, increased $1.8 million from fiscal year 2010.  The increase in salaries and employee benefits was due to $2.7 million of compensation expense related to the welcome dividend paid on unallocated ESOP shares.  The increase in other expenses, net, was primarily related to OREO operations, which increased $1.7 million compared to fiscal year 2010.  The increase in mortgage servicing activity, net, was due to impairment and valuation allowances during fiscal year 2011 as a result of an increase in prepayment speeds.  The increases in the expenses noted above, were partially offset by decreases of $2.3 million in advertising and promotional expense and $2.2 million in federal insurance premium expense.

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

Income Tax Expense

Income tax expense for fiscal year 2011 was $18.9 million compared to $37.5 million for fiscal year 2010.  The decrease in income tax expense between years was primarily a result of the $40.0 million contribution to the Foundation, which resulted in $14.0 million of income tax benefit.  The effective income tax rate for fiscal year 2011 was 33.0% compared to 35.6% for fiscal year 2010.  The decrease in the effective tax rate between periods was due primarily to a $686 thousand adjustment related to income tax expense recognized in the prior years.  Excluding that adjustment, the effective income tax rate would have been 34.2% for fiscal year 2011.  The remaining difference between the effective income tax rates was due primarily to an increase in low income housing credits in fiscal year 2011 and in deductible expenses associated with the ESOP in fiscal year 2011 as a result of the $0.60 per share welcome dividend.  Due to pre-tax income being lower than fiscal year 2010, all of the items impacting the income tax rate had a larger impact to the overall effective tax rate than in fiscal year 2010.

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

We generally intend to maintain cash reserves sufficient to meet short-term liquidity needs, which are routinely forecasted for 10, 30, and 365 days.  Additionally, on a monthly basis, we perform a liquidity stress test in accordance with the Interagency Policy Statement on Funding and Liquidity Risk Management.  The liquidity stress test incorporates both short-term and long-term liquidity scenarios in order to identify periods of, and to quantify, liquidity risk.  In the event short-term liquidity needs exceed available cash, the Bank has access to lines of credit at the FHLB and the Federal Reserve Bank.  The FHLB line of credit, when combined with FHLB advances, may generally not exceed 40% of total assets.  Our excess capacity at the FHLB as of September 30, 2012 was $1.15 billion.    The Federal Reserve Bank line of credit is based upon the fair values of the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At September 30, 2012, the Bank had $1.83 billion of securities that were eligible but unused as collateral for borrowing or other liquidity needs.  This collateral amount is comprised of AFS and HTM securities with individual fair values greater than $10.0 million, which is then reduced by a collateralization ratio of 10% to account for potential market value fluctuations.  Borrowings on the lines of credit are outstanding until replaced by cash flows from long-term sources of liquidity, and are generally outstanding no longer than 30 days.

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

At September 30, 2012, cash and cash equivalents totaled $141.7 million, an increase of $20.6 million from September 30, 2011.

During fiscal year 2012, loan originations and purchases, net of principal repayments and related loan activity, resulted in a cash outflow of $471.1 million, compared to loan originations and purchases being almost entirely offset by principal repayments and related loan activity in fiscal year 2011.  The majority of the cash outflow in the current fiscal year related to one bulk loan purchase of $342.5 million in the fourth quarter.  See additional discussion regarding loan activity in “Financial Condition – Loans Receivable.”

During fiscal year 2012, principal payments on MBS were $623.2 million and proceeds from called or matured investment securities were $1.17 billion, which were largely reinvested into the investment securities and MBS portfolios but were also utilized to purchase loans and repurchase Company stock.  Of the $1.17 billion of called and matured investment securities, $300.0 million were securities at the holding company level.  The proceeds from the holding company securities portfolio were used to repurchase common stock or retained in a deposit account at the Bank.  During fiscal year 2012, the Company purchased $691.3 million of investment securities and $557.2 million of MBS.

The following table presents the contractual maturity of our loan, MBS, and investment securities portfolios at September 30, 2012.  Loans and securities which have adjustable interest rates are shown as maturing in the period during which the contract is due.  The table does not reflect the effects of possible prepayments or enforcement of due on sale clauses.

	Loans(1)		MBS		Investment Securities		Total
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Amounts due:
Within one year	$40,925	4.61%	$--	--%	$65,576	1.45%	$106,501	2.66%

After one year:
Over one to two years	24,380	3.97	--	--	8,337	3.08	32,717	3.74
Over two to three years	9,010	5.04	--	--	111,650	1.23	120,660	1.52
Over three to five years	50,518	5.26	1,686	6.00	735,147	1.30	787,351	1.56
Over five to ten years	337,316	4.70	507,787	3.86	32,919	1.69	878,022	4.10
Over 10 to 15 years	1,410,198	3.90	904,235	2.89	2,556	5.28	2,316,989	3.51
After 15 years	3,776,809	4.18	919,234	2.98	5,664	3.36	4,701,707	3.94
Total due after one year	5,608,231	4.15	2,332,942	3.14	896,273	1.34	8,837,446	3.60

	$5,649,156	4.15%	$2,332,942	3.14%	$961,849	1.35%	$8,943,947	3.59%

(1)Demand loans, loans having no stated maturity, and overdraft loans are included in the amounts due within one year.  Construction loans are presented based on the term to complete construction.  The maturity date for home equity loans assumes the customer always makes the required minimum payment.

The Bank utilizes FHLB advances to provide funds for lending and investment activities.  The Bank’s policies and FHLB lending guidelines allow total FHLB borrowings up to 40% of total Bank assets.  At September 30, 2012, the Bank’s ratio of the face amount of advances to total assets, as reported to the OCC, was 27%.  The advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to the FHLB.  Currently, the blanket pledge is sufficient collateral for the FHLB advances.  It is possible that increases in our borrowings or decreases in our loan portfolio or changes in FHLB lending guidelines could require the Bank to pledge securities as collateral on the FHLB advances.  The Bank relies on FHLB advances as a primary source of borrowings.  The outstanding amount of FHLB advances was $2.55 billion at September 30, 2012, of which $325.0 million is scheduled to mature in the next 12 months.  Maturing advances will likely be replaced with borrowings with terms between 36 and 60 months.

The Bank has access to and utilizes other sources for liquidity, such as secondary market repurchase agreements, brokered deposits, and public unit deposits.  The Bank’s internal policy limits total borrowings to 55% of total assets.  At September 30, 2012, the Bank had repurchase agreements of $365.0 million, or approximately 4% of assets, $145.0 million of which were scheduled to mature in the next 12 months.   The Bank may enter into additional repurchase agreements as management deems appropriate, not to exceed 15% of total assets.  The Bank has pledged securities with an estimated fair value of $427.9 million as collateral for repurchase agreements at September 30, 2012.  The securities pledged for the repurchase agreements will be delivered back to the Bank when the repurchase agreements mature.

As of September 30, 2012, the Bank’s policy allows for brokered deposits up to 10% of total deposits and public unit deposits up to 5% of total deposits.  At September 30, 2012, the Bank had brokered deposits of $83.7 million, or approximately 2% of total deposits and public unit deposits of $192.6 million, or approximately 4% of total deposits.  Management continuously monitors the wholesale deposit market for opportunities to obtain brokered and public unit deposits at attractive rates.  The Bank has pledged securities with an estimated fair value of $232.5 million as collateral for public unit deposits.  The securities pledged as collateral for public unit deposits are held in joint custody at the FHLB and generally will be released upon deposit maturity.

At September 30, 2012, $1.27 billion of the Bank’s $2.57 billion of certificates of deposit were scheduled to mature within one year.  Included in the $1.27 billion were $165.0 million of public unit and brokered deposits scheduled to mature within the same time period.  Based on our deposit retention experience and our current pricing strategy, we anticipate the majority of the maturing retail certificates of deposit will renew or transfer to other deposit products at the prevailing rate, although no assurance can be given in this regard.

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

Generally, savings institutions, such as the Bank, may make capital distributions during any calendar year equal to earnings of the previous two calendar years and current year-to-date earnings.  It is generally required that the Bank remain well capitalized before and after the proposed distribution.  However, an institution deemed to be in need of more than normal supervision by the OCC may have its capital distribution authority restricted.  A savings institution, such as the Bank, that is a subsidiary of a savings and loan holding company and that proposes to make a capital distribution must submit written notice to the OCC and FRB 30 days prior to such distribution.  The OCC and FRB may object to the distribution during that 30-day period based on safety and soundness or other concerns.  Savings institutions that desire to make a larger capital distribution, or are under special restrictions, or are not, or would not be, well capitalized following a proposed capital distribution, however, must obtain regulatory approval prior to making such distribution.

The long-term ability of the Company to pay dividends to its stockholders is based primarily upon the ability of the Bank to make capital distributions to the Company.  So long as the Bank continues to remain “well capitalized” after each capital distribution and operates in a safe and sound manner, it is management’s belief that the OCC and FRB will continue to allow the Bank to distribute its net income to the Company, although no assurance can be given in this regard.

In connection with the corporate reorganization, a “liquidation account” was established for the benefit of certain depositors of the Bank in an amount equal to Capitol Federal Savings Bank MHC’s ownership interest in the retained earnings of Capitol Federal Financial as of June 30, 2010.  Under applicable federal banking regulations, neither the Company nor the Bank is permitted to pay dividends on its capital stock to its stockholders if stockholders’ equity would be reduced below the amount of the liquidation account at that time.

The Company paid cash dividends of $63.8 million during fiscal year 2012.  The $63.8 million of dividend payments consisted of four quarterly dividends totaling $47.6 million and a special year-end dividend of $16.2 million,  per the Company’s dividend policy.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In December 2011, the Company announced that the Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  During fiscal year 2012, the Company repurchased 12,642,502 shares of common stock at an average price of $11.78 per share, or $149.0 million.  See additional discussion regarding common stock repurchase activity in “Financial Condition – Stockholders’ Equity.”

Contingencies

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2012 or future periods.

Regulatory Capital

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of September 30, 2012, the Bank exceeded all regulatory capital requirements.  The Company currently does not have any regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at September 30, 2012 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tier 1 leverage ratio	14.6%	5.0%
Tier 1 risk-based capital	36.4%	6.0%
Total risk-based capital	36.7%	10.0%

Off-Balance Sheet Arrangements, Commitments and Contractual Obligations

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities.  Commitments may include, but are not limited to:

•	the origination, purchase, or sale of loans;
•	the purchase or sale of investment securities and MBS;
•	extensions of credit on home equity loans, construction loans, and commercial loans;
•	terms and conditions of operating leases; and
•	funding withdrawals of deposit accounts at maturity.

The following table summarizes our contractual obligations and other material commitments as of September 30, 2012.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)

Operating leases	$12,324	$1,247	$2,109	$1,780	$7,188

Certificates of Deposit	$2,572,244	$1,265,647	$1,015,704	$289,012	$1,881
Weighted average rate	1.44%	1.07%	1.82%	1.71%	2.64%

FHLB Advances	$2,550,000	$325,000	$1,050,000	$975,000	$200,000
Weighted average rate	2.62%	3.62%	2.28%	2.65%	2.68%

Repurchase Agreements	$365,000	$145,000	$120,000	$--	$100,000
Weighted average rate	3.83%	3.81%	4.24%	--%	3.35%

Commitments to originate/refinance
and purchase/participate in loans	$233,143	$233,143	$--	$--	$--
Weighted average rate	3.40%	3.40%	--%	--%	--%

Commitments to fund unused
home equity lines of credit and
unadvanced commercial loans	$262,042	$262,042	$--	$--	$--
Weighted average rate	4.55%	4.55%	--%	--%	--%

Unadvanced portion of
construction loans	$22,874	$22,874	$--	$--	$--
Weighted average rate	3.79%	3.79%	--%	--%	--%

Excluded from the table above are income tax liabilities of $138 thousand related to uncertain income tax positions.  The amounts are excluded as management is unable to estimate the period of cash settlement as it is contingent on the statute of limitations expiring without examination by the respective taxing authority.

A percentage of commitments to originate mortgage loans are expected to expire unfunded, so the amounts reflected in the table above are not necessarily indicative of future liquidity requirements.  Additionally, the Bank is not obligated to honor commitments to fund unused home equity lines of credit if a customer is delinquent or otherwise in violation of the loan agreement.

We anticipate we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.  We had no material off-balance sheets arrangements as of September 30, 2012.

Stockholder Return Performance Presentation

The line graph below compares the cumulative total stockholder return on the Company’s common stock to the cumulative total return of a broad index of the Nasdaq Stock Market and the SNL Midcap Bank and Thrift industry index for the period September 30, 2007 through September 30, 2012.  The information presented below assumes $100 invested on September 30, 2007 in the Company’s common stock and in each of the indices, and assumes the reinvestment of all dividends.  Historical stock price performance is not necessarily indicative of future stock price performance.

Total Return Performance
Index Value
160
140
120
100
80
60
40
20
0
09/30/07
09/30/08
09/30/09
09/30/10
09/30/11
09/30/12
Capitol Federal Financial, Inc.
NASDAQ Composite
SNL Midcap Bank & Thrift Index

	Period Ending
Index	9/30/2007	9/30/2008	9/30/2009	9/30/2010	9/30/2011	9/30/2012
Capitol Federal Financial, Inc.	100.00	137.12	107.11	86.22	92.41	108.38
NASDAQ Composite	100.00	78.08	80.06	90.26	92.97	121.46
SNL Midcap Bank & Thrift Index	100.00	58.37	38.12	40.10	32.66	43.91

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2012.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework.  Management has concluded that the Company maintained an effective system of internal control over financial reporting based on these criteria as of September 30, 2012.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, who audited the consolidated financial statements included in the Company’s annual report, has issued an audit report on the Company’s internal control over financial reporting as of September 30, 2012 and it is included herein.

John B. Dicus, Chairman, President
and Chief Executive Officer

Kent G. Townsend, Executive Vice President,
Chief Financial Officer and Treasurer

rEPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial, Inc. and subsidiary

Topeka, Kansas

We have audited the internal control over financial reporting of Capitol Federal Financial, Inc. and subsidiary (the “Company”) as of September 30, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic consolidated financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2012, based on the criteria established in Internal Control -  Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2012 of the Company and our report dated November 29, 2012 expressed an unqualified opinion on those consolidated financial statements.

Kansas City, Missouri

November 29, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial, Inc. and subsidiary

Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial, Inc. and subsidiary (the “Company”) as of September 30, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Capitol Federal Financial, Inc. and subsidiary as of September 30, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of September 30, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 29, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

Kansas City, Missouri

November 29, 2012

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2012 and 2011 (Dollars in thousands)

ASSETS	2012	2011

CASH AND CASH EQUIVALENTS (includes interest-earning deposits of
$127,544 and $105,292)	$141,705	$121,070

SECURITIES:
Available-for-sale (“AFS”), at estimated fair value (amortized cost of $1,367,925 and $1,443,529)	1,406,844	1,486,439
Held-to-maturity (“HTM”), at amortized cost (estimated fair value of $1,969,899 and $2,434,392)	1,887,947	2,370,117

LOANS RECEIVABLE, net (allowance for credit losses (“ACL”) of
$11,100 and $15,465)	5,608,083	5,149,734

BANK-OWNED LIFE INSURANCE (“BOLI”)	58,012	56,534

CAPITAL STOCK OF FEDERAL HOME LOAN BANK (“FHLB”), at cost	132,971	126,877

ACCRUED INTEREST RECEIVABLE	26,092	29,316

PREMISES AND EQUIPMENT, net	57,766	48,423

OTHER REAL ESTATE OWNED (“OREO”)	8,047	11,321

OTHER ASSETS	50,837	50,968

TOTAL ASSETS	$9,378,304	$9,450,799

(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2012 and 2011 (Dollars in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY	2012	2011

LIABILITIES:
Deposits	$4,550,643	$4,495,173
Advances from FHLB	2,530,322	2,379,462
Other borrowings	365,000	515,000
Advance payments by borrowers for taxes and insurance	55,642	55,138
Income taxes payable	918	2,289
Deferred income tax liabilities, net	25,042	20,447
Accounts payable and accrued expenses	44,279	43,761

Total liabilities	7,571,846	7,511,270

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 100,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 1,400,000,000 shares authorized,
155,379,739 and 167,498,133 shares issued and outstanding
as of September 30, 2012 and 2011, respectively	1,554	1,675
Additional paid-in capital	1,292,122	1,392,567
Unearned compensation, Employee Stock Ownership Plan (“ESOP”)	(47,575)	(50,547)
Retained earnings	536,150	569,127
Accumulated other comprehensive income (“AOCI”), net of tax	24,207	26,707

Total stockholders’ equity	1,806,458	1,939,529

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,378,304	$9,450,799

See notes to consolidated financial statements	(Concluded)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands, except per share data)

	2012	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans receivable	$236,225	$251,909	$282,307
Mortgage-backed securities (“MBS”)	71,156	71,332	71,859
Investment securities	15,944	19,077	15,682
Capital stock of FHLB	4,446	3,791	3,966
Cash and cash equivalents	280	756	237
Total interest and dividend income	328,051	346,865	374,051

INTEREST EXPENSE:
FHLB advances	82,044	90,298	97,212
Deposits	46,170	63,568	79,216
Other borrowings	14,956	24,265	28,058
Total interest expense	143,170	178,131	204,486

NET INTEREST INCOME	184,881	168,734	169,565

PROVISION FOR CREDIT LOSSES	2,040	4,060	8,881

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	182,841	164,674	160,684

OTHER INCOME:
Retail fees and charges	15,915	15,509	17,789
Insurance commissions	2,772	3,071	2,476
Loan fees	2,113	2,449	2,592
Income from BOLI	1,478	1,824	1,202
Gains on securities, net	--	--	6,454
Other income, net	1,955	2,142	3,898
Total other income	24,233	24,995	34,411

			(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands, except per share data)

	2012	2011	2010
OTHER EXPENSES:
Salaries and employee benefits	44,235	44,913	42,666
Occupancy, information technology, and communications	16,334	16,051	15,554
Deposit and loan transaction costs	5,381	5,157	5,300
Regulatory and outside services	5,291	5,224	4,769
Federal insurance premium	4,444	5,222	7,452
Advertising and promotional	3,931	3,723	6,027
Contribution to Capitol Federal Foundation (“Foundation“)	--	40,000	--
Other expenses, net	11,459	12,027	7,962
Total other expenses	91,075	132,317	89,730

INCOME BEFORE INCOME TAX EXPENSE	115,999	57,352	105,365

INCOME TAX EXPENSE	41,486	18,949	37,525

NET INCOME	$74,513	$38,403	$67,840

Basic earnings per share	$0.47	$0.24	$0.41
Diluted earnings per share	$0.47	$0.24	$0.41
Dividends declared per share	$0.40	$1.63	$2.29

Basic weighted average common shares	157,912,978	162,625,274	165,862,176
Diluted weighted average common shares	157,916,400	162,632,665	165,899,445

See notes to consolidated financial statements			(Concluded)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands, except per share data)

		Additional	Unearned				Total
	Common	Paid-In	Compensation	Retained		Treasury	Stockholders'
	Stock	Capital	ESOP	Earnings	AOCI	Stock	Equity
Balance at October 1, 2009	$915	$452,542	$(8,066)	$781,604	$33,870	$(319,567)	$941,298

Comprehensive Income:
Net income, fiscal year 2010				67,840			67,840
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $1,221					(2,008)		(2,008)
Total comprehensive income							65,832

ESOP activity, net		4,465	2,016				6,481
Restricted stock activity, net		(40)				47	7
Stock based compensation		452					452
Repurchase of common stock						(4,019)	(4,019)
Stock options exercised		121				178	299
Dividends on common stock to
stockholders ($2.29 per public share)				(48,400)			(48,400)
Balance at September 30, 2010	915	457,540	(6,050)	801,044	31,862	(323,361)	961,950

Comprehensive Income:
Net income, fiscal year 2011				38,403			38,403
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $3,159					(5,155)		(5,155)
Total comprehensive income							33,248

ESOP activity, net		3,259	2,763				6,022
Restricted stock activity, net		(4)					(4)
Stock based compensation		262					262
Stock options exercised		42					42
Dividends on common stock to
stockholders ($1.63 per public share)				(150,110)			(150,110)

Corporate reorganization:
Merger of Capitol Federal
Savings Bank MHC	(522)	1,997		(1,223)			252
Retirement of treasury stock	(175)	(204,199)		(118,987)		323,361	--
Exchange of common stock	276	(323)					(47)
Proceeds from stock offering,
net of offering expenses	1,181	1,133,993					1,135,174

Purchase of common stock by ESOP			(47,260)				(47,260)

Balance at September 30, 2011	1,675	1,392,567	(50,547)	569,127	26,707	--	1,939,529

(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands, except per share data)

		Additional	Unearned			Total
	Common	Paid-In	Compensation	Retained		Stockholders’
	Stock	Capital	ESOP	Earnings	AOCI	Equity
Comprehensive Income:
Net income, fiscal year 2012				74,513		74,513
Changes in unrealized gain/losses on
securities AFS, net of deferred
income tax $1,491					(2,500)	(2,500)
Total comprehensive income						72,013

ESOP activity, net		3,434	2,972			6,406
Restricted stock activity, net	5	(5)				--
Stock based compensation		1,196				1,196
Repurchase of common stock	(126)	(105,131)		(43,722)		(148,979)
Stock options exercised		61				61
Dividends on common stock to
stockholders ($0.40 per share)				(63,768)		(63,768)

Balance at September 30, 2012	$1,554	$1,292,122	$(47,575)	$536,150	$24,207	$1,806,458

See notes to consolidated financial statements                                                                                                (Concluded)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands)
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,513	$38,403	$67,840
Adjustments to reconcile net income to net cash provided by
operating activities:
FHLB stock dividends	(4,446)	(3,791)	(3,966)
Provision for credit losses	2,040	4,060	8,881
Originations of loans receivable held-for-sale (“LHFS”)	(6,008)	(11,715)	(47,488)
Proceeds from sales of LHFS	6,524	13,483	46,140
Amortization and accretion of premiums and discounts on securities	8,662	8,100	5,940
Depreciation and amortization of premises and equipment	4,951	4,397	4,584
Amortization of deferred amounts related to FHLB advances, net	8,797	7,091	6,676
Common stock committed to be released for allocation - ESOP	6,406	6,022	6,481
Stock based compensation	1,196	262	452
Provision for deferred income taxes	6,089	(9,647)	3,466
Gain on the sale of trading securities received in the loan swap transaction	--	--	(6,454)
Changes in:
Prepaid federal insurance premium, net	3,927	4,718	(20,447)
Accrued interest receivable	3,224	904	2,420
Other assets, net	2,493	637	(7,035)
Income taxes payable/receivable	(1,398)	3,004	(6,697)
Accounts payable and accrued expenses	(10,732)	(143)	(1,631)
Net cash provided by operating activities	106,238	65,785	59,162

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of trading securities received in the loan swap transaction	--	--	199,144
Purchase of AFS securities	(688,520)	(790,083)	--
Purchase of HTM securities	(560,024)	(1,979,789)	(1,662,009)
Proceeds from calls, maturities and principal reductions of AFS securities	761,535	351,636	557,141
Proceeds from calls, maturities and principal reductions of HTM securities	1,036,121	1,485,786	628,350
Proceeds from the redemption of capital stock of FHLB	4,048	4,942	16,185
Purchases of capital stock of FHLB	(5,696)	(7,162)	(21)
Net (increase) decrease in loans receivable	(471,144)	(105)	219,628
Purchases of premises and equipment	(12,617)	(12,751)	(8,183)
Proceeds from sales of OREO	13,145	14,205	11,273
Net cash provided by (used in) investing activities	76,848	(933,321)	(38,492)

(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010 (Dollars in thousands)

	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(63,768)	(150,110)	(48,400)
Deposits, net of withdrawals	55,470	126,553	157,701
Proceeds from borrowings	957,768	644,162	300,000
Repayments on borrowings	(957,768)	(773,771)	(395,000)
Deferred FHLB prepayment penalty	(7,937)	--	(875)
Change in advance payments by borrowers for taxes and insurance	504	102	(331)
Net proceeds from common stock offering (deferred offering costs)	--	1,076,411	(5,982)
Repurchase of common stock	(146,781)	--	(4,019)
Stock options exercised	36	35	210
Excess tax benefits from stock options	25	7	89
Net cash (used in) provided by financing activities	(162,451)	923,389	3,393

NET INCREASE IN CASH AND CASH EQUIVALENTS	20,635	55,853	24,063

CASH AND CASH EQUIVALENTS:
Beginning of Period	121,070	65,217	41,154

End of Period	$141,705	$121,070	$65,217

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$36,791	$25,517	$40,664

Interest payments	$135,444	$172,332	$199,433

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Note received from ESOP in exchange for common stock	$--	$47,260	$--

Customer deposit holds related to common stock offering	$--	$17,690	$--

Loans transferred to OREO	$11,296	$15,048	$13,717

Swap of loans for trading securities	$--	$--	$193,889

See notes to consolidated financial statements                                                                        (Concluded)

CAPITOL FEDERAL FINANCIAL, INC. and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2012, 2011, and 2010

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial, Inc. (the “Company”) provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the “Bank”) which has 36 traditional and 10 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and portions of the metropolitan area of greater Kansas City.  The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans and providing personal retail financial services.  The Bank is subject to competition from other financial institutions and other companies that provide financial services.

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

The Company and its subsidiary have a tax allocation agreement.  The Bank is the paying agent to the taxing authorities for the group for all periods presented.  Each company is liable for taxes as if separate tax returns were filed and reimburses the Bank for its pro rata share of the tax liability.  If any entity has a tax benefit, the Bank reimburses the entity for its tax benefit.

The Company’s ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.  Holders of common stock will be entitled to receive dividends as of and when declared by the Board of Directors of the Company out of funds legally available for that purpose.

Basis of Presentation - In December 2010, Capitol Federal Financial completed its conversion from a mutual holding company form of organization to a stock form of organization (“the corporate reorganization”).  Capitol Federal Financial, which owned 100% of the Bank, was succeeded by the Company, a new Maryland corporation.  As part of the corporate reorganization, Capitol Federal Savings Bank MHC’s (“MHC”) ownership interest in Capitol Federal Financial was sold in a public offering.  Gross proceeds from the offering were $1.18 billion and related offering expenses were $46.7 million, of which $6.0 million were incurred and deferred in fiscal year 2010.  The publicly held shares of Capitol Federal Financial were exchanged for new shares of common stock of the Company.  The exchange ratio was 2.2637 and ensured that immediately after the corporate reorganization the public stockholders of Capitol Federal Financial owned the same aggregate percentage of the Company’s common stock that they owned of Capitol Federal Financial’s common stock immediately prior to the reorganization.  All share information used in the consolidated financial statements and notes to consolidated financial statements prior to the corporate reorganization has been revised to reflect the exchange ratio.  In conjunction with the corporate reorganization, the Company contributed $40.0 million of cash to the Bank’s charitable foundation, Capitol Federal Foundation.  Additionally, a “liquidation account” was established for the benefit of certain depositors of the Bank in an amount equal to MHC’s ownership interest in the retained earnings of Capitol Federal Financial as of June 30, 2010.  As of September 30, 2012, the balance of the liquidation account was $339.3 million.  Under OCC and FRB regulations, neither the Company nor the Bank is permitted to pay dividends on its capital stock to its stockholders if stockholders’ equity would be reduced below the current amount of the liquidation account at that time.

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

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks.  The Bank has an acknowledged informal agreement with another bank where it maintains  a deposit account.  Under this agreement, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.  FRB regulations require federally chartered savings banks to maintain cash reserves against their transaction accounts.  Required reserves must be maintained in the form of vault cash, an account at a Federal Reserve Bank, or a pass-through account as defined by the FRB.  The amount of interest-earning deposits held at the FRB as of September 30, 2012 and 2011 was $122.4 million and $99.9 million, respectively.  The Bank is in compliance with the FRB requirements.  For the years ended September 30, 2012 and 2011, the average daily balance of required reserves at the Federal Reserve Bank was $9.2 million and $9.3 million, respectively.

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

Securities that management may sell if necessary for liquidity or asset management purposes are classified as AFS and reported at fair value, with unrealized gains and losses reported as a component of AOCI within stockholders’ equity, net of deferred income taxes.  The amortization of premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method.  Gains or losses on the disposition of AFS securities are recognized using the specific identification method.  Estimated fair values of AFS securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, and 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  See additional discussion of fair value of AFS securities in Note 14.

Securities that are purchased and held principally for resale in the near future are classified as trading securities and are reported at fair value, with unrealized gains and losses included in other income in the consolidated statements of income.  During the fiscal years ended September 30, 2012 and 2011, neither the Company nor the Bank maintained a trading securities portfolio.

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

Endorsed loans - Existing loan customers, whose loans have not been sold to third parties, who have not been delinquent on their contractual loan payments during the previous 12 months and who are not currently in bankruptcy, have the opportunity for a cash fee to endorse their original loan terms to current loan terms being offered.  The fee assessed for endorsing the mortgage loan is deferred and amortized over the remaining life of the endorsed loan using the level-yield method and is reflected as an adjustment to interest income.  Each endorsement is examined on a loan-by-loan basis and if the new loan terms represent more than a minor change to the loan, then the unamortized balance of the pre-endorsement deferred fees and/or costs associated with the mortgage loan are recognized in interest income at the time of the endorsement.  If the endorsement of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-endorsement deferred fees and/or costs continue to be deferred.

Troubled debt restructurings (“TDRs”) - For borrowers experiencing financial difficulties, the Bank may grant a concession to the borrower.  Generally, the Bank grants a short-term payment concession to borrowers who are experiencing a temporary cash flow problem.  The most frequently used concession is to reduce the monthly payment amount for a period of six to 12 months, often by requiring payments of only interest and escrow during this period,  resulting in an extension of the maturity date of the loan.  For more severe situations requiring long-term solutions, the Bank also offers interest rate reductions to currently-offered rates and more lengthy extensions of the maturity date.  The Bank does not forgive principal or interest nor does it commit to lend additional funds, except for the capitalization of delinquent interest and/or escrow balances not to exceed the original loan balance, to these borrowers.

Endorsed loans are classified as TDRs when certain guidelines for soft credit scores and/or estimated loan-to-value (“LTV”) ratios are not met.  These guidelines reflect changes since origination, signifying the borrower could be experiencing financial difficulties even though the borrower has not been delinquent on his contractual loan payment in the previous 12 months.

An aforementioned loan will be reported as a TDR until it pays off, unless it has been restructured to an interest rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk, and has performed under the new terms of the restructuring agreement for at least 12 consecutive months.  TDRs are reported as nonaccrual if the loan was either nonaccrual at the time of restructuring or if the borrower(s) did not receive a credit evaluation prior to the restructuring and has not made six consecutive monthly payments per the restructured loan terms.

During July 2012, the OCC provided guidance to the industry regarding loans that had been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the lender.  The OCC requires that these loans be reported as TDRs and nonaccrual, regardless of their delinquency status.  These loans will be reported as TDRs for at least four years after the Chapter 7 discharge date.

Delinquent loans - A loan is considered delinquent when payment has not been received within 30 days of its contractual due date.

Nonaccrual loans - The accrual of income on loans is discontinued when interest or principal payments are 90 days in arrears, until a nonaccrual TDR has made six consecutive monthly payments per the restructured loan terms, or for at least four years after the discharge date for loans discharged under Chapter 7 bankruptcy proceedings where the borrower did not reaffirm the debt.  Loans on which the accrual of income has been discontinued are designated as nonaccrual and outstanding interest previously credited beyond 90 days delinquent is reversed.  A nonaccrual loan is returned to accrual status once the contractual payments have been made to bring the loan less than 90 days past due or, in the case of a TDR, the borrower has made six consecutive payments under the restructured terms or it has been at least four years after the discharge date for loans discharged under Chapter 7 bankruptcy proceedings where the borrower did not reaffirm the debt.

Impaired loans - A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Interest income on impaired loans is recognized in the period collected unless the ultimate collection of principal is considered doubtful.  The following types of loans are reported as impaired loans: all nonaccrual loans, loans classified as substandard, loans partially charged-off, and all TDRs except:  1) those that have been restructured to an interest rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk, and has performed under the new terms of the restructuring agreement for at least 12 consecutive months; and 2) those that have been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the Bank but has performed for at least four years since the date of discharge by the bankruptcy court.

The majority of the Bank’s impaired loans are related to one- to four-family properties.  Impaired loans related to one- to four-family properties are individually evaluated for loss when the loan becomes 180 days delinquent or at any time management has knowledge of the existence of a potential loss to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs.

Allowance for Credit Losses -  The ACL represents management’s best estimate of the amount of inherent losses in the loan portfolio as of the balance sheet date.  Management’s methodology for assessing the appropriateness of the ACL consists of an analysis (“formula analysis”) model, along with analyzing several other factors.  Management maintains the ACL through provisions for credit losses that are charged to income.

For one- to four-family secured loans, losses are charged-off when the loan is generally 180 days delinquent.  Losses are based on new collateral values obtained through appraisals, less estimated costs to sell.  Anticipated private mortgage insurance (“PMI”) proceeds are taken into consideration when calculating the loss amount.  An updated appraisal is requested, at a minimum, every six months thereafter that a purchased loan remains a classified asset and every 12 months thereafter that an originated loan remains 180 days or more delinquent.  If the Bank holds the first and second mortgage, both loans are combined when evaluating whether there is a potential loss on the loan.  However, charge-offs for real estate-secured loans may also occur at any time if the Bank has knowledge of the existence of a potential loss.  For all other real estate loans that are not secured by one- to four-family property, losses are charged-off when the collection of such amounts is unlikely.  When a non-real estate secured loan is 120 days delinquent, any identified losses are charged-off.

The Bank’s primary lending emphasis is the origination and purchase of one- to four-family first mortgage loans on residential properties and, to a lesser extent, second mortgage loans on one- to four-family residential properties, resulting in a loan concentration in residential mortgage loans.  The Bank has a concentration of loans secured by residential property located in Kansas and Missouri.  Based on the composition of the Bank’s loan portfolio, the primary risks inherent in the one- to four-family and consumer loan portfolios are the continued weakened economic conditions, continued high levels of unemployment or underemployment, and a continuing decline in residential real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future loan loss provisions.  Although the multi-family and commercial loan portfolio is subject to the same risk of continued weakened economic conditions, the primary risks for this portfolio includes the ability of the borrower to sustain sufficient cash flows from leases and to control expenses to satisfy their contractual debt payments, and/or the ability to utilize personal and/or business resources to pay their contractual debt payments if the cash flows are not sufficient.  Additionally, if the Bank were to repossess the secured collateral of a multi-family or commercial loan, the pool of potential buyers is limited more than that for a residential property.  Therefore, the Bank could hold the property for an extended period of time and/or potentially be forced to sell at a discounted price, resulting in additional losses.

Each quarter, a formula analysis is prepared which segregates the loan portfolio into categories based on certain risk characteristics.  The categories include the following: one- to four-family loans; multi-family and commercial loans; consumer home equity loans; and other consumer loans.  Home equity loans with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis model to calculate a combined LTV ratio.  Loans individually evaluated for loss are excluded from the formula analysis model.  The one- to four-family loan portfolio and related home equity loans are segregated into additional categories based on the following risk characteristics:  originated or bulk purchased; interest payments (fixed-rate, adjustable-rate, and interest-only); LTV ratios; borrower’s credit scores; and geographic location.  The categories were derived by management based on reviewing the historical performance of the one- to four-family loan portfolio and taking into consideration current economic conditions, such as trends in residential real estate values in certain areas of the U.S. and unemployment rates.  The geographic location category pertains primarily to certain states in which the Bank has experienced measurable loan losses.

Quantitative loss factors are applied to each loan category in the formula analysis model based on the historical loss experience for each respective loan category.  Each quarter, management reviews the historical loss time periods and utilizes the historical loss time periods believed to be the most reflective of the current economic conditions and recent charge-off experience for each respective loan category.

Qualitative loss factors are applied to each loan category in the formula analysis model.  The qualitative factors for the one- to four-family and consumer loan portfolios are:  unemployment rate trends; collateral value trends; credit score trends; and delinquent loan trends.  The qualitative factors for the multi-family and commercial loan portfolio are:  unemployment rate trends; credit score trends; delinquent loan trends and other factors related to the higher risk level for this category of loan.  As loans are classified or become delinquent, the qualitative loss factors increase.  Additionally, TDRs that have not been partially charged-off are included in a category within the formula analysis model with an overall higher qualitative loss factor than corresponding performing loans, for the life of the loan.    The qualitative factors were derived by management based on a review of the historical performance of the respective loan portfolios and consideration of current economic conditions and their likely impact to the loan portfolio.

Management utilizes the formula analysis, along with analyzing several other factors, when evaluating the adequacy of the ACL.  Such factors include the trend and composition of delinquent loans, results of foreclosed property and short sale transactions, the current status and trends of local and national economies, particularly levels of unemployment, trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations. Since the Bank’s loan portfolio is primarily concentrated in one- to four-family real estate, management monitors residential real estate market value trends in the Bank’s local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and management’s general and specific knowledge of the real estate markets in which the Bank lends, in order to determine what impact, if any, such trends may have on the level of ACL.  Reviewing these factors assists management in evaluating the overall credit quality of the loan portfolio and the reasonableness of the ACL on an ongoing basis, and whether changes need to be made to the Bank’s ACL methodology.    Management seeks to apply the ACL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.

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

Capital Stock of Federal Home Loan Bank - As a member of FHLB Topeka, the Bank is required to acquire and hold shares of FHLB stock.  The Bank’s holding requirement varies based on the Bank’s activities, primarily the Bank’s outstanding advances, with FHLB.  FHLB stock is carried at cost.  Management conducts a periodic review and evaluation of the Bank’s investment in FHLB stock to determine if any impairment exists.  Dividends received on FHLB stock are reflected as dividend income in the consolidated statements of income.

Premises and Equipment - Land is carried at cost.  Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and leasehold amortization.  Buildings, furniture, fixtures and equipment are depreciated over their estimated useful lives using the straight-line method.  Buildings have an estimated useful life of 39 years. Structural components of the buildings have an estimated life of 15 years.  Furniture, fixtures and equipment have an estimated useful life of three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases, which is generally three to 15 years.  The costs for major improvements and renovations are capitalized, while maintenance, repairs and minor improvements are charged to operating expenses as incurred.  Gains and losses on dispositions are recorded as other income or other expense as incurred.

Other Real Estate Owned -  OREO primarily represents foreclosed assets held for sale.  OREO is reported at the lower of cost or estimated fair value less estimated selling costs (“realizable value.”)  At acquisition, write downs to realizable value are charged to the ACL.  After acquisition, any additional write downs are charged to operations in the period they are identified and are recorded in other expenses on the consolidated statements of income.  Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed.  Gains and losses on the sale of OREO are recognized upon disposition of the property and are recorded in other expenses in the consolidated statements of income.

Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The provision for deferred income taxes represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain (loss) on AFS securities and changes in the market value of restricted stock between the grant date and vesting date.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Certain tax benefits attributable to stock options and restricted stock are credited to additional paid-in capital.  A valuation allowance is recorded to reduce deferred income tax assets when there is uncertainty regarding the ability to realize their benefit.

Certain accounting literature prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position taken, or expected to be taken, in a tax return.  Accruals of interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

Employee Stock Ownership Plan - The funds borrowed by the ESOP from the Company to purchase the Company’s common stock are being repaid from the Bank’s contributions and dividends paid on unallocated ESOP shares.  The shares pledged as collateral are reported as a reduction of stockholders’ equity at cost.  As ESOP shares are committed to be released from collateral each quarter, the Company records compensation expense based on the average market price of the Company’s stock during the quarter.  Additionally, the shares become outstanding for earnings per share (“EPS”) computations once they are committed to be released.

Stock-based Compensation - The Company has Stock Option and Restricted Stock Plans, both of which are considered share-based plans.  Compensation expense is recognized over the service period of the share-based payment award.  The Company utilizes a fair-value-based measurement method in accounting for the share-based payment transactions with employees, except for equity instruments held by the ESOP.  The Company applies the modified prospective method in which compensation cost is recognized over the service period for all awards granted.

Borrowed Funds  - The Bank enters into sales of securities under agreements to repurchase with selected brokers (“repurchase agreements”).  These agreements are recorded as financing transactions as the Bank maintains effective control over the transferred securities.  The dollar amount of the securities underlying the agreements continues to be carried in the Bank’s securities portfolio. The obligations to repurchase the securities are reported as a liability in the consolidated balance sheet.  The securities underlying the agreements are delivered to the party with whom each transaction is executed.  They agree to resell to the Bank the same securities at the maturity of the agreement.    The Bank retains the right to substitute similar or like securities throughout the terms of the agreements.  The collateral is subject to valuation at current market levels and the Bank may ask for the return of excess collateral or be required to post additional collateral due to market value changes or as a result of principal payments received.

The Bank has obtained advances from FHLB.  FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets, as reported on the Bank’s Call Report to the OCC, without pre-approval from the FHLB president.

The Bank is authorized to borrow from the Federal Reserve Bank’s “discount window.”  The Bank had no outstanding Federal Reserve Bank borrowings at September 30, 2012 or 2011.

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

In computing both basic and diluted EPS, the weighted average number of common shares outstanding includes the ESOP shares previously allocated to participants and shares committed to be released for allocation to participants and restricted stock shares which have vested or have been allocated to participants.  ESOP and restricted stock shares that have not been committed to be released or have not vested are excluded from the computation of basic and diluted EPS.  Unvested restricted stock awards contain nonforfeitable rights to dividends and are treated as participating securities in the computation of EPS pursuant to the two-class method for fiscal year 2012.

Recent Accounting Pronouncements - In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2011-03, Reconsideration of Effective Control for Repurchase Agreements.  The primary objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity.  This ASU eliminates the requirement for entities to consider whether a transferor has the ability to repurchase the financial assets in a repurchase agreement, which may result in more repurchase agreements to be accounted for as secured borrowings rather than as a sale.  ASU 2011-03 was effective for the Company on January 1, 2012.  The Company accounts for its repurchase agreements as secured borrowings; therefore, the adoption of ASU 2011-03 did not have an impact on the Company’s financial condition or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.  This ASU is a result of joint efforts by the FASB and the International Accounting Standards Board (“IASB”) to develop a single, converged fair value framework for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRSs”).  This ASU is largely consistent with existing fair value measurement principles in U.S. GAAP.  For many of the requirements of ASU 2011-04, the FASB did not intend for the ASU to result in a change in the application of the requirements in Topic 820. This ASU explains how to measure fair value, but does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  ASU 2011-04 was effective for the Company on January 1, 2012, and was applied prospectively.  The provisions of ASU 2011-04 applicable to the Company are disclosure related; therefore, the adoption of ASU 2011-04 did not have a material impact on the Company’s financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which revises how entities present comprehensive income in their financial statements.  The ASU requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements.  In a continuous statement of comprehensive income, an entity would be required to present the components of the income statement as presented today, along with the components of other comprehensive income.  In the two-statement approach, an entity would be required to present a statement that is consistent with the income statement format used today, along with a second statement, which would immediately follow the income statement, that would include the components of other comprehensive income.  The ASU does not change the items that an entity must report in other comprehensive income.  ASU 2011-05 is effective October 1, 2012 for the Company, and should be applied retrospectively for all periods presented in the financial statements.  The Company intends to elect the two-statement approach upon adoption on October 1, 2012.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  The ASU requires new disclosures regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to make GAAP financial statements more comparable to those prepared under International Financial Reporting Standards.  The new disclosures entail presenting information about both gross and net exposures.  The new disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, which is October 1, 2013 for the Company, and interim periods therein; retrospective application is required.  The Company has not yet completed its evaluation of this standard; however, since the provisions of ASU 2011-11 are disclosure-related, the Company’s adoption of this ASU is not expected to have an impact on its financial condition or results of operations.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers certain provisions of ASU 2011-05, Presentation of Comprehensive Income.  One of ASU 2011-05’s provisions, which was deferred by ASU 2011-12, requires entities to present reclassification adjustments out of AOCI by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements).  The FASB is currently deliberating how to present reclassification adjustments and its goal is to give users of financial statements better information about the effect of such reclassification adjustments without imposing a significant burden on financial statement preparers.  The pending guidance focuses solely on new disclosures. Thus, it would not amend the current requirements for the reporting of net income or other comprehensive income in the financial statements.

2. EARNINGS PER SHARE

The Company accounts for the shares acquired by its ESOP and the shares awarded pursuant to its restricted stock benefit plans in accordance with ASC 260, which requires that unvested restricted stock awards be treated as participating securities in the computation of EPS pursuant to the two-class method as they contain nonforfeitable rights to dividends. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security.  Shares acquired by the ESOP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account.

	2012	2011	2010
	(Dollars in thousands, except per share amounts)
Net income	$74,513	$38,403	$67,840
Income allocated to participating
securities (unvested restricted stock)	(69)	--	--
Net income available to common stockholders	74,444	38,403	67,840

Average common shares outstanding	157,704,473	162,432,315	165,689,601
Average committed ESOP shares outstanding	208,505	192,959	172,575
Total basic average common shares outstanding	157,912,978	162,625,274	165,862,176

Effect of dilutive restricted stock	--	2,747	6,492
Effect of dilutive stock options	3,422	4,644	30,777

Total diluted average common shares outstanding	157,916,400	162,632,665	165,899,445

Net EPS:
Basic	$0.47	$0.24	$0.41
Diluted	$0.47	$0.24	$0.41

Antidilutive stock options and restricted stock,
excluded from the diluted average common shares
outstanding calculation	1,308,925	898,415	642,777

3. SECURITIES

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at September 30, 2012 and 2011.  The majority of the MBS and investment securities portfolios are composed of securities issued by GSEs.

	September 30, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$857,409	$4,317	$2	$861,724
Municipal bonds	2,435	81	--	2,516
Trust preferred securities	2,912	--	614	2,298
MBS	505,169	35,137	--	540,306
	1,367,925	39,535	616	1,406,844

HTM:
GSE debentures	49,977	247	--	50,224
Municipal bonds	45,334	1,822	--	47,156
MBS	1,792,636	79,883	--	1,872,519
	1,887,947	81,952	--	1,969,899
	$3,255,872	$121,487	$616	$3,376,743

	September 30, 2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$746,545	$1,996	$233	$748,308
Municipal bonds	2,628	126	--	2,754
Trust preferred securities	3,681	--	740	2,941
MBS	690,675	41,764	3	732,436
	1,443,529	43,886	976	1,486,439

HTM:
GSE debentures	633,483	3,171	--	636,654
Municipal bonds	56,994	2,190	4	59,180
MBS	1,679,640	59,071	153	1,738,558
	2,370,117	64,432	157	2,434,392
	$3,813,646	$108,318	$1,133	$3,920,831

The following tables summarize the estimated fair value and gross unrealized losses of those securities on which an unrealized loss at September 30, 2012 and 2011 was reported and the continuous unrealized loss position for at least 12 months or less than 12 months as of September 30, 2012 and 2011.

	September 30, 2012
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
GSE debentures	2	$42,733	$2	--	$--	$--
Trust preferred securities	--	--	--	1	2,298	614
MBS	--	--	--	--	--	--
	2	$42,733	$2	1	$2,298	$614

HTM:
GSE debentures	--	$--	$--	--	$--	$--
Municipal bonds	--	--	--	--	--	--
MBS	--	--	--	--	--	--
	--	$--	$--	--	$--	$--

	September 30, 2011
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
GSE debentures	7	$230,848	$233	--	$--	$--
Trust preferred securities	--	--	--	1	2,941	740
MBS	5	1,189	3	--	--	--
	12	$232,037	$236	1	$2,941	$740

HTM:
GSE debentures	--	$--	$--	--	$--	$--
Municipal bonds	2	615	4	--	--	--
MBS	1	25,142	153	--	--	--
	3	$25,757	$157	--	$--	$--

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

The unrealized losses at September 30, 2012 and 2011 are primarily a result of a decrease in the credit rating of the Bank’s trust preferred security since the time of purchase.  Management reviews the underlying cash flows of this security on a quarterly basis.  As of September 30, 2012, the analysis indicated the present value of future expected cash flows are adequate to recover the entire amortized cost.  In addition, management neither intends to sell this security, nor is it more likely than not that the Company will be required to sell the security before the recovery of the remaining amortized cost amount, which could be at maturity.  As a result, management does not believe an other-than-temporary impairment exists at September 30, 2012.

Over time, market yields may rise and result in a decrease in the market value of securities within our portfolio.  Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities would not be classified as other-than-temporarily impaired.  Additionally, this type of impairment would also be considered temporary if scheduled coupon payments are made, if it is anticipated that the entire principal balance would be collected as scheduled, and management neither intends to sell the securities, nor is it more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount, which could be at maturity.

The amortized cost and estimated fair value of securities by remaining contractual maturity without consideration for call features or pre-refunding dates as of September 30, 2012 are shown below.  Actual maturities of MBS may differ from contractual maturities because borrowers have the right to call or prepay obligations, generally without penalties.  As of September 30, 2012, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $607.0 million.  Maturities of MBS depend on the repayment characteristics and experience of the underlying financial instruments. Issuers of certain investment securities have the right to call and prepay obligations with or without prepayment penalties.

	AFS		HTM		Total
		Estimated		Estimated		Estimated
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
	(Dollars in thousands)

One year or less	$60,075	$60,120	$5,456	$5,500	$65,531	$65,620
One year through five years	775,223	779,615	77,205	78,701	852,428	858,316
Five years through ten years	169,555	182,283	358,423	377,900	527,978	560,183
Ten years and thereafter	363,072	384,826	1,446,863	1,507,798	1,809,935	1,892,624
	$1,367,925	$1,406,844	$1,887,947	$1,969,899	$3,255,872	$3,376,743

The following table presents the carrying value of the MBS in our portfolio by issuer as of the dates indicated.

	At September 30,
	2012	2011
	(Dollars in thousands)
FNMA	$1,324,293	$1,384,396
FHLMC	824,197	823,728
GNMA	183,778	202,340
Private Issuer	674	1,612
	$2,332,942	$2,412,076

The following table presents the taxable and non-taxable components of interest income on investment securities for the fiscal years ended September 30, 2012, 2011, and 2010.

	For the Year Ended
	September 30,
	2012	2011	2010
	(Dollars in thousands)
Taxable	$14,309	$17,180	$13,547
Non-taxable	1,635	1,897	2,135
	$15,944	$19,077	$15,682

The following table summarizes the amortized cost and estimated fair value of securities pledged as collateral as of the dates indicated.

	September 30,
	2012		2011
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in thousands)

Repurchase agreements	$400,827	$427,864	$571,016	$597,286
Retail deposits	--	--	44,429	44,991
Public unit deposits	219,913	232,514	116,472	124,785
Federal Reserve Bank	49,472	52,122	26,666	27,939
	$670,212	$712,500	$758,583	$795,001

During fiscal year 2010, the Bank swapped originated fixed-rate mortgage loans with the FHLMC for MBS (“loan swap transaction”).  The $192.7 million of MBS received, at amortized cost, in the loan swap transaction were classified as trading securities prior to their subsequent sale by the Bank.  Proceeds from the sale of these securities were $199.1 million, resulting in a gross realized gain of $6.5 million.  The gain was included in gain on securities, net in the consolidated statements of income for the year ended September 30, 2010.  All other dispositions of securities during 2012, 2011, and 2010 were the result of principal repayments, calls or maturities.

4. LOANS RECEIVABLE and ALLOWANCE FOR CREDIT LOSSES

Loans receivable, net at September 30, 2012 and 2011 is summarized as follows:

	2012	2011
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,392,429	$4,918,778
Multi-family and commercial	48,623	57,965
Construction	52,254	47,368
Total real estate loans	5,493,306	5,024,111

Consumer Loans:
Home equity	149,321	164,541
Other	6,529	7,224
Total consumer loans	155,850	171,765

Total loans receivable	5,649,156	5,195,876

Less:
Undisbursed loan funds	22,874	22,531
ACL	11,100	15,465
Discounts/unearned loan fees	21,468	19,093
Premiums/deferred costs	(14,369)	(10,947)
	$5,608,083	$5,149,734

Lending Practices and Underwriting Standards  - Originating and purchasing loans secured by one- to four-family residential properties is the Bank’s primary business, resulting in a loan concentration in residential first mortgage loans.  The Bank purchases one- to four-family loans, on a loan-by-loan basis, from a select group of correspondent lenders located generally throughout the central and southern United States.  As a result of originating loans in our branches, along with the correspondent lenders in our local markets, the Bank has a concentration of loans secured by real property located in Kansas and Missouri.  Additionally, the Bank periodically purchases whole one- to four-family loans in bulk packages from nationwide and correspondent lenders.  The Bank also makes consumer loans, construction loans secured by residential or commercial properties, and real estate loans secured by multi-family dwellings.

One- to four-family loans - One- to four-family loans are underwritten manually or by using an internal loan origination auto-underwriting method.  The method closely resembles the Bank’s manual underwriting standards which are generally in accordance with FHLMC and FNMA manual underwriting guidelines.  The method includes, but is not limited to, an emphasis on credit scoring, qualifying ratios reflecting the applicant’s ability to repay, asset reserves, LTV ratio, property, and occupancy type.  Full documentation to support the applicant’s credit, income, and sufficient funds to cover all applicable fees and reserves at closing are required on all loans.  Loans that do not meet the automated underwriting standards are referred to a staff underwriter for manual underwriting.  Properties securing one- to four-family loans are appraised by either staff appraisers or fee appraisers, both of which are independent of the loan origination function.

The underwriting standards for loans purchased from correspondent and nationwide lenders are generally similar to the Bank’s internal underwriting standards.  The underwriting of correspondent loans is generally performed by the Bank’s underwriters.  Before committing to a bulk loan purchase, the Bank’s Chief Lending Officer or Secondary Marketing Manager reviews specific criteria such as loan amount, credit scores, LTV ratios, geographic location, and debt ratios of each loan in the pool.  If the specific criteria do not meet the Bank’s underwriting standards and compensating factors are not sufficient, then a loan will be removed from the population.  Before the bulk loan purchase is funded, an internal Bank underwriter or a third party reviews at least 25% of the loan files to confirm loan terms, credit scores, debt service ratios, property appraisals, and other underwriting related documentation.  For the tables within this footnote, correspondent loans are included with originated loans, and bulk loan purchases are reported as purchased loans.

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

Multi-family and commercial loans - The Bank’s multi-family and commercial real estate loans are originated by the Bank or are in participation with a lead bank, and are secured primarily by multi-family dwellings and small commercial buildings.  These loans are granted based on the income producing potential of the property and the financial strength of the borrower.  At the time of origination, LTV ratios on multi-family and commercial real estate loans cannot exceed 80% of the appraised value of the property securing the loans.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt at the time of origination.  The Bank generally requires personal guarantees of the borrowers covering a portion of the debt in addition to the security property as collateral for these loans.  Appraisals on properties securing these loans are performed by independent state certified fee appraisers.

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

Credit Quality Indicators  - Based on the Bank’s lending emphasis and underwriting standards, management has segmented the loan portfolio into three segments: 1) one- to four-family loans; 2) consumer loans; and 3) multi-family and commercial loans.  The one- to four-family and consumer segments are further grouped into classes for purposes of providing disaggregated information about the credit quality of the loan portfolio.  The classes are:  one- to four-family loans – originated, one- to four-family loans – purchased, consumer loans – home equity, and consumer loans – other.

The Bank’s primary credit quality indicators for the one- to four-family loan and consumer - home equity loan portfolios are delinquency status, asset classifications, LTV ratios and borrower credit scores.  The Bank’s primary credit quality indicators for the multi-family and commercial loan and consumer – other loan portfolios are delinquency status and asset classifications.

The following table presents the recorded investment of loans, defined as the unpaid loan principal balance (net of unadvanced funds related to loans in process and charge-offs) inclusive of unearned loan fees and deferred costs, of the Company's loans 30 to 89 days delinquent, loans 90 or more days delinquent or in foreclosure, total delinquent loans, total current loans, and the total loans receivable balance at September 30, 2012 and 2011 by class.  In the formula analysis model, delinquent loans not individually evaluated for impairment are assigned a higher loss factor than corresponding performing loans.  At September 30, 2012 and 2011, all loans 90 or more days delinquent were on nonaccrual status.  In addition to loans 90 or more days delinquent, the Bank also had $10.0 million of originated and  $2.4 million of purchased TDRs classified as nonaccrual at September 30, 2012,  as required by the OCC Call Report requirements.   Of  these amounts, $11.2 million were current at September 30, 2012.    As of September 30, 2012 and 2011, loans with unpaid principal amounts totaling $31.8 million and $26.5 million, respectively, were on nonaccrual status.

	September 30, 2012
		90 or More Days	Total		Total
	30 to 89 Days	Delinquent or	Delinquent	Current	Recorded
	Delinquent	in Foreclosure	Loans	Loans	Investment
	(Dollars in thousands)
One- to four-family loans - originated	$14,902	$8,602	$23,504	$4,590,194	$4,613,698
One- to four-family loans - purchased	7,788	10,530	18,318	771,755	790,073
Multi-family and commercial loans	--	--	--	59,562	59,562
Consumer - home equity	521	369	890	148,431	149,321
Consumer - other	106	27	133	6,396	6,529
	$23,317	$19,528	$42,845	$5,576,338	$5,619,183

	September 30, 2011
		90 or More Days	Total		Total
	30 to 89 Days	Delinquent or	Delinquent	Current	Recorded
	Delinquent	in Foreclosure	Loans	Loans	Investment
	(Dollars in thousands)
One- to four-family loans - originated	$19,682	$12,363	$32,045	$4,362,498	$4,394,543
One- to four-family loans - purchased	6,243	13,836	20,079	520,876	540,955
Multi-family and commercial loans	--	--	--	57,936	57,936
Consumer - home equity	759	380	1,139	163,402	164,541
Consumer - other	92	3	95	7,129	7,224
	$26,776	$26,582	$53,358	$5,111,841	$5,165,199

In accordance with the Bank’s asset classification policy, management regularly reviews the problem loans in the Bank's portfolio to determine whether any assets require classification.  Loan classifications, other than pass loans, are defined as follows:

•

Special mention - These loans are performing loans on which known information about the collateral pledged or the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrower(s) to comply with present loan repayment terms and which may result in the future inclusion of such loans in the non-performing loan categories.

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

•	Loss - Loans classified as loss are considered uncollectible and of such little value that their continuance as assets on the books is not warranted.

Special mention and substandard loans are included in the formula analysis model, if the loan is not individually evaluated for impairment.  Loans classified as doubtful or loss are individually evaluated for impairment.

The following tables set forth the recorded investment in loans, less charge-offs and specific valuation allowances (“SVAs”), classified as special mention or substandard at September 30, 2012 and 2011, by class.  At September 30, 2012 and 2011, there were no loans classified as doubtful or loss that were not fully charged-off or reserved.

	September 30,
	2012		2011
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family - originated	$36,055	$23,153	$32,673	$18,419
One- to four-family - purchased	2,829	14,538	447	15,987
Multi-family and commercial	2,578	--	7,683	--
Consumer - home equity	413	815	50	592
Consumer - other	--	39	--	5
	$41,875	$38,545	$40,853	$35,003

The following table shows the weighted average LTV and credit score information for originated and purchased one- to four-family loans and originated consumer home equity loans at September 30, 2012 and 2011.  Borrower credit scores are intended to provide an indication as to the likelihood that a borrower will repay their debts.  Credit scores are typically updated in September and are obtained from a nationally recognized consumer rating agency.  The LTV ratios provide an estimate of the extent to which the Bank may incur a loss on any given loan that may go into foreclosure.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, the most recent bank appraisal, or broker price opinion (“BPO”), if available.  In most cases, the most recent appraisal was obtained at the time of origination.

	September 30,
	2012		2011
	Weighted Average		Weighted Average
	Credit Score	LTV	Credit Score	LTV
One- to four-family - originated	763	65%	762	66%
One- to four-family - purchased	749	67	740	60
Consumer - home equity	747	19	742	20
	761	64%	759	64%

TDRs – The following tables present the recorded investment prior to restructuring and immediately after restructuring for all loans restructured during the years ended September 30, 2012 and 2011.  These tables do not reflect the recorded investment at September 30, 2012 and 2011.  The increase in the balance from pre- to post- at the time of the restructuring was generally due to the capitalization of delinquent amounts due.

	For the Year Ended September 30, 2012
	Number	Pre-	Post-
	of	Restructured	Restructured
	Contracts	Outstanding	Outstanding
	(Dollars in thousands)
One- to four-family loans - originated	232	$33,683	$33,815
One- to four-family loans - purchased	14	3,878	3,877
Multi-family and commercial loans	--	--	--
Consumer - home equity	23	466	475
Consumer - other	1	12	12
	270	$38,039	$38,179

	For the Year Ended September 30, 2011
	Number	Pre-	Post-
	of	Restructured	Restructured
	Contracts	Outstanding	Outstanding
	(Dollars in thousands)
One- to four-family loans - originated	158	$27,250	$26,936
One- to four-family loans - purchased	4	1,563	1,555
Multi-family and commercial loans	--	--	--
Consumer - home equity	5	224	227
Consumer - other	--	--	--
	167	$29,037	$28,718

The following tables provide information on TDRs restructured within each period presented that subsequently became delinquent during the same time period.

For the Year Ended
	September 30, 2012		September 30, 2011
	Number		Number
	of	Recorded	of	Recorded
	Contracts	Investment	Contracts	Investment
(Dollars in thousands)
One- to four-family loans - originated	14	$2,340	13	$1,353
One- to four-family loans - purchased	--	--	--	--
Multi-family and commercial loans	--	--	--	--
Consumer - home equity	--	--	--	--
Consumer - other	--	--	--	--
	14	$2,340	13	$1,353

Impaired loans - The following is a summary of information pertaining to impaired loans by class as of September 30, 2012 and 2011.

September 30, 2012				Fiscal	Fiscal
				Year-to-Date	Year-to-Date
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	ACL	Investment	Recognized
	(Dollars in thousands)
With no related allowance recorded
One- to four-family - originated	$10,729	$10,765	$--	$41,396	$176
One- to four-family - purchased	15,340	15,216	--	12,296	126
Multi-family and commercial	--	--	--	223	--
Consumer - home equity	882	881	--	543	6
Consumer - other	27	27	--	11	--
	26,978	26,889	--	54,469	308
With an allowance recorded
One- to four-family - originated	41,125	41,293	268	10,886	1,330
One- to four-family - purchased	2,028	2,016	54	6,138	51
Multi-family and commercial	--	--	--	--	--
Consumer - home equity	307	307	52	226	4
Consumer - other	12	12	1	6	--
	43,472	43,628	375	17,256	1,385
Total
One- to four-family - originated	51,854	52,058	268	52,282	1,506
One- to four-family - purchased	17,368	17,232	54	18,434	177
Multi-family and commercial	--	--	--	223	--
Consumer - home equity	1,189	1,188	52	769	10
Consumer - other	39	39	1	17	--
	$70,450	$70,517	$375	$71,725	$1,693

September 30, 2011				Fiscal	Fiscal
				Year-to-Date	Year-to-Date
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	ACL	Investment	Recognized
	(Dollars in thousands)
With no related allowance recorded
One- to four-family - originated	$47,710	$47,845	$--	$41,401	$1,467
One- to four-family - purchased	6,075	6,056	--	7,381	58
Multi-family and commercial	563	565	--	578	36
Consumer - home equity	468	468	--	672	14
Consumer - other	5	5	--	46	--
	54,821	54,939	--	50,078	1,575
With an allowance recorded
One- to four-family - originated	3,297	3,299	335	2,419	102
One- to four-family - purchased	13,640	13,546	3,280	14,576	156
Multi-family and commercial	--	--	--	--	--
Consumer - home equity	264	264	140	80	3
Consumer - other	--	--	--	--	--
	17,201	17,109	3,755	17,075	261
Total
One- to four-family - originated	51,007	51,144	335	43,820	1,569
One- to four-family - purchased	19,715	19,602	3,280	21,957	214
Multi-family and commercial	563	565	--	578	36
Consumer - home equity	732	732	140	752	17
Consumer - other	5	5	--	46	--
	$72,022	$72,048	$3,755	$67,153	$1,836

Allowance for Credit Losses - The following is a summary of the activity in the ACL by segment and the ending balance of the ACL based on the Company’s impairment methodology for and at the periods presented.  In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy change, $3.5 million of SVAs were charged-off during the year ended September 30, 2012.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact, as the amounts were expensed in previous periods. There was no ACL for loans individually evaluated for impairment at September 30, 2012, as all potential losses were charged-off.

September 30, 2012	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)

Beginning balance	$4,915	$9,901	$14,816	$254	$395	$15,465
Charge-offs	(892)	(5,186)	(6,078)	--	(357)	(6,435)
Recoveries	16	8	24	--	6	30
Provision for credit losses	2,035	(270)	1,765	(35)	310	2,040
Ending balance	$6,074	$4,453	$10,527	$219	$354	$11,100

Ratio of net charge-offs to average loans outstanding year-to-date						0.12%
Ratio of net charge-offs year-to-date to average non-performing assets						16.49%

ACL for loans collectively
evaluated for impairment	$6,074	$4,453	$10,527	$219	$354	$11,100

ACL for loans individually
evaluated for impairment	$--	$--	$--	$--	$--	$--

September 30, 2011	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)

Beginning balance	$3,813	$10,425	$14,238	$275	$379	$14,892
Charge-offs	(414)	(2,928)	(3,342)	--	(145)	(3,487)
Recoveries	--	--	--	--	--	--
Provision for credit losses	1,516	2,404	3,920	(21)	161	4,060
Ending balance	$4,915	$9,901	$14,816	$254	$395	$15,465

Ratio of net charge-offs to average loans outstanding year-to-date						0.07%
Ratio of net charge-offs year-to-date to average non-performing assets						8.75%

ACL for loans collectively
evaluated for impairment	$4,580	$6,621	$11,201	$254	$255	$11,710

ACL for loans individually
evaluated for impairment	$335	$3,280	$3,615	$--	$140	$3,755

The following is a summary of the loan portfolio at September 30, 2012 and 2011 by loan portfolio segment disaggregated by the Company’s impairment method.  The decrease in the recorded investment of loans individually evaluated for impairment between September 30, 2011 and 2012 was due primarily to a change in our process of evaluating TDRs for impairment.  At September 30, 2012, generally only TDRs that were 180 days or more delinquent were individually evaluated for impairment, compared to all TDRs being individually evaluated for impairment at September 30, 2011.  This change was primarily driven by the implementation of a new loan charge-off policy during the year ended September 30, 2012 in order to conform to OCC Call Report requirements.

	September 30, 2012
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Recorded investment of loans
collectively evaluated for impairment	$4,602,969	$774,734	$5,377,703	$59,562	$154,940	$5,592,205

Recorded investment of loans
individually evaluated for impairment	10,729	15,339	26,068	--	910	26,978
	$4,613,698	$790,073	$5,403,771	$59,562	$155,850	$5,619,183

	September 30, 2011
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Recorded investment of loans
collectively evaluated for impairment	$4,343,536	$521,240	$4,864,776	$57,373	$171,028	$5,093,177

Recorded investment of loans
individually evaluated for impairment	51,007	19,715	70,722	563	737	72,022
	$4,394,543	$540,955	$4,935,498	$57,936	$171,765	$5,165,199

As noted above, the Bank has a loan concentration in residential first mortgage loans.  Continued declines in residential real estate values could adversely impact the property used as collateral for the Bank’s loans.  Adverse changes in the economic conditions and increasing unemployment rates may have a negative effect on the ability of the Bank’s borrowers to make timely loan payments, which would likely increase delinquencies and have an adverse impact on the Bank’s earnings.  Further increases in delinquencies would decrease interest income on loans receivable and would likely adversely impact the Bank’s loan loss experience, resulting in an increase in the Bank’s ACL and provision for credit losses.  Although management believes the ACL was at an adequate level to absorb known and inherent losses in the loan portfolio at September 30, 2012, the level of the ACL remains an estimate that is subject to significant judgment and short-term changes.  Additions to the ACL may be necessary if future economic and other conditions worsen substantially from the current environment.

The Bank originated, participated in and refinanced $14.0 million, $892 thousand, and $13.1 million of commercial real estate and business loans during the years ended September 30, 2012, 2011, and 2010, respectively.

The Bank is subject to numerous lending-related regulations. Under the Financial Institutions Reform, Recovery, and Enforcement Act, the limit of aggregate loans to one borrower is the greater of 15% of the Bank’s unimpaired capital and surplus, and $500 thousand.  As of September 30, 2012, the Bank was in compliance with this limitation.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders’ equity as of September 30, 2012 and 2011.  Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

The Bank recognized net gains of $248 thousand, $298 thousand, and $1.8 million for the years ended September 30, 2012, 2011, and 2010, respectively, as a result of selling LHFS.  The net gains are included in other income, net in the consolidated statements of income.

As of September 30, 2012 and 2011, the Bank serviced loans for others aggregating approximately $349.7 million and $526.3 million, respectively.  Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers’ escrow balances on loans serviced for others of $5.5 million and $7.5 million as of September 30, 2012 and 2011, respectively.

5. PREMISES AND EQUIPMENT,  Net

A summary of the net carrying value of banking premises and equipment at September 30, 2012 and 2011 is as follows:

	2012	2011
	(Dollars in thousands)
Land	$9,337	$8,684
Building and improvements	63,684	53,822
Furniture, fixtures and equipment	41,304	38,069
	114,325	100,575
Less accumulated depreciation	56,559	52,152
	$57,766	$48,423

Depreciation and amortization expense for the years ended September 30, 2012, 2011, and 2010 was $5.0 million, $4.4 million, and $4.6 million, respectively.

The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment.  It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $1.3 million for the years ended September 30, 2012 and 2011, respectively and $1.2 million for the year ended September 30, 2010.

As of September 30, 2012, future minimum rental commitments, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year were as follows (dollars in thousands):

2013	$1,247
2014	1,116
2015	993
2016	906
2017	874
Thereafter	7,188
$12,324

6. DEPOSITS

Deposits at September 30, 2012 and 2011 are summarized as follows:

	2012			2011
		Weighted			Weighted
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-certificates:
Checking	$606,504	0.04%	13.3%	$551,632	0.08%	12.3%
Savings	260,933	0.11	5.8	253,184	0.41	5.6
Money market	1,110,962	0.25	24.4	1,066,065	0.35	23.7
Total non-certificates	1,978,399	0.17	43.5	1,870,881	0.28	41.6

Certificates of deposit:
0.00 – 0.99%	1,005,724	0.55	22.1	339,803	0.50	7.6
1.00 – 1.99%	800,745	1.44	17.6	1,106,957	1.27	24.6
2.00 – 2.99%	663,985	2.51	14.6	775,235	2.49	17.2
3.00 – 3.99%	95,765	3.21	2.1	371,682	3.42	8.3
4.00 – 4.99%	6,025	4.50	0.1	30,615	4.40	0.7
Total certificates of deposit	2,572,244	1.44	56.5	2,624,292	1.87	58.4
	$4,550,643	0.89%	100.0%	$4,495,173	1.21%	100.0%

As of September 30, 2012, certificates of deposit were scheduled to mature as follows:

		Weighted
		Average
	Amount	Rate
	(Dollars in thousands)
2013	$1,265,647	1.07%
2014	482,966	1.67
2015	532,738	1.95
2016	192,218	1.68
2017	96,794	1.76
Thereafter	1,881	2.64
	$2,572,244	1.44%

Interest expense on deposits for the periods presented was as follows:

	Year Ended September 30,
	2012	2011	2010
	(Dollars in thousands)
Checking	$421	$441	$622
Savings	408	1,225	1,323
Money market	3,457	5,307	6,522
Certificates	41,884	56,595	70,749
	$46,170	$63,568	$79,216

The amount of noninterest-bearing deposits was $132.5 million and $97.6 million as of September 30, 2012 and 2011, respectively.  Certificates of deposit with a minimum denomination of $100 thousand were  $865.4 million and $882.8 million as of September 30, 2012 and 2011, respectively.  Deposits in excess of $250 thousand may not be fully insured by the FDIC.  The aggregate amount of deposits that were reclassified as loans receivable due to customer overdrafts was $123 thousand and $124 thousand as of September 30, 2012 and 2011, respectively.

7. BORROWED FUNDS

At September 30, 2012 and 2011, the Company’s borrowed funds consisted of FHLB advances and repurchase agreements.

FHLB Advances – FHLB advances at September 30, 2012 and 2011 were comprised of the following:

	2012	2011
	(Dollars in thousands)
Fixed-rate FHLB advances	$2,550,000	$2,400,000
Deferred prepayment penalty	(19,952)	(20,995)
Deferred gain on terminated interest rate swaps	274	457
	$2,530,322	$2,379,462

Weighted average contractual interest rate on FHLB advances	2.62%	3.37%
Weighted average effective interest rate on FHLB advances (1)	3.03%	3.71%

(1)The effective rate includes the net impact of the amortization of deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

During fiscal year 2012, the Bank prepaid a $200.0 million fixed-rate FHLB advance with a contractual interest rate of 3.88% and a remaining term-to-maturity of 15 months.  The prepaid FHLB advance was replaced with a $200.0 million fixed-rate FHLB advance, with a contractual interest rate of 0.86% and a term of 46 months.  The Bank paid a $7.9 million penalty to the FHLB as a result of prepaying the FHLB advance. The prepayment penalty was deferred and will be recognized in interest expense over the life of the new advance and thereby effectively increased the interest rate on the new advance 108 basis points, to 1.94%, at the time of the transaction.  During fiscal year 2010, the Bank prepaid $200.0 million of fixed-rate FHLB advances with a weighted average interest rate of 4.63% and a weighted average remaining term to maturity of approximately one month.  The prepaid FHLB advances were replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% and an average term of 84 months.  The Bank paid an $875 thousand prepayment penalty to the FHLB as a result of prepaying the FHLB advances.  The prepayment penalty was deferred and will be recognized in interest expense over the life of the new advance and thereby effectively increased the interest rate on the new advance seven basis points at the time of the transaction.  The present value of the cash flows under the terms of the new FHLB advances were not more than 10% different from the present value of the cash flows under the terms of the prepaid FHLB advances (including the prepayment penalty) and there were no embedded conversion options in any of the prepaid advances or in any of the new FHLB advances and therefore were accounted for as debt modifications.  The benefit of prepaying these advances was an immediate decrease in interest expense and a decrease in interest rate sensitivity as the maturity of each of the refinanced advances was extended at a lower rate.

The FHLB advances are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.    Per the FHLB’s lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets without the pre-approval of the FHLB president.  At September 30, 2012, the Bank’s ratio of FHLB advances, at par, to total assets, as reported to the Bank’s regulators, was 27%.

At September 30, 2012, the Bank had access to a line of credit with the FHLB set to expire on November 23, 2012, at which time the line of credit is expected to be renewed automatically by the FHLB for a one year period.  At September 30, 2012,  there were no outstanding borrowings on the FHLB line of credit.  Any borrowings on the line of credit would be included in total FHLB borrowings in calculating the ratio of FHLB borrowings to total Bank assets, which generally could not exceed 40% of total Bank assets at September 30, 2012.

Other Borrowings – At September 30, 2012 and 2011, the Company’s other borrowings consisted of repurchase agreements in the amounts of $365.0 million and $515.0 million, with weighted average contractual rates of 3.83% and 4.00%, respectively.    The Bank has pledged MBS with an estimated fair value of $427.9 million at September 30, 2012 as collateral for the repurchase agreements.

Maturity of Borrowed Funds – At September 30, 2012, the maturities of FHLB advances and repurchase agreements were as follows:

				Weighted	Weighted
	FHLB	Repurchase	Total	Average	Average
	Advances	Agreements	Borrowings	Contractual	Effective
	Amount	Amount	Amount	Rate	Rate
	(Dollars in thousands)
2013	$325,000	$145,000	$470,000	3.68%	4.06%
2014	450,000	100,000	550,000	3.33	3.95
2015	600,000	20,000	620,000	1.73	1.95
2016	575,000	--	575,000	2.29	2.91
2017	400,000	--	400,000	3.17	3.21
Thereafter	200,000	100,000	300,000	2.90	2.90
	$2,550,000	$365,000	$2,915,000	2.77%	3.13%

Of the $325.0 million FHLB advances maturing in fiscal year 2013, $100.0 million is due in the first quarter of fiscal year 2013 and $225.0 million is due in the third quarter of fiscal year 2013.   Of the $145.0 million of repurchase agreements maturing in fiscal year 2013, $50.0 million is due in the second quarter of fiscal year 2013, $25.0 million is due in the third quarter of fiscal year 2013, and $70.0 million is due in the fourth quarter of fiscal year 2013.

8.  INCOME TAXES

Income tax expense (benefit) for the years ended September 30, 2012, 2011, and 2010 consisted of the following:

	2012	2011	2010
Current	(Dollars in thousands)
Federal	$32,353	$25,889	$31,252
State	3,044	2,707	2,807
	35,397	28,596	34,059
Deferred
Federal	5,638	(8,933)	3,209
State	451	(714)	257
	6,089	(9,647)	3,466
	$41,486	$18,949	$37,525

The Company’s effective tax rates were 35.8%, 33.0%, and 35.6% for the years ended September 30, 2012, 2011, and 2010, respectively.  The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2012		2011		2010
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Federal income tax expense
computed at statutory Federal rate	$40,600	35.0%	$20,073	35.0%	$36,878	35.0%
Increases (Decreases) in taxes resulting from:
State taxes, net of Federal tax effect	3,495	3.0	1,993	3.4	3,064	2.9
Net tax-exempt interest income	(513)	(0.4)	(577)	(1.0)	(624)	(0.6)
Change in cash surrender value of BOLI	(517)	(0.4)	(638)	(1.1)	(421)	(0.4)
Low income housing tax credits	(2,081)	(1.8)	(1,397)	(2.4)	(1,209)	(1.1)
Other	502	0.4	(505)	(0.9)	(163)	(0.2)
	$41,486	35.8%	$18,949	33.0%	$37,525	35.6%

Deferred income tax (benefit) expense results from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes.  The sources of these differences and the tax effect of each as of September 30, 2012, 2011, and 2010 were as follows:

	2012	2011	2010
	(Dollars in thousands)
Foundation contribution	$5,422	$(12,824)	$--
Mortgage servicing rights	(521)	(885)	774
ACL	1,617	(197)	(1,771)
FHLB prepayment penalty	--	--	1,283
FHLB stock dividends	1,650	1,432	2,206
Other, net	(2,079)	2,827	974
	$6,089	$(9,647)	$3,466

The components of the net deferred income tax liabilities as of September 30, 2012 and 2011 were as follows:

	2012	2011
	(Dollars in thousands)
Deferred income tax assets:
Foundation contribution	$7,402	$12,824
ACL	2,246	3,863
Salaries and employee benefits	1,612	1,219
ESOP compensation	949	836
Other	4,194	2,630
Gross deferred income tax assets	16,403	21,372

Valuation allowance	(1,926)	(2,060)
Gross deferred income tax asset, net of valuation allowance	14,477	19,312

Deferred income tax liabilities:
FHLB stock dividends	20,478	18,828
Unrealized gain on AFS securities	14,712	16,203
Other	4,329	4,728
Gross deferred income tax liabilities	39,519	39,759

Net deferred tax liabilities	$25,042	$20,447

The Company assesses the available positive and negative evidence surrounding the recoverability of its deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances.  As of September 30, 2012, the Company had a valuation allowance of $1.9 million related to the net operating losses generated by the Company's consolidated Kansas corporate income tax return.  The Company's consolidated Kansas corporate income tax return at September 30, 2012 and 2011 does not include the Bank, as the Bank files a Kansas privilege tax return.  Based on the nature of the operations of the companies included in the consolidated Kansas corporate return, management believes there will not be sufficient taxable income to fully utilize the deferred tax assets noted above; therefore a valuation allowance has been recorded for the related amounts at September 30, 2012 and 2011.

ASC 740 Income Taxes prescribes a process by which the likelihood of a tax position is gauged based upon the technical merits of the position, and then a subsequent measurement relates the maximum benefit and the degree of likelihood to determine the amount of benefit to recognize in the financial statements.  A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended September 30, 2012, 2011, and 2010 is provided below.  The amounts have not been reduced by the federal deferred tax effects of unrecognized tax benefits.

	2012	2011	2010
	(Dollars in thousands)
Balance at beginning of year	$68	$114	$2,848
Additions for tax positions of prior years	5	3	28
Increases (Reductions) for tax positions of prior years	65	(49)	(195)
Lapse of statute of limitations	--	--	(2,567)
Balance at end of year	$138	$68	$114

The unrecognized tax benefits at September 30, 2012, 2011 and 2010 that would impact the effective tax rate if realized would be $25 thousand, $20 thousand and $10 thousand, respectively.    Included in the unrecognized tax benefits in the table above were accrued penalties and interest of $25 thousand, $20 thousand, and $17 thousand for the years ended September 30, 2012, 2011, and 2010, respectively.  Estimated penalties and interest for the years ended September 30, 2012, and 2011, were $3 thousand and $2 thousand, respectively.   The net reversal of penalties and interest expense due to the lapse of statute of limitations for the years ended September 30, 2010 was $463 thousand.  Estimated penalties and interest are included in income tax expense in the consolidated statements of income.  It is reasonably possible that decreases in gross unrecognized tax benefits totaling less than $10 thousand may occur in fiscal year 2013 as a result of a lapse in the applicable statute of limitations.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Kansas,  as well as other states where it has either established nexus under an economic nexus theory or has exceeded enumerated nexus thresholds based on the amount of interest income derived from sources within the state.  In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities.  With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for fiscal years before 2009.

9. EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan (“PIT”) and an  ESOP.  The plans cover all employees with a minimum of one year of service, at least age 21, and at least 1,000 hours of employment in each plan year.

Profit Sharing Plan  – The PIT provides for two types of discretionary contributions. The first type is an optional Bank contribution and may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year.  The second contribution may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank’s second contribution.  The PIT qualifies as a thrift and profit sharing plan for purposes of Internal Revenue Codes 401(a), 402, 412, and 417.  Total Bank contributions to the PIT amounted to $105 thousand for each of the years ended September 30, 2012 and 2011, and $101 thousand for the year ended September 30, 2010.

ESOP  – The ESOP Trust acquired 3,024,574 shares (6,846,728 shares post corporate reorganization) of common stock in the Company’s initial public offering and 4,726,000 shares of common stock in the Company’s corporate reorganization in December of 2010.  Both acquisitions of common stock were made with proceeds from loans from the Company.  The loans are secured by shares of the Company’s stock purchased in each offering.  The Bank has agreed to make cash contributions to the ESOP Trust on an annual basis sufficient to enable the ESOP Trust to make the required annual loan payments to the Company on September 30 of each year.

The loan for the shares acquired in the initial public offering bears interest at a fixed-rate of 5.80%, with one remaining principal and interest payment of $3.0 million on September 30, 2013. Payments of $3.0 million consisting of principal of $2.7 million, $2.5 million, and $2.4 million and interest of $319 thousand, $465 thousand, and $604 thousand were made on September 30, 2012, 2011, and 2010, respectively.

The loan for the shares acquired in the corporate reorganization bears interest at a fixed-rate of 3.25% and has a 30 year term.  The loan requires interest-only payments the first three years.  The second interest payment of $1.5 million was paid on September 30, 2012.  The next interest payment of $1.5 million is payable on September 30, 2013.  Beginning in fiscal year 2014, principal and interest payments of $2.7 million will be payable annually.  The loan matures on September 30, 2040.

As the annual loan payments are made, shares are released from collateral at September 30 and allocated to qualified employees based on the proportion of their qualifying compensation to total qualifying compensation.    On September 30, 2012,  551,991 shares were released from collateral.  On September 30, 2013,  551,990 shares will be released from collateral.  As ESOP shares are committed to be released from collateral, the Company records compensation expense.  Dividends on unallocated ESOP shares are only applied to the debt service payments of the loan secured by the unallocated shares.    Dividends on unallocated ESOP shares in excess of the debt service payment are recorded as compensation expense and distributed to participants or participants' ESOP accounts.  During the years ended September 30, 2012, 2011, and 2010, the Bank paid $2.6 million, $1.4 million, and $1.1 million, respectively, of the ESOP debt payment because dividends on unallocated shares were insufficient to pay the scheduled debt payment, specifically on the loan for the shares acquired in the initial public offering.  Compensation expense related to the ESOP was $6.7 million for the year ended September 30, 2012, $8.7 million for the year ended September 30, 2011, and $6.5 million for the year ended September 30, 2010.  Of these amounts, $3.4 million, $3.3 million, and $4.5 million related to the difference between the market price of the Company’s stock when the shares were acquired by the ESOP Trust and the average market price of the Company’s stock during the years ended September 30, 2012, 2011, and 2010, respectively.  The amount included in compensation expense for dividends on unallocated ESOP shares in excess of the debt service payments was $325 thousand and $2.7 million for the years ended September 30, 2012 and 2011, which was related to the loan for the shares acquired in the corporate reorganization.  There was no such amount for the year ended September 30, 2010.

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

Shares may be withdrawn from the ESOP Trust due to retirement, termination or death of the participant.  Additionally, a participant may begin to diversify at least 25% of their ESOP shares at age 50.    The  following is a summary of shares held in the ESOP Trust as of September 30, 2012 and 2011:

	2012	2011
	(Dollars in thousands)
Allocated ESOP shares	4,723,590	4,393,908
Unreleased ESOP shares	5,012,336	5,564,328
Total ESOP shares	9,735,926	9,958,236

Fair value of unreleased ESOP shares	$59,948	$58,759

10. STOCK-BASED COMPENSATION

The Company has Stock Option and Restricted Stock Plans, both of which are considered share-based plans.

Stock Option Plans – The Company currently has two plans outstanding which provide for the granting of stock option awards, the 2000 Stock Option Plan and the 2012 Equity Incentive Plan.  The objective of both plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.  The total number of shares originally eligible to be granted as stock options under the 2000 Stock Option Plan was 8,558,411.  Prior to stockholder approval of the 2012 Equity Incentive Plan, the 2000 Stock Option Plan still had 2,867,859 shares available for future grants.  The 2000 Stock Option Plan will expire in April 2015 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The Company does not intend to issue any additional stock option grants from the 2000 Stock Option Plan; instead, all future grants will be awarded from the 2012 Equity Incentive Plan, which had 5,907,500 shares originally eligible to be granted as stock options.  The Company may issue incentive and nonqualified stock options under the 2012 Equity Incentive Plan.  The Company may also award stock appreciation rights, although to date no stock appreciation rights have been awarded.  The incentive stock options expire no later than 10 years and the nonqualified stock options expire no later than 15  years from the date of grant.  The date on which the options are first exercisable is determined by the Stock Benefits Committee (“sub-committee”), a sub-committee of the Compensation Committee (“committee”) of the Board of Directors.  The vesting period of the options under the 2012 Equity Incentive Plan generally ranges from three-to-five years.  The option price is equal to the market value at the date of the grant as defined by each plan.

At September 30, 2012, the Company had 4,313,500 shares still available for future grants of stock options under the 2012 Equity Incentive Plan.  This plan will expire in January 2027 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The following provisions generally apply: 1) if a holder of such stock options terminates service for reasons other than death, disability or termination for cause, the holder forfeits all rights to the non-vested stock options and all outstanding vested options granted to the holder will remain exercisable for three months following the termination date, but not beyond the expiration date of the options; 2) if the participant’s service terminates as a result of death or disability, all outstanding stock options vest and all outstanding stock options will remain exercisable for one year following such event, but not beyond the expiration date of the options; 3) if the participant’s service is terminated for cause, all outstanding stock options expire immediately; and 4) if a change in control of the Company occurs, all outstanding unvested stock options vest in full.

The Stock Option Plans are administered by the sub-committee, which selects the employees and non-employee directors to whom options are to be granted and the number of shares to be granted.  The exercise price may be paid in cash, shares of the common stock, or a combination of both.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant. In the case of any employee who is granted an incentive stock option who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date.  Prior to the corporate reorganization in December 2010, the Company issued shares held in treasury upon the exercise of stock options.  After the corporate reorganization, new shares are issued by the Company upon the exercise of stock options.

The fair value of stock option grants is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted average grant-date fair value of stock options granted during the fiscal years ended September 30, 2012, 2011, and 2010 was $1.59, $0.78, and $1.52 per share, respectively.  Compensation expense attributable to stock option awards during the years ended September 30, 2012, 2011, and 2010 totaled $369 thousand ($320 thousand, net of tax), $131 thousand ($122 thousand, net of tax), and $214 thousand ($189 thousand, net of tax), respectively.  The following weighted average assumptions were used for valuing stock option grants for the years ended:

	September 30,
	2012	2011	2010
Risk-free interest rate	0.5%	1.3%	2.1%
Expected life (years)	4	5	4
Expected volatility	24%	25%	25%
Dividend yield	2.5%	8.1%	6.2%
Estimated forfeitures	4.5%	12.9%	3.3%

The risk-free interest rate was determined using the yield available on the option grant date for a zero-coupon U.S. Treasury security with a term nearest to the equivalent of the expected life of the option.  The expected life for options granted was based upon historical experience.  The expected volatility was determined using historical volatilities based on historical stock prices.  The dividend yield was determined based upon historical quarterly dividends and the Company’s stock price on the option grant date.  Estimated forfeitures were determined based upon voluntary termination behavior and actual option forfeitures.

A summary of option activity for the years ended September 30, 2012, 2011, and 2010 follows:

	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding
at beginning of year	906,964	$15.09	919,639	$15.08	841,991	$14.69
Granted	1,594,000	11.89	2,030	10.86	119,945	14.25
Forfeited	(16,966)	16.70	(10,180)	16.59	--	--
Expired	(3,390)	11.33	--	--	--	--
Exercised	(8,783)	4.07	(4,525)	8.23	(42,297)	4.96
Options outstanding
at end of year	2,471,825	$13.06	906,964	$15.09	919,639	$15.08

During the years ended September 30, 2012, 2011, and 2010, the total pretax intrinsic value of stock options exercised was $68 thousand, $19 thousand, and $361 thousand, respectively, and the tax benefits realized from the exercise of stock options were $25 thousand, $7 thousand, and $89 thousand, respectively.  The fair value of stock options vested during the years ended September 30, 2012, 2011, and 2010 was $141 thousand, $150 thousand, and $264 thousand, respectively.

The following summarizes information about the stock options outstanding and exercisable as of September 30, 2012:

			Options Outstanding
				Weighted	Weighted
				Average	Average
			Number	Remaining	Exercise	Aggregate
Exercise			of Options	Contractual	Price per	Intrinsic
Price			Outstanding	Life (in years)	Share	Value
			(Dollars in thousands, except per share amounts)
$10.86	-	12.71	1,597,160	10.8	$11.89	$112
13.33	-	17.59	827,160	6.5	14.97	--
19.19			47,505	6.1	19.19	--
			2,471,825	9.3	$13.06	$112

			Options Exercisable
				Weighted	Weighted
				Average	Average
			Number	Remaining	Exercise	Aggregate
Exercise			of Options	Contractual	Price per	Intrinsic
Price			Exercisable	Life (in years)	Share	Value
			(Dollars in thousands, except per share amounts)
$10.86	-	12.71	32,342	5.9	$11.91	$2
13.33	-	17.59	772,958	6.3	14.99	--
19.19			38,004	6.1	19.19	--
			843,304	6.3	$15.06	$2

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $11.96 as of September 30, 2012, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of September 30, 2012 was 31,212.

As of September 30, 2012, the total future compensation cost related to non-vested stock options not yet recognized in the consolidated statements of income was $2.2 million, net of estimated forfeitures, and the weighted average period over which these awards are expected to be recognized was 3.5 years.

Restricted Stock Plans – The Company currently has two plans outstanding which provide for the granting of restricted stock awards, the 2000 Recognition and Retention Plan and the 2012 Equity Incentive Plan.  The objective of both plans is to enable the Bank to retain personnel of experience and ability in key positions of responsibility.  Employees and directors are eligible to receive benefits under these plans at the sole discretion of the sub-committee.  The total number of shares originally eligible to be granted as restricted stock under the 2000 Recognition and Retention Plan was 3,423,364.  Prior to stockholder approval of the 2012 Equity Incentive Plan, the 2000 Recognition and Retention Plan still had 358,767 shares available for future restricted stock grants.  The 2000 Recognition and Retention Plan plan will expire in April 2015 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The Company does not intend to award any additional grants from the 2000 Recognition and Retention Plan; instead, all future grants of restricted stock will be awarded from the 2012 Equity Incentive Plan, which had 2,363,000 shares originally eligible to be granted as restricted stock.  At September 30, 2012, the Company had 1,847,675 shares available for future grants of restricted stock under the 2012 Equity Incentive Plan.  This plan will expire in January 2027 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The vesting period of the restricted stock awards under the 2012 Equity Incentive Plan generally ranges from three to five years.

Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the plans, to the employee is recognized over the period during which the shares vest.  Compensation expense attributable to restricted stock awards during the years ended September 30, 2012, 2011, and 2010 totaled $827 thousand ($531 thousand, net of tax), $131 thousand ($88 thousand, net of tax), and $238 thousand ($153 thousand, net of tax), respectively.  The following provisions generally apply: 1) a recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and non-vested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company; 2) if a holder of such restricted stock terminates service for reasons other than death or disability, the holder forfeits all rights to the non-vested shares under restriction; and 3) if a participant’s service terminates as a result of death or disability, or if a change in control of the Company occurs, all restrictions expire and all non-vested shares become unrestricted.

A summary of restricted stock activity for the years ended September 30, 2012, 2011, and 2010 follows:

	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value
Unvested restricted stock
at beginning of year	13,582	$14.90	23,762	$15.07	34,177	$15.17
Granted	515,325	11.89	--	--	11,317	14.42
Vested	(18,046)	13.17	(10,180)	15.30	(21,732)	14.88
Unvested restricted stock
at end of year	510,861	$11.93	13,582	$14.90	23,762	$15.07

The estimated forfeiture rate for the restricted stock granted during the year ended September 30, 2012 was 0.88% and 0% during the years ended September 30, 2011 and 2010, respectively, based upon voluntary termination behavior and actual forfeitures.  The fair value of restricted stock that vested during the years ended September 30, 2012, 2011, and 2010 totaled $212 thousand, $120 thousand, and $324 thousand, respectively.  As of September 30, 2012, there was $5.4 million, net of estimated forfeitures, of unrecognized compensation cost related to non-vested restricted stock to be recognized over a weighted average period of 3.6 years.

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

The total amount of short-term performance plan awards provided for during the years ended September 30, 2012, 2011, and 2010 amounted to $2.0 million, $1.8 million and $1.7 million, respectively, of which $386 thousand, $345 thousand, and $332 thousand, respectively, was deferred under the deferred incentive bonus plan.  The deferrals, any earnings on those deferrals and increases in the market value of the phantom shares, if any, will be paid in 2014,  2015, and 2016.  During fiscal years 2012, 2011, and 2010, the amount expensed in conjunction with the deferred amounts was $162 thousand, $153 thousand, and $86 thousand, respectively.

12. COMMITMENTS AND CONTINGENCIES

The Bank had commitments outstanding to originate, refinance, purchase, or participate in loans as of September 30, 2012 and 2011 as follows:

	2012	2011
	(Dollars in thousands)
Originate/refinance fixed-rate	$102,449	$89,059
Originate/refinance adjustable-rate	18,272	24,047
Purchase/participate fixed-rate	81,107	30,650
Purchase/participate adjustable-rate	31,315	26,556
	$233,143	$170,312

As of September 30, 2012 and 2011, the Bank had approved but unadvanced home equity lines of credit of $261.8 million and $264.6 million, respectively.  As of September 30, 2012 and 2011, the Bank had unadvanced commitments on commercial loans of $239 thousand and $957 thousand, respectively.

Commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee.  Some of the commitments are expected to expire without being fully drawn upon; therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer.    As of September 30, 2012 and 2011, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a material adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2012 or future periods.

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

The Bank was required to start filing a Call Report with the OCC starting with the quarter ended March 31, 2012.  Prior to that date, the Bank filed a Thrift Financial Report with the OTS.  The capital ratios presented in the Call Report differ from that of the Thrift Financial Report.  The September 30, 2011 capital ratios presented in the table below are based on Thrift Financial Report guidelines while the September 30, 2012 capital ratios are based on the Call Report guidelines.  As of September 30, 2012 and 2011, the most recent regulatory guidelines categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized,” the Bank must maintain minimum capital ratios as set forth in the table below.  Management believes, as of September 30, 2012, that the Bank meets all capital adequacy requirements to which it is subject and there were no conditions or events subsequent to September 30, 2012 that would change the Bank’s category.  There are currently no regulatory capital requirements at the Company.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2012:
Tier 1 leverage ratio	$1,355,105	14.6%	$371,747	4.0%	$464,684	5.0%
Tier 1 risk-based capital	1,355,105	36.4	148,744	4.0	223,116	6.0
Total risk-based capital	1,366,205	36.7	297,489	8.0	371,861	10.0

As of September 30, 2011:
Tangible equity	$1,369,143	15.1%	$135,926	1.5%	N/A	N/A
Tier 1 (core) capital	1,369,143	15.1	362,469	4.0	$453,086	5.0%
Tier 1 (core) risk-based capital	1,369,143	37.9	N/A	N/A	216,551	6.0
Total risk-based capital	1,380,853	38.3	288,734	8.0	360,918	10.0

      A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2012 and 2011 is as follows:

	2012	2011
	(Dollars in thousands)
Total Bank equity as reported under GAAP	$1,379,357	$1,395,708
Unrealized gains on AFS securities	(24,179)	(26,314)
Other	(73)	(251)
Total Tier 1 capital	1,355,105	1,369,143
ACL(1)	11,100	11,710
Total risk-based capital	$1,366,205	$1,380,853

(1)The September 30, 2011 ACL amount represents the general valuation allowances calculated using the formula analysis.  SVAs were netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.

Generally, savings institutions, such as the Bank, may make capital distributions during any calendar year equal to earnings of the previous two calendar years and current year-to-date earnings.  It is generally required that the Bank remain well capitalized before and after the proposed distribution.  So long as the Bank continues to remain “well capitalized” after each capital distribution and operates in a safe and sound manner, it is management’s belief that the OCC and FRB will continue to allow the Bank to distribute its net income to the Company, although no assurance can be given in this regard.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements – ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  ASC 820 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirements for additional fair value measures.  ASC 820 was issued to increase consistency and comparability in reporting fair values.

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.  The Company did not have any liabilities that were measured at fair value at September 30, 2012 and 2011.  The Company’s AFS securities are recorded at fair value on a recurring basis.  Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as OREO, LHFS, and loans individually evaluated for impairment.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.

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

AFS Securities - The Company’s AFS securities portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as AOCI in stockholders’ equity.  The majority of the securities within the AFS portfolio are issued by U.S. GSEs.  The Company’s major security types based on the nature and risks of the securities are:

•

GSE Debentures – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking any embedded options into consideration and are discounted using current market yields for similar securities (Level 2).

•

Municipal Bonds – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking any embedded options into consideration and are discounted using current market yields for securities with similar credit profiles (Level 2).

•

Trust Preferred Securities – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking prepayment and underlying credit considerations into account.  The discount rates are derived from secondary trades and bid/offer prices (Level 3).

•

MBS – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined based on prepayment projections of the underlying mortgages and are discounted using current market yields for benchmark securities (Level 2).

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s AFS securities measured at fair value on a recurring basis at September 30, 2012 and 2011.

	September 30, 2012
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3) (1)
	(Dollars in thousands)
AFS Securities:
GSE debentures	$861,724	$--	$861,724	$--
Municipal bonds	2,516	--	2,516	--
Trust preferred securities	2,298	--	--	2,298
MBS	540,306	--	540,306	--
	$1,406,844	$--	$1,404,546	$2,298

	September 30, 2011
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3) (2)
	(Dollars in thousands)
AFS Securities:
GSE debentures	$748,308	$--	$748,308	$--
Municipal bonds	2,754	--	2,754	--
Trust preferred securities	2,941	--	--	2,941
MBS	732,436	--	732,436	--
	$1,486,439	$--	$1,483,498	$2,941

(1)The Company’s Level 3 AFS securities had no activity from September 30, 2011 to September 30, 2012, except for principal repayments of $996 thousand and reductions in net unrealized losses recognized in other comprehensive income.  Reductions of net unrealized losses included in other comprehensive income for the year ended September 30, 2012 were $78 thousand.

(2)The Company’s Level 3 AFS securities had no activity from September 30, 2010 to September 30, 2011, except for principal repayments of $87 thousand and reductions in net unrealized losses recognized in other comprehensive income.  Reductions of net unrealized losses included in other comprehensive income for the year ended September 30, 2011 were $115 thousand.

The following is a description of valuation methodologies used for significant assets measured at fair value on a non-recurring basis.

Loans Receivable – The unpaid principal balance of loans individually evaluated for impairment at September 30, 2012 and 2011 was $26.9 million and $72.0 million, respectively.  The decrease in the recorded investment of loans individually evaluated for impairment between September 30, 2011 and 2012 was due primarily to a change in our process of evaluating TDRs for impairment, as a result of the implementation of a new loan charge-off policy during the year ended September 30, 2012 in order to conform to OCC Call Report requirements as previously discussed in Note 4, Loans Receivable and Allowance for Credit Losses.  Substantially all of the loans individually evaluated for impairment were secured by residential real estate.  Fair values were estimated through current appraisals,  BPOs, or listing prices to ensure that the carrying value of the loan was not in excess of the fair value of the collateral, less estimated selling costs.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  Based on this evaluation, the Bank charged-off any loss amounts at September 30, 2012 per the Bank’s new loan charge-off policy implemented in January 2012; therefore there was no ACL related to these loans at September 30, 2012.  The ACL related to these loans at September 30, 2011 was $3.8 million.

OREO – OREO primarily represents residential real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at lower-of-cost or fair value.  Fair value is estimated through current appraisals,  BPOs or listing prices.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  The fair value of OREO at September 30, 2012 and 2011 was $8.0 million and $11.3 million, respectively.

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a non-recurring basis at September 30, 2012 and 2011.

	September 30, 2012
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
Loans individually evaluated for impairment	$26,890	$--	$--	$26,890
OREO	8,047	--	--	8,047
	$34,937	$--	$--	$34,937

	September 30, 2011
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
Loans individually evaluated for impairment	$72,048	$--	$--	$72,048
OREO	11,321	--	--	11,321
	$83,369	$--	$--	$83,369

Fair Value Disclosures – The Company determined estimated fair value amounts using available market information and a selection from a variety of valuation methodologies.  However, considerable judgment is required to interpret market data to develop the estimates of fair value.  Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.  The use of different market assumptions and estimation methodologies may have a material impact on the estimated fair value amounts.  The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2012 and 2011.  Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates.  The carrying amounts and estimated fair values of the Company’s financial instruments as of September 30, 2012 and 2011 were as follows:

	2012		2011
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$141,705	$141,705	$121,070	$121,070
AFS securities	1,406,844	1,406,844	1,486,439	1,486,439
HTM securities	1,887,947	1,969,899	2,370,117	2,434,392
Loans receivable	5,608,083	5,978,872	5,149,734	5,475,150
BOLI	58,012	58,012	56,534	56,534
Capital stock of FHLB	132,971	132,971	126,877	126,877
Liabilities:
Deposits	4,550,643	4,607,732	4,495,173	4,553,516
FHLB Advances	2,530,322	2,701,142	2,379,462	2,569,958
Other borrowings	365,000	388,761	515,000	545,096

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents – The carrying amounts of cash and cash equivalents are considered to approximate their fair value due to the nature of the financial asset (Level 1).

AFS and HTM Securities – Estimated fair values of securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  AFS securities are carried at estimated fair value.  HTM securities are carried at amortized cost.  (Level 2).

Loans Receivable – The fair value of one- to four-family mortgages and home equity loans are generally estimated using the present value of expected future cash flows, assuming future prepayments and using discount factors determined by prices obtained from securitization markets, less a discount for the cost of servicing and lack of liquidity. The estimated fair value of the Bank’s multi-family and consumer loans are based on the expected future cash flows assuming future prepayments and discount factors based on current offering rates. (Level 3).

BOLI – The carrying value of BOLI is considered to approximate its fair value due to the nature of the financial asset (Level 1).

Capital Stock of FHLB – The carrying value of FHLB stock equals cost.  The fair value is based on redemption at par value (Level 1).

Deposits – The estimated fair value of demand deposits, savings and money market accounts is the amount payable on demand at the reporting date.  The estimated fair value of these deposits at September 30, 2012 was $1.98 billion (Level 1).  The fair value of certificates of deposit is estimated by discounting future cash flows using current LIBOR rates.  The estimated fair value of certificates of deposit at September 30, 2012 was $2.63 billion (Level 2).

Advances from FHLB and Other Borrowings – The fair value of fixed-maturity borrowed funds is estimated by discounting estimated future cash flows using currently offered rates (Level 2).

15. SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events occurring subsequent to September 30, 2012, for potential recognition and disclosure.  There have been no material events or transactions which would require adjustments to the consolidated financial statements at September 30, 2012.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present summarized quarterly data for each of the years indicated for the Company.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(Dollars and counts in thousands, except per share amounts)
2012
Total interest and dividend income	$84,827	$83,274	$80,645	$79,305	$328,051
Net interest and dividend income	45,374	47,466	46,188	45,853	184,881
Provision for credit losses	540	1,500	--	--	2,040
Net income	18,789	19,315	18,673	17,736	74,513
Basic earnings per share	0.12	0.12	0.12	0.11	0.47
Diluted earnings per share	0.12	0.12	0.12	0.11	0.47
Dividends declared per share	0.175	0.075	0.075	0.075	0.400
Average number of basic shares outstanding	161,923	161,722	156,962	151,077	157,913
Average number of diluted shares outstanding	161,931	161,728	156,966	151,079	157,916

2011
Total interest and dividend income	$87,247	$84,941	$88,083	$86,594	$346,865
Net interest and dividend income	40,005	40,556	44,308	43,865	168,734
Provision for credit losses	650	520	1,240	1,650	4,060
Net income (loss)	(11,258)	15,636	17,259	16,766	38,403
Basic earnings (loss) per share	(0.07)	0.10	0.10	0.10	0.24
Diluted earnings (loss) per share	(0.07)	0.10	0.10	0.10	0.24
Dividends declared per share	0.800	0.675	0.075	0.075	1.625
Average number of basic shares outstanding	165,541	161,500	161,642	161,784	162,625
Average number of diluted shares outstanding	165,541	161,507	161,648	161,791	162,633

17. PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (see Note 1).  The Company’s (parent company only) balance sheets as of September 30, 2012 and 2011, and the related statements of income and cash flows for each of the three years in the period ended September 30, 2012 are as follows:

BALANCE SHEETS
SEPTEMBER 30, 2012 and 2011
(Dollars in thousands, except share amounts)

	2012	2011
ASSETS
Cash and cash equivalents	$308,648	$113,101
Investment in the Bank	1,379,357	1,395,708
AFS securities, at fair value (amortized cost of $60,074 and $362,271)	60,120	362,875
Note receivable - ESOP	50,087	52,759
Other assets	84	75
Accrued interest	263	1,812
Income tax receivable	3,092	2,855
Deferred income tax assets	7,103	10,409
TOTAL ASSETS	$1,808,754	$1,939,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$2,296	$65

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 100,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 1,400,000,000 shares authorized,
155,379,739 and 167,498,133 shares issued and outstanding
as of September 30, 2012 and 2011, respectively	1,554	1,675
Additional paid-in capital	1,292,122	1,392,567
Unearned compensation - ESOP	(47,575)	(50,547)
Retained earnings	536,150	569,127
AOCI, net of tax	24,207	26,707
Total stockholders’ equity	1,806,458	1,939,529

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,808,754	$1,939,594

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$88,871	$45,643	$84,869
Interest income from other investments	2,835	3,221	2,927
Interest income from securities	1,062	1,093	--
Total interest and dividend income	92,768	49,957	87,796

INTEREST EXPENSE	--	855	1,680

NET INTEREST AND DIVIDEND INCOME	92,768	49,102	86,116

OTHER INCOME	--	26	50

OTHER EXPENSES:
Contribution to Foundation	--	40,000	--
Salaries and employee benefits	838	856	929
Regulatory and outside services	276	337	493
Other, net	694	650	270
Total other expenses	1,808	41,843	1,692

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY
IN (EXCESS OF DISTRIBUTION OVER) UNDISTRIBUTED
EARNINGS OF SUBSIDIARY	90,960	7,285	84,474

INCOME TAX EXPENSE (BENEFIT)	731	(13,425)	(138)

INCOME BEFORE EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	90,229	20,710	84,612

EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(15,716)	17,693	(16,772)

NET INCOME	$74,513	$38,403	$67,840

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2012, 2011 and 2010
(Dollars in thousands)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,513	$38,403	$67,840
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in excess of distribution over/(undistributed)
earnings of subsidiary	15,716	(17,693)	16,772
Amortization/accretion of premiums/discounts	2,196	3,529	--
Other, net	1,549	(1,812)	1
Provision for deferred income taxes	5,422	(10,409)	--
Changes in:
Other assets	(9)	1,547	--
Income taxes receivable/payable	(2,160)	(2,927)	24
Accounts payable and accrued expenses	33	(355)	3
Net cash flows provided by operating activities	97,260	10,283	84,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Offering proceeds downstreamed to Bank	--	(567,422)	--
Purchase of AFS investment securities	--	(405,800)	--
Proceeds from maturities of AFS securities	300,000	40,000	--
Proceeds from maturities of Bank certificates	--	55,000	5,000
Purchase of Capitol Federal Financial, Inc. stock	--	--	(1)
Principal collected on notes receivable from ESOP	2,672	2,525	2,387
Net cash flows provided by/(used in) investing activities	302,672	(875,697)	7,386

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from stock offering (deferred offering costs)	--	1,094,101	(5,982)
Payment from subsidiary for purchase of common stock related to
restricted stock awards	6,128	--	162
Dividends paid	(63,768)	(150,110)	(48,400)
Repayment of other borrowings	--	(53,609)	--
Repurchase of common stock	(146,781)	--	(4,019)
Stock options exercised	36	35	210
Net cash flows (used in)/provided by financing activities	(204,385)	890,417	(58,029)

NET INCREASE IN CASH AND CASH EQUIVALENTS	195,547	25,003	33,997

CASH AND CASH EQUIVALENTS:
Beginning of year	113,101	88,098	54,101

End of year	$308,648	$113,101	$88,098

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest payments	$--	$1,274	$1,678

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:

Note to ESOP in exchange for common stock	$--	$47,260	$--

stockholder information

Annual Meeting

The Annual Meeting of Stockholders will be held at 10:00 a.m. local time on January 22, 2013 at the Bradbury Thompson Center, 1700 SW Jewell St on the Washburn University campus in Topeka, Kansas.

Stock Listing

Capitol Federal Financial, Inc. common stock is traded on the Global Select tier of the NASDAQ Stock Market under the symbol "CFFN".

Price Range of Common Stock

The high and low sales prices for the common stock as reported on the NASDAQ Stock Market, as well as dividends declared per share, are reflected in the table below. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. The sales prices for commom stock during the first quarter of fiscal year 2011 have been revised to reflect the 2.2637 exchange ratio in conjunction with the corporate reorganization in December 2010.

FISCAL YEAR 2012	HIGH	LOW	DIVIDENDS
First Quarter	$11.64	$10.30	$0.175
Second Quarter	$12.13	$11.38	$0.075
Third Quarter	$12.16	$11.16	$0.075
Fourth Quarter	$12.04	$11.45	$0.075

FISCAL YEAR 2011	HIGH	LOW	DIVIDENDS
First Quarter	$11.94	$10.16	$0.800
Second Quarter	$12.70	$11.17	$0.675
Third Quarter	$12.08	$10.93	$0.075
Fourth Quarter	$11.94	$10.28	$0.075

"It is the Board's intent to again pay 100 percent of our net earnings in fiscal year 2013 to our stockholders in the form of cash dividends."

During calendar year 2012, the Company paid $73.2 million in cash dividends, which consisted of $46.6 million of regular quarterly dividends, and a special year-end dividend of $26.6 million. The special year-end dividend is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal years 2012 and 2011, the first two years after the second-step stock conversion was completed in December 2010.

For fiscal year 2013, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank's regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company. The Company relies significantly upon capital distributions from the Bank to accumulate cash for the payment of dividends to Company stockholders. See Notes 1 and 13 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to make capital distributions.

At November 16, 2012, there were 152,907,557 shares of Capitol Federal Financial, Inc. common stock issued and outstanding and approximately 11,910 stockholders of record.

Stockholders and General Inquiries

James D. Wempe, Vice President
Capitol Federal Financial, Inc., 700 South Kansas Avenue, Topeka, KS 66603
(785) 270-6055
e-mail: jwempe@capfed.com

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 are available at no charge to stockholders upon request.

Transfer Agent

American Stock Transfer & Trust Company
6201 15th Avenue, Brooklyn, NY 11219
(800) 937-5449