Form 10-K, Exhibit 13
period 2013-09-30
Capitol Federal Financial Inc
filed 2013-11-29
CIK 1490906

2013 ANNUAL REPORT

BUILDING INTO THE FUTURE.

CAPITOL FEDERAL® FINANCIAL, INC.

Celebrating 120

Photos provided by McPherson Contractors

contents

1 Financial Highlights

2 Letter To Stockholders

4 Directors and Management

5 Financial Information

8 Management's Discussion and Analysis

52 Consolidated Financial Statements

101 Stockholder Information

locations

See **capfed.com** for a complete list of all of our branch and ATM locations. The counties in blue below represent the locations where we have branch locations.

financial highlights

	2013	2012	2011	2010	2009
			(dollars in thousands)		
Total Assets	$9,186,449	$9,378,304	$9,450,799	$8,487,130	$8,403,680
Loans Receivable, net	5,958,868	5,608,083	5,149,734	5,168,202	5,603,965
Securities:					
Available-for-Sale	1,069,967	1,406,844	1,486,439	1,060,366	1,623,995
Held-to-Maturity	1,718,023	1,887,947	2,370,117	1,880,154	849,176
Deposits	4,611,446	4,550,643	4,495,173	4,386,310	4,228,609
Borrowings	2,833,538	2,895,322	2,894,462	3,016,980	3,106,179
Equity	1,632,126	1,806,458	1,939,529	961,950	941,298
Net Income	69,340	74,513	38,403 (1)	67,840	66,298
Efficiency Ratio	48.13%	43.55%	68.30% (1)	43.99%	45.62%
Equity to Assets	17.77%	19.26%	20.52%	11.33%	11.20%

amount of dividends paid
(in millions)

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
69.1
149.7(2)
161.5(2)
48.7
48.0
13
12
11
10
09
Calendar Year

shares outstanding(3)

200
150
100
50
0
millions of shares
147.8
155.4
167.5
167.5
167.7
13
12
11
10
09
Fiscal Year

basic earnings per share(4)

$0.60
$0.40
$0.20
$0.00
0.48
0.47
0.40(1)
0.41
0.40
13
12
11
10
09
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

(2) Included in calendar year 2012 dividends paid is $76.5 million related to the True Blue® dividend paid in December 2012. Included in calendar year 2011 dividends paid is $96.8 million related to a one-time special cash dividend (welcome dividend) associated with the corporate reorganization in December 2010.

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

1

letter
TO STOCKHOLDERS

Dear Stockholders,

During fiscal year 2013 Capitol Federal® Savings (the "Bank") celebrated its 120th anniversary. Over the years many events have come and gone leaving a lasting impact on the operations of the Bank, and this year was no exception. This past year we have seen some unexpected and erratic changes in interest rates, new mortgage lending regulations were issued that will impact the way we lend to our customers, new capital requirements are being put into place, additional stress testing regulations were issued and many more. Just as we have before, the Bank and Capitol Federal® Financial, Inc. (the "Company") will meet the challenges that come our way.

The Company finished fiscal year 2013 strong with $69.3 million in earnings. We continue our commitment to returning stockholder value through our stock buyback program, paying out 100% of our earnings as dividends, and our True Blue® dividend in December 2012 which brought our fiscal year 2013 dividends to $1.00 per share.

Management and the Board continued its strategy of making the balance sheet efficient; increasing the balances of loans and deposits while decreasing the leverage in borrowings and securities. This strategy resulted in the Company having a consistent net interest margin, contributing to stability in earnings. Capital, as a percentage of assets, decreased to 17.8% from 19.3% at the end of fiscal year 2012, primarily the result of the repurchase of stock and the payment of the $0.52 True Blue dividend in December 2012. We continue to not compromise on asset quality and have positioned the Bank with appropriate technology and facilities to deliver the quality of customer service we have provided since our beginning.

Longer term interest rates rose in May and June of 2013 following announcements by Federal Reserve Bank Chairman Ben Bernanke indicating the intention of tapering the current quantitative easing program. Customers who had been waiting to purchase or refinance a home moved to action and applied for loans resulting in the Bank closing more than $1.54 billion in loans. As a result of the increase in mortgage rates at September 30, 2013 we were closing 30-year fixed-rate mortgages at rates higher than our current loan portfolio yield.

2

The strategy of moving more securities into loans resulted in a $350.8 million, or 6%, increase in the balance of our loan portfolio during the fiscal year. We maintained the balance of our portfolio of originated loans and, partnering with 26 correspondents, increased the balance of our correspondent loans to more than $1.04 billion. Our focus on growing retail deposits resulted in deposit balances increasing $60.8 million over the previous year. During fiscal year 2013 we rolled out our mobile banking application which includes the ability to make deposits remotely.

In addition to better aligning our balance sheet, the shift out of securities and into loans generally increased the yield on those assets by 1.86%. Additionally, during the year we were able to reprice borrowings down and reduce our overall borrowings cost by 46 basis points. These actions allowed the Company to maintain a nearly flat net interest margin while the net interest margin for many banks decreased.

During the current fiscal year we completed the remodel of our Home Office. As seen on the cover of this annual report, the building has been modernized on the exterior as well as the interior. We continued our focus on cost controls, which further levers the strategic changes made to the balance sheet, ending the year with an efficiency ratio well below industry averages at 48.13%.

The Capitol Federal Foundation continues to have a major impact on our communities through its gifts to housing initiatives, education, the United Way and other general charitable activities in the market areas we serve. The Foundation has given away over $40.0 million in charitable contributions since its founding in April 1999 and has assets in excess of $99.0 million.

With fiscal year 2013 closed and fiscal year 2014 beginning, the Board and management continue their commitment to pay out 100% of the earnings of the Company to stockholders.

We thank you for your continued support of management and the Board as we continue to make your investment in Capitol Federal True Blue.

Capitol

John B. Dicus, Chairman, President and CEO

3

directors

John B. Dicus	Chairman, President and CEO of Capitol Federal Financial, Inc. and Capitol Federal Savings Bank
Morris J. Huey II	Retired Executive Vice President, Chief Lending Officer for Capitol Federal Savings Bank
Jeffrey M. Johnson	President, Flint Hills National Golf Club
Michael T. McCoy, M.D.	Orthopedic Surgeon in Multi-Special Clinic and Co-Director of the Joint Center of Stormont-Vail Heathcare
James G. Morris	Retired Partner in Charge of the Financial Services Practice of the Kansas City office of KPMG LLP
Reginald L. Robinson	Professor of Law, Washburn University School of Law, Inaugural Director, Washburn University School of Law Center for Law and Government
Jeffrey R. Thompson	Chief Executive Officer, Salina Vortex Corporation
Marilyn S. Ward	Retired Executive Director of ERC/Resource & Referral

management

John B. Dicus	Chairman, President and CEO
Natalie G. Haag	Executive Vice President and General Counsel
Rick C. Jackson	Executive Vice President, Chief Lending Officer for Capitol Federal Savings Bank
Carlton A. Ricketts	Executive Vice President of Corporate Services for Capitol Federal Savings Bank
Kent G. Townsend	Executive Vice President, Chief Financial Officer and Treasurer
Frank H. Wright IV	Executive Vice President of Retail Operations for Capitol Federal Savings Bank
Tara D. Van Houweling	First Vice President and Reporting Director
Mary R. Culver	Corporate Secretary

Special Counsel	Silver, Freedman & Taff, L.L.P. , 3299 K Street, N.W. , Suite 100, Washington, DC 20007
Independent Auditors	Deloitte & Touche L.L.P. , 1100 Walnut, Suite 3300, Kansas City, MO 64106

4

financial information

Selected Consolidated Financial Data	6
Management's Discussion and Analysis of Financial Condition and Results of Operations	8
Management's Report on Internal Control Over Financial Reporting	48
Reports of Independent Registered Public Accounting Firm	49
Consolidated Financial Statements:	
Consolidated Balance Sheets as of September 30, 2013 and 2012	52
Consolidated Statements of Income for the Years Ended September 30, 2013, 2012, and 2011	54
Consolidated Statements of Comprehensive Income for the Years Ended September 30, 2013, 2012, and 2011	56
Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 2013, 2012, and 2011	57
Consolidated Statements of Cash Flows for the Years Ended September 30, 2013, 2012, and 2011	58
Notes to Consolidated Financial Statements for the Years Ended September 30, 2013, 2012, and 2011	60

5

SELECTED CONSOLIDATED FINANCIAL DATA

The summary information presented below under “Selected Balance Sheet Data” and “Selected Operations Data” for, and as of the end of, each of the years ended September 30 is derived from our audited consolidated financial statements.  The following information is only a summary and should be read in conjunction with our consolidated financial statements and notes beginning on page 52.  All share information prior to the second step conversion and stock offering completed in December 2010 (“the corporate reorganization”) has been revised to reflect the 2.2637 exchange ratio.

	September 30,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:
Total assets	$9,186,449	$9,378,304	$9,450,799	$8,487,130	$8,403,680
Loans receivable, net	5,958,868	5,608,083	5,149,734	5,168,202	5,603,965
Securities:
Available-for-sale (“AFS”)	1,069,967	1,406,844	1,486,439	1,060,366	1,623,995
Held-to-maturity (“HTM”)	1,718,023	1,887,947	2,370,117	1,880,154	849,176
Capital stock of Federal Home Loan Bank	128,530	132,971	126,877	120,866	133,064
Deposits	4,611,446	4,550,643	4,495,173	4,386,310	4,228,609
Federal Home Loan Bank (“FHLB”) borrowings	2,513,538	2,530,322	2,379,462	2,348,371	2,392,570
Other borrowings	320,000	365,000	515,000	668,609	713,609
Stockholders’ equity	1,632,126	1,806,458	1,939,529	961,950	941,298

	For the Year Ended September 30,
	2013	2012	2011		2010	2009
	(Dollars and counts in thousands, except per share amounts)
Selected Operations Data:
Total interest and dividend income	$298,554	$328,051	$346,865		$374,051	$412,786
Total interest expense	120,394	143,170	178,131		204,486	236,144
Net interest and dividend income	178,160	184,881	168,734		169,565	176,642
Provision for credit losses	(1,067)	2,040	4,060		8,881	6,391
Net interest and dividend income after
provision for credit losses	179,227	182,841	164,674		160,684	170,251
Retail fees and charges	15,342	15,915	15,509		17,789	18,023
Other non-interest income	7,947	8,318	9,486		16,622	10,571
Total non-interest income	23,289	24,233	24,995		34,411	28,594
Total non-interest expense	96,947	91,075	132,317		89,730	93,621
Income before income tax expense	105,569	115,999	57,352		105,365	105,224
Income tax expense	36,229	41,486	18,949		37,525	38,926
Net income	69,340	74,513	38,403		67,840	66,298

Basic earnings per share	$0.48	$0.47	$0.24	(1)	$0.41	$0.40
Average basic shares outstanding	144,847	157,913	162,625		165,862	165,576
Diluted earnings per share	$0.48	$0.47	$0.24	(1)	$0.41	$0.40
Average diluted shares outstanding	144,848	157,916	162,633		165,899	165,721

	2013		2012		2011		2010		2009
Selected Performance and Financial Ratios
and Other Data:
Performance Ratios:
Return on average assets	0.75%		0.79%		0.41	%(1)	0.80%		0.81%
Return on average equity	4.14		3.93		2.20	(1)	7.09		7.27
Dividends paid per share(2)	$1.00		$0.40		$1.63		$2.29		$2.11
Dividend payout ratio	211.75%		85.58%		390.88%		71.34%		66.47%
Ratio of operating expense to
average total assets	1.05		0.97		1.40	(1)	1.06		1.14
Efficiency ratio	48.13		43.55		68.30	(1)	43.99		45.62
Ratio of average interest-earning assets
to average interest-bearing liabilities	1.21	x	1.24	x	1.22	x	1.11	x	1.12	x
Interest rate spread information:
Average during period	1.70%		1.64%		1.42%		1.78%		1.86%
End of period	1.72		1.68		1.60		1.76		1.89
Net interest margin	1.97		2.01		1.84		2.06		2.20
Asset Quality Ratios:
Non-performing assets to total assets	0.33		0.43		0.40		0.49		0.46
Non-performing loans to total loans	0.44		0.57		0.51		0.62		0.55
Allowance for credit losses (“ACL”) to
non-performing loans	33.36		34.88		58.34		46.60		32.83
ACL to loans receivable, net	0.15		0.20		0.30		0.29		0.18
Capital Ratios:
Equity to total assets at end of period	17.77		19.26		20.52		11.33		11.20
Average equity to average assets	18.12		20.11		18.50		11.30		11.08

Regulatory Capital Ratios of Bank:
Tier 1 leverage ratio	14.8		14.6		15.1		9.8		10.0
Tier 1 risk-based capital	35.6		36.4		37.9		23.5		23.2
Total risk-based capital	35.9		36.7		38.3		23.8		23.3

Other Data:
Number of traditional offices	36		36		35		35		33
Number of in-store offices	10		10		10		11		9

(1)

Excluding the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation (“the Foundation”) in connection with Capitol Federal Financial’s conversion from a mutual holding company form of organization to a stock form of organization, basic and diluted earnings per share would have been $0.40, return on average assets would have been 0.68%, return on average equity would have been 3.69%, the ratio of operating expense to average total assets would have been 0.98%, and the efficiency ratio would have been 47.65%. This adjusted financial data is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Results of Operations for the Years Ended September 30, 2012 and 2011 – Non-GAAP Presentation.”

(2)

For fiscal years 2009 and 2010, Capitol Federal Savings Bank MHC (“MHC”) owned a majority of the outstanding shares of Capitol Federal Financial common stock and waived its right to receive dividends paid on the common stock with the exception of the $0.50 per share dividend paid on 500,000 shares in February 2010.  Public shares excluded shares held by MHC, as well as unallocated shares held in the Capitol Federal Financial Employee Stock Ownership Plan (“ESOP”).  In December 2010, Capitol Federal Financial completed its conversion from a mutual holding company form of organization to a stock form of organization and the ownership portion of MHC was sold in a public offering.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Executive Summary” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Capitol Federal Financial, Inc. (the “Company”) is the holding company and the sole shareholder of Capitol Federal Savings Bank (the “Bank”).  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CFFN.”

Private Securities Litigation Reform Act—Safe Harbor Statement

We may, from time to time, make written or oral “forward‑looking statements”, including statements contained in our filings with the Securities and Exchange Commission (“SEC”).  These forward-looking statements may be included in this annual report to stockholders and in other communications by the Company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and other similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates, and intentions expressed in the forward-looking statements:

•	our ability to continue to maintain overhead costs at reasonable levels;
•	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market areas or to purchase loans through correspondents;
•	our ability to invest funds in wholesale or secondary markets at favorable yields as compared to the related funding source;
•	our ability to access cost-effective funding;
•

the future earnings and capital levels of the Bank and the continued non-objection by our primary federal banking regulators, to the extent required, to distribute capital from the Bank to the Company, which could affect the ability of the Company to pay dividends in accordance with its dividend policy;

•	fluctuations in deposit flows, loan demand, and/or real estate values, as well as unemployment levels, which may adversely affect our business;
•

the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs, changes in property values, and changes in estimates of the adequacy of the ACL;

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
•

the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities, consumer protection and insurance and the impact of other governmental initiatives affecting the financial services industry;

•	implementing business initiatives may be more difficult or expensive than anticipated;
•	technological changes;
•	acquisitions and dispositions;
•	changes in consumer spending and saving habits; and
•	our success at managing the risks involved in our business.

This list of important factors is not all inclusive.  We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

The following discussion and analysis is intended to assist in understanding the financial condition, results of operations, liquidity, and capital resources of the Company.  The Bank comprises almost all of the consolidated assets and liabilities of the Company and the Company is dependent primarily upon the performance of the Bank for the results of its operations.  Because of this relationship, references to management actions, strategies and results of actions apply to both the Bank and the Company.

Executive Summary

The following summary should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations in its entirety.

In December 2010, we completed our conversion from a mutual holding company form of organization to a stock form of organization (“the corporate reorganization”).  Capitol Federal Financial, which owned 100% of the Bank, was succeeded by Capitol Federal Financial, Inc.  As part of the corporate reorganization Capitol Federal Financial, Inc. sold 118,150,000 shares of common stock (which represented MHC’s ownership interest in Capitol Federal Financial) at $10.00 per share in a public stock offering.  Concurrent with the completion of the offering, shares of Capitol Federal Financial common stock owned by public stockholders were exchanged for 2.2637 shares of Capitol Federal Financial, Inc.’s common stock.  The net proceeds from the stock offering were $1.13 billion, of which 50%, or $567.4 million, was contributed to the Bank as a capital contribution as was required by the Bank’ regulator at the time.  The other 50% of the proceeds remained at Capitol Federal Financial, Inc., of which $40.0 million was contributed to the Bank’s charitable foundation, Capitol Federal Foundation, and $47.3 million was loaned to the ESOP for its purchase of Capitol Federal Financial, Inc. shares in the stock offering.

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

We have been, and intend to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve.  We attract retail deposits from the general public and invest those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  To a lesser extent, we also originate consumer loans primarily secured by first mortgages on one- to four-family residences,  multi-family and commercial real estate loans, and construction loans for one- to four-family residences, multi-family, and commercial properties.  While our primary business is the origination of one- to four-family mortgage loans funded through retail deposits, we also purchase whole one- to four-family mortgage loans from correspondent and nationwide lenders, participate in loans with other lenders that are secured by commercial real estate and commercial properties, and invest in certain investment securities and mortgage-backed securities (“MBS”) using funding from retail deposits, FHLB borrowings, and repurchase agreements.  The Company is significantly affected by prevailing economic conditions including federal monetary and fiscal policies and federal regulation of financial institutions.  Retail deposit balances are influenced by a number of factors including interest rates paid on competing investment products, the level of personal income, and the personal rate of savings within our market areas.  Lending activities are influenced by the demand for housing and other loans, our loan underwriting guidelines compared to those of our competitors, as well as interest rate pricing competition from other lending institutions.  The primary sources of funds for lending activities include deposits, loan repayments, investment income, borrowings, and funds provided from operations.

The Company’s results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, MBS, investment securities, and cash, and the interest paid on deposits and borrowings.  On a weekly basis, management reviews deposit flows, loan demand, cash levels, and changes in several market rates to assess all pricing strategies.  The Bank’s pricing strategy for first mortgage loan products includes setting interest rates based on secondary market prices and local competitor pricing for our local lending markets, and secondary market prices and national competitor pricing for our correspondent lending markets.  Generally, deposit pricing is based upon a survey of competitors in the Bank’s market areas, and the need to attract funding and retain maturing deposits.  The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our retail deposits have maturity or repricing dates of less than two years.

The Federal Open Market Committee of the Federal Reserve (the “FOMC”) noted in their October 2013 statement that economic activity has continued to expand at a moderate pace.  Although the unemployment rate remains elevated, labor market conditions have shown further signs of improvement.  The FOMC stated that household spending and business fixed investment have advanced, but recovery in the housing sector slowed somewhat in recent months and fiscal policy is restraining economic growth.  Inflation has fluctuated due to changes in energy prices, but otherwise has been running below the FOMC’s longer-run objective and longer-term inflationary expectations have remained stable.  The FOMC decided to continue its existing policy of reinvesting principal payments from its holdings of agency debt and agency MBS in agency MBS and will continue to purchase additional longer-term Treasury securities at a pace of $45 billion per month and agency MBS at a pace of $40 billion per month.  The FOMC indicated that it believes that these actions, taken together, should maintain downward pressure on longer-term interest rates, support mortgage markets, and help to make broader financial conditions more accommodative.  The FOMC stated that it will closely monitor incoming information on economic and financial developments in coming months and will continue its purchases until the outlook for the labor market improves substantially in the context of price stability.  The FOMC remarked that it will continue to maintain the overnight lending rate at zero to 0.25% as long as the unemployment rate remains above 6.5%, inflation between one and two years ahead is projected to be no more than a half percentage point above the FOMC’s 2% longer-run goal, and longer-term inflation expectations continue to be well anchored.  When the FOMC decides to begin to remove policy accommodation, they will take a balanced approach consistent with their longer-run goals of maximum employment and inflation of 2%.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans.  As of October 2013, the unemployment rate was 5.6% for Kansas and 6.5% for Missouri, compared to the national average of 7.3% based on information from the Bureau of Economic Analysis.  The unemployment rate remains lower in our market areas, relative to the national average, due to diversified industries within our market areas, primarily in the Kansas City metropolitan statistical area.  Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, has an average household income of approximately $80 thousand per annum, based on 2013 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau.  The average household income in our combined market areas is approximately $69 thousand per annum, with 91% of the population at or above the poverty level, also based on the 2013 estimates from the American Community Survey.  The Federal Housing Finance Agency (“FHFA”) price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike other market areas of the United States, which indicates relative stability in property values in our local market areas.

Total assets were $9.19 billion at September 30, 2013 compared to $9.38 billion at September 30, 2012.  The $191.9 million decrease was due primarily to a $506.8 million decrease in the securities portfolio, partially offset by a $350.8 million, or 6.3%, increase in the loan portfolio.  Of the $506.8 million decrease in the securities portfolio, $60.0 million related to securities at the holding company level, the proceeds from which were used to pay dividends to stockholders and repurchase stock.  The remaining cash flows from the securities portfolio which were not reinvested were used, in part, to fund loan growth.  The net increase in the loan portfolio was due primarily to originations and correspondent one- to four-family loan purchases outpacing principal repayments between periods.

Total liabilities were $7.55 billion at September 30, 2013 compared to $7.57 billion at September 30, 2012.  The $17.5 million decrease was due primarily to a $45.0 million decrease in repurchase agreements, a $16.8 million decrease in FHLB borrowings, and a $12.9 million decrease in accounts payable and accrued expenses, partially offset by a $60.8 million increase in deposits between period ends.    The decrease in repurchase agreements and FHLB borrowings between periods was due primarily to maturities not being replaced in their entirety.  The increase in the deposit portfolio was due primarily to a $49.4 million increase in the checking portfolio, a $22.2 million increase in the savings portfolio, and a $17.6 million increase in the money market portfolio, partially offset by a $28.5 million decrease in the certificate of deposit portfolio.

Stockholders’ equity was $1.63 billion at September 30, 2013 compared to $1.81 billion at September 30, 2012.  The $174.3 million decrease was due primarily to the payment of $146.8 million of dividends and the repurchase of $89.4 million of stock, partially offset by net income of $69.3 million.  The $146.8 million of dividends paid during the current fiscal year consisted of a $0.52 per share True Blue® dividend, an $0.18 per share special year-end dividend related to fiscal year 2012 earnings per the Company’s dividend policy, and four regular quarterly dividends of $0.075 per share.    During fiscal year 2013, the Company repurchased 7,544,796 shares of common stock at an average price of $11.85 per share, or $89.4 million.  As of September 30, 2013, $129.6 million was available for repurchasing shares under the Company’s current repurchase plan.

Net income for fiscal year 2013 was $69.3 million, compared to net income of $74.5 million for fiscal year 2012.  The $5.2 million, or 6.9%, decrease in net income was due primarily to a $6.7 million decrease in net interest income and a $5.9 million increase in non-interest expense, partially offset by a $5.3 million decrease in income tax expense and a $3.1 million decrease in provision for credit losses.  The net interest margin was 1.97% for the current fiscal year compared to 2.01% in the prior fiscal year.  Decreases in the cost of funds and a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans mitigated the decrease in the net interest margin during the current fiscal year, but were not enough to fully offset the impact of decreasing asset yields.

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

Allowance for Credit Losses.   The Company maintains an ACL to absorb inherent losses in the loan portfolio based upon ongoing quarterly assessments of the loan portfolio.  The ACL is maintained through provisions for credit losses which are either charged or credited to income.  The methodology for determining the ACL is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded ACL.  Additionally, bank regulators have the ability to require the Bank, as they can require all banks, to increase the ACL or recognize additional charge-offs based upon their judgments, which may differ from management’s judgments.  Although management believes that the Bank has established and maintained the ACL at appropriate levels, additions may be necessary if economic and other conditions worsen substantially from the current operating environment, and/or if bank regulators require the Bank to increase the ACL and/or recognize additional charge-offs.

Our primary lending emphasis is the origination and purchase of one- to four-family first mortgage loans on residential properties and, to a lesser extent, home equity and second mortgage loans on one- to four-family residential properties, resulting in a loan concentration in residential mortgage loans.  As a result of our lending practices, we also have a concentration of loans secured by real property located in Kansas and Missouri.  At September 30, 2013,  approximately 66% and 17% of the Bank’s loans were secured by real property located in Kansas and Missouri, respectively.  We believe the primary risks inherent in our one- to four-family and consumer loan portfolios are a decline in economic conditions, elevated levels of unemployment or underemployment, and declines in residential real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future loan loss provisions.  Although the multi-family and commercial loan portfolio is subject to the same risk of declines in economic conditions, the primary risk characteristics inherent in this portfolio include the ability of the borrower to sustain sufficient cash flows from leases and to control expenses to satisfy their contractual debt payments, and/or the ability to utilize personal and/or business resources to pay their contractual debt payments if the cash flows are not sufficient.

Generally, when a one- to four-family secured loan is 180 days delinquent or in foreclosure, new collateral values are obtained through appraisals.  If the estimated fair value of the collateral, less estimated costs to sell, is less than the current loan balance, the difference is charged-off.  Anticipated private mortgage insurance proceeds are taken into consideration when calculating the amount of the charge-off.  An updated appraisal is requested, at a minimum, every 12 months thereafter if the loan remains 180 days or more delinquent or in foreclosure.  If the Bank holds the first and second mortgage, both loans are combined when evaluating whether there is a potential loss on the loan.  Charge-offs for real estate-secured loans may also occur at any time if the Bank has knowledge of the existence of a potential loss.  For all real estate loans that are not secured by one- to four-family property, losses are charged-off when the collection of such amounts is unlikely.  When a non-real estate secured loan is 120 days delinquent, any identified losses are charged-off.

Each quarter, we prepare a formula analysis which segregates our loan portfolio into categories based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate and adjustable-rate/interest-only), loan source (originated and correspondent purchased, or bulk purchased), loan-to-value (“LTV”) ratios, borrower’s credit score and payment status (i.e. current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined LTV ratio.  All loans that are not individually evaluated for loss are included in the formula analysis.

Quantitative loss factors are applied to each loan category in the formula analysis based on the historical net loss experience for each respective loan category.  Additionally, qualitative loss factors that management believes impact the collectability of the loan portfolio as of the evaluation date are applied to certain loan categories.  Such qualitative factors include changes in collateral values, unemployment rates, credit scores and delinquent loan trends.  Loss factors increase as loans are classified or become delinquent.  Additionally, troubled debt restructurings (“TDRs”) that have not been individually evaluated for loss are included in a category within the formula analysis model with an overall higher qualitative loss factor than corresponding performing loans, for the life of the loan.

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

Management utilizes the formula analysis, along with considering several other data elements, when evaluating the adequacy of the ACL.  Such data elements include the trend and composition of delinquent loans, results of foreclosed property and short sale transactions, charge-off trends, the current status and trends of local and national economies (particularly levels of unemployment), trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations.  Since our loan portfolio is primarily concentrated in one- to four-family real estate, management monitors residential real estate market value trends in the Bank’s local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and management’s general and specific knowledge of the real estate markets in which we lend, in order to determine what impact, if any, such trends may have on the level of ACL.  Reviewing these data elements assists management in evaluating the overall credit quality of the loan portfolio and the reasonableness of the ACL on an ongoing basis, and whether changes need to be made to our ACL methodology.  In addition, the adequacy of the Company’s ACL is reviewed during bank regulatory examinations.  We consider any comments from our regulators when assessing the appropriateness of our ACL.  We seek to apply ACL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.

Fair Value Measurements.  The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures, per the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  The Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the underlying assumptions used to determine fair value, with Level 1 (quoted prices for identical assets in an active market) being considered the most reliable, and Level 3 having the most unobservable inputs and therefore being considered the least reliable.  The Company bases its fair values on the price that would be received from the sale of an asset in an orderly transaction between market participants at the measurement date.  The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  The Company did not have any liabilities that were measured at fair value at September 30, 2013.

The Company’s AFS securities are its most significant assets measured at fair value on a recurring basis.  Changes in the fair value of AFS securities are recorded, net of tax, in accumulated other comprehensive income (“AOCI”) which is a component of stockholders’ equity.  As part of determining fair value, the Company obtains fair values for all AFS securities from independent nationally recognized pricing services.  Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing, discounted cash flow models, and similar techniques.   The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There is one security, with a balance of $2.4 million at September 30, 2013, in the AFS portfolio that has significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  This AFS security is classified as Level 3.  All other AFS securities are classified as Level 2.

Loans individually evaluated for impairment and other real estate owned (“OREO”) are the Company’s significant assets measured at fair value on a non-recurring basis.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.  Fair value for these assets is estimated using current appraisals or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.

Recent Accounting Pronouncements.  For a discussion of Recent Accounting Pronouncements, see “Notes to Financial Statements – Note 1 – Summary of Significant Accounting Policies.”

Management Strategy

We are a community-oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide qualified borrowers the broadest possible access to home ownership through our mortgage lending programs and to offer a complete set of personal banking products and services to our customers.  We strive to enhance stockholder value while maintaining a strong capital position.  To achieve these goals, we focus on the following strategies:

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

•

Retail Financial Services.  We offer a wide array of deposit products and retail services.  These products include checking, savings, money market, certificates of deposit, and retirement accounts.  These products and services are provided through a branch network of 46 locations, including traditional branches and retail in-store locations, our call center which operates on extended hours, mobile banking, telephone banking and bill payment services, and online banking and bill payment services.

•

Cost Control.  We generally are very effective at controlling our costs of operations.  By using technology, we are able to centralize our lending and deposit support functions for efficient processing.  We have located our branches to serve a broad range of customers through relatively few branch locations.  Our average deposit base per traditional branch at September 30, 2013 was approximately $113.4 million.  This large average deposit base per branch helps to control costs.  Our one- to four-family lending strategy and our effective management of credit risk allows us to service a large portfolio of loans at efficient levels because it costs less to service a portfolio of performing loans.

•

Asset Quality.  We utilize underwriting standards for our lending products that are designed to limit our exposure to credit risk.  We require complete documentation for both originated and purchased loans, and make credit decisions based on our assessment of the borrower’s ability to repay the loan in accordance with its terms.  See additional discussion of asset quality in “Part I, Item 1. Business – Asset Quality – Loans and Other Real Estate Owned” of the Annual Report on Form 10-K.

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

•

Stockholder Value.  We strive to enhance stockholder value while maintaining a strong capital position.  One way that we continue to provide returns to stockholders is through our dividend payments.  Total dividends declared and paid during fiscal year 2013 were $146.8 million.  The Company’s cash dividend payout policy is reviewed quarterly by management and the Board of Directors, and the ability to pay dividends under the policy depends upon a number of factors, including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company level.  It is the Board of Directors’ intentions to continue to pay regular quarterly and special cash dividends each year.  For fiscal year 2014, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.  Another way we have provided returns to stockholders is through our share repurchase programs.  During fiscal year 2013, the Company repurchased 7,544,796 shares of common stock at an average price of $11.85 per share, or $89.4 million.

•

Interest Rate Risk Management.  Changes in interest rates are our primary market risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities.  As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities.  In order to maintain what we believe to be acceptable levels of net interest income in varying interest rate environments, we actively manage our interest rate risk and assume a moderate amount of interest rate risk consistent with board policies.

Quantitative and Qualitative Disclosure about Market Risk

Asset and Liability Management and Market Risk

The risk associated with changes in interest rates on the earnings of the Bank and the market value of its financial assets and liabilities is known as interest rate risk.  Interest rate risk is our most significant market risk and our ability to adapt to changes in interest rates is known as interest rate risk management.  The rates of interest the Bank earns on its assets and pays on its liabilities are generally established contractually for a period of time.  Fluctuations in interest rates have a significant impact not only upon our net income, but also upon the cash flows and market values of our assets and liabilities.  Our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities.  The analyses presented in the tables within this section reflect the level of market risk at the Bank and does not include the assets of the Company, at the holding company level, other than cash that was deposited at the Bank as of the dates reported, which is reflected in the Bank’s tables below.

The general objective of our interest rate risk management program is to determine and manage an appropriate level of interest rate risk while maximizing net interest income in a manner consistent with our policy to reduce, to the extent practicable, the exposure of net interest income to changes in market interest rates.  The Asset and Liability Committee (“ALCO”) regularly reviews the interest rate risk exposure of the Bank by forecasting the impact of hypothetical, alternative interest rate environments on net interest income and the market value of portfolio equity (“MVPE”) at various dates.  The MVPE is defined as the net of the present value of cash flows from existing assets, liabilities, and off-balance sheet instruments.  The present values are determined based upon market conditions as of the date of the analysis, as well as in alternative interest rate environments providing potential changes in the MVPE under those alternative interest rate environments.  Net interest income is projected in the same alternative interest rate environments with both a static balance sheet and with management strategies considered.  The MVPE and net interest income analyses are also conducted to estimate our sensitivity to rates for future time horizons based upon market conditions as of the date of the analysis.  In addition to the interest rate environments presented below, management also reviews the impact of non-parallel rate shock scenarios on a quarterly basis.  These scenarios consist of flattening and steepening the yield curve by changing short-term and long-term interest rates independent of each other, and simulating cash flows and determining valuations as a result of these hypothetical changes in interest rates to identify rate environments that pose the greatest risk to the Bank.  This analysis helps management quantify the Bank’s exposure to changes in the shape of the yield curve.

Based upon management’s recommendations, the Board of Directors sets the asset and liability management policies of the Bank.  These policies are implemented by ALCO.  The purpose of ALCO is to communicate, coordinate and control asset and liability management consistent with board-approved policies.  ALCO’s objectives are to manage assets and funding sources to produce the highest profitability balanced against liquidity, capital adequacy and risk management objectives.  At each monthly meeting, ALCO recommends appropriate strategy changes.  The Chief Financial Officer, or his designee, is responsible for executing, reviewing, and reporting on the results of the policy recommendations and strategies to the Board of Directors, generally on a monthly basis.

The ability to maximize net interest income is dependent largely upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates.  The asset and liability repricing gap is a measure of the difference between the amount of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.  The difference provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities maturing or repricing during the same period.  A gap is considered negative when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets maturing or repricing during the same period.  Generally, during a period of rising interest rates, a negative gap within shorter repricing periods adversely affects net interest income, while a positive gap within shorter repricing periods positively affects net interest income.  During a period of falling interest rates, the opposite would generally be true.

Management recognizes that dramatic changes in interest rates within a short period of time can cause an increase in our interest rate risk relative to the balance sheet.  At times, ALCO may recommend increasing our interest rate risk exposure in an effort to increase our net interest margin, while maintaining compliance with established board limits for interest rate risk sensitivity.  Management believes that maintaining and improving earnings is the best way to preserve a strong capital position.  Management recognizes the need, in certain interest rate environments, to limit the Bank’s exposure to changing interest rates and may implement strategies to reduce our interest rate risk which could, as a result, reduce earnings in the short-term.  To minimize the potential for adverse effects of material and prolonged changes in interest rates on our results of operations, we have adopted asset and liability management policies to better balance the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities based on existing local and national interest rates.

During periods of economic uncertainty, rising interest rates, or extreme competition for loans, the Bank’s ability to originate or purchase loans may be adversely affected.  In such situations, the Bank alternatively may invest its funds in investment securities or MBS.  These investments may have rates of interest lower than rates we could receive on loans, if we were able to originate or purchase them, potentially reducing the Bank’s interest income.

At September 30, 2013, the Bank’s one-year gap between interest-earning assets and interest-bearing liabilities was $371.3 million, or 4.04% of total assets.  Interest-earning assets repricing to lower rates at a faster pace than interest-bearing liabilities will generally result in net interest margin compression.  Due to the increase in interest rates that occurred beginning in May of 2013, the amount of cash flows from mortgage-related assets and callable agency debentures dropped significantly as fewer borrowers and agency debt issuers had an economic incentive to lower their costs.  Should interest rates continue to rise, the amount of interest-earning assets that are expected to reprice will likely continue to decrease.  The majority of the Bank’s interest-bearing liabilities (borrowings and certificate of deposit portfolios) are contractual and generally cannot be terminated early without penalty; therefore, the amount expected to reprice in a given period is not usually impacted by changes in market interest rates.  If rates were to increase 200 basis points, the Bank’s one-year gap would be negative $(162.5) million, or (1.77)% of total assets.  The majority of interest-earning assets anticipated to reprice in fiscal year 2014 are mortgages and MBS, both of which may prepay and/or be refinanced or endorsed.  Should interest rates decrease, borrowers would have an economic incentive to refinance or endorse loans to lower market interest rates.  This would significantly increase the amount of cash flows anticipated to reprice to lower market interest rates, as evidenced by the volume of mortgages that were endorsed and refinanced during the first three quarters of fiscal year 2013 as a result of low market interest rates.  In addition, as rates fall, cash flows from the Bank’s callable investment securities would be anticipated to increase as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at lower market rates.  Any decrease in the net interest margin due to interest-earning assets repricing will likely be at least partially offset by a decrease in our cost of funds.

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

General assumptions used by management to evaluate the sensitivity of our financial performance to changes in interest rates presented in the tables below are utilized in, and set forth under, the gap table and related notes.  Although management finds these assumptions reasonable given the constraints described above, the interest rate sensitivity of our assets and liabilities and the estimated effects of changes in interest rates on our net interest income and MVPE indicated in the below tables could vary substantially if different assumptions were used or actual experience differs from these assumptions.  To illustrate this point, the projected cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities within the next 12 months as a percent of total assets (“one-year gap”) is also provided for an up 200 basis point scenario, as of September 30, 2013.

Qualitative Disclosure about Market Risk

Percentage Change in Net Interest Income.    For each period presented in the following table, the estimated percentage change in the Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates is presented.  The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment (“base case”, assumes the forward market and product interest rates implied by the yield curve are realized) and the estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates).  Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented.  The estimation of net interest income does not include any projected gains or losses related to the sale of loans or securities, or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments.  It is important to consider that estimated changes in net interest income are for a cumulative four-quarter period.  These do not reflect the earnings expectations of management.

Change	Percentage Change in Net Interest Income
(in Basis Points)	At September 30,
in Interest Rates(1)	2013	2012
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	(2.29)%	5.00%
+200 bp	(4.76)%	3.79%
+300 bp	(7.89)%	1.54%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

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

The projected percentage change in net interest income was more adversely impacted by higher interest rates at September 30, 2013 than at September 30, 2012.  This was largely driven by a decrease in mortgage-related assets projected to reprice in the next 12 months at September 30, 2013, as compared to September 30, 2012.  The decrease in mortgage-related assets projected to reprice was due primarily to market interest rates, particularly mortgage interest rates, being higher at September 30, 2013 than at September 30, 2012.  Since mortgage interest rates were higher, borrowers had less economic incentive to refinance or endorse their mortgage at September 30, 2013, as compared to the previous year. As interest rates rise, these assets reprice to the higher interest rates faster than do liabilities, thus increasing net interest income projections compared to the base case.  However, the more interest rates rise, the less economic incentive and ability borrowers and agency debt issuers have to modify their cost of debt; thus, cash flows available to reprice are significantly reduced.  Consequently, the benefit of rising interest rates to net interest income diminishes as interest rates rise due to a reduction in projected asset cash flows.  At September 30, 2013, in all interest rate environments, cash flows related to assets diminished to such levels that the benefit of reinvesting those cash flows at higher interest rates was more than offset by the cost of cash flows from liabilities repricing to a higher interest rate.   In addition, as the Bank received cash flows from these assets throughout fiscal year 2013 and as assets were refinanced, endorsed, or purchased, the cash flows from and the repricing of these assets were generally priced at current market rates, which were generally less than the average rates of our existing portfolios.  As a result, cash flow projections on these assets lengthen, generally beyond the one year horizon.  See the Gap Table discussion below for additional information.

Percentage Change in MVPE.    The following table sets forth the estimated percentage change in the MVPE for each period presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The percentage change in each interest rate environment represents the difference between the MVPE in the base case and the MVPE in each alternative interest rate environment.  The estimations of the MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented, and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table below presents the effects of the changes in interest rates on our assets and liabilities as they mature, repay, or reprice, as shown by the change in the MVPE for alternative interest rates.

Change	Percentage Change in MVPE
(in Basis Points)	At September 30,
in Interest Rates(1)	2013	2012
-100 bp	N/A	N/A
000 bp	--	--
+100 bp	(11.44)%	3.09%
+200 bp	(23.86)%	(3.72)%
+300 bp	(36.36)%	(13.79)%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE.  The market value of an asset or liability reflects the present value of all the projected cash flows over its remaining life, discounted at current market interest rates.  As interest rates rise, generally the market value for both financial assets and liabilities decrease.  The opposite is generally true as interest rates fall.  The MVPE represents the theoretical market value of capital that is calculated by netting the market value of assets, liabilities, and off-balance sheet instruments.  If the market values of financial assets increase at a faster pace than the market values of financial liabilities, or if the market values of financial liabilities decrease at a faster pace than the market values of financial assets, the MVPE will increase.  The magnitude of the changes in the Bank’s MVPE represents the Bank’s interest rate risk.  The market value of shorter term-to-maturity financial instruments is less sensitive to changes in interest rates than are longer term-to-maturity financial instruments.  Because of this, the market values of our certificates of deposit (which generally have relatively shorter average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which generally have relatively longer average lives).  The average life expected on our mortgage-related assets varies under different interest rate environments because borrowers have the ability to prepay their mortgage loans.  Therefore, as interest rates decrease, the weighted average life (“WAL”) of mortgage-related assets decrease as well.  As interest rates increase, the WAL would be expected to increase, as well as increasing the sensitivity of these assets in higher rate environments.

At September 30, 2013, the percentage change in the Bank’s MVPE was more adversely impacted by higher interest rates than at September 30, 2012.  This was due primarily to higher interest rates, particularly higher mortgage interest rates, at September 30, 2013 than at September 30, 2012.  As interest rates rise, projected prepayments decrease as fewer borrowers have an economic incentive to refinance or endorse the mortgage to a lower interest rate.  Prepayments in the higher interest rate environments will likely only be realized through changes in borrowers’ lives such as divorce, death, job-related relocations, or other life changing events, resulting in an increase in the average life of mortgage-related assets.  Also, call projections for the Bank’s callable agency debentures decrease as interest rates rise, which results in their cash flows moving towards their contractual maturity dates.  The longer expected average lives of these assets, relative to the assumptions in the base case interest rate environment, increased the sensitivity of their market value to changes in interest rates.  As a result, the market value of the Bank’s financial assets decreased more than the decrease in the market value of its financial liabilities, resulting in a decrease in the MVPE in all interest rate environments at September 30, 2013.

Gap Table.    The gap table summarizes the anticipated maturities or repricing periods of the Bank’s interest-earning assets and interest-bearing liabilities as of September 30, 2013, based on the information and assumptions set forth in the notes below.

	Within	Three to	More Than	More Than
	Three	Twelve	One Year to	Three Years	Over
	Months	Months	Three Years	to Five Years	Five Years	Total
Interest-earning assets:	(Dollars in thousands)
Loans receivable:(1)
Mortgage loans:
Fixed	$211,071	$596,112	$1,052,751	$663,211	$2,206,315	$4,729,460
Adjustable	77,594	668,806	277,684	72,517	26,183	1,122,784
Other loans	116,101	10,452	9,169	2,332	2,012	140,066
Investment securities(2)	84,087	109,856	64,831	409,370	79,155	747,299
MBS(3)	198,581	562,923	554,598	288,438	424,467	2,029,007
Other interest-earning assets	98,841	--	--	--	--	98,841
Total interest-earning assets	786,275	1,948,149	1,959,033	1,435,868	2,738,132	8,867,457

Interest-bearing liabilities:
Deposits:
Checking(4)	114,340	45,962	102,747	82,462	310,422	655,933
Savings(4)	76,199	13,792	31,802	24,666	136,710	283,169
Money market(4)	190,920	160,644	298,543	163,433	522,076	1,335,616
Certificates	335,883	875,434	1,020,772	310,631	1,020	2,543,740
Borrowings(5)	150,000	400,000	1,195,000	800,000	347,260	2,892,260
Total interest-bearing liabilities	867,342	1,495,832	2,648,864	1,381,192	1,317,488	7,710,718

Excess (deficiency) of interest-earning assets over
interest-bearing liabilities	$(81,067)	$452,317	$(689,831)	$54,676	$1,420,644	$1,156,739

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities	$(81,067)	$371,250	$(318,581)	$(263,905)	$1,156,739

Cumulative excess (deficiency) of interest-earning
assets over interest-bearing liabilities as a percent of total
Bank assets (one-year gap) at September 30, 2013	(0.88)%	4.04%	(3.47)%	(2.87)%	12.59%

Cumulative one-year gap - interest rates +200 bp
at September 30, 2013		(1.77)%
Cumulative one-year gap at September 30, 2012		22.82%
Cumulative one-year gap at September 30, 2011		18.60%

(1)

Adjustable-rate mortgage (“ARM”) loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur, or prepayments are expected to be received, prior to their next rate adjustment, rather than in the period in which the loans are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.  Balances are net of deferred fees and exclude loans 90 or more days delinquent or in foreclosure.

(2)	Based on contractual maturities, term to call dates or pre-refunding dates as of September 30, 2013, at amortized cost.
(3)	Reflects projected prepayments of MBS, at amortized cost.
(4)

Although the Bank’s checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of these accounts to be core deposits having significantly longer effective maturities.  The decay rates (the assumed rates at which the balances of existing accounts would decline) used on these accounts is based on assumptions developed from our actual experiences with these accounts.  If all of the Bank’s checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $1.30 billion, for a cumulative one-year gap of (14.2)% of total assets.

(5)	Borrowings exclude deferred prepayment penalty costs and deferred gains on terminated interest rate swap agreements.

The decrease in the one-year gap from 22.82% at September 30, 2012, to 4.04% at September 30, 2013, was due primarily to a decrease in the amount of assets expected to reprice over the next 12 months, as compared to the prior year, due to an increase in interest rates between the two periods.  The increase in mortgage interest rates decreased prepayment expectations and thus decreased the amount of assets expected to reprice over the next 12 months, as compared to the prior year.  The higher interest rates also reduced the amount of expected calls in the Bank’s investment securities portfolio as agency debt issuers have less economic incentive to exercise embedded call options due to the higher interest rate environment.

If interest rates were to increase 200 basis points, the Bank’s one-year gap would become negative, which indicates that more liabilities would be expected to reprice than assets in this interest rate environment.  The +200 basis point gap in this scenario would be $(162.5) million, or (1.77)% of total assets at September 30, 2013.  The decrease in the one-year gap amount in the +200 basis point scenario compared to the base case at September 30, 2013 was due to a decrease in the amount of assets expected to reprice if rates were to increase 200 basis points.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates, for major categories of our assets and liabilities as of the dates presented.  Yields presented for investment securities and MBS include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield.  For loans receivable, the stated interest rate is presented, which does not include any adjustments to the yield.  The interest rate presented for borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  During fiscal year 2013, the Bank updated the prepayment information in its proprietary interest rate risk model.  The prepayment update resulted in generally shorter WALs for fixed-rate mortgage loans and longer WALs for ARM loans.

	September 30, 2013			September 30, 2012
	Amount	Yield/Rate	WAL	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities	$740,282	1.14%	2.9	$961,849	1.23%	1.0
MBS	2,047,708	2.40	3.9	2,332,942	2.78	4.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,177,333	3.53	3.7	1,059,416	4.00	2.6
> 15 years	3,446,294	4.15	5.7	3,157,909	4.53	3.6
All other fixed-rate loans	140,994	4.95	3.3	110,496	5.79	1.4	(1)
Total fixed-rate loans	4,764,621	4.02	5.1	4,327,821	4.43	3.3

Adjustable-rate one- to four-family:
<= 36 months	411,565	2.58	6.8	460,444	2.73	3.6
> 36 months	707,855	3.03	6.6	714,660	3.26	2.7
All other adjustable-rate loans	127,758	4.57	1.5	146,231	4.70	1.4	(1)
Total adjustable-rate loans	1,247,178	3.04	6.2	1,321,335	3.23	2.9
Total loans receivable	6,011,799	3.82	5.3	5,649,156	4.15	3.2
Transaction deposits	2,067,706	0.16	6.8	1,978,399	0.17	6.8
Certificates of deposit	2,543,740	1.21	1.4	2,572,244	1.44	1.5
Borrowings	2,845,000	2.75	2.6	2,915,000	3.13	2.7

(1)	The 1.4 years presented at September 30, 2012 represents all other fixed-rate and adjustable-rate loans combined as the individual WAL for each category was not available. 19

Financial Condition

Assets.    Total assets were $9.19 billion at September 30, 2013 compared to $9.38 billion at September 30, 2012.  The $191.9 million decrease between years was due largely to a $506.8 million decrease in the securities portfolio, partially offset by a $350.8 million increase in the loan portfolio.

Loans Receivable.    The loans receivable portfolio, net, increased $350.8 million, or 6.3%, to $5.96 billion at September 30, 2013, from $5.61 billion at September 30, 2012.  The increase in the portfolio was due primarily to originations and correspondent one- to four-family loan purchases outpacing principal repayments between periods.

Correspondent purchased loans increased $468.6 million, or 81.4%, from September 30, 2012 to $1.04 billion at September 30, 2013. Of the $1.04 billion, $767.9 million are serviced by the Bank and the remaining $276.3 million are serviced by our mortgage sub-servicer.  The mortgage sub-servicer has experience servicing loans in the market areas in which we purchase loans and services the loans according to the Bank’s servicing standards, which is intended to allow the Bank greater control over servicing and help maintain a standard of loan performance. When we purchase a one- to four- family loan from a correspondent lender, we pay a premium of 0.50% to 1.0% of the loan balance and we pay 1.0% of the loan balance to purchase the servicing of the loan.  As of September 30, 2013, the Bank had 26 active correspondent lending relationships operating in 23 states.

As a portfolio lender focused on delivering outstanding customer service while acquiring quality assets, the ability of our borrowers to repay has always been paramount in our business model.  Although we continue to evaluate the “qualified mortgage” rules issued by the Consumer Financial Protection Bureau, we currently anticipate that the impact to our overall book of business will generally be minimal.

The following table presents information related to the composition of our loan portfolio (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.  The weighted average rate of the loan portfolio decreased 33 basis points from 4.15% at September 30, 2012  to 3.82% at September 30, 2013.  The decrease in the rate was due primarily to the endorsement and refinance of loans at current market rates, as well as to the origination and purchase of loans between periods with rates less than the average rate of the existing portfolio.  Within the one- to four-family loan portfolio at September 30, 2013,  68% of the loans had a balance at origination of less than $417 thousand.

	September 30, 2013		September 30, 2012
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Real Estate Loans:
One-to four-family	$5,743,047	3.77%	$5,392,429	4.10%
Multi-family and commercial	50,358	5.22	48,623	5.64
Construction	77,743	3.63	52,254	4.08
Total real estate loans	5,871,148	3.78	5,493,306	4.11

Consumer Loans:
Home equity	135,028	5.26	149,321	5.42
Other	5,623	4.41	6,529	4.77
Total consumer loans	140,651	5.23	155,850	5.39
Total loans receivable	6,011,799	3.82%	5,649,156	4.15%

Less:
Undisbursed loan funds	42,807		22,874
ACL	8,822		11,100
Discounts/unearned loan fees	23,057		21,468
Premiums/deferred costs	(21,755)		(14,369)
Total loans receivable, net	$5,958,868		$5,608,083

The following table presents, for our portfolio of one- to four-family loans, the amount, percentage of total, weighted average credit score, weighted average LTV ratio, and the average balance per loan at the dates presented.  Credit scores are updated at least semiannually, with the last update in September 2013, obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal or broker price opinion.  In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2013					September 30, 2012
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,054,436	70.6%	763	65%	$127	$4,032,581	74.8%	763	65%	$124
Correspondent purchased	1,044,127	18.2	761	67	341	575,502	10.7	761	65	326
Bulk purchased	644,484	11.2	747	67	316	784,346	14.5	749	67	316
	$5,743,047	100.0%	761	65%	$155	$5,392,429	100.0%	761	65%	$147

Included in the loan portfolio at September 30, 2013 were $111.1 million, or 1.9% of the total loan portfolio, of ARM loans that were originated as interest-only.  Of these interest-only loans, $93.4 million were purchased in bulk loan packages from nationwide lenders, primarily during fiscal year 2005.  Interest-only ARM loans do not typically require principal payments during their initial term, and have initial interest-only terms of either 5 or 10 years.  The $93.4 million of bulk purchased interest-only ARM loans held as of September 30, 2013, had a weighted average credit score of 726 and a weighted average LTV ratio of 71% at September 30, 2013.  At September 30, 2013, $59.2 million, or 53%, of the interest-only loans were still in their interest-only payment term and $3.9 million, or 15% of non-performing loans, were interest-only ARMs.

Historically, the Bank’s underwriting guidelines have generally provided the Bank with loans of high quality and low delinquencies, and low levels of non-performing assets compared to national levels.  Of particular importance is the complete documentation required for each loan the Bank originates, refinances, and purchases.  This allows the Bank to make an informed credit decision based upon a thorough assessment of the borrower’s ability to repay the loan, compared to underwriting methodologies that do not require full documentation.  The following table presents delinquent and non-performing loans, OREO, ACL and related ratios as of the dates shown.  See additional discussion of asset quality in “Part I, Item 1. Business – Asset Quality – Loans and Other Real Estate Owned” of the Annual Report on Form 10-K.

	September 30, 2013	September 30, 2012
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$27,550	$23,270

Loans 90 or more days delinquent or in foreclosure	$19,489	$19,450
Nonaccrual loans less than 90 days delinquent(1)	6,954	12,374
Total non-performing loans	26,443	31,824
OREO	3,882	8,047
Total non-performing assets	$30,325	$39,871

ACL balance	$8,822	$11,100

30 to 89 days delinquent loans to total loans, net	0.46%	0.41%
Non-performing loans to total loans, net	0.44	0.57
Non-performing assets to total assets	0.33	0.43
ACL as a percentage of total loans, net	0.15	0.20
ACL as a percentage of total non-performing loans	33.36	34.88

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At September 30, 2013 and 2012, this amount was comprised of $1.1 million and $1.2 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $5.9 million and $11.2 million, respectively, of loans that were current.

The balance of loans 30 to 89 days delinquent increased $4.3 million from $23.3 million at September 30, 2012 to $27.6 million at September 30, 2013.  The increase was primarily in the originated one- to four-family loan portfolio, which increased $4.0 million from $14.2 million at September 30, 2012 to $18.2 million at September 30, 2013.  At September 30, 2013, originated one- to four-family loans 30 to 89 days delinquent had a LTV of 69% at the time of origination.  Additionally, these loans are located in Kansas and Missouri which have not experienced significant fluctuations in home prices over the past 10 years.

The Bank’s pricing strategy for first mortgage loan products includes setting interest rates based on secondary market prices and local competitor pricing for our local lending markets, and secondary market prices and national competitor pricing for our correspondent lending markets.  During fiscal year 2013, the average daily spread between the Bank’s 30-year fixed-rate one- to four-family loan offer rate, with no points paid by the borrower, and the 10-year Treasury rate was approximately 170 basis points, while the average daily spread between the Bank’s 15-year fixed-rate one- to four-family loan offer rate and the 10-year Treasury rate was approximately 90 basis points.

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of September 30, 2013, along with associated weighted average rates.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee.  A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate:
<4.00%	$16,008	$18,671	$18,236	$52,915	3.41%
>=4.00%	--	49,933	--	49,933	4.38
	16,008	68,604	18,236	102,848	3.88

Correspondent:
<4.00%	18,508	10,371	40,528	69,407	3.34
>=4.00%	--	61,866	--	61,866	4.47
	18,508	72,237	40,528	131,273	3.87

Total:
<4.00%	34,516	29,042	58,764	122,322	3.37
>=4.00%	--	111,799	--	111,799	4.43
	$34,516	$140,841	$58,764	$234,121	3.88%
Rate	3.40%	4.27%	3.19%

The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement.  The endorsed balance and rate are, however, included in the ending loan portfolio balance and rate.  During fiscal years 2013 and 2012, the Bank endorsed $487.1 million and $886.9 million of loans, respectively, with a weighted average decrease in rate of 112 basis points and 113 basis points, respectively.

	For the Three Months Ended
	September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,839,861	3.86%	$5,763,055	3.94%	$5,687,893	4.04%	$5,649,156	4.15%
Originated and refinanced:
Fixed	217,328	3.70	182,177	3.35	179,828	3.26	209,873	3.26
Adjustable	44,090	3.75	31,713	3.87	22,676	3.94	39,964	3.58
Purchased and participations:
Fixed	167,490	3.61	132,391	3.36	119,334	3.22	88,763	3.45
Adjustable	41,479	2.75	23,499	2.77	19,145	2.64	21,434	2.70
Repayments	(297,318)		(292,110)		(262,865)		(318,332)
Principal (charge-offs) recoveries, net(1)	83		(33)		(405)		(856)
Other(2)	(1,214)		(831)		(2,551)		(2,109)
Ending balance	$6,011,799	3.82%	$5,839,861	3.86%	$5,763,055	3.94%	$5,687,893	4.04%

	For the Year Ended September 30,
	2013		2012
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,649,156	4.15%	$5,195,876	4.69%
Originations and refinances:
Fixed	789,206	3.40	692,151	3.69
Adjustable	138,443	3.76	191,795	3.60
Purchases and participations:
Fixed	507,978	3.43	201,471	3.87
Adjustable	105,557	2.72	442,817	2.68
Repayments	(1,170,625)		(1,060,324)
Principal (charge-offs), net(1)	(1,211)		(6,012)
Other(2)	(6,705)		(8,618)
Ending balance	$6,011,799	3.82%	$5,649,156	4.15%

(1)	Principal charge-offs, net represent potential loss amounts that reduce the unpaid principal balance of a loan.
(2)	Consists of transfers to OREO and endorsement fees advanced. 23

The following table presents loan origination, refinance, and purchase activity for the years indicated, excluding endorsement activity, along with associated weighted average rates and percent of total.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Year Ended
	September 30, 2013			September 30, 2012
	Amount	Rate	% of Total	Amount	Rate	% of Total
	(Dollars in thousands)
Fixed-Rate:
One- to four-family:
<= 15 years	$405,229	2.86%	26.3%	$323,357	3.30%	21.2%
> 15 years	860,520	3.62	55.8	566,465	3.96	37.1
Multi-family and commercial real estate	27,237	4.34	1.8	--	--	0.0
Home equity	3,179	6.18	0.2	2,153	7.00	0.1
Other	1,019	8.97	0.1	1,647	7.35	0.1
Total fixed-rate	1,297,184	3.41	84.2	893,622	3.73	58.5

Adjustable-Rate:
One- to four-family:
<= 36 months	6,560	2.32	0.4	351,881	2.48	23.0
> 36 months	162,572	2.75	10.5	194,897	2.97	12.8
Multi-family and commercial real estate	4,770	3.40	0.3	13,975	5.00	0.9
Home equity	68,660	4.73	4.5	71,400	4.87	4.7
Other	1,438	3.02	0.1	2,459	3.35	0.1
Total adjustable-rate	244,000	3.31	15.8	634,612	2.96	41.5

Total originated, refinanced and purchased	$1,541,184	3.39%	100.0%	$1,528,234	3.41%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$484,238	3.38%		$200,946	3.87%
Bulk - one- to four-family	--	--		392	3.25
Participations - commercial real estate	23,740	4.37		--	--
Participations - other	--	--		133	2.57
Total fixed-rate purchased/participations	507,978	3.43		201,471	3.87

Adjustable-Rate:
Correspondent - one- to four-family	100,787	2.69		66,513	2.95
Bulk - one- to four-family	--	--		362,329	2.54
Participations - commercial real estate	4,770	3.40		13,975	5.00
Total adjustable-rate purchased/participations	105,557	2.72		442,817	2.68
Total purchased/participation loans	$613,535	3.31%		$644,288	3.05%

The following table presents originated, refinanced, correspondent purchased, and bulk purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Year Ended
	September 30, 2013			September 30, 2012
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$551,265	77%	765	$470,634	75%	765
Refinanced by Bank customers	298,591	67	768	335,786	67	771
Correspondent purchased	585,025	70	765	267,459	69	768
Bulk purchased	--	--	--	362,721	79	757
	$1,434,881	72%	765	$1,436,600	72%	767

The following table presents the annualized prepayment speeds of our one- to four-family loan portfolio for the monthly and quarterly periods ended September 30, 2013.  The balances represent the unpaid principal balance of one- to four-family loans, and the terms represent the contractual terms for our fixed-rate loans, and current terms to repricing for our adjustable-rate loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

	September 30, 2013
		Monthly Prepayment		Quarterly Prepayment
		Speeds (annualized)		Speeds (annualized)
	Unpaid	Including	Excluding	Including	Excluding
Term	Principal	Endorsements	Endorsements	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one- to four-family:
15 years or less:
Originated	$938,321	9.6%	9.2%	12.6%	12.3%
Correspondent purchased	222,040	7.6	7.6	7.9	7.0
Bulk purchased	16,979	96.6	96.6	87.9	87.9
	1,177,340	10.6	10.3	13.1	12.7
More than 15 years:
Originated	2,844,278	9.7	9.0	13.9	12.3
Correspondent purchased	623,505	8.5	8.0	10.0	8.8
Bulk purchased	36,514	17.9	17.9	40.4	40.4
	3,504,297	9.6	8.9	13.6	12.0
Total fixed-rate one- to four-
family loans:	$4,681,637	9.8%	9.2%	13.5%	12.2%

Adjustable-rate one- to four-family:
36 months or less:
Originated	$153,038	18.0%	15.0%	26.5%	23.4%
Correspondent purchased	49,188	35.9	27.2	48.8	39.2
Bulk purchased	593,464	22.6	22.6	20.9	20.9
	795,690	22.5	21.4	23.7	22.5
More than 36 months:
Originated	179,579	20.9	20.9	21.2	21.2
Correspondent purchased	152,336	2.8	2.8	9.6	9.6
Bulk purchased	415	0.6	0.6	0.6	0.6
	332,330	12.9	12.9	16.2	16.2
Total adjustable-rate one- to
four-family loans:	$1,128,020	19.8%	19.0%	21.6%	20.8%

Securities.    The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  Included in the $907.4 million of fixed-rate debentures issued by U.S. government-sponsored enterprises (“GSEs”) at September 30, 2012 was $60.0 million of securities held at the holding company level.  The holding company securities matured during the December 31, 2012 quarter.  Overall, fixed-rate securities comprised 78% of these portfolios at September 30, 2013.  The WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.  The increase in the WAL between September 30, 2012 and 2013 was due primarily to an increase in market interest rates between periods, which resulted in a decrease in projected call assumptions on GSE debentures.    The decrease in the weighted average yield between September 30, 2012 and 2013 was due primarily to the purchase of securities with yields less than the weighted average yield on the existing portfolio, as well as to the repayment of higher yielding MBS between the two periods.   Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2013			September 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,427,648	2.44%	3.5	$1,505,480	2.85%	3.1
GSE debentures	709,118	1.04	2.8	907,386	1.14	0.8
Municipal bonds	35,587	3.02	1.5	47,769	2.94	2.0
Total fixed-rate securities	2,172,353	1.99	3.3	2,460,635	2.22	2.2

Adjustable-rate securities:
MBS	601,359	2.32	4.9	792,325	2.65	5.8
Trust preferred securities	2,594	1.51	23.7	2,912	1.65	24.7
Total adjustable-rate securities	603,953	2.31	4.9	795,237	2.64	5.9
Total securities portfolio	$2,776,306	2.06%	3.7	$3,255,872	2.33%	3.1

Mortgage-Backed Securities  - The balance of MBS, which primarily consists of securities of U.S. GSEs, decreased $285.2 million from $2.33 billion at September 30, 2012 to $2.05 billion at September 30, 2013.  Repayments from the MBS portfolio not reinvested in the portfolio were used largely to fund loan growth.  The weighted average yields and WALs for purchases are presented as recorded at the time of purchase.  The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yield for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The weighted average yield of the MBS portfolio decreased from September 30, 2012 to September 30, 2013 primarily as a result of purchases of securities at market rates which were lower than the weighted average yield of the existing portfolios, as well as to the repayment of higher yielding MBS between the two periods.  The beginning and ending WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,179,539	2.39%	3.6	$2,358,095	2.45%	3.6	$2,324,187	2.61%	3.7	$2,332,942	2.78%	4.0
Maturities and repayments	(149,555)			(171,699)			(187,308)			(194,769)
Net amortization of premiums/(discounts)	(1,688)			(2,049)			(2,124)			(2,124)
Purchases:
Fixed	--	--	--	--	--	--	227,310	1.24	4.0	192,962	1.23	3.9
Adjustable	22,246	1.80	5.1	--	--	--	--	--	--	--	--	--
Change in valuation on AFS securities	(2,834)			(4,808)			(3,970)			(4,824)
Ending balance - carrying value	$2,047,708	2.40%	3.9	$2,179,539	2.39%	3.6	$2,358,095	2.45%	3.6	$2,324,187	2.61%	3.7

	For the Year Ended September 30,
	2013			2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,332,942	2.78%	4.0	$2,412,076	3.26%	5.3
Maturities and repayments	(703,331)			(623,197)
Net amortization of premiums/(discounts)	(7,985)			(6,557)
Purchases:
Fixed	420,272	1.24	3.9	481,489	1.93	4.4
Adjustable	22,246	1.80	5.1	75,754	1.84	5.7
Change in valuation on AFS securities	(16,436)			(6,623)
Ending balance - carrying value	$2,047,708	2.40%	3.9	$2,332,942	2.78%	4.0

The following table presents the annualized prepayment speeds of our MBS portfolio for the monthly and quarterly periods ended September 30, 2013, along with associated net premium/(discount) information, weighted average rates for the portfolio, and weighted average remaining contractual terms (in years) for the portfolio.  The annualized prepayment speeds are based on actual prepayment activity.  Our fixed-rate MBS portfolio is somewhat less sensitive to repricing risk than our fixed-rate one- to four-family loan portfolio due to external refinancing barriers such as unemployment, income changes, and decreases in property values, which are generally more pronounced outside of our local market areas.  However, we are unable to control the interest rates and/or governmental programs that could impact the loans in our fixed-rate MBS portfolio, and are therefore more likely to experience reinvestment risk due to principal prepayments.  Additionally, prepayments impact the amortization/accretion of premiums/discounts on our MBS portfolio.  As prepayments increase, the related premiums/discounts are amortized/accreted at a faster rate.  The amortization of premiums decreases interest income while the accretion of discounts increases interest income.  Given that the weighted average coupon on the underlying loans in this portfolio is above current market rates, the Bank could experience an increase in the premium amortization should prepayment speeds increase significantly, potentially reducing future interest income.  The balances in the following table represent the amortized cost of MBS, and the terms represent the contractual terms for our fixed-rate MBS and current terms to repricing for our adjustable-rate MBS.

	September 30, 2013
		Prepayment		Net
	Amortized	Speed (annualized)		Premium/
Term	Cost	Monthly	Quarterly	(Discount)
	(Dollars in thousands)
Fixed-rate MBS:
15 years or less	$1,333,633	11.8%	14.6%	$16,763
More than 15 years	94,015	14.3	21.7	867
	1,427,648	12.0	15.0	17,630
Rate	3.70%
Remaining contractual term (years)	10.9

Adjustable-rate MBS:
36 months or less	$522,160	15.4%	22.0%	$926
More than 36 months	79,199	2.4	9.2	1,444
	601,359	13.6	20.3	2,370
Rate	3.01%
Remaining contractual term (years)	24.0

Total MBS	$2,029,007	12.5%	16.6%	$20,000
Rate	3.50%
Remaining contractual term (years)	14.8

Investment Securities  - Investment securities, which consist of U.S. GSE debentures (primarily issued by Federal National Mortgage Association (“FNMA”),  Federal Home Loan Mortgage Corporation (“FHLMC”), or FHLB) and municipal investments, decreased $221.6 million, from $961.8 million at September 30, 2012 to $740.3 million at September 30, 2013.  Of the $221.6 million decrease between the two periods, $60.0 million related to securities held at the holding company level which were used to pay dividends to stockholders and repurchase stock.  The remaining cash flows not reinvested in the portfolio were used primarily to fund loan growth.  The following tables provide a summary of the activity of investment securities for the periods presented.  The weighted average yields and WALs for purchases are presented as recorded at the time of purchase.  The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented.  The decrease in the weighted average yield at September 30, 2013 compared to September 30, 2012 was due primarily to the purchase of investment securities during the current fiscal year, which generally had yields lower than the overall portfolio yield.  The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.  The increase in the WAL between September 30, 2012 and 2013 was due primarily to an increase in market rates between periods, which resulted in a decrease in projected call assumptions.  Of the $408.7 million of fixed-rate investment securities purchased during fiscal year 2013, $408.5 million were callable.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$807,399	1.14%	3.2	$841,127	1.14%	2.3	$837,433	1.20%	1.7	$961,849	1.23%	1.0
Maturities and calls	(69,838)	--	--	(50,864)	--	--	(171,009)	--	--	(327,323)	--	--
Net amortization of premiums/(discounts)	(117)	--	--	(76)	--	--	(97)	--	--	(170)	--	--
Purchases:
Fixed	--	--	--	29,310	1.48	4.8	175,045	0.91	2.5	204,371	1.01	1.4
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Change in valuation on AFS securities	2,838	--	--	(12,098)	--	--	(245)	--	--	(1,294)	--	--
Ending balance - carrying value	$740,282	1.14%	2.9	$807,399	1.14%	3.2	$841,127	1.14%	2.3	$837,433	1.20%	1.7

	For the Year Ended September 30,
	2013			2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$961,849	1.23%	1.0	$1,444,480	1.17%	1.0
Maturities and calls	(619,034)	--	--	(1,174,459)	--	--
Net amortization of premiums/(discounts)	(460)	--	--	(2,105)	--	--
Purchases:
Fixed	408,726	1.00	2.1	691,301	1.09	2.8
Adjustable	--	--	--	--	--	--
Change in valuation on AFS securities	(10,799)	--	--	2,632	--	--
Ending balance - carrying value	$740,282	1.14%	2.9	$961,849	1.23%	1.0

Liabilities.    Total liabilities were $7.55 billion at September 30, 2013 compared to $7.57 billion at September 30, 2012.  The $17.5 million decrease was due primarily to a $45.0 million decrease in repurchase agreements, a $16.8 million decrease in FHLB borrowings, and a $12.9 million decrease in accounts payable and accrued expenses, partially offset by a $60.8 million increase in deposits between period ends.

Deposits - Deposits were $4.61 billion at September 30, 2013 compared to $4.55 billion at September 30, 2012.  The $60.8 million increase was due primarily to a $49.4 million increase in the checking portfolio, a $22.2 million increase in the savings portfolio, and a $17.6 million increase in the money market portfolio, partially offset by a $28.5 million decrease in the certificate of deposit portfolio.  The decrease in the certificate of deposit portfolio was due to a decrease in retail deposits, partially offset by an increase in wholesale deposits, specifically public unit deposits.  The decrease in the retail certificate of deposit portfolio was due primarily to certificates with terms of 36 months or less, while the balance of certificates with terms greater than 36 months generally increased.  If interest rates were to rise, it is possible that our customers may move the funds from their checking, savings and money market accounts to higher yielding deposit products within the Bank or withdraw their funds to invest in higher yielding investments outside of the Bank.

The following table presents the amount, weighted average rate and percentage of total deposits for checking, savings, money market, retail certificates of deposit, and public units/brokered deposits at the dates presented.

	At September 30,
	2013			2012
			% of			% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$150,171	0.00%	3.2%	$132,510	0.00%	2.9%
Interest-bearing checking	505,762	0.05	11.0	473,994	0.05	10.4
Savings	283,169	0.13	6.1	260,933	0.11	5.8
Money market	1,128,604	0.23	24.5	1,110,962	0.25	24.4
Retail certificates of deposit	2,242,909	1.27	48.7	2,295,941	1.49	50.4
Public units/brokered deposits	300,831	0.80	6.5	276,303	0.98	6.1
	$4,611,446	0.74%	100.0%	$4,550,643	0.89%	100.0%

At September 30, 2013, brokered deposits were $63.7 million compared to $83.7 million at September 30, 2012, and had a weighted average rate of 2.78% and a remaining term to maturity of 1.3 years.  The Bank monitors the cost of brokered deposits and considers them as a potential source of funding, provided that investment opportunities are balanced with the funding cost.  At September 30, 2013, public unit deposits were $237.1 million compared to $192.6 million of public unit deposits at September 30, 2012, and had a weighted average rate of 0.27% and an average remaining term to maturity of nine months.  Management will continue to monitor the wholesale deposit market for attractive opportunities relative to the use of proceeds for investments.

Borrowings - The following tables present FHLB advance activity, at par, and repurchase agreement activity for the periods shown.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2013			June 30, 2013			March 31, 2013			December 31, 2012
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,815,000	2.80%	2.7	$2,965,000	2.92%	2.5	$2,915,000	2.99%	2.6	$2,915,000	3.13%	2.7
Maturities and prepayments:
FHLB advances	--	--		(225,000)	3.86		--	--		(100,000)	4.85
Repurchase agreements	(70,000)	4.23		(25,000)	3.33		(50,000)	3.48		--	--
New borrowings:
FHLB advances	--	--	--	100,000	1.61	7.0	100,000	1.29	6.0	100,000	0.78	4.0
Repurchase agreements	100,000	2.53	7.0	--	--	--	--	--	--	--	--	--
Ending principal balance	$2,845,000	2.75%	2.6	$2,815,000	2.80%	2.7	$2,965,000	2.92%	2.5	$2,915,000	2.99%	2.6

	For the Year Ended
	2013			2012
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.13%	2.7	$2,915,000	3.76%	3.0
Maturities and prepayments:
FHLB advances	(325,000)	4.17		(550,000)	3.54
Repurchase agreements	(145,000)	3.81		(150,000)	4.41
New borrowings:
FHLB advances	300,000	1.23	5.7	700,000	1.10	3.3
Repurchase agreements	100,000	2.53	7.0	--	--	--
Ending principal balance	$2,845,000	2.75%	2.6	$2,915,000	3.13%	2.7

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and weighted average effective rates as of September 30, 2013.  Management will continue to monitor the Bank’s investment opportunities and balance those opportunities with the cost of FHLB advances and other funding sources.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2014	$450,000	$100,000	3.33%	3.95%
2015	600,000	20,000	1.73	1.96
2016	575,000	--	2.29	2.91
2017	500,000	--	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	100,000	--	1.29	1.29
2020	100,000	100,000	2.07	2.07
	$2,525,000	$320,000	2.45%	2.75%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

Maturities  - The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of borrowings and certificates of deposit, split between retail and public unit/brokered deposits, for the next four quarters as of September 30, 2013.

					Public Unit/
			Retail		Brokered
Maturity by	Borrowings	Repricing	Certificate	Repricing	Deposit	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2013	$150,000	3.16%	$221,715	0.84%	$101,973	0.17%	$473,688	1.43%
March 31, 2014	200,000	5.01	227,329	1.01	36,350	0.17	463,679	2.67
June 30, 2014	100,000	2.80	222,851	0.89	28,815	1.95	351,666	1.52
September 30, 2014	100,000	4.20	338,051	1.12	29,011	0.40	467,062	1.73
	$550,000	3.95%	$1,009,946	0.98%	$196,149	0.47%	$1,756,095	1.86%

Stockholders’ Equity.    Stockholders’ equity was $1.63 billion at September 30, 2013 compared to $1.81 billion at September 30, 2012.  The $174.3 million decrease was due primarily to the payment of $146.8 million of dividends and the repurchase of $89.4 million of stock, partially offset by net income of $69.3 million. Additionally, AOCI decreased $16.9 million from September 30, 2012 to September 30, 2013 due to a decrease in unrealized gains on AFS securities as a result of an increase in market yields.

The $146.8 million of dividends paid during the current fiscal year consisted of a $0.52 per share, or $76.5 million, True Blue dividend, an $0.18 per share, or $26.6 million, special year-end dividend related to fiscal year 2012 earnings per the Company’s dividend policy, and four regular quarterly dividends of $0.075 per share, totaling $0.30 per share, or $43.7 million.  On October 18, 2013, the Company declared a regular quarterly cash dividend of $0.075 per share, or approximately $10.8 million, payable on November 15, 2013 to stockholders of record as of the close of business on November 1, 2013.  On October 30, 2013, the Company declared a special year-end dividend of $0.18 per share, or approximately $25.8 million, payable on December 6, 2013 to stockholders of record as of the close of business on November 22, 2013.  The $0.18 per share special year-end dividend was determined by taking the difference between total earnings for fiscal year 2013 and total regular quarterly dividends paid during fiscal year 2013, divided by the number of shares outstanding as of October 29, 2013.  The Board of Directors committed to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2013 through the quarterly and special year-end dividends.  For fiscal year 2014, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders through the quarterly and special year-end dividends.  It is anticipated that the fiscal year 2014 special year-end cash dividend will be paid in December 2014.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company level.  At September 30, 2013, Capitol Federal Financial, Inc., at the holding company level, had $207.0 million on deposit at the Bank.

The Company completed its $193.0 million repurchase plan during the second quarter of fiscal year 2013, having repurchased 16,360,654 shares at an average price of $11.80 per share under the plan.  Upon completion of the aforementioned plan, the Company began repurchasing stock under a new $175.0 million plan approved by the Board of Directors in November 2012.  As of September 30, 2013, 3,826,644 shares had been repurchased under the new plan at an average price of $11.85 per share, at a total cost of $45.4 million, leaving $129.6 million available for repurchase under the new plan.  There were no shares repurchased subsequent to September 30, 2013 through November 18, 2013.

Weighted Average Yields and Rates.  The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on deposits and borrowings and the resultant interest rate spreads at the dates indicated.  The rate presented for FHLB borrowings are effective rates.  Yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At September 30,
	2013	2012	2011
Yield on:
Loans receivable	3.82%	4.16%	4.87%
MBS	2.40	2.78	3.26
Investment securities	1.14	1.23	1.17
Capital stock of FHLB	3.46	3.40	3.39
Cash and cash equivalents	0.25	0.25	0.24
Combined yield on
interest-earning assets	3.23	3.44	3.81

Rate paid on:
Checking deposits	0.04	0.04	0.08
Savings deposits	0.13	0.11	0.41
Money market deposits	0.23	0.25	0.35
Certificate of deposit	1.21	1.44	1.87
FHLB borrowings	2.67	3.03	3.71
Repurchase agreements	3.43	3.83	4.00
Combined rate paid on
interest-bearing liabilities	1.51	1.76	2.21

Net interest rate spread	1.72%	1.68%	1.60%

Average Balance Sheet.  The following table presents the average balances of our assets, liabilities and stockholders’ equity and the related weighted average yields and weighted average rates on our interest-earning assets and interest-bearing liabilities for the years indicated.  Average yields are derived by dividing annual income by the average balance of the related assets and average rates are derived by dividing annual expense by the average balance of the related liabilities, for the years shown.  Average outstanding balances are derived from average daily balances.  The average yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a fully taxable equivalent basis.

Year Ended September 30,
2013	2012	2011
Average	Interest	Average	Interest	Average	Interest
Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$5,740,435	$228,455	3.98%	$5,259,007	$236,225	4.49%	$5,145,953	$251,909	4.90%
MBS(2)	2,247,927	55,424	2.47	2,445,953	71,156	2.91	2,044,897	71,332	3.49
Investment securities(2)(3)	842,335	10,012	1.19	1,243,073	15,944	1.28	1,566,937	19,077	1.22
Capital stock of FHLB	132,516	4,515	3.41	129,687	4,446	3.43	123,817	3,791	3.06
Cash and cash equivalents	61,899	148	0.24	113,120	280	0.25	306,958	756	0.25
Total interest-earning assets(1)(2)	9,025,112	298,554	3.31	9,190,840	328,051	3.57	9,188,562	346,865	3.77
Other noninterest-earning assets	226,850	235,852	234,315
Total assets	$9,251,962	$9,426,692	$9,422,877

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Checking	$633,182	$244	0.04%	$568,262	$421	0.07%	$518,526	$441	0.09%
Savings	275,146	284	0.10	258,626	408	0.16	245,994	1,225	0.49
Money market	1,138,055	2,446	0.21	1,096,133	3,457	0.32	1,024,523	5,307	0.52
Certificates	2,538,659	33,842	1.33	2,610,204	41,884	1.60	2,776,293	56,595	2.04
Total deposits	4,585,042	36,816	0.80	4,533,225	46,170	1.02	4,565,336	63,568	1.39
FHLB borrowings(4)	2,555,007	70,816	2.77	2,507,648	82,044	3.28	2,386,380	90,298	3.79
Repurchase agreements	332,411	12,762	3.79	382,350	14,956	3.85	581,507	23,410	3.97
Other borrowings	--	--	--	--	--	--	27,612	855	3.05
Total borrowings	2,887,418	83,578	2.89	2,889,998	97,000	3.35	2,995,499	114,563	3.82
Total interest-bearing liabilities	7,472,460	120,394	1.61	7,423,223	143,170	1.93	7,560,835	178,131	2.35
Other noninterest-bearing liabilities	103,159	108,142	118,603
Stockholders’ equity	1,676,343	1,895,327	1,743,439
Total liabilities and stockholders’ equity	$9,251,962	$9,426,692	$9,422,877

Net interest income(5)	$178,160	$184,881	$168,734
Net interest rate spread(6)	1.70%	1.64%	1.42%
Net earning assets	$1,552,652	$1,767,617	$1,627,727
Net interest margin(7)	1.97%	2.01%	1.84%
Ratio of interest-earning assets to
interest-bearing liabilities	1.21	x	1.24	x	1.22	x

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
(3)

The average balance of investment securities includes an average balance of non-taxable securities of $41.5 million, $54.5 million, and $63.9 million for the years ended September 30, 2013, 2012, and 2011, respectively.

(4)	The balance and rate of FHLB borrowings are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB borrowings, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis.  The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing fiscal years 2013 to 2012 and fiscal years 2012 to 2011.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate, and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended September 30,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$20,168	$(27,938)	$(7,770)	$5,301	$(20,985)	$(15,684)
MBS	(5,456)	(10,276)	(15,732)	12,732	(12,908)	(176)
Investment securities	(4,833)	(1,099)	(5,932)	(4,111)	978	(3,133)
Capital stock of FHLB	86	(17)	69	189	466	655
Cash and cash equivalents	(123)	(9)	(132)	(477)	1	(476)
Total interest-earning assets	9,842	(39,339)	(29,497)	13,634	(32,448)	(18,814)

Interest-bearing liabilities:
Checking	43	(220)	(177)	41	(61)	(20)
Savings	24	(149)	(125)	60	(877)	(817)
Money market	126	(1,137)	(1,011)	352	(2,203)	(1,851)
Certificates	(1,133)	(6,908)	(8,041)	(3,201)	(11,509)	(14,710)
FHLB borrowings	588	(11,816)	(11,228)	4,188	(12,442)	(8,254)
Other borrowings	(1,957)	(237)	(2,194)	(8,606)	(703)	(9,309)
Total interest-bearing liabilities	(2,309)	(20,467)	(22,776)	(7,166)	(27,795)	(34,961)

Net change in net interest and dividend income	$12,151	$(18,872)	$(6,721)	$20,800	$(4,653)	$16,147

Comparison of Results of Operations for the Years Ended September 30, 2013 and 2012

For fiscal year 2013, the Company recognized net income of $69.3 million, compared to net income of $74.5 million for fiscal year 2012.  The $5.2 million, or 6.9%, decrease in net income was due primarily to a decrease in net interest income and an increase in non-interest expense, partially offset by a decrease in income tax expense and provision for credit losses.

The net interest rate spread, which represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, increased six basis points, from 1.64% for the prior fiscal year to 1.70% for the current fiscal year.  The increase in the net interest rate spread was due to cost of funds decreasing more than the yield on interest-earning assets.

The net interest margin, which is calculated as the difference between interest income and interest expense divided by average interest-earning assets, decreased four basis points, from 2.01% for the prior fiscal year to 1.97% for the current fiscal year.  Decreases in the cost of funds and a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans mitigated the decrease in the net interest margin, but were not enough to fully offset the impact of decreasing asset yields.

Interest and Dividend Income

The weighted average yield on total interest-earning assets decreased 26 basis points from the prior fiscal year to 3.31% for the current fiscal year and the average balance of interest-earning assets decreased $165.7 million from the prior fiscal year.  The decrease in the weighted average balance between the two periods was primarily in the lower yielding investment securities and MBS portfolios, while the average balance of the loan portfolio increased between the two periods.

The following table presents the components of interest and dividend income for the years presented, along with the change measured in dollars and percent.  The decrease in interest income on MBS and loans receivable was due primarily to a decrease in the weighted average yield of each portfolio, while the decrease in interest income on investment securities was due primarily to a decrease in the average balance of the portfolio.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$228,455	$236,225	$(7,770)	(3.3)%
MBS	55,424	71,156	(15,732)	(22.1)
Investment securities	10,012	15,944	(5,932)	(37.2)
Capital stock of FHLB	4,515	4,446	69	1.6
Cash and cash equivalents	148	280	(132)	(47.1)
Total interest and dividend income	$298,554	$328,051	$(29,497)	(9.0)%

The average yield on the loans receivable portfolio decreased 51 basis points, from 4.49% for the prior fiscal year to 3.98% for the current fiscal year.  The decrease in the weighted average yield was due to the continued downward repricing of the existing portfolio resulting primarily from endorsements and refinances, as well as to the origination and purchase of loans at rates less than the weighted average rate of the existing portfolio.  The decrease in interest income on loans receivable resulting from the decrease in the average yield was partially offset by a $481.4 million increase in the average balance of the portfolio, which was primarily a result of loan purchases between periods.

The average yield on the MBS portfolio decreased 44 basis points, from 2.91% during the prior fiscal year to 2.47% for the current fiscal year.  The decrease in the average yield was due primarily to maturities and principal repayments of higher yielding securities in the portfolio, with proceeds being reinvested into higher yielding loans or purchases of MBS with yields less than the average yield on the existing portfolio.  The maturities and repayments also resulted in the average balance of the MBS portfolio decreasing $198.0 million between the two periods.

The decrease in interest income on investment securities was due primarily to a $400.7 million decrease in the average balance of the portfolio, part of which was related to securities held at the holding company level.  The cash flows from calls and maturities of investment securities that were not reinvested into the portfolio were used largely to fund loan growth, pay dividends to stockholders, and repurchase stock.

Interest Expense

The weighted average rate paid on total interest-bearing liabilities decreased 32 basis points from the prior fiscal year to 1.61% for the current fiscal year, and the average balance of interest-bearing liabilities increased $49.2 million from the prior fiscal year.  The increase in the average balance of interest-bearing liabilities was largely in lower rate deposit products while the average balance of certificates of deposit decreased between the two periods.

The following table presents the components of interest expense for the years presented, along with the change measured in dollars and percent.  The decrease in interest expense on FHLB borrowings and deposits was due primarily to a decrease in the weighted average rate paid on the portfolios, while the decrease in interest expense on repurchase agreements was due primarily to a decrease in the average balance between the two years.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$70,816	$82,044	$(11,228)	(13.7)%
Deposits	36,816	46,170	(9,354)	(20.3)
Repurchase agreements	12,762	14,956	(2,194)	(14.7)
Total interest expense	$120,394	$143,170	$(22,776)	(15.9)%

The weighted average rate paid on the FHLB borrowings portfolio decreased 51 basis points, from 3.28% for the prior fiscal year to 2.77% for the current fiscal year.  The decrease in the average rate paid was due largely to the renewal of maturing advances during the two periods to lower rates.

The weighted average rate paid on the deposit portfolio decreased 22 basis points, from 1.02% for the prior fiscal year to 0.80% for the current fiscal year.  The decrease in the weighted average rate paid on the deposit portfolio was due largely to a decrease in the weighted average rate paid on the certificate of deposit and money market portfolios.  The weighted average rate paid on the certificate of deposit portfolio decreased 27 basis points, from 1.60% for the prior fiscal year to 1.33% for the current fiscal year.  The weighted average rate paid on the money market portfolio decreased 11 basis points, from 0.32% for the prior fiscal year to 0.21% for the current fiscal year.

The decrease in interest expense on repurchase agreements was due primarily to a $49.9 million decrease in the average balance between periods.  The decrease in the average balance was due to the maturity of $145.0 million of agreements during the current fiscal year, some of which were replaced with FHLB borrowings.  Decreases in the average balance resulting from maturities during the current fiscal year were partially offset by a new $100.0 million agreement during the fourth quarter of fiscal year 2013.

Provision for Credit Losses

The Bank recorded a negative provision for credit losses during the current fiscal year of $1.1 million, compared to a $2.0 million provision for credit losses for the prior fiscal year.  The negative provision in the current fiscal year reflects the decrease in our net charge-offs from the prior fiscal year, specifically related to our bulk purchased loan portfolio where the majority of our charge-offs occurred in recent years, coupled with a decline in the historical loss balances utilized in the formula analysis model as older, larger losses roll off.  The decrease in net charge-offs from the prior fiscal year was due to a stabilization and/or increase in property values, specifically in some of the states where we have purchased loans, along with a decrease in the number of bulk purchased loans going 180 days delinquent, which is generally when a loan is evaluated for loss.  Net charge-offs during the current fiscal year were $1.2 million, of which $381 thousand related to loans that were discharged primarily in a prior fiscal year under Chapter 7 bankruptcy that must be, pursuant to regulatory guidance issued in 2012, evaluated for collateral value loss, even if they are current.  Net charge-offs during the prior fiscal year were $6.4 million, of which $3.5 million was related to the implementation of a new loan charge-off policy during January 2012 in accordance with regulatory requirements.  The OCC does not permit the use of specific valuation allowances (“SVAs”), which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.

Non-Interest Income

The following table presents the components of non-interest income for the years presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$15,342	$15,915	$(573)	(3.6)%
Insurance commissions	2,925	2,772	153	5.5
Loan fees	1,727	2,113	(386)	(18.3)
Bank-owned life insurance	1,483	1,478	5	0.3
Other non-interest income	1,812	1,955	(143)	(7.3)
Total non-interest income	$23,289	$24,233	$(944)	(3.9)%

The decrease in retail fees and charges was primarily a result of changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act that reduced debit card interchange fees and established limits to fees for overdrafts of debit card transactions.    The decrease in loan fees was due primarily to a decrease in servicing fees received from sold loans as a result of a decrease in our sold loan portfolio.

Non-Interest Expense

The following table presents the components of non-interest expense for the years presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$49,152	$44,235	$4,917	11.1%
Occupancy	9,871	8,751	1,120	12.8
Information technology and communications	8,855	7,583	1,272	16.8
Regulatory and outside services	5,874	5,291	583	11.0
Deposit and loan transaction costs	5,547	5,381	166	3.1
Advertising and promotional	5,027	3,931	1,096	27.9
Federal insurance premium	4,462	4,444	18	0.4
Other non-interest expense	8,159	11,459	(3,300)	(28.8)
Total non-interest expense	$96,947	$91,075	$5,872	6.4%

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated ESOP shares related to the $0.52 True Blue dividend paid in December 2012, stock option and restricted stock grants in May 2012 and September 2012, and an increase in payroll expense resulting from internal promotions and salary increases.  The increase in information technology and communications expense was primarily related to continued upgrades and investments in our information technology infrastructure.  The increase in occupancy expense was due largely to an increase in depreciation expense associated with the remodeling of our home office.  The increase in advertising and promotional expense was due primarily to an increase in media campaigns that were delayed until the current fiscal year.  The increase in regulatory and outside services was due largely to the timing of fees paid for our external audit and an increase in fees associated with tax preparation services and professional services.  The decrease in other non-interest expenses was due primarily to a decrease in OREO operations expense and to a recovery of valuation allowance expense on the mortgage-servicing rights asset compared to an impairment expense in the prior year. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

We currently anticipate salaries and employee benefits expense will decrease by an estimated $4.5 million in fiscal year 2014 compared to fiscal year 2013 due to a decrease in ESOP compensation.  The decrease in ESOP compensation is primarily a result of a reduction in the number of ESOP shares allocated to participant accounts due to the final allocation, on September 30, 2013, of ESOP shares acquired in our initial public offering in March 1999.  In fiscal year 2014, the only ESOP shares to be allocated to participant accounts will be the shares acquired in the Company’s corporate reorganization in December 2010.  As ESOP shares are committed to be allocated to participant accounts, the Company records ESOP compensation expense based on the average market price of the Company’s stock during the quarter.  Additionally, advertising and promotion expense is expected to be at a lower level in fiscal year 2014 compared to fiscal year 2013, as fiscal year 2013 included expenses for media campaigns that were delayed from fiscal year 2012.  The anticipated decrease in salaries and employee benefit expense and advertising and promotional expense is expected to be partially offset by an increase in payroll expense due to annual salary increases, along with an increase in information technology and communications expense due to continued upgrades to our information technology infrastructure.

Income Tax Expense

Income tax expense was $36.2 million for the current fiscal year compared to $41.5 million for the prior fiscal year.  The $5.3 million decrease between periods was due largely to a decrease in pretax income.  The effective tax rate for the current fiscal year was 34.3% compared to 35.8% for the prior fiscal year.  The current fiscal year rate is lower than the prior fiscal year rate due primarily to higher deductible expenses associated with the ESOP in the current fiscal year, along with higher tax credits related to our low income housing partnerships.  Additionally, pre-tax income is lower than the prior fiscal year, due primarily to the items outlined in the non-interest expense discussion above, which results in all items impacting the income tax rate having a larger impact on the overall effective tax rate than in fiscal year 2012.

Comparison of Results of Operations for the Years Ended September 30, 2012 and 2011

Net income for fiscal year 2012 was $74.5 million, compared to $38.4 million for fiscal year 2011.  The $36.1 million, or 94.0%, increase for fiscal year 2012 was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution in fiscal year 2011 to the Foundation in connection with the corporate reorganization.    Additionally, net interest income increased $16.2 million, or 9.6%, from $168.7 million for fiscal year 2011 to $184.9 million for fiscal year 2012.  The increase in net interest income was due primarily to a decrease in interest expense of $34.9 million, or 19.6%, partially offset by a decrease in interest income of $18.8 million, or 5.4%.

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

Interest and Dividend Income

Total interest and dividend income for fiscal year 2012 was $328.1 million, compared to $346.9 million for fiscal year 2011.  The $18.8 million, or 5.4%, decrease was primarily a result of decreases in interest income on loans receivable of $15.7 million and interest income on investment securities of $3.1 million while interest income on MBS remained relatively unchanged year-over-year.  The average yield on total interest-earning assets decreased 20 basis points, from 3.77% for fiscal year 2011 to 3.57% for fiscal year 2012, primarily as a result of a decrease in the yield on the loans receivable portfolio.

Interest income on loans receivable decreased $15.7 million, or 6.2%, from $251.9 million for fiscal year 2011 to $236.2 million for fiscal year 2012.  The decrease was the result of a 41 basis point decrease in the weighted average yield of the portfolio to 4.49% for fiscal year 2012, partially offset by a $113.1 million increase in the average balance of the portfolio.  The decrease in the weighted average yield was due primarily to loan endorsements and refinances at current market rates, along with originations and purchases at rates lower than the average yield of the existing portfolio.  The increase in the average balance of the portfolio was due primarily to purchases of bulk and correspondent loans exceeding principal repayments.

Interest income on MBS decreased slightly from $71.3 million for fiscal year 2011 to $71.1 million for fiscal year 2012.  The $176 thousand, or 0.3%, decrease was due to a 58 basis point decrease in the weighted average yield of the portfolio to 2.91% for fiscal year 2012.  The decrease in the weighted average yield between the two periods was due primarily to the purchase of MBS at market rates which were at a lower average yield than the existing portfolio and also due to repayments of MBS with yields higher than that of the existing portfolio. The impact of the decrease in the weighted average yield of the portfolio was almost entirely offset by a $401.1 million increase in the average balance of the portfolio between periods.  The increase in the average balance was a result of purchases, funded primarily by the proceeds from the corporate reorganization and partially by cash flows from the investment securities portfolio.

Interest income on investment securities decreased $3.2 million, or 16.4%, from $19.1 million for fiscal year 2011 to $15.9 million for fiscal year 2012.  The decrease in interest income on investment securities was a result of a $323.9 million decrease in the average balance of the portfolio between periods, partially offset by an increase in the average yield of six basis points to 1.28% for fiscal year 2012.  The decrease in the average balance was due to calls and maturities during fiscal year 2012 not being replaced in their entirety; rather, the proceeds were used primarily to fund loan and MBS purchases and repurchase common stock.  The increase in the average yield was due primarily to the maturity of lower yielding investment securities at the holding-company during fiscal year 2012.

Interest Expense

Interest expense decreased $34.9 million, or 19.6%, from $178.1 million for fiscal year 2011 to $143.2 million for fiscal year 2012.  The decrease in interest expense was due primarily to a $17.4 million decrease in interest expense on deposits, primarily the certificate of deposit portfolio, as well as to a $9.3 million decrease in interest expense on other borrowings and an $8.3 million decrease in interest expense on FHLB borrowings.  The average rate paid on interest-bearing liabilities decreased 42 basis points, from 2.35% for fiscal year 2011 to 1.93% for fiscal year 2012.  The decrease was due primarily to a continued decrease in the cost of our certificate of deposit portfolio, as well as to the renewal/prepayment of FHLB advances to lower rates and repurchase agreements maturing and being replaced with lower rate FHLB advances.

Interest expense on deposits decreased $17.4 million, or 27.4%, from $63.6 million for fiscal year 2011 to $46.2 million for fiscal year 2012.  The decrease was due primarily to a 44 basis point decrease in the average rate paid on the certificate of deposit portfolio, to 1.60% for fiscal year 2012, as the portfolio continued to reprice to lower market rates, as well as to a $166.1 million decrease in the average balance of the certificate of deposit portfolio for fiscal year 2012.  The decrease in the average balance of the certificate of deposit portfolio was due primarily to a decrease in certificates with original terms-to-maturity of 35 months or less, including the maturity and payout of one retail certificate of deposit related to a legal settlement to which the Bank was not a party, partially offset by an increase in certificates with original terms-to-maturity of 36 months or greater.  Additionally, the average rate paid on our money market portfolio decreased 20 basis points to 0.32% for fiscal year 2012, and the average rate paid on our savings portfolio decreased 33 basis points to 0.16% for fiscal year 2012.

Interest expense on FHLB borrowings decreased $8.3 million, or 9.1%, from $90.3 million for fiscal year 2011 to $82.0 million for fiscal year 2012.  The decrease in expense was due to a decrease of 51 basis points in the average rate paid to 3.28% for fiscal year 2012, partially offset by a $121.3 million increase in the average balance.  The decrease in the average rate paid was due primarily to FHLB advances that were renewed/prepaid during the year.  The increase in the average balance was a result of $150.0 million of maturing repurchase agreements being replaced with FHLB advances during fiscal year 2012, as rates for FHLB advances were more favorable than rates for comparable repurchase agreements.

Interest expense on other borrowings decreased $9.3 million, or 38.4%, from $24.3 million for fiscal year 2011 to $15.0 million for fiscal year 2012.  The decrease was primarily the result of a $226.8 million decrease in the average balance due primarily to maturing repurchase agreements, the majority of which were replaced with FHLB advances.

Net Interest Margin

The net interest margin increased 17 basis points to 2.01% for fiscal year 2012, up from 1.84% for fiscal year 2011.  The increase was largely due to a decrease in the cost of the certificate of deposit portfolio, along with a decrease in costs on FHLB borrowings and other borrowings, partially offset by a decrease in interest income on loans receivable.

Provision for Credit Losses

The Bank recorded a provision for credit losses of $2.0 million for fiscal year 2012, compared to a provision for credit losses of $4.1 million for fiscal year 2011.  The $2.1 million decrease in the provision for credit losses between fiscal years was due to the continued improvement in the performance of our loan portfolio as evidenced by the decline in our loans 90 or more days delinquent or in foreclosure, and a continued decline in the level of charge-offs.  Loans 90 or more days delinquent or in foreclosure decreased $7.0 million, or 26.6%, from $26.5 million at September 30, 2011 to $19.5 million at September 30, 2012.  Net charge-offs during fiscal year 2012 were $2.9 million, excluding the $3.5 million of SVAs charged-off during the second quarter of fiscal year 2012 as a result of implementing a new loan charge-off policy as regulatory requirements do not permit the use of SVAs, compared to $3.5 million of net charge-offs during fiscal year 2011.

Non-Interest Expense

Total other expense for fiscal year 2012 was $91.1 million, compared to $132.3 million for fiscal year 2011.  The $41.2 million, or 31.2%, decrease was due primarily to the $40.0 million cash contribution made to the Foundation in connection with the corporate reorganization in December 2010.  OREO operations expense was $3.1 million for fiscal year 2012, compared to $3.0 million for fiscal year 2011.  Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately six months before they were sold.

Income Tax Expense

Income tax expense for fiscal year 2012 was $41.5 million, compared to $18.9 million for fiscal year 2011.  The $22.6 million, or 118.9%, increase in income tax expense during fiscal year 2012 was due primarily to the $40.0 million contribution made to the Foundation during fiscal year 2011, which resulted in $14.0 million of income tax benefit, as well as to overall higher pretax income during fiscal year 2012.  The effective tax rate for fiscal year 2012 was 35.8% compared to 33.0% for fiscal year 2011.  Excluding a $686 thousand tax return to tax provision adjustment in fiscal year 2011, the effective tax rate for fiscal year 2011 would have been 34.2%.  The additional difference in the effective tax rate between years was primarily due to fiscal year 2011 having higher deductible expenses associated with the ESOP, due to the new ESOP loan in December 2010 and the $0.60 per share “welcome” dividend paid in March 2011.

Liquidity and Capital Resources

Liquidity refers to our ability to generate sufficient cash to fund ongoing operations, to pay maturing certificates of deposit and other deposit withdrawals, to repay maturing borrowings, and to fund loan commitments.  Liquidity management is both a daily and long-term function of our business management.  The Company’s most available liquid assets are represented by cash and cash equivalents, AFS MBS and investment securities, and short-term investment securities.  The Bank’s primary sources of funds are deposits, FHLB borrowings, repurchase agreements, repayments and maturities of outstanding loans and MBS and other short-term investments, and funds provided by operations.  The Bank’s borrowings primarily have been used to invest in U.S. GSE debentures and MBS in an effort to manage the Bank’s interest rate risk with the intent to improve the earnings of the Bank while maintaining capital ratios in excess of regulatory standards for well-capitalized financial institutions.  In addition, the Bank’s focus on managing risk has provided additional liquidity capacity by remaining below FHLB borrowing limits and by maintaining the balance of MBS and investment securities available as collateral for borrowings.

We generally intend to maintain cash reserves sufficient to meet short-term liquidity needs, which are routinely forecasted for 10, 30, and 365 days.  Additionally, on a monthly basis, we perform a liquidity stress test in accordance with the Interagency Policy Statement on Funding and Liquidity Risk Management.  The liquidity stress test incorporates both short-term and long-term liquidity scenarios in order to identify periods of, and to quantify, liquidity risk.    Additionally, management continuously monitors key liquidity statistics related to items such as wholesale funding gaps, borrowings capacity, and available unpledged collateral, along with various liquidity ratios in an effort to further mitigate liquidity risk.  In the event short-term liquidity needs exceed available cash, the Bank has access to lines of credit at the FHLB and the Federal Reserve Bank.  The FHLB line of credit, when combined with FHLB advances, may generally not exceed 40% of total assets.  Our excess capacity at the FHLB as of September 30, 2013 was $1.52 billion.    The amount of the Federal Reserve Bank line of credit is based upon the fair values of the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At September 30, 2013, the Bank had $1.46 billion of securities that were eligible but unused as collateral for borrowing or other liquidity needs.  This collateral amount is comprised of AFS and HTM securities with individual fair values greater than $10.0 million, which is then reduced by a collateralization ratio of 10% to account for potential market value fluctuations.  Borrowings on the lines of credit are outstanding until replaced by cash flows from long-term sources of liquidity.

If management observes a trend in the amount and frequency of lines of credit utilization, the Bank will likely utilize long-term wholesale borrowing sources such as FHLB advances and/or repurchase agreements to provide permanent fixed-rate funding.  The maturity of these borrowings is generally structured in such a way as to stagger maturities in order to reduce the risk of a highly negative cash flow position at maturity.  Additionally, the Bank could utilize the repayment and maturity of outstanding loans, MBS and other investments for liquidity needs rather than reinvesting such funds into the related portfolios.

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

At September 30, 2013, cash and cash equivalents totaled $113.9 million, a decrease of $27.8 million from September 30, 2012.  During fiscal year 2013, loan originations and purchases, net of principal repayments and related loan activity, resulted in a cash outflow of $355.7 million, compared to a  cash outflow of $471.1 million in fiscal year 2012.  See additional discussion regarding loan activity in “Financial Condition – Loans Receivable.”    During fiscal year 2013, principal payments on MBS were $703.3 million and proceeds from called or matured investment securities were $619.0 million.    During fiscal year 2013, the Company purchased $408.7 million of investment securities and $442.5 million of MBS.  Cash flows from the securities portfolio which were not reinvested were used, in part, to fund loan growth, pay dividends to stockholders, and repurchase stock.

During fiscal year 2013, the Company paid $146.8 million in cash dividends and repurchased 7,544,796 shares of common stock at an average price of $11.85 per share, or $89.4 million.  See additional discussion regarding dividends and common stock repurchase plans and activity in “Financial Condition – Stockholders’ Equity.”

The following table presents the contractual maturity of our loan, MBS, and investment securities portfolios at September 30, 2013, along with associated weighted average rates.  Loans and securities which have adjustable interest rates are shown as maturing in the period during which the contract is due.  The table does not reflect the effects of possible prepayments or enforcement of due on sale clauses.

	Loans(1)		MBS		Investment Securities		Total
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Amounts due:
Within one year	$40,248	3.79%	$--	--%	$6,906	3.07%	$47,154	3.69%

After one year:
Over one to two years	48,115	3.85	--	--	3,193	3.74	51,308	3.84
Over two to three years	11,424	5.18	924	6.00	109,822	1.28	122,170	1.68
Over three to five years	77,786	4.88	43,024	4.32	536,736	1.12	657,546	1.77
Over five to ten years	315,073	4.30	510,173	3.10	77,058	1.22	902,304	3.36
Over ten to fifteen years	1,522,326	3.52	840,513	2.60	1,676	5.30	2,364,515	3.19
After fifteen years	3,996,827	3.87	653,074	2.57	4,891	3.21	4,654,792	3.69
Total due after one year	5,971,551	3.82	2,047,708	2.76	733,376	1.19	8,752,635	3.35

	$6,011,799	3.82%	$2,047,708	2.76%	$740,282	1.21%	$8,799,789	3.35%

(1)

Demand loans, loans having no stated maturity, and overdraft loans are included in the amounts due within one year.  Construction loans are presented based on the term to complete construction.  The maturity date for home equity loans assumes the customer always makes the required minimum payment.

The Bank utilizes FHLB borrowings to provide funds for lending and investment activities.  The Bank’s policies and FHLB lending guidelines allow total FHLB borrowings up to 40% of total Bank assets.  At September 30, 2013, the Bank’s ratio of the par value of FHLB borrowings to total assets, as reported on the Bank’s Call Report, was 27%.   The borrowings are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to the FHLB.  Currently, the blanket pledge is sufficient collateral for the FHLB borrowings.  It is possible that increases in our borrowings or decreases in our loan portfolio or changes in FHLB lending guidelines could require the Bank to pledge securities as collateral on the FHLB borrowings.  The Bank relies on FHLB advances as a primary source of borrowings.  The outstanding amount of FHLB advances was $2.53 billion at September 30, 2013, of which $450.0 million is scheduled to mature in the next 12 months.

The Bank has access to and utilizes other sources for liquidity purposes, such as secondary market repurchase agreements, brokered deposits, and public unit deposits.  The Bank’s internal policy limits total borrowings to 55% of total assets.  At September 30, 2013, the Bank had repurchase agreements of $320.0 million, or approximately 3% of assets, $100.0 million of which were scheduled to mature in the next 12 months.   The Bank may enter into additional repurchase agreements as management deems appropriate, not to exceed 15% of total assets.  The Bank has pledged securities with an estimated fair value of $364.6 million as collateral for repurchase agreements at September 30, 2013.  The securities pledged for the repurchase agreements will be delivered back to the Bank when the repurchase agreements mature.

As of September 30, 2013, the Bank’s policy allows for combined brokered and public unit deposits up to 15% of total deposits.  At September 30, 2013, the Bank had brokered and public unit deposits totaling $300.8 million, or approximately 7% of total deposits.  Management continuously monitors the wholesale deposit market for opportunities to obtain brokered and public unit deposits at attractive rates.  The Bank has pledged securities with an estimated fair value of $274.9 million as collateral for public unit deposits.  The securities pledged as collateral for public unit deposits are held under joint custody receipt by the FHLB and generally will be released upon deposit maturity.

At September 30, 2013, $1.21 billion of the Bank’s $2.54 billion of certificates of deposit were scheduled to mature within one year.  Included in the $1.21 billion were $196.1 million of public unit and brokered deposits.  Based on our deposit retention experience and our current pricing strategy, we anticipate the majority of the maturing retail certificates of deposit will renew or transfer to other deposit products at the prevailing rate, although no assurance can be given in this regard.

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

The Company paid cash dividends of $146.8 million during fiscal year 2013.  The $146.8 million of dividends paid consisted of a $0.52 per share, or $76.5 million, True Blue dividend, an $0.18 per share, or $26.6 million, special year-end dividend related to fiscal year 2012 earnings, per the Company’s dividend policy, and four regular quarterly dividends of $0.075 per share each, totaling $0.30 per share, or $43.7 million.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company level.

Contingencies

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2013, or future periods.

Regulatory Capital

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of September 30, 2013, the Bank exceeded all regulatory capital requirements.  The Company currently does not have any regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at September 30, 2013 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tier 1 leverage ratio	14.8%	5.0%
Tier 1 risk-based capital	35.6%	6.0%
Total risk-based capital	35.9%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2013 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,370,426
Unrealized gains on AFS securities	(7,267)
Other	(56)
Total Tier 1 capital	1,363,103
ACL	8,822
Total risk-based capital	$1,371,925

In July 2013, the FRB, OCC, and Federal Deposit Insurance Corporation adopted rules that will, on January 1, 2015, implement the Basel III risk-weighted framework and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in place of the existing risk-based capital rules and Basel framework that currently apply to the Bank.  The new regulatory capital requirements also will apply to the Company on a consolidated basis.  Basel III is intended to improve both the quality and quantity of banking organizations’ capital, as well as to strengthen various aspects of the international capital standards for calculating regulatory capital.  Although we continue to evaluate the anticipated impact the new capital rules will have on us, we currently anticipate the Bank will remain well-capitalized in accordance with the regulatory standards.

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

The following table summarizes our contractual obligations and other material commitments, along with associated weighted average rates as of September 30, 2013.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)
Operating leases	$8,270	$978	$1,512	$1,373	$4,407

Certificates of deposit	$2,543,740	$1,206,095	$1,025,006	$311,228	$1,411
Rate	1.21%	0.90%	1.53%	1.37%	1.92%

FHLB Advances	$2,525,000	$450,000	$1,175,000	$700,000	$200,000
Rate	2.33%	3.14%	1.96%	2.69%	1.45%

Repurchase Agreements	$320,000	$100,000	$20,000	$100,000	$100,000
Rate	3.43%	4.20%	4.45%	3.35%	2.53%

Commitments to originate and
purchase/participate in loans	$230,857	$230,857	$--	$--	$--
Rate	3.89%	3.89%	--%	--%	--%

Commitments to fund unused
home equity lines of credit and
unadvanced commercial loans	$262,731	$262,731	$--	$--	$--
Rate	4.53%	4.53%	--%	--%	--%

Unadvanced portion of
construction loans	$42,807	$42,807	$--	$--	$--
Rate	3.65%	3.65%	--%	--%	--%

Excluded from the table above are immaterial amounts of income tax liabilities related to uncertain income tax positions.  The amounts are excluded as management is unable to estimate the period of cash settlement as it is contingent on the statute of limitations expiring without examination by the respective taxing authority.

A percentage of commitments to originate and purchase/participate in loans are expected to expire unfunded, so the amounts reflected in the table above are not necessarily indicative of future liquidity requirements.  Additionally, the Bank is not obligated to honor commitments to fund unused home equity lines of credit if a customer is delinquent or otherwise in violation of the loan agreement.

We anticipate we will continue to have sufficient funds, through repayments and maturities of loans and securities, deposits and borrowings, to meet our current commitments.

We had no material off-balance sheet arrangements as of September 30, 2013.

Stockholder Return Performance Presentation

The line graph below compares the cumulative total stockholder return on the Company’s common stock to the cumulative total return of a broad index of the NASDAQ Stock Market and the SNL Midcap Bank and Thrift industry index for the period September 30, 2008 through September 30, 2013.  The information presented below assumes $100 invested on September 30, 2008 in the Company’s common stock and in each of the indices, and assumes the reinvestment of all dividends.  Historical stock price performance is not necessarily indicative of future stock price performance.

Total Return Performance
Capitol Federal Financial, Inc.
NASDAQ Composite
SNL Midcap Bank & Thrift Index
Index Value
225
200
175
150
125
100
75
50
25
0
09/30/08
09/30/09
09/30/10
09/30/11
09/30/12
09/30/13

	Period Ending
Index	9/30/2008	9/30/2009	9/30/2010	9/30/2011	9/30/2012	9/30/2013
Capitol Federal Financial, Inc.	100.00	78.12	62.88	67.40	79.04	89.34
NASDAQ Composite	100.00	102.54	115.60	119.07	155.56	191.34
SNL Midcap Bank & Thrift Index	100.00	65.31	68.70	55.94	75.22	96.14

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2013.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework (1992).  Management has concluded that the Company maintained an effective system of internal control over financial reporting based on these criteria as of September 30, 2013.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, who audited the consolidated financial statements included in the Company’s annual report, has issued an audit report on the Company’s internal control over financial reporting as of September 30, 2013 and it is included herein.

John B. Dicus, Chairman, President
and Chief Executive Officer

Kent G. Townsend, Executive Vice President,
Chief Financial Officer and Treasurer

rEPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial, Inc. and subsidiary

Topeka, Kansas

We have audited the internal control over financial reporting of Capitol Federal Financial, Inc. and subsidiary (the “Company”) as of September 30, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of the Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic consolidated financial statements in accordance with the instructions for the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s Board of Directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2013, based on the criteria established in Internal Control -  Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2013 of the Company and our report dated November 29, 2013 expressed an unqualified opinion on those consolidated financial statements.

Kansas City, Missouri

November 29, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Capitol Federal Financial, Inc. and subsidiary

Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Financial, Inc. and subsidiary (the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2013.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Capitol Federal Financial, Inc. and subsidiary as of September 30, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 29, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Kansas City, Missouri

November 29, 2013

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2013 and 2012 (Dollars in thousands, except per share data)

ASSETS	2013	2012

CASH AND CASH EQUIVALENTS (includes interest-earning deposits of
$99,735 and $127,544)	$113,886	$141,705

SECURITIES:
Available-for-sale (“AFS”), at estimated fair value (amortized cost of
$1,058,283 and $1,367,925)	1,069,967	1,406,844

Held-to-maturity (“HTM”), at amortized cost (estimated fair value of
$1,741,846 and $1,969,899)	1,718,023	1,887,947

LOANS RECEIVABLE, net (allowance for credit losses (“ACL”) of
$8,822 and $11,100)	5,958,868	5,608,083

BANK-OWNED LIFE INSURANCE (“BOLI”)	59,495	58,012

CAPITAL STOCK OF FEDERAL HOME LOAN BANK (“FHLB”), at cost	128,530	132,971

ACCRUED INTEREST RECEIVABLE	23,596	26,092

PREMISES AND EQUIPMENT, net	70,112	57,766

OTHER REAL ESTATE OWNED (“OREO”)	3,882	8,047

OTHER ASSETS	40,090	50,837

TOTAL ASSETS	$9,186,449	$9,378,304

		(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2013 and 2012 (Dollars in thousands, except per share data)

LIABILITIES AND STOCKHOLDERS’ EQUITY	2013	2012

LIABILITIES:
Deposits	$4,611,446	$4,550,643
FHLB borrowings	2,513,538	2,530,322
Repurchase agreements	320,000	365,000
Advance payments by borrowers for taxes and insurance	57,392	55,642
Income taxes payable	108	918
Deferred income tax liabilities, net	20,437	25,042
Accounts payable and accrued expenses	31,402	44,279

Total liabilities	7,554,323	7,571,846

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 100,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 1,400,000,000 shares authorized,
147,840,268 and 155,379,739 shares issued and outstanding
as of September 30, 2013 and 2012, respectively	1,478	1,554
Additional paid-in capital	1,235,781	1,292,122
Unearned compensation, Employee Stock Ownership Plan (“ESOP”)	(44,603)	(47,575)
Retained earnings	432,203	536,150
Accumulated other comprehensive income (“AOCI”), net of tax	7,267	24,207

Total stockholders’ equity	1,632,126	1,806,458

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,186,449	$9,378,304

See notes to consolidated financial statements		(Concluded)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands, except per share data)

	2013	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans receivable	$228,455	$236,225	$251,909
Mortgage-backed securities (“MBS”)	55,424	71,156	71,332
Investment securities	10,012	15,944	19,077
Capital stock of FHLB	4,515	4,446	3,791
Cash and cash equivalents	148	280	756
Total interest and dividend income	298,554	328,051	346,865

INTEREST EXPENSE:
FHLB borrowings	70,816	82,044	90,298
Deposits	36,816	46,170	63,568
Other borrowings	12,762	14,956	24,265
Total interest expense	120,394	143,170	178,131

NET INTEREST INCOME	178,160	184,881	168,734

PROVISION FOR CREDIT LOSSES	(1,067)	2,040	4,060

NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	179,227	182,841	164,674

NON-INTEREST INCOME:
Retail fees and charges	15,342	15,915	15,509
Insurance commissions	2,925	2,772	3,071
Loan fees	1,727	2,113	2,449
Income from BOLI	1,483	1,478	1,824
Other non-interest income	1,812	1,955	2,142
Total non-interest income	23,289	24,233	24,995

			(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands, except per share data)

	2013	2012	2011
NON-INTEREST EXPENSE:
Salaries and employee benefits	49,152	44,235	44,913
Occupancy	9,871	8,751	8,841
Information technology and communications	8,855	7,583	7,210
Regulatory and outside services	5,874	5,291	5,224
Deposit and loan transaction costs	5,547	5,381	5,157
Advertising and promotional	5,027	3,931	3,723
Federal insurance premium	4,462	4,444	5,222
Contribution to Capitol Federal Foundation (“Foundation“)	--	--	40,000
Other non-interest expense	8,159	11,459	12,027
Total non-interest expense	96,947	91,075	132,317

INCOME BEFORE INCOME TAX EXPENSE	105,569	115,999	57,352

INCOME TAX EXPENSE	36,229	41,486	18,949

NET INCOME	$69,340	$74,513	$38,403

Basic earnings per share	$0.48	$0.47	$0.24
Diluted earnings per share	$0.48	$0.47	$0.24
Dividends declared per share	$1.00	$0.40	$1.63

Basic weighted average common shares	144,847,156	157,912,978	162,625,274
Diluted weighted average common shares	144,848,009	157,916,400	162,632,665

See notes to consolidated financial statements			(Concluded)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands)

2013		2012	2011
Net income	$69,340	$74,513	$38,403
Other comprehensive income, net of tax:
Changes in unrealized gains/losses on AFS securities, net of deferred income taxes of $10,295, $1,491, and $3,159 for the
years ended September 30, 2013, 2012, and 2011, respectively	(16,940)	(2,500)	(5,155)
Comprehensive income	$52,400	$72,013	$33,248

See notes to consolidated financial statements

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands, except per share data)

		Additional	Unearned				Total
	Common	Paid-In	Compensation	Retained		Treasury	Stockholders’
	Stock	Capital	ESOP	Earnings	AOCI	Stock	Equity
Balance at October 1, 2010	$915	$457,540	$(6,050)	$801,044	$31,862	$(323,361)	$961,950
Net income, fiscal year 2011				38,403			38,403
Other comprehensive income, net of tax					(5,155)		(5,155)
ESOP activity, net		3,259	2,763				6,022
Restricted stock activity, net		(4)					(4)
Stock-based compensation		262					262
Stock options exercised		42					42
Dividends on common stock to
stockholders ($1.63 per public share)				(150,110)			(150,110)

Corporate reorganization:
Merger of Capitol Federal
Savings Bank MHC	(522)	1,997		(1,223)			252
Retirement of treasury stock	(175)	(204,199)		(118,987)		323,361	--
Exchange of common stock	276	(323)					(47)
Proceeds from stock offering,
net of offering expenses	1,181	1,133,993					1,135,174

Purchase of common stock by ESOP			(47,260)				(47,260)
Balance at September 30, 2011	1,675	1,392,567	(50,547)	569,127	26,707	--	1,939,529

Net income, fiscal year 2012				74,513			74,513
Other comprehensive income, net of tax					(2,500)		(2,500)
ESOP activity, net		3,434	2,972				6,406
Restricted stock activity, net	5	(5)					--
Stock-based compensation		1,196					1,196
Repurchase of common stock	(126)	(105,131)		(43,722)			(148,979)
Stock options exercised		61					61
Dividends on common stock to
stockholders ($0.40 per share)				(63,768)			(63,768)
Balance at September 30, 2012	1,554	1,292,122	(47,575)	536,150	24,207	--	1,806,458

Net income, fiscal year 2013				69,340			69,340
Other comprehensive income, net of tax					(16,940)		(16,940)
ESOP activity, net		3,678	2,972				6,650
Restricted stock activity, net		172					172
Stock-based compensation		2,633					2,633
Repurchase of common stock	(76)	(62,836)		(26,463)			(89,375)
Stock options exercised		12					12
Dividends on common stock to
stockholders ($1.00 per share)				(146,824)			(146,824)
Balance at September 30, 2013	$1,478	$1,235,781	$(44,603)	$432,203	$7,267	$--	$1,632,126

See notes to consolidated financial statements

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69,340	$74,513	$38,403
Adjustments to reconcile net income to net cash provided by
operating activities:
FHLB stock dividends	(4,515)	(4,446)	(3,791)
Provision for credit losses	(1,067)	2,040	4,060
Originations of loans receivable held-for-sale (“LHFS”)	(7,098)	(6,008)	(11,715)
Proceeds from sales of LHFS	7,156	6,524	13,483
Amortization and accretion of premiums and discounts on securities	8,445	8,662	8,100
Depreciation and amortization of premises and equipment	5,447	4,951	4,397
Amortization of deferred amounts related to FHLB advances, net	8,216	8,797	7,091
Common stock committed to be released for allocation - ESOP	6,650	6,406	6,022
Stock based compensation	2,633	1,196	262
Provision for deferred income taxes	5,696	6,089	(9,647)
Changes in:
Prepaid federal insurance premium, net	11,802	3,927	4,718
Accrued interest receivable	2,496	3,224	904
Other assets, net	(3,432)	2,493	637
Income taxes payable/receivable	(644)	(1,398)	3,004
Accounts payable and accrued expenses	(9,403)	(10,732)	(143)
Net cash provided by operating activities	101,722	106,238	65,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of AFS securities	(408,497)	(688,520)	(790,083)
Purchase of HTM securities	(442,747)	(560,024)	(1,979,789)
Proceeds from calls, maturities and principal reductions of AFS securities	717,545	761,535	351,636
Proceeds from calls, maturities and principal reductions of HTM securities	604,820	1,036,121	1,485,786
Proceeds from the redemption of capital stock of FHLB	11,347	4,048	4,942
Purchases of capital stock of FHLB	(2,391)	(5,696)	(7,162)
Net increase in loans receivable	(355,694)	(471,144)	(105)
Purchases of premises and equipment	(18,769)	(12,617)	(12,751)
Proceeds from sales of OREO	10,677	13,145	14,205
Net cash provided by (used in) investing activities	116,291	76,848	(933,321)

			(Continued)

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011 (Dollars in thousands)

	2013	2012	2011
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(146,824)	(63,768)	(150,110)
Deposits, net of withdrawals	60,803	55,470	126,553
Proceeds from borrowings	1,003,115	957,768	644,162
Repayments on borrowings	(1,073,115)	(957,768)	(773,771)
Deferred FHLB prepayment penalty	--	(7,937)	--
Change in advance payments by borrowers for taxes and insurance	1,750	504	102
Net proceeds from common stock offering (deferred offering costs)	--	--	1,076,411
Repurchase of common stock	(91,573)	(146,781)	--
Stock options exercised	12	36	35
Excess tax benefits from stock options	--	25	7
Net cash (used in) provided by financing activities	(245,832)	(162,451)	923,389

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27,819)	20,635	55,853

CASH AND CASH EQUIVALENTS:
Beginning of Period	141,705	121,070	65,217

End of Period	$113,886	$141,705	$121,070

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$31,175	$36,791	$25,517

Interest payments	$112,950	$135,444	$172,332

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Note received from ESOP in exchange for common stock	$--	$--	$47,260

Customer deposit holds related to common stock offering	$--	$--	$17,690

Loans transferred to OREO	$6,705	$11,296	$15,048

See notes to consolidated financial statements			(Concluded)

CAPITOL FEDERAL FINANCIAL, INC. and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 2013, 2012, and 2011

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Capitol Federal Financial, Inc. (the “Company”) provides a full range of retail banking services through its wholly-owned subsidiary, Capitol Federal Savings Bank (the “Bank”) which has 36 traditional and 10 in-store banking offices serving primarily the metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and portions of the metropolitan area of greater Kansas City.  The Bank emphasizes mortgage lending, primarily originating and purchasing one- to four-family mortgage loans, and providing personal retail financial services.  The Bank is subject to competition from other financial institutions and other companies that provide financial services.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law.  The Dodd-Frank Act, among other things, required the Office of Thrift Supervision (the “OTS”) to be merged into the Office of the Comptroller of the Currency (the “OCC”).  On July 21, 2011, the OCC assumed all functions and authority from the OTS relating to federally chartered savings banks, including the Bank, and the Board of Governors of the Federal Reserve System (“FRB”) assumed all functions and authority from the OTS relating to savings and loan holding companies, including the Company.  The Bank is also regulated by the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank and Company are subject to periodic examinations by the above noted regulatory authorities.

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

The Company’s ability to pay dividends is dependent, in part, upon its ability to obtain capital distributions from the Bank. The dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company level.  Holders of common stock will be entitled to receive dividends as of and when declared by the Board of Directors of the Company out of funds legally available for that purpose.

Basis of Presentation - In December 2010, Capitol Federal Financial completed its conversion from a mutual holding company form of organization to a stock form of organization (“the corporate reorganization”).  Capitol Federal Financial, which owned 100% of the Bank, was succeeded by the Company, a new Maryland corporation.  As part of the corporate reorganization, Capitol Federal Savings Bank MHC’s (“MHC”) ownership interest in Capitol Federal Financial was sold in a public offering.  The publicly held shares of Capitol Federal Financial were exchanged for new shares of common stock of the Company.  In conjunction with the corporate reorganization, the Company contributed $40.0 million of cash to the Bank’s charitable foundation, Capitol Federal Foundation.  Additionally, a “liquidation account” was established for the benefit of certain depositors of the Bank in an amount equal to MHC’s ownership interest in the retained earnings of Capitol Federal Financial as of June 30, 2010.  As of September 30, 2013, the balance of the liquidation account was $287.0 million.  Under applicable federal banking regulations, neither the Company nor the Bank is permitted to pay dividends on its capital stock to its stockholders if stockholders’ equity would be reduced below the amount of the liquidation account at that time.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank.  The Bank has a wholly owned subsidiary, Capitol Funds, Inc.  Capitol Funds, Inc. has a wholly owned subsidiary, Capitol Federal Mortgage Reinsurance Company.  All intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The ACL is a significant estimate that involves a high degree of complexity and requires management to make difficult and subjective judgments and assumptions about highly uncertain matters.  The use of different judgments and assumptions could cause reported results to differ significantly.  In addition, bank regulators periodically review the Bank’s ACL.  Bank regulators have the authority to require the Bank, as they can require all banks, to increase the ACL or recognize additional charge-offs based upon their judgments, which may differ from management’s judgments.  Any increases in the ACL or recognition of additional charge-offs required by bank regulators could adversely affect the Company’s financial condition and results of operations.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand and amounts due from banks.  FRB regulations require federally chartered savings banks to maintain cash reserves against their transaction accounts.  Required reserves must be maintained in the form of vault cash, an account at a Federal Reserve Bank, or a pass-through account as defined by the FRB.  The amount of interest-earning deposits held at the FRB as of September 30, 2013 and 2012 was $98.7 million and $122.4 million, respectively.  The Bank is in compliance with the FRB requirements.  For the years ended September 30, 2013 and 2012, the average daily balance of required reserves at the Federal Reserve Bank was $9.0 million and $9.2 million, respectively.

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

Securities that management may sell if necessary for liquidity or asset management purposes are classified as AFS and reported at fair value, with unrealized gains and losses reported as a component of AOCI within stockholders’ equity, net of deferred income taxes.  The amortization of premiums and discounts are recognized as adjustments to interest income over the life of the securities using the level-yield method.  Gains or losses on the disposition of AFS securities are recognized using the specific identification method.  The Company primarily uses prices obtained from third party pricing services and recent trades to determine the fair value of securities.  See additional discussion of fair value of AFS securities in “Note 14 – Fair Value of Financial Instruments”.

Securities that are purchased and held principally for resale in the near future are classified as trading securities and are reported at fair value, with unrealized gains and losses included in non-interest income in the consolidated statements of income.  During the fiscal years ended September 30, 2013 and 2012, neither the Company nor the Bank maintained a trading securities portfolio.

Management monitors the securities portfolio for impairment on an ongoing basis and performs a formal review quarterly.  The process involves monitoring market events and other items that could impact issuers.  The evaluation includes, but is not limited to, such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry including the issuer’s financial condition and current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, management’s intent to sell and whether it is more likely than not management would be required to sell prior to recovery for debt securities.  Management determines whether other-than-temporary losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If management intends to sell an impaired security or if it is more likely than not that management will be required to sell an impaired security before recovery of its amortized cost basis, an other-than-temporary impairment has occurred and the difference between amortized cost and fair value will be recognized as a loss in earnings and the security will be written down to fair value.  Such losses would be included in non-interest income in the consolidated statements of income.

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

Endorsed loans - Existing loan customers, whose loans have not been sold to third parties, who have not been delinquent on their contractual loan payments during the previous 12 months and who are not currently in bankruptcy, have the opportunity, for a cash fee, to endorse their original loan terms to current loan terms being offered.  The fee assessed for endorsing the mortgage loan is deferred and amortized over the remaining life of the endorsed loan using the level-yield method and is reflected as an adjustment to interest income.  Each endorsement is examined on a loan-by-loan basis and if the new loan terms represent more than a minor change to the loan, then the unamortized balance of the pre-endorsement deferred fees and/or costs associated with the mortgage loan are recognized in interest income at the time of the endorsement.  If the endorsement of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-endorsement deferred fees and/or costs continue to be deferred.

Troubled debt restructurings (“TDRs”) - For borrowers experiencing financial difficulties, the Bank may grant a concession to the borrower.  Generally, the Bank grants a short-term payment concession to borrowers who are experiencing a temporary cash flow problem.  The most frequently used concession is to reduce the monthly payment amount for a period of 6 to 12 months, often by requiring payments of only interest and escrow during this period, resulting in an extension of the maturity date of the loan.  For more severe situations requiring long-term solutions, the Bank also offers interest rate reductions to currently-offered rates and the capitalization of delinquent interest and/or escrow resulting in an extension of the maturity date of the loan.  The Bank does not forgive principal or interest nor does it commit to lend additional funds, except for situations generally involving the capitalization of delinquent interest and/or escrow not to exceed the original loan balance, to these borrowers.

Endorsed loans are classified as TDRs when certain guidelines for soft credit scores and/or estimated loan-to-value (“LTV”) ratios are not met.  These guidelines are intended to identify changes in the borrower’s credit condition since origination, signifying the borrower could be experiencing financial difficulties even though the borrower has not been delinquent on his contractual loan payment in the previous 12 months.

The TDRs discussed above will be reported as such until paid-off, unless the loan has been restructured to an interest rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk, and has performed under the new terms of the restructuring agreement for at least 12 consecutive months.

During July 2012, the OCC provided guidance to the industry regarding loans that had been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the lender (“Chapter 7 loans”).  The OCC requires that these loans be reported as TDRs, regardless of their delinquency status (“Chapter 7 TDRs”).  These loans will be reported as TDRs until the borrower has made 48 consecutive monthly loan payments after the Chapter 7 discharge date.

Delinquent loans - A loan is considered delinquent when payment has not been received within 30 days of its contractual due date.

Nonaccrual loans - The accrual of income on loans is discontinued when interest or principal payments are 90 days in arrears or, for TDR loans, the borrower has not made six consecutive monthly payments per the restructured loan terms or since the discharge date for Chapter 7 TDRs.  Loans on which the accrual of income has been discontinued are designated as nonaccrual and outstanding interest previously credited beyond 90 days delinquent is reversed.  A nonaccrual loan is returned to accrual status once the contractual payments have been made to bring the loan less than 90 days past due or, in the case of a TDR loan, the borrower has made six consecutive payments per the restructured loan terms or the borrower has made six consecutive payments since the discharge date for Chapter 7 TDRs.

Impaired loans - A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Interest income on impaired loans is recognized in the period collected unless the ultimate collection of principal is considered doubtful.  The following types of loans are reported as impaired loans: all nonaccrual loans, loans classified as substandard, loans partially charged-off, Chapter 7 loans,  and all TDRs except those that have been restructured to an interest rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk, and has performed under the new terms of the restructuring agreement for at least 12 consecutive months.

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

Allowance for Credit Losses -  The ACL represents management’s best estimate of the amount of inherent losses in the loan portfolio as of the balance sheet date.  Management’s methodology for assessing the appropriateness of the ACL consists of an analysis (“formula analysis”) model, along with analyzing several other factors.  Management maintains the ACL through provisions for credit losses that are either charged to or credited to income.

For one- to four-family secured loans, losses are charged-off when the loan is generally 180 days delinquent or in foreclosure.  Losses are based on new collateral values obtained through appraisals, less estimated costs to sell.  Anticipated private mortgage insurance proceeds are taken into consideration when calculating the loss amount.  An updated appraisal is requested, at a minimum, every 12 months thereafter if the loan remains 180 days or more delinquent or in foreclosure.  If the Bank holds the first and second mortgage, both loans are combined when evaluating whether there is a potential loss on the loan.  Charge-offs for real estate-secured loans may also occur at any time if the Bank has knowledge of the existence of a potential loss.  For all real estate loans that are not secured by one- to four-family property, losses are charged-off when the collection of such amounts is unlikely.  When a non-real estate secured loan is 120 days delinquent, any identified losses are charged-off.

The Bank’s primary lending emphasis is the origination and purchase of one- to four-family first mortgage loans on residential properties and, to a lesser extent, home equity and second mortgage loans on one- to four-family residential properties, resulting in a loan concentration in residential mortgage loans.  The Bank has a concentration of loans secured by residential property located in Kansas and Missouri.  Based on the composition of the Bank’s loan portfolio, the primary risk characteristics inherent in the one- to four-family and consumer loan portfolios are a decline in economic conditions, elevated levels of unemployment or underemployment, and declines in residential real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future loan loss provisions.  Although the multi-family and commercial loan portfolio is subject to the same risk of declines in economic conditions, the primary risk characteristics inherent in this portfolio include the ability of the borrower to sustain sufficient cash flows from leases and to control expenses to satisfy their contractual debt payments, and/or the ability to utilize personal and/or business resources to pay their contractual debt payments if the cash flows are not sufficient.  Additionally, if the Bank were to repossess the secured collateral of a multi-family or commercial loan, the pool of potential buyers is limited more than that for a residential property.  Therefore, the Bank could hold the property for an extended period of time and/or potentially be forced to sell at a discounted price, resulting in additional losses.

Each quarter, a formula analysis is prepared which segregates the loan portfolio into categories based on certain risk characteristics.  The categories include the following: one- to four-family loans; multi-family and commercial loans; consumer home equity loans; and other consumer loans.  Home equity loans with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis model to calculate a combined LTV ratio.  Loans individually evaluated for loss are excluded from the formula analysis model.  The one- to four-family loan portfolio and related home equity loans are segregated into additional categories based on the following risk characteristics: originated and correspondent purchased, or bulk purchased; interest payments (fixed-rate and adjustable-rate/interest-only); LTV ratios; borrower’s credit scores; and certain geographic locations.  The categories were derived by management based on reviewing the historical performance of the one- to four-family loan portfolio and taking into consideration current economic conditions, such as trends in residential real estate values in certain areas of the U.S. and unemployment rates.

Quantitative loss factors are applied to each loan category in the formula analysis model based on the historical loss experience for each respective loan category.  Each quarter, management reviews the historical loss time periods and utilizes the historical loss time periods believed to be the most reflective of the current economic conditions and recent charge-off experience.

Qualitative loss factors are applied to each loan category in the formula analysis model.  The qualitative loss factors that are applied in the formula analysis model for one- to four-family and consumer loan portfolios are: unemployment rate trends; collateral value trends; credit score trends; and delinquent loan trends.  The qualitative loss factors that are applied in the formula analysis model for multi-family and commercial loan portfolio are: unemployment rate trends; credit score trends for the primary guarantor; delinquent loan trends; and a factor based on management’s judgment due to the higher risk nature of these loans, as compared to one- to four-family loans.  As loans are classified or become delinquent, the qualitative loss factors increase for each respective loan category.  Additionally, TDRs that have not been individually evaluated for loss are included in a category within the formula analysis model with an overall higher qualitative loss factor than corresponding performing loans, for the life of the loan.  The qualitative factors were derived by management based on a review of the historical performance of the respective loan portfolios and consideration of current economic conditions and their likely impact to the loan portfolio.

Management utilizes the formula analysis, along with analyzing several other factors, when evaluating the adequacy of the ACL.  Such factors include the trend and composition of delinquent loans, results of foreclosed property and short sale transactions, charge-off trends, the current status and trends of local and national economies (particularly levels of unemployment), trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations.  Since the Bank’s loan portfolio is primarily concentrated in one- to four-family real estate, management monitors residential real estate market value trends in the Bank’s local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and management’s general and specific knowledge of the real estate markets in which the Bank lends, in order to determine what impact, if any, such trends may have on the level of ACL.  Reviewing these factors assists management in evaluating the overall credit quality of the loan portfolio and the reasonableness of the ACL on an ongoing basis, and whether changes need to be made to the Bank’s ACL methodology.  Management seeks to apply the ACL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.

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

Capital Stock of Federal Home Loan Bank - As a member of FHLB Topeka, the Bank is required to acquire and hold shares of FHLB stock.  The Bank’s holding requirement varies based on the Bank’s activities, primarily the Bank’s outstanding advances, with FHLB.  FHLB stock is carried at cost.  Management conducts a quarterly evaluation to determine if any FHLB stock impairment exists.  The quarterly impairment evaluation focuses primarily on the capital adequacy and liquidity of FHLB Topeka, while also considering the impact that legislative and regulatory developments may have on FHLB Topeka.  Dividends received on FHLB stock are reflected as dividend income in the consolidated statements of income.

Premises and Equipment - Land is carried at cost.  Buildings, leasehold improvements, and furniture, fixtures and equipment are carried at cost less accumulated depreciation and leasehold amortization.  Buildings, furniture, fixtures and equipment are depreciated over their estimated useful lives using the straight-line method.  Buildings have an estimated useful life of 39 years.   Structural components of the buildings generally have an estimated life of 15 years.  Furniture, fixtures and equipment have an estimated useful life of three to seven years.  Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases, which is generally three to 15 years.  The costs for major improvements and renovations are capitalized, while maintenance, repairs and minor improvements are charged to operating expenses as incurred.  Gains and losses on dispositions are recorded as non-interest income or non-interest expense as incurred.

Other Real Estate Owned -  OREO primarily represents foreclosed assets held for sale.  OREO is reported at the lower of cost or estimated fair value less estimated selling costs (“realizable value.”)  At acquisition, write downs to realizable value are charged to the ACL.  After acquisition, any additional write downs are charged to operations in the period they are identified and are recorded in non-interest expense on the consolidated statements of income.  Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed.  Gains and losses on the sale of OREO are recognized upon disposition of the property and are recorded in non-interest expense in the consolidated statements of income.

Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  Deferred income taxes expense (benefit) represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain (loss) on AFS securities and changes in the market value of restricted stock between the grant date and vesting date.  Income tax related penalties and interest are included in income tax expenses in the consolidated statements of income.

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

Stock-based Compensation - The Company has share-based plans under which stock options and restricted stock awards have been granted.  Compensation expense is recognized over the service period of the share-based payment award.  The Company utilizes a fair-value-based measurement method in accounting for the share-based payment transactions with employees, except for equity instruments held by the ESOP.  The Company applies the modified prospective method in which compensation cost is recognized over the service period for all awards granted.

Borrowed Funds  - The Bank enters into sales of securities under agreements to repurchase with approved counterparties (“repurchase agreements”).  These agreements are recorded as financing transactions, and thereby reported as liabilities on the consolidated balance sheet, as the Bank maintains effective control over the transferred securities and the securities continue to be carried in the Bank’s securities portfolio.  The securities are delivered to the party with whom each transaction is executed and they agree to resell to the Bank the same securities at the maturity of the agreement.    The Bank retains the right to substitute similar or like securities throughout the terms of the agreements.  The collateral is subject to valuation at current market levels and the Bank may ask for the return of excess collateral or be required to post additional collateral due to market value changes or as a result of principal payments received.

The Bank has obtained advances from FHLB and has access to a FHLB line of credit.  Total FHLB borrowings are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets, as reported on the Bank’s Call Report to the OCC, without pre-approval from the FHLB president. Additionally, the Bank is authorized to borrow from the Federal Reserve Bank’s “discount window.”

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

In computing both basic and diluted EPS, the weighted average number of common shares outstanding includes the ESOP shares previously allocated to participants and shares committed to be released for allocation to participants and restricted stock shares which have vested or have been allocated to participants.  ESOP shares that have not been committed to be released are excluded from the computation of basic and diluted EPS.  Unvested restricted stock awards contain nonforfeitable rights to dividends and are treated as participating securities in the computation of EPS pursuant to the two-class method for fiscal years 2013 and 2012.

Recent Accounting Pronouncements - In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Presentation of Comprehensive Income, which revised how entities present comprehensive income in their financial statements.  The ASU requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements.  In a continuous statement of comprehensive income, an entity would be required to present the components of the income statement as presented today, along with the components of other comprehensive income.  In the two-statement approach, an entity would be required to present a statement that is consistent with the income statement format used today, along with a second statement, which would immediately follow the income statement that would include the components of other comprehensive income.  The ASU did not change the items that an entity must report in other comprehensive income.  ASU 2011-05 was effective October 1, 2012 for the Company.  The Company elected the two-statement approach upon adoption on October 1, 2012 and applied the ASU retrospectively for all periods presented in the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  The ASU requires new disclosures regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments.  The new disclosures are designed to make GAAP financial statements more comparable to those prepared under International Financial Reporting Standards.  The new disclosures entail presenting information about both gross and net exposures.  The new disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, which is October 1, 2013 for the Company, and interim periods therein; retrospective application is required.  The adoption of this ASU is disclosure-related and therefore is not expected to have an impact on the Company’s consolidated financial condition or results of operations when adopted on October 1, 2013.

In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.  The ASU clarifies the scope of the offsetting disclosure requirements in ASU 2011-11, Disclosures about Offsetting Assets and Liabilities.  These standards are effective for fiscal years beginning on or after January 1, 2013, which is October 1, 2013 for the Company.  The standards are disclosure-related and therefore, their adoption is not expected to have an impact on the Company’s consolidated financial condition or results of operations when adopted on October 1, 2013.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which is intended to improve the transparency of changes in other comprehensive income and items reclassified out of AOCI.  The standard requires entities to disaggregate the total change of each component of other comprehensive income and separately present reclassification adjustments and current period other comprehensive income.  Additionally, the standard requires that significant items reclassified out of AOCI be presented by component either on the face of the statement where net income is presented or as a separate disclosure in the notes to the financial statements.  ASU 2013-02 is effective for fiscal years beginning after December 15, 2012, which is October 1, 2013 for the Company, and should be applied prospectively.  The adoption of this ASU is disclosure-related and therefore is not expected to have an impact on the Company’s consolidated financial condition or results of operations when adopted on October 1, 2013.

In February 2013, the FASB issued ASU 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The ASU provides recognition, measurement, and disclosure guidance for certain obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date.  ASU 2013-04 is effective for fiscal years beginning after December 15, 2013, which is October 1, 2014 for the Company, and should be applied retrospectively.  The Company has not yet completed its evaluation of this standard.

2. EARNINGS PER SHARE

Shares acquired by the ESOP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account.  Unvested shares awarded pursuant to the Company’s restricted stock benefit plans are treated as participating securities in the computation of EPS pursuant to the two-class method as they contain nonforfeitable rights to dividends.  The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security.

	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Net income	$69,340	$74,513	$38,403
Income allocated to participating securities	(205)	(69)	--
Net income available to common stockholders	$69,135	$74,444	$38,403

Average common shares outstanding	144,638,458	157,704,473	162,432,315
Average committed ESOP shares outstanding	208,698	208,505	192,959
Total basic average common shares outstanding	144,847,156	157,912,978	162,625,274

Effect of dilutive restricted stock	--	--	2,747
Effect of dilutive stock options	853	3,422	4,644

Total diluted average common shares outstanding	144,848,009	157,916,400	162,632,665

Net EPS:
Basic	$0.48	$0.47	$0.24
Diluted	$0.48	$0.47	$0.24

Antidilutive stock options and restricted stock,
excluded from the diluted average common shares
outstanding calculation	2,430,629	1,308,925	898,415

3. SECURITIES

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at the dates presented.  The majority of the MBS and investment securities portfolios are composed of securities issued by GSEs.

	September 30, 2013
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$709,118	$996	$7,886	$702,228
MBS	345,263	18,701	--	363,964
Trust preferred securities	2,594	--	171	2,423
Municipal bonds	1,308	44	--	1,352
	1,058,283	19,741	8,057	1,069,967

HTM:
MBS	1,683,744	39,878	16,984	1,706,638
Municipal bonds	34,279	943	14	35,208
	1,718,023	40,821	16,998	1,741,846
	$2,776,306	$60,562	$25,055	$2,811,813

	September 30, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$857,409	$4,317	$2	$861,724
MBS	505,169	35,137	--	540,306
Trust preferred securities	2,912	--	614	2,298
Municipal bonds	2,435	81	--	2,516
	1,367,925	39,535	616	1,406,844

HTM:
MBS	1,792,636	79,883	--	1,872,519
GSE debentures	49,977	247	--	50,224
Municipal bonds	45,334	1,822	--	47,156
	1,887,947	81,952	--	1,969,899
	$3,255,872	$121,487	$616	$3,376,743

The following tables summarize the estimated fair value and gross unrealized losses of those securities on which an unrealized loss at the dates presented was reported and the continuous unrealized loss position for less than 12 months and equal to or greater than 12 months as of the dates presented.

	September 30, 2013
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
GSE debentures	19	$426,482	$7,213	1	$24,327	$673
Trust preferred securities	--	--	--	1	2,423	171
	19	$426,482	$7,213	2	$26,750	$844

HTM:
MBS	40	$710,291	$16,984	--	$--	$--
Municipal bonds	3	1,299	14	--	--	--
	43	$711,590	$16,998	--	$--	$--

	September 30, 2012
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated			Estimated
		Fair	Unrealized		Fair	Unrealized
	Count	Value	Losses	Count	Value	Losses
	(Dollars in thousands)
AFS:
GSE debentures	2	$42,733	$2	--	$--	$--
Trust preferred securities	--	--	--	1	2,298	614
	2	$42,733	$2	1	$2,298	$614

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

The unrealized losses at September 30, 2013, excluding the trust preferred security discussed below, are primarily a result of an increase in market yields from the time the securities were purchased.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase.  Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the impairment is also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management neither intends to sell the securities, nor is it more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount, which could be at maturity.  As a result of the analysis, management does not believe any other-than-temporary impairments existed at September 30, 2013 or September 30, 2012.

The unrealized losses at September 30, 2012 were primarily a result of a decrease in the credit rating of a trust preferred security held by the Bank.  Management reviews the underlying cash flows of this security on a quarterly basis.  As of September 30, 2013 and September 30, 2012, the cash flow analysis indicated the present value of future expected cash flows are adequate to recover the entire amortized cost.  Management neither intends to sell this security, nor is it more likely than not that the Company will be required to sell the security before the recovery of the remaining amortized cost amount, which could be at maturity.  As a result of the analysis, management does not believe any other-than-temporary impairments existed related to the trust preferred security at September 30, 2013 or September 30, 2012.

Maturities of MBS depend on the repayment characteristics and experience of the underlying financial instruments.  Actual maturities of MBS may differ from contractual maturities because borrowers have the right to prepay obligations, generally without penalties.  Additionally, issuers of callable investment securities have the right to call and prepay obligations with or without prepayment penalties prior to the maturity dates of the securities.  As of September 30, 2013, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $544.8 million.  The amortized cost and estimated fair value of securities by remaining contractual maturity, without consideration for call features or pre-refunding dates, as of September 30, 2013 are shown below.

	AFS		HTM
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in thousands)
One year or less	$190	$190	$6,716	$6,806
One year through five years	637,085	633,101	60,598	63,804
Five years through ten years	183,130	187,613	399,618	400,295
Ten years and thereafter	237,878	249,063	1,251,091	1,270,941
	$1,058,283	$1,069,967	$1,718,023	$1,741,846

The following table presents the carrying value of MBS in our portfolio by issuer at the dates presented.

	At September 30,
	2013	2012
	(Dollars in thousands)
FNMA	$1,250,948	$1,324,293
FHLMC	629,216	824,197
GNMA	167,544	183,778
Private Issuer	--	674
	$2,047,708	$2,332,942

The following table presents the taxable and non-taxable components of interest income on investment securities for the years presented.

	For the Year Ended
	September 30,
	2013	2012	2011
	(Dollars in thousands)
Taxable	$8,796	$14,309	$17,180
Non-taxable	1,216	1,635	1,897
	$10,012	$15,944	$19,077

The following table summarizes the amortized cost and estimated fair value of securities pledged as collateral as of the dates indicated.

	September 30,
	2013		2012
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in thousands)
Repurchase agreements	$353,648	$364,593	$400,827	$427,864
Public unit deposits	272,016	274,917	219,913	232,514
Federal Reserve Bank	34,261	35,477	49,472	52,122
	$659,925	$674,987	$670,212	$712,500

All dispositions of securities during fiscal years 2013, 2012, and 2011 were the result of principal repayments, calls or maturities.

4. LOANS RECEIVABLE and ALLOWANCE FOR CREDIT LOSSES

Loans receivable, net at September 30, 2013 and 2012 is summarized as follows:

	2013	2012
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,743,047	$5,392,429
Multi-family and commercial	50,358	48,623
Construction	77,743	52,254
Total real estate loans	5,871,148	5,493,306

Consumer Loans:
Home equity	135,028	149,321
Other	5,623	6,529
Total consumer loans	140,651	155,850

Total loans receivable	6,011,799	5,649,156

Less:
Undisbursed loan funds	42,807	22,874
ACL	8,822	11,100
Discounts/unearned loan fees	23,057	21,468
Premiums/deferred costs	(21,755)	(14,369)
	$5,958,868	$5,608,083

The Bank is subject to numerous lending-related regulations. The limit of aggregate loans to one borrower is the greater of 15% of the Bank’s unimpaired capital and surplus, and $500 thousand.  As of September 30, 2013, the Bank was in compliance with this limitation.

Aggregate loans to executive officers, directors and their associates did not exceed 5% of stockholders’ equity as of September 30, 2013 and 2012.  Such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

The Bank recognized net gains of $228 thousand, $248 thousand, and $298 thousand for the years ended September 30, 2013, 2012, and 2011, respectively, as a result of selling LHFS.  The net gains are included in other non-interest income in the consolidated statements of income.

As of September 30, 2013 and 2012, the Bank serviced loans for others aggregating approximately $237.7 million and $349.7 million, respectively.  Such loans are not included in the accompanying consolidated balance sheets.  Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.  Loan servicing income includes servicing fees withheld from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers’ escrow balances on loans serviced for others of $4.1 million and $5.5 million as of September 30, 2013 and 2012, respectively.

Lending Practices and Underwriting Standards  - Originating and purchasing loans secured by one- to four-family residential properties is the Bank’s primary lending business, resulting in a loan concentration in residential first mortgage loans.  The Bank purchases one- to four-family loans, on a loan-by-loan basis, from a select group of correspondent lenders in 23 states.    Additionally, the Bank periodically purchases whole one- to four-family loans in bulk packages from nationwide and correspondent lenders.  The Bank also makes consumer loans, construction loans secured by residential or commercial properties, and real estate loans secured by multi-family dwellings.  As a result of our one- to four-family lending activities, the Bank has a concentration of loans secured by real property located in Kansas and Missouri.

One- to four-family loans - One- to four-family loans are underwritten generally in accordance with FHLMC and FNMA underwriting guidelines.  Full documentation to support the applicant’s credit, income, and sufficient funds to cover all applicable fees and reserves at closing are required on all loans.  Properties securing one- to four-family loans are appraised by either staff appraisers or fee appraisers, both of which are independent of the loan origination function and approved by our Board of Directors.

The underwriting standards for loans purchased from correspondent and nationwide lenders are generally similar to the Bank’s internal underwriting standards.  The underwriting of correspondent loans is performed primarily by the Bank’s underwriters, but some are underwritten by a third party, independent of the correspondent lender, to ensure general consistency to the Bank’s underwriting standards.  Before committing to a bulk loan purchase, the Bank’s Chief Lending Officer or Secondary Marketing Manager reviews specific criteria such as loan amount, credit scores, LTV ratios, geographic location, and debt ratios of each loan in the pool.  If the specific criteria do not meet the Bank’s underwriting standards and compensating factors are not sufficient, then a loan will be removed from the population.  Before the bulk loan purchase is funded, an internal Bank underwriter or a third party reviews at least 25%  of the loan files to confirm loan terms, credit scores, debt service ratios, property appraisals, and other underwriting related documentation.  For the tables within this Note, correspondent purchased loans are included with originated loans, and bulk purchased loans are reported as purchased loans.

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

Multi-family and commercial loans - The Bank’s multi-family, commercial real estate and commercial construction loans are originated by the Bank or are in participation with a lead bank.  These loans are granted based on the income producing potential of the property and the financial strength of the borrower.  At the time of origination, LTV ratios on multi-family, commercial real estate and commercial construction loans cannot exceed 80%  of the appraised value of the property securing the loans.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt at the time of origination.  The Bank generally requires personal guarantees of the borrowers covering a portion of the debt in addition to the security property as collateral for these loans.  Appraisals on properties securing these loans are performed by independent state certified fee appraisers.

Consumer loans - The Bank offers a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, and loans secured by savings deposits.  The Bank also originates a very limited amount of unsecured loans.  The Bank does not originate any consumer loans on an indirect basis, such as contracts purchased from retailers of goods or services which have extended credit to their customers.  The majority of the consumer loan portfolio is comprised of home equity lines of credit for which the Bank also has the first mortgage or there is no first mortgage.

The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

Credit Quality Indicators  - Based on the Bank’s lending emphasis and underwriting standards, management has segmented the loan portfolio into three segments: (1) one- to four-family loans; (2) consumer loans; and (3) multi-family and commercial loans.  The one- to four-family and consumer segments are further grouped into classes for purposes of providing disaggregated information about the credit quality of the loan portfolio.  The classes are:  one- to four-family loans – originated, one- to four-family loans – purchased, consumer loans – home equity, and consumer loans – other.

The Bank’s primary credit quality indicators for the one- to four-family loan and consumer – home equity loan portfolios are delinquency status, asset classifications, LTV ratios and borrower credit scores.  The Bank’s primary credit quality indicators for the multi-family and commercial loan and consumer – other loan portfolios are delinquency status and asset classifications.

The following tables present the recorded investment, by class, of loans 30 to 89 days delinquent, loans 90 or more days delinquent or in foreclosure, total delinquent loans, total current loans, and total recorded investment at the dates presented.  The recorded investment in loans is defined as the unpaid principal balance of a loan (net of unadvanced funds related to loans in process), less charge-offs and inclusive of unearned loan fees and deferred costs.  At September 30, 2013 and September 30, 2012, all loans 90 or more days delinquent were on nonaccrual status.  In addition to loans 90 or more days delinquent, the Bank also had  $6.7 million and  $10.0 million of originated loan TDRs classified as nonaccrual at September 30, 2013 and 2012, respectively, as well as $280 thousand and  $2.4 million of purchased loan TDRs classified as nonaccrual at September 30, 2013 and 2012, respectively, as required by the OCC.   Of  the loans required by the OCC to be classified as nonaccrual,  $5.9 million and $11.2 million were current at September 30, 2013 and 2012, respectively.    At September 30, 2013 and 2012, the balance of loans on nonaccrual status was $26.4 million and $31.8 million, respectively.

	September 30, 2013
		90 or More Days	Total		Total
	30 to 89 Days	Delinquent or	Delinquent	Current	Recorded
	Delinquent	in Foreclosure	Loans	Loans	Investment
	(Dollars in thousands)
One- to four-family loans - originated	$18,889	$9,379	$28,268	$5,092,581	$5,120,849
One- to four-family loans - purchased	7,842	9,695	17,537	631,050	648,587
Multi-family and commercial loans	--	--	--	57,603	57,603
Consumer - home equity	848	485	1,333	133,695	135,028
Consumer - other	35	5	40	5,583	5,623
	$27,614	$19,564	$47,178	$5,920,512	$5,967,690

	September 30, 2012
		90 or More Days	Total		Total
	30 to 89 Days	Delinquent or	Delinquent	Current	Recorded
	Delinquent	in Foreclosure	Loans	Loans	Investment
	(Dollars in thousands)
One- to four-family loans - originated	$14,902	$8,602	$23,504	$4,590,194	$4,613,698
One- to four-family loans - purchased	7,788	10,530	18,318	771,755	790,073
Multi-family and commercial loans	--	--	--	59,562	59,562
Consumer - home equity	521	369	890	148,431	149,321
Consumer - other	106	27	133	6,396	6,529
	$23,317	$19,528	$42,845	$5,576,338	$5,619,183

In accordance with the Bank’s asset classification policy, management regularly reviews the problem loans in the Bank’s portfolio to determine whether any loans require classification.  Loan classifications are defined as follows:

•

Special mention - These loans are performing loans on which known information about the collateral pledged or the possible credit problems of the borrower(s) have caused management to have doubts as to the ability of the borrower(s) to comply with present loan repayment terms and which may result in the future inclusion of such loans in the non-performing loan categories.

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

The following table sets forth the recorded investment in loans classified as special mention or substandard at the dates presented, by class.  Special mention and substandard loans are included in the formula analysis model if the loan is not individually evaluated for loss.  Loans classified as doubtful or loss are individually evaluated for loss.  At the dates presented, there were no loans classified as doubtful, and all loans classified as loss were fully charged-off.    The increase in substandard loans between September 30, 2012 and 2013 was due primarily to TDRs, including Chapter 7 TDRs.

	September 30,
	2013		2012
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family - originated	$29,359	$27,761	$36,055	$23,153
One- to four-family - purchased	1,871	14,195	2,829	14,538
Multi-family and commercial	1,976	--	2,578	--
Consumer - home equity	87	819	413	815
Consumer - other	--	13	--	39
	$33,293	$42,788	$41,875	$38,545

The following table shows the weighted average credit score and weighted average LTV for originated and purchased one- to four-family loans and originated consumer home equity loans at the dates presented.  Borrower credit scores are intended to provide an indication as to the likelihood that a borrower will repay their debts.  Credit scores are updated at least semiannually, with the last update in September 2013, and obtained from a nationally recognized consumer rating agency.  The LTV ratios provide an estimate of the extent to which the Bank may incur a loss on any given loan that may go into foreclosure.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, if available.  In most cases, the most recent appraisal was obtained at the time of origination.

	September 30,
	2013		2012
	Credit Score	LTV	Credit Score	LTV
One- to four-family - originated	762	65%	763	65%
One- to four-family - purchased	747	67	749	67
Consumer - home equity	746	19	747	19
	760	64%	761	64%

TDRs  – The following tables present the recorded investment prior to restructuring and immediately after restructuring for all loans restructured during the years ended September 30, 2013, 2012, and 2011.  These tables do not reflect the recorded investment at the end of the periods indicated.  The increase in the recorded investment at the time of the restructuring was generally due to the capitalization of delinquent interest and/or escrow balances.

	For the Year Ended September 30, 2013
	Number	Pre-	Post-
	of	Restructured	Restructured
	Contracts	Outstanding	Outstanding
	(Dollars in thousands)
One- to four-family loans - originated	178	$30,707	$30,900
One- to four-family loans - purchased	9	2,324	2,366
Multi-family and commercial loans	2	82	79
Consumer - home equity	14	297	305
Consumer - other	--	--	--
	203	$33,410	$33,650

	For the Year Ended September 30, 2012
	Number	Pre-	Post-
	of	Restructured	Restructured
	Contracts	Outstanding	Outstanding
	(Dollars in thousands)
One- to four-family loans - originated	232	$33,683	$33,815
One- to four-family loans - purchased	14	3,878	3,877
Multi-family and commercial loans	--	--	--
Consumer - home equity	23	466	475
Consumer - other	1	12	12
	270	$38,039	$38,179

	For the Year Ended September 30, 2011
	Number	Pre-	Post-
	of	Restructured	Restructured
	Contracts	Outstanding	Outstanding
	(Dollars in thousands)
One- to four-family loans - originated	158	$27,250	$26,936
One- to four-family loans - purchased	4	1,563	1,555
Multi-family and commercial loans	--	--	--
Consumer - home equity	5	224	227
Consumer - other	--	--	--
	167	$29,037	$28,718

The following table provides information on TDRs restructured within the last 12 months that became delinquent during the years presented.

	For the Years Ended
	September 30, 2013		September 30, 2012		September 30, 2011
	Number		Number		Number
	of	Recorded	of	Recorded	of	Recorded
	Contracts	Investment	Contracts	Investment	Contracts	Investment
	(Dollars in thousands)
One- to four-family loans - originated	38	$3,341	14	$2,340	13	$1,353
One- to four-family loans - purchased	6	1,270	--	--	--	--
Multi-family and commercial loans	--	--	--	--	--	--
Consumer - home equity	3	22	--	--	--	--
Consumer - other	1	10	--	--	--	--
	48	$4,643	14	$2,340	13	$1,353

Impaired loans - The following is a summary of information pertaining to impaired loans by class as of the dates presented.

	September 30, 2013			September 30, 2012
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	ACL	Investment	Balance	ACL
	(Dollars in thousands)
With no related allowance recorded
One- to four-family - originated	$12,950	$13,543	$--	$10,729	$10,765	$--
One- to four-family - purchased	13,882	16,645	--	15,340	15,216	--
Multi-family and commercial	--	--	--	--	--	--
Consumer - home equity	577	980	--	882	881	--
Consumer - other	2	7	--	27	27	--
	27,411	31,175	--	26,978	26,889	--
With an allowance recorded
One- to four-family - originated	35,520	35,619	209	41,125	41,293	268
One- to four-family - purchased	2,034	2,015	29	2,028	2,016	54
Multi-family and commercial	73	74	2	--	--	--
Consumer - home equity	492	492	78	307	307	52
Consumer - other	11	11	1	12	12	1
	38,130	38,211	319	43,472	43,628	375
Total
One- to four-family - originated	48,470	49,162	209	51,854	52,058	268
One- to four-family - purchased	15,916	18,660	29	17,368	17,232	54
Multi-family and commercial	73	74	2	--	--	--
Consumer - home equity	1,069	1,472	78	1,189	1,188	52
Consumer - other	13	18	1	39	39	1
	$65,541	$69,386	$319	$70,450	$70,517	$375

The following is a summary of information pertaining to impaired loans by class for the years ended September 30, 2013, 2012, and 2011.  The decrease in the average recorded investment in loans with no related allowance recorded and the corresponding increase in the average recorded investment in loans with an allowance recorded between fiscal years 2012 and 2013 was due primarily to a change in our process of evaluating TDRs for impairment that occurred in the latter half of fiscal year 2012.  Generally, only TDRs that are 180 days or more delinquent are individually evaluated for impairment, whereas prior to the change in our process during fiscal year 2012, all TDRs were individually evaluated for impairment.  This change was primarily driven by the implementation of a new loan charge-off policy during the year ended September 30, 2012 in order to conform to regulatory reporting requirements.

	For the Years Ended
	September 30, 2013		September 30, 2012		September 30, 2011
	Average	Interest	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income	Recorded	Income
	Investment	Recognized	Investment	Recognized	Investment	Recognized
	(Dollars in thousands)
With no related allowance recorded
One- to four-family - originated	$9,763	$321	$41,396	$176	$41,401	$1,467
One- to four-family - purchased	14,730	186	12,296	126	7,381	58
Multi-family and commercial	--	--	223	--	578	36
Consumer - home equity	567	39	543	6	672	14
Consumer - other	19	--	11	--	46	--
	25,079	546	54,469	308	50,078	1,575
With an allowance recorded
One- to four-family - originated	40,590	1,651	10,886	1,330	2,419	102
One- to four-family - purchased	2,052	74	6,138	51	14,576	156
Multi-family and commercial	58	3	--	--	--	--
Consumer - home equity	534	23	226	4	80	3
Consumer - other	23	1	6	--	--	--
	43,257	1,752	17,256	1,385	17,075	261
Total
One- to four-family - originated	50,353	1,972	52,282	1,506	43,820	1,569
One- to four-family - purchased	16,782	260	18,434	177	21,957	214
Multi-family and commercial	58	3	223	--	578	36
Consumer - home equity	1,101	62	769	10	752	17
Consumer - other	42	1	17	--	46	--
	$68,336	$2,298	$71,725	$1,693	$67,153	$1,836

Allowance for Credit Losses - The following is a summary of the activity in the ACL by segment and the ending balance of the ACL based on the Company’s impairment methodology for and at the beginning and end of the periods presented.  Net charge-offs during the year ended September 30, 2013 were $1.2 million, of which $381 thousand related to loans that were primarily discharged in a prior fiscal year under Chapter 7 bankruptcy, that must be, pursuant to regulatory guidance issued in 2012, evaluated for collateral loss, even if they are current.    In January 2012, management implemented a new loan charge-off policy in accordance with regulatory requirements, which resulted in  $3.5 million of specific valuation allowances (“SVAs”) being charged-off during fiscal year 2012.  The OCC does not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.

	For the Year Ended September 30, 2013
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Beginning balance	$6,074	$4,453	$10,527	$219	$354	$11,100
Charge-offs	(637)	(761)	(1,398)	--	(259)	(1,657)
Recoveries	14	398	412	--	34	446
Provision for credit losses	320	(1,604)	(1,284)	(34)	251	(1,067)
Ending balance	$5,771	$2,486	$8,257	$185	$380	$8,822

	For the Year Ended September 30, 2012
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Beginning balance	$4,915	$9,901	$14,816	$254	$395	$15,465
Charge-offs	(892)	(5,186)	(6,078)	--	(357)	(6,435)
Recoveries	16	8	24	--	6	30
Provision for credit losses	2,035	(270)	1,765	(35)	310	2,040
Ending balance	$6,074	$4,453	$10,527	$219	$354	$11,100

	For the Year Ended September 30, 2011
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Beginning balance	$3,813	$10,425	$14,238	$275	$379	$14,892
Charge-offs	(414)	(2,928)	(3,342)	--	(145)	(3,487)
Recoveries	--	--	--	--	--	--
Provision for credit losses	1,516	2,404	3,920	(21)	161	4,060
Ending balance	$4,915	$9,901	$14,816	$254	$395	$15,465

The following is a summary of the loan portfolio and related ACL balances, at the dates presented, by loan portfolio segment disaggregated by the Company’s impairment method.  There was no ACL for loans individually evaluated for impairment at either date, as all potential losses were charged-off.

	September 30, 2013
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Recorded investment in loans
collectively evaluated for impairment	$5,107,899	$634,705	$5,742,604	$57,603	$140,072	$5,940,279

Recorded investment in loans
individually evaluated for impairment	12,950	13,882	26,832	--	579	27,411
	$5,120,849	$648,587	$5,769,436	$57,603	$140,651	$5,967,690

ACL for loans collectively
evaluated for impairment	$5,771	$2,486	$8,257	$185	$380	$8,822

	September 30, 2012
	One- to Four-	One- to Four-	One- to Four-	Multi-family
	Family -	Family -	Family -	and
	Originated	Purchased	Total	Commercial	Consumer	Total
	(Dollars in thousands)
Recorded investment in loans
collectively evaluated for impairment	$4,602,969	$774,734	$5,377,703	$59,562	$154,940	$5,592,205

Recorded investment in loans
individually evaluated for impairment	10,729	15,339	26,068	--	910	26,978
	$4,613,698	$790,073	$5,403,771	$59,562	$155,850	$5,619,183

ACL for loans collectively
evaluated for impairment	$6,074	$4,453	$10,527	$219	$354	$11,100

As previously noted, the Bank has a loan concentration in residential first mortgage loans.  Declines in residential real estate values could adversely impact the property used as collateral for the Bank’s loans.  Adverse changes in economic conditions and increasing unemployment rates may have a negative effect on the ability of the Bank’s borrowers to make timely loan payments, which would likely increase delinquencies and have an adverse impact on the Bank’s earnings.  Further increases in delinquencies would decrease interest income on loans receivable and would likely adversely impact the Bank’s loan loss experience, resulting in an increase in the Bank’s ACL and provision for credit losses.  Although management believes the ACL was at a level adequate to absorb inherent losses in the loan portfolio at September 30, 2013, the level of the ACL remains an estimate that is subject to significant judgment and short-term changes.

5. PREMISES AND EQUIPMENT,  Net

A summary of the net carrying value of banking premises and equipment at September 30, 2013 and 2012 is as follows:

	2013	2012
	(Dollars in thousands)
Land	$11,029	$9,337
Building and improvements	73,199	63,684
Furniture, fixtures and equipment	43,268	41,304
	127,496	114,325
Less accumulated depreciation	57,384	56,559
	$70,112	$57,766

Depreciation and amortization expense for the years ended September 30, 2013, 2012, and 2011 was $5.4 million, $5.0 million, and $4.4 million, respectively.

The Bank has entered into non-cancelable operating lease agreements with respect to banking premises and equipment.  It is expected that many agreements will be renewed at expiration in the normal course of business. Rental expense was $1.2 million for the year ended September 30, 2013, and $1.3 million for each of the years ended September 30, 2012 and 2011.

As of September 30, 2013, future minimum rental commitments, rounded to the nearest thousand, required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year were as follows (dollars in thousands):

2014	$978
2015	798
2016	714
2017	683
2018	690
Thereafter	4,407
$8,270

6. DEPOSITS

Deposits at September 30, 2013 and 2012 are summarized as follows:

	2013			2012
		Weighted			Weighted
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$655,933	0.04%	14.2%	$606,504	0.04%	13.3%
Savings	283,169	0.13	6.1	260,933	0.11	5.8
Money market	1,128,604	0.23	24.5	1,110,962	0.25	24.4
	2,067,706	0.16	44.8	1,978,399	0.17	43.5

Certificates of deposit:
0.00 – 0.99%	1,179,921	0.48	25.6	1,005,724	0.55	22.1
1.00 – 1.99%	852,258	1.40	18.5	800,745	1.44	17.6
2.00 – 2.99%	476,003	2.54	10.3	663,985	2.51	14.6
3.00 – 3.99%	35,014	3.09	0.8	95,765	3.21	2.1
4.00 – 4.99%	544	4.38	--	6,025	4.50	0.1
Total certificates of deposit	2,543,740	1.21	55.2	2,572,244	1.44	56.5
	$4,611,446	0.74%	100.0%	$4,550,643	0.89%	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of September 30, 2013:

	Amount	Rate
	(Dollars in thousands)
2014	$1,206,095	0.90%
2015	676,365	1.61
2016	348,641	1.36
2017	208,806	1.36
2018	102,422	1.39
Thereafter	1,411	1.92
	$2,543,740	1.21%

The following table presents interest expense on deposits for the years presented.

	Year Ended September 30,
	2013	2012	2011
	(Dollars in thousands)
Checking	$244	$421	$441
Savings	284	408	1,225
Money market	2,446	3,457	5,307
Certificates	33,842	41,884	56,595
	$36,816	$46,170	$63,568

The amount of noninterest-bearing deposits was $150.2 million and $132.5 million as of September 30, 2013 and 2012, respectively.  Certificates of deposit with a minimum denomination of $100 thousand were $928.1 million and $865.4 million as of September 30, 2013 and 2012, respectively.  Deposits in excess of $250 thousand may not be fully insured by the FDIC.  The aggregate amount of deposits that were reclassified as loans receivable due to customer overdrafts was $138 thousand and $123 thousand as of September 30, 2013 and 2012, respectively.

7. BORROWED FUNDS

At September 30, 2013 and 2012, the Company’s borrowed funds consisted of FHLB advances and repurchase agreements.

FHLB Advances – FHLB advances at September 30, 2013 and 2012 were comprised of the following:

	2013	2012
	(Dollars in thousands)
Fixed-rate FHLB advances	$2,525,000	$2,550,000
Deferred prepayment penalty	(11,575)	(19,952)
Deferred gain on terminated interest rate swaps	113	274
	$2,513,538	$2,530,322

Weighted average contractual interest rate on FHLB advances	2.33%	2.62%
Weighted average effective interest rate on FHLB advances(1)	2.67%	3.03%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

During fiscal year 2012, the Bank prepaid a $200.0 million fixed-rate FHLB advance with a contractual interest rate of 3.88% and a remaining term-to-maturity of 15 months.  The prepaid FHLB advance was replaced with a $200.0 million fixed-rate FHLB advance, with a contractual interest rate of 0.86% and a term of 46 months.  The Bank paid a $7.9 million penalty to the FHLB as a result of prepaying the FHLB advance. The prepayment penalty was deferred and is being recognized in interest expense over the life of the new advance and thereby effectively increased the interest rate on the new advance 108 basis points, to 1.94%, at the time of the transaction.  The present value of the cash flows under the terms of the new FHLB advance were not more than 10% different from the present value of the cash flows under the terms of the prepaid FHLB advance (including the prepayment penalty) and there were no embedded conversion options in the prepaid advance or in the new FHLB advance so the transaction was accounted for as a debt modification.  The benefit of prepaying the advance was an immediate decrease in interest expense and a decrease in interest rate sensitivity as the maturity of the refinanced advance was extended at a lower rate.

At September 30, 2013, the Bank had access to, but no outstanding balance on, a line of credit with the FHLB set to expire on November 22, 2013, at which time the line of credit is expected to be renewed automatically by the FHLB for a one year period.  At September 30, 2013,  there were no outstanding borrowings on the FHLB line of credit.

FHLB borrowings are secured by certain qualifying mortgage loans pursuant to a blanket collateral agreement with the FHLB and all of the capital stock of FHLB owned by the Bank.  Per the FHLB’s lending guidelines, total FHLB borrowings cannot exceed 40% of total Bank assets without the pre-approval of the FHLB president.  At September 30, 2013,  the ratio of the par value of the Bank’s FHLB borrowings to the Bank’s total assets, as reported to the OCC,  was 27%.

Other Borrowings –  At September 30, 2013 and 2012, the Company’s other borrowings consisted of repurchase agreements in the amounts of $320.0 million and $365.0 million, with weighted average contractual rates of 3.43% and 3.83%, respectively.  The Bank has pledged MBS with an estimated fair value of $364.6 million at September 30, 2013 as collateral for the repurchase agreements.

Maturity of Borrowed Funds – The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and weighted average effective rates as of September 30, 2013:

	FHLB	Repurchase	Total
	Advances	Agreements	Borrowings	Contractual	Effective
	Amount	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2014	$450,000	$100,000	$550,000	3.33%	3.95%
2015	600,000	20,000	620,000	1.73	1.96
2016	575,000	--	575,000	2.29	2.91
2017	500,000	--	500,000	2.69	2.72
2018	200,000	100,000	300,000	2.90	2.90
Thereafter	200,000	100,000	300,000	1.81	1.81
	$2,525,000	$320,000	$2,845,000	2.45%	2.75%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances, and deferred gains related to terminated interest rate swaps.

8.  INCOME TAXES

Income tax expense (benefit) for the years ended September 30, 2013, 2012, and 2011 consisted of the following:

	2013	2012	2011
	(Dollars in thousands)
Current:
Federal	$27,570	$32,353	$25,889
State	2,963	3,044	2,707
	30,533	35,397	28,596
Deferred:
Federal	5,586	5,638	(8,933)
State	110	451	(714)
	5,696	6,089	(9,647)
	$36,229	$41,486	$18,949

The Company’s effective tax rates were 34.3%, 35.8%, and 33.0% for the years ended September 30, 2013, 2012, and 2011, respectively.  The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:

	2013		2012		2011
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Federal income tax expense
computed at statutory Federal rate	$36,949	35.0%	$40,600	35.0%	$20,073	35.0%
Increases (Decreases) in taxes resulting from:
State taxes, net of Federal tax effect	3,073	2.9	3,495	3.0	1,993	3.4
Low income housing tax credits	(2,675)	(2.5)	(2,081)	(1.8)	(1,397)	(2.4)
ESOP related expenses, net	(347)	(0.3)	591	0.5	(495)	(0.9)
Other	(771)	(0.8)	(1,119)	(0.9)	(1,225)	(2.1)
	$36,229	34.3%	$41,486	35.8%	$18,949	33.0%

Deferred income taxes expense (benefit) represents the change in deferred income tax assets and liabilities excluding the tax effects of the change in net unrealized gain (loss) on AFS securities and changes in the market value of restricted stock between the grant date and vesting date.  The sources of these differences and the tax effect of each as of September 30, 2013, 2012, and 2011 were as follows:

	2013	2012	2011
	(Dollars in thousands)
Foundation contribution	$3,216	$5,422	$(12,824)
Fixed assets	1,365	629	1,006
ACL	982	1,617	(197)
FHLB stock dividends	866	1,650	1,432
Mortgage servicing rights	(155)	(521)	(885)
Other, net	(578)	(2,708)	1,821
	$5,696	$6,089	$(9,647)

The components of the net deferred income tax liabilities as of September 30, 2013 and 2012 were as follows:

	2013	2012

	(Dollars in thousands)
Deferred income tax assets:
Foundation contribution	$4,186	$7,402
ACL	1,264	2,246
Salaries and employee benefits	2,071	1,612
ESOP compensation	1,004	949
Other	4,179	4,194
Gross deferred income tax assets	12,704	16,403

Valuation allowance	(1,824)	(1,926)
Gross deferred income tax asset, net of valuation allowance	10,880	14,477

Deferred income tax liabilities:
FHLB stock dividends	21,344	20,478
Fixed assets	5,015	3,650
Unrealized gain on AFS securities	4,417	14,712
Other	541	679
Gross deferred income tax liabilities	31,317	39,519

Net deferred tax liabilities	$20,437	$25,042

The Company assesses the available positive and negative evidence surrounding the recoverability of its deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances.  As of September 30, 2013 and 2012, the Company had a valuation allowance of $1.8 million and $1.9 million, respectively, related to the net operating losses generated by the Company’s consolidated Kansas corporate income tax return. The companies included in the consolidated Kansas corporate income tax return are the holding company and Capitol Funds, Inc., as the Bank files a Kansas privilege tax return. Based on the nature of the operations of the holding company and Capitol Funds, Inc., management believes there will not be sufficient taxable income to fully utilize the deferred tax assets noted above; therefore a valuation allowance has been recorded for the related amounts at September 30, 2013 and 2012.

Accounting Standards Codification (“ASC”) 740 Income Taxes prescribes a process by which a tax position taken, or expected to be taken, on an income tax return is gauged based upon the technical merits of the position, along with whether the tax position meets a more-likely-than-not-recognition threshold, to determine the amount, if any, of unrecognized tax benefits to recognize in the financial statements.  Estimated penalties and interest related to unrecognized tax benefits are included in income tax expense in the consolidated statements of income.  For the years ended September 30, 2013, 2012, and 2011, the Company’s unrecognized tax benefits, estimated penalties and interest, and related activities were insignificant.  The Company does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and the state of Kansas,  as well as other states where it has either established nexus under an economic nexus theory or has exceeded enumerated nexus thresholds based on the amount of interest income derived from sources within the state.  In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities.  With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for fiscal years before 2010.

In September 2013, the Internal Revenue Service enacted final guidance regarding the deduction and capitalization of expenditures related to tangible property (“tangible property regulations”).  The tangible property regulations clarify and expand sections 162(a) and 263(a) of the Internal Revenue Code which relate to amounts paid to acquire produce, or improve tangible property.  Additionally, the tangible property regulations provide final guidance under section 167 regarding accounting for and retirement of depreciable property and regulations under section 168 relating to the accounting for property under the Modified Accelerated Cost Recovery System.  The tangible property regulations affect all taxpayers that acquire, produce, or improve tangible property, which includes the Company, and generally apply to taxable years beginning on or after January 1, 2014, which will impact the fiscal year ending September 30, 2015 for the Company.  The Company has evaluated the tangible property regulations and has determined the regulations will not have a material impact on the Company’s financial condition or results of operations.

9. EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan (“PIT”) and an ESOP.  The eligibility criteria for both plans is a minimum of one year of service, at least age 21, and at least 1,000 hours of employment in each plan year.

Profit Sharing Plan  – The PIT provides for two types of discretionary contributions. The first type is an optional Bank contribution and may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year.  The second contribution may be 0% or any percentage above that, as determined by the Board of Directors, of an eligible employee’s eligible compensation during the fiscal year if the employee matches 50.0% (on an after-tax basis) of the Bank’s second contribution.  The PIT qualifies as a thrift and profit sharing plan for purposes of Internal Revenue Codes 401(a), 402, 412, and 417.  Total Bank contributions to the PIT amounted to $109 thousand for the year ended September 30, 2013, and  $105 thousand for each of the years ended September 30, 2012 and 2011, respectively.

ESOP  – The ESOP trust acquired 3,024,574 shares (6,846,728 shares post-corporate reorganization) of common stock in the Company’s initial public offering and 4,726,000 shares of common stock in the Company’s corporate reorganization in December of 2010.  Both acquisitions of common stock were made with proceeds from loans from the Company.  The loans are secured by shares of the Company’s stock purchased in each offering.  The Bank has agreed to make cash contributions to the ESOP trust on an annual basis sufficient to enable the ESOP trust to make the required annual loan payments to the Company on September 30 of each year.

The loan for the shares acquired in the initial public offering bore interest at a fixed-rate of 5.80%, with the final principal and interest payment of $3.0 million paid on September 30, 2013.  Payments of $3.0 million consisting of principal of $2.8 million, $2.7 million, and $2.5 million and interest of $164 thousand, $319 thousand, and $465 thousand were made on September 30, 2013, 2012, and 2011, respectively.

The loan for the shares acquired in the corporate reorganization bears interest at a fixed-rate of 3.25% and has a 30 year term.  The loan requires interest-only payments the first three years.  The third and final interest-only payment of $1.5 million was paid on September 30, 2013.  Beginning in fiscal year 2014, principal and interest payments of $2.7 million will be payable annually.  The loan matures on September 30, 2040.

As the annual loan payments are made on September 30, shares are released from collateral and allocated to qualified employees based on the proportion of their qualifying compensation to total qualifying compensation.  On September 30, 2013,  551,990 shares were released from collateral.  On September 30, 2014, 165,198 shares will be released from collateral.  As ESOP shares are committed to be released from collateral, the Company records compensation expense.  Dividends on unallocated ESOP shares are applied to the debt service payments of the loan secured by the unallocated shares.  Dividends on unallocated ESOP shares in excess of the debt service payment are recorded as compensation expense and distributed to participants or participants’ ESOP accounts.  During the years ended September 30, 2013, 2012, and 2011, the Bank paid $2.5 million, $2.6 million, and $1.4 million, respectively, of the ESOP debt payment because dividends on unallocated shares were insufficient to pay the scheduled debt payment, specifically on the loan for the shares acquired in the initial public offering.  Compensation expense related to the ESOP was $9.7 million for the year ended September 30, 2013, $6.7 million for the year ended September 30, 2012, and $8.7 million for the year ended September 30, 2011.  Of these amounts, $3.7 million, $3.4 million, and $3.3 million related to the difference between the market price of the Company’s stock when the shares were acquired by the ESOP trust and the average market price of the Company’s stock during the years ended September 30, 2013, 2012, and 2011, respectively.  The amount included in compensation expense for dividends on unallocated ESOP shares in excess of the debt service payments was $3.0 million,  $325 thousand, and $2.7 million for the years ended September 30, 2013, 2012, and 2011, respectively, which was related to the loan for the shares acquired in the corporate reorganization.

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

Shares may be withdrawn from the ESOP trust due to retirement, termination or death of the participant.  Additionally, a participant may begin to diversify at least 25% of their ESOP shares at age 50.  The following is a summary of shares held in the ESOP trust as of September 30, 2013 and 2012:

	2013	2012
	(Dollars in thousands)
Allocated ESOP shares	4,892,642	4,723,590
Unreleased ESOP shares	4,460,346	5,012,336
Total ESOP shares	9,352,988	9,735,926

Fair value of unreleased ESOP shares	$55,442	$59,948

10. STOCK-BASED COMPENSATION

The Company has  a Stock Option Plan, a Restricted Stock Plan, and an Equity Incentive Plan, all of which are considered share-based plans.

Stock Option Plans – The Company currently has two plans outstanding which provide for the granting of stock option awards, the 2000 Stock Option Plan and the 2012 Equity Incentive Plan.  The objective of both plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company.  The total number of shares originally eligible to be granted as stock options under the 2000 Stock Option Plan was 8,558,411.  Prior to stockholder approval of the 2012 Equity Incentive Plan, the 2000 Stock Option Plan still had 2,867,859 shares available for future grants.  The 2000 Stock Option Plan will expire in April 2015 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The Company will not issue any additional stock option grants from the 2000 Stock Option Plan; instead, all future grants will be awarded from the 2012 Equity Incentive Plan, which had 5,907,500 shares originally eligible to be granted as stock options.  The Company may issue incentive and nonqualified stock options under the 2012 Equity Incentive Plan.  The Company may also award stock appreciation rights, although to date no stock appreciation rights have been awarded.  The incentive stock options expire no later than 10 years and the nonqualified stock options expire no later than 15 years from the date of grant.  The date on which the options are first exercisable is determined by the Stock Benefits Committee (“sub-committee”), a sub-committee of the Compensation Committee (“committee”) of the Board of Directors.  The vesting period of the options under the 2012 Equity Incentive Plan generally has ranged from three to five years.  The option price cannot be less than the market value at the date of the grant as defined by each plan.

At September 30, 2013, the Company had 4,323,900 shares still available for future grants of stock options under the 2012 Equity Incentive Plan.  This plan will expire in January 2027 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested, forfeited, or expire.  The following provisions generally apply: 1) if a holder of such stock options terminates service for reasons other than death, disability or termination for cause, the holder forfeits all rights to the non-vested stock options and all outstanding vested options granted to the holder will remain exercisable for three months following the termination date, but not beyond the expiration date of the options; 2) if the participant’s service terminates as a result of death or disability, all outstanding stock options vest and all outstanding stock options will remain exercisable for one year following such event, but not beyond the expiration date of the options; 3) if the participant’s service is terminated for cause, all outstanding stock options expire immediately; and 4) if a change in control of the Company occurs, all outstanding unvested stock options vest in full.

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

The fair value of stock option grants is estimated on the date of grant using the Black-Scholes option pricing model.  The weighted average grant-date fair value of stock options granted during the fiscal years ended September 30, 2013, 2012, and 2011 was $1.45, $1.59, and $0.78 per share, respectively.  Compensation expense attributable to stock option awards during the years ended September 30, 2013, 2012, and 2011 totaled $792 thousand ($714 thousand, net of tax), $369 thousand ($320 thousand, net of tax), and $131 thousand ($122 thousand, net of tax), respectively.  The following weighted average assumptions were used for valuing stock option grants for the years ended:

	September 30,
	2013	2012	2011
Risk-free interest rate	0.4%	0.5%	1.3%
Expected life (years)	3	4	5
Expected volatility	23%	24%	25%
Dividend yield	2.5%	2.5%	8.1%
Estimated forfeitures	12.0%	4.5%	12.9%

The risk-free interest rate was determined using the weighted yield available on the option grant date for zero-coupon U.S. Treasury securities with terms nearest to the equivalent of the expected life of the option.  The expected life for options granted was based upon historical experience.  The expected volatility was determined using historical volatilities based on historical stock prices.  The dividend yield was determined based upon historical quarterly dividends and the Company’s stock price on the option grant date.  Estimated forfeitures were determined based upon voluntary termination behavior and actual option forfeitures.

A summary of option activity for the years ended September 30, 2013, 2012, and 2011 follows:

	2013		2012		2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price
Options outstanding
at beginning of year	2,471,825	$13.06	906,964	$15.09	919,639	$15.08
Granted	64,000	12.00	1,594,000	11.89	2,030	10.86
Forfeited	(81,412)	12.05	(16,966)	16.70	(10,180)	16.59
Expired	(29,420)	13.31	(3,390)	11.33	--	--
Exercised	(1,000)	11.85	(8,783)	4.07	(4,525)	8.23
Options outstanding
at end of year	2,423,993	$13.06	2,471,825	$13.06	906,964	$15.09

During the years ended September 30, 2013, 2012, and 2011, the total pretax intrinsic value of stock options exercised was $1 thousand, $68 thousand, and $19 thousand, respectively, and the tax benefits realized from the exercise of stock options was less than $1 thousand, $25 thousand, and $7 thousand, respectively.  The fair value of stock options vested during the years ended September 30, 2013, 2012, and 2011 was $689 thousand, $141 thousand, and $150 thousand, respectively.

The following summarizes information about the stock options outstanding and exercisable as of September 30, 2013:

			Options Outstanding
				Weighted	Weighted
				Average	Average
			Number	Remaining	Exercise	Aggregate
Exercise			of Options	Contractual	Price per	Intrinsic
Price			Outstanding	Life (in years)	Share	Value
			(Dollars in thousands, except per share amounts)
$10.86	-	12.65	1,584,630	9.7	$11.89	$851
13.58	-	17.59	791,858	5.7	15.04	--
19.19			47,505	5.1	19.19	--
			2,423,993	8.3	$13.06	$851

			Options Exercisable
				Weighted	Weighted
				Average	Average
			Number	Remaining	Exercise	Aggregate
Exercise			of Options	Contractual	Price per	Intrinsic
Price			Exercisable	Life (in years)	Share	Value
			(Dollars in thousands, except per share amounts)
$10.86	-	12.65	393,618	9.2	$11.89	$212
13.58	-	17.59	769,226	5.6	15.06	--
19.19			47,505	5.1	19.19	--
			1,210,349	6.7	$14.19	$212

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $12.43 as of September 30, 2013, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of September 30, 2013 was 393,618.

As of September 30, 2013, the total future compensation cost related to non-vested stock options not yet recognized in the consolidated statements of income was $1.5 million, net of estimated forfeitures, and the weighted average period over which these awards are expected to be recognized was 2.6 years.

Restricted Stock Plans – The Company currently has two plans outstanding which provide for the granting of restricted stock awards, the 2000 Recognition and Retention Plan and the 2012 Equity Incentive Plan.  The objective of both plans is to enable the Company to retain personnel of experience and ability in key positions of responsibility.  Employees and directors are eligible to receive benefits under these plans at the sole discretion of the sub-committee.  The total number of shares originally eligible to be granted as restricted stock under the 2000 Recognition and Retention Plan was 3,423,364.  Prior to stockholder approval of the 2012 Equity Incentive Plan, the 2000 Recognition and Retention Plan still had 358,767 shares available for future restricted stock grants.  The 2000 Recognition and Retention Plan will expire in April 2015 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested or forfeited.  The Company will not award any additional grants from the 2000 Recognition and Retention Plan; instead, all future grants of restricted stock will be awarded from the 2012 Equity Incentive Plan, which had 2,363,000 shares originally eligible to be granted as restricted stock.  At September 30, 2013, the Company had 1,843,350 shares available for future grants of restricted stock under the 2012 Equity Incentive Plan.  This plan will expire in January 2027 and no additional grants may be made after expiration, but outstanding grants continue until they are individually vested or forfeited.  The vesting period of the restricted stock awards under the 2012 Equity Incentive Plan generally has ranged from three to five years.

Compensation expense in the amount of the fair market value of the common stock at the date of the grant, as defined by the plans, to the employee is recognized over the period during which the shares vest.  Compensation expense attributable to restricted stock awards during the years ended September 30, 2013, 2012, and 2011 totaled $1.8 million ($1.2 million, net of tax), $827 thousand ($531 thousand, net of tax), and $131 thousand ($88 thousand, net of tax), respectively.  The following provisions generally apply: 1) a recipient of such restricted stock will be entitled to all voting and other stockholder rights (including the right to receive dividends on vested and non-vested shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in escrow by the Company; 2) if a holder of such restricted stock terminates service for reasons other than death or disability, the holder forfeits all rights to the non-vested shares under restriction; and 3) if a participant’s service terminates as a result of death or disability, or if a change in control of the Company occurs, all restrictions expire and recipients fully vest in all non-vested shares.

A summary of restricted stock activity for the years ended September 30, 2013, 2012, and 2011 follows:

	2013		2012		2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of Shares	Fair Value	of Shares	Fair Value	of Shares	Fair Value
Unvested restricted stock
at beginning of year	510,861	$11.93	13,582	$14.90	23,762	$15.07
Granted	20,000	11.99	515,325	11.89	--	--
Vested	(129,023)	11.99	(18,046)	13.17	(10,180)	15.30
Forfeited	(15,675)	11.88	--	--	--	--
Unvested restricted stock
at end of year	386,163	$11.91	510,861	$11.93	13,582	$14.90

The estimated forfeiture rate for restricted stock granted during the years ended September 30, 2013, 2012, and 2011 was 12.19%, 0.88%, and 0%, respectively, based upon voluntary termination behavior and actual forfeitures.  The fair value of restricted stock that vested during the years ended September 30, 2013, 2012, and 2011 totaled $1.5 million, $212 thousand, and $120 thousand, respectively.  As of September 30, 2013 there was $3.6 million ($3.5 million, net of estimated forfeitures) of unrecognized compensation cost related to non-vested restricted stock to be recognized over a weighted average period of 2.6 years.

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

The total amount of short-term performance plan awards provided for during the fiscal years ended September 30, 2013, 2012, and 2011 amounted to $1.5 million, $2.0 million and $1.8 million, respectively, of which $300 thousand, $386 thousand, and $345 thousand, respectively, was deferred under the deferred incentive bonus plan.  The deferrals, any earnings on those deferrals and increases in the market value of the phantom shares, if any, will be paid in 2015, 2016, and 2017.  During fiscal years 2013, 2012, and 2011, the amount expensed in conjunction with the deferred amounts was $309 thousand, $162 thousand, and $153 thousand, respectively.

12. COMMITMENTS AND CONTINGENCIES

The Bank had commitments outstanding to originate, purchase, or participate in loans as of September 30, 2013 and 2012 as follows:

	2013	2012
	(Dollars in thousands)
Originate fixed-rate	$77,085	$102,449
Originate adjustable-rate	17,997	18,272
Purchase/participate fixed-rate	95,247	81,107
Purchase/participate adjustable-rate	40,528	31,315
	$230,857	$233,143

As of September 30, 2013 and 2012, the Bank had approved but unadvanced home equity lines of credit of $262.7 million and $261.8 million, respectively.  As of September 30, 2013 and 2012, the Bank had unadvanced commitments on commercial loans of $15 thousand and $239 thousand, respectively.

Commitments to originate mortgage and non-mortgage loans are commitments to lend to a customer as long as there are no underwriting concerns.    Commitments to purchase/participate in loans primarily represent commitments to purchase loans from correspondent lenders on a loan-by-loan basis.  Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee.  Some of the commitments are expected to expire without being fully drawn upon; therefore the amount of total commitments disclosed above does not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  As of September 30, 2013 and 2012, there were no significant loan-related commitments that met the definition of derivatives or commitments to sell mortgage loans.

In the normal course of business, the Company and its subsidiary are named defendants in various lawsuits and counterclaims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on the Company’s consolidated financial statements for the year ended September 30, 2013 or future periods.

13. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a material adverse effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

As of September 30, 2013 and 2012, the most recent regulatory guidelines categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized,” the Bank must maintain minimum capital ratios as set forth in the table below.  Management believes, as of September 30, 2013, that the Bank meets all capital adequacy requirements to which it is subject and there were no conditions or events subsequent to September 30, 2013 that would change the Bank’s category.  There are currently no regulatory capital requirements at the Company.

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2013
Tier 1 leverage ratio	$1,363,103	14.8%	$368,028	4.0%	$460,034	5.0%
Tier 1 risk-based capital	1,363,103	35.6	153,015	4.0	229,523	6.0
Total risk-based capital	1,371,925	35.9	306,030	8.0	382,538	10.0

As of September 30, 2012
Tier 1 leverage ratio	$1,355,105	14.6%	$371,747	4.0%	$464,684	5.0%
Tier 1 risk-based capital	1,355,105	36.4	148,744	4.0	223,116	6.0
Total risk-based capital	1,366,205	36.7	297,489	8.0	371,861	10.0

Generally, savings institutions, such as the Bank, may make capital distributions during any calendar year equal to earnings of the previous two calendar years and current year-to-date earnings.  It is generally required that the Bank remain well capitalized before and after the proposed distribution.  So long as the Bank continues to remain “well capitalized” after each capital distribution and operates in a safe and sound manner, it is management’s belief that the regulators will continue to allow the Bank to distribute its net income to the Company, although no assurance can be given in this regard.

In July 2013, the FRB, OCC, and FDIC adopted rules that will, on January 1, 2015, implement the Basel III risk-weighted framework and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in place of the existing risk-based capital rules and Basel framework that currently apply to the Bank.  The new regulatory capital requirements also will apply to the Company on a consolidated basis.  Basel III is intended to improve both the quality and quantity of banking organizations’ capital, as well as to strengthen various aspects of the international capital standards for calculating regulatory capital.  Although we continue to evaluate the anticipated impact the new capital rules will have on us, we currently anticipate the Bank will remain well-capitalized in accordance with the regulatory standards.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements – The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures in accordance with ASC 820 and ASC 825.  The Company did not have any liabilities that were measured at fair value at September 30, 2013 or 2012.  The Company’s AFS securities are recorded at fair value on a recurring basis.  Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as OREO and loans individually evaluated for impairment.  These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.

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

The Company bases its fair values on the price that would be received from the sale of an asset in an orderly transaction between market participants at the measurement date.  The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The following is a description of valuation methodologies used for assets measured at fair value on a recurring basis.

AFS Securities - The Company’s AFS securities portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as AOCI in stockholders’ equity.  The majority of the securities within the AFS portfolio are issued by U.S. GSEs.  The Company primarily uses prices obtained from third party pricing services and recent trades to determine the fair value of securities.  The Company’s major security types based on the nature and risks of the securities are:

•

GSE Debentures – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking any embedded options into consideration and are discounted using current market yields for similar securities. On a quarterly basis, management corroborates a sample of the prices obtained from the pricing service by comparing them to another independent source.  (Level 2)

•

MBS – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined based on prepayment projections of the underlying mortgages and are discounted using current market yields for benchmark securities. On a quarterly basis, management corroborates a sample of the prices obtained from the pricing service by comparing them to another independent source.  (Level 2)

•

Municipal Bonds – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking any embedded options into consideration and are discounted using current market yields for securities with similar credit profiles. On a quarterly basis, management corroborates a sample of the prices obtained from the pricing service by comparing them to another independent source.  (Level 2)

•

Trust Preferred Securities – Estimated fair values are based on a discounted cash flow method.  Cash flows are determined by taking prepayment and underlying credit considerations into account.  The discount rates are derived from secondary trades and bid/offer prices.  (Level 3)

The following tables provide the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a recurring basis, which consists of AFS securities, at the dates presented.

	September 30, 2013
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(1)
	(Dollars in thousands)
AFS Securities:
GSE debentures	$702,228	$--	$702,228	$--
MBS	363,964	--	363,964	--
Municipal bonds	1,352	--	1,352	--
Trust preferred securities	2,423	--	--	2,423
	$1,069,967	$--	$1,067,544	$2,423

	September 30, 2012
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(2)
	(Dollars in thousands)
AFS Securities:
GSE debentures	$861,724	$--	$861,724	$--
MBS	540,306	--	540,306	--
Municipal bonds	2,516	--	2,516	--
Trust preferred securities	2,298	--	--	2,298
	$1,406,844	$--	$1,404,546	$2,298

(1)

The Company’s Level 3 AFS securities had no activity from September 30, 2012 to September 30, 2013, except for principal repayments of $424 thousand and reductions in net unrealized losses recognized in other comprehensive income.  Reductions in net unrealized losses included in other comprehensive income for the year ended September 30, 2013 were $276 thousand.

(2)

The Company’s Level 3 AFS securities had no activity from September 30, 2011 to September 30, 2012, except for principal repayments of $996 thousand and reductions in net unrealized losses recognized in other comprehensive income.  Reductions in net unrealized losses included in other comprehensive income for the year ended September 30, 2012 were $78 thousand.

The following is a description of valuation methodologies used for significant assets measured at fair value on a non-recurring basis.

Loans Receivable – The balance of loans individually evaluated for impairment at September 30, 2013 and 2012 was $27.3 million and $26.9 million, respectively.  Substantially all of these loans were secured by residential real estate and were individually evaluated to ensure that the carrying value of the loan was not in excess of the fair value of the collateral, less estimated selling costs.  When no impairment is indicated, the carrying amount is considered to approximate fair value.  Fair values were estimated through current appraisals or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  Based on this evaluation, the Bank charged-off any loss amounts at September 30, 2013 and 2012; therefore there was no ACL related to these loans.

OREO – OREO primarily represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at lower-of-cost or fair value.  Fair value is estimated through current appraisals or listing prices, less estimated selling costs.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  The fair value of OREO at September 30, 2013 and 2012 was $3.9 million and $8.0 million, respectively.

The following tables provide the level of valuation assumptions used to determine the carrying value of the Company’s assets measured at fair value on a non-recurring basis at the dates presented.

	September 30, 2013
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
Loans individually evaluated for impairment	$27,327	$--	$--	$27,327
OREO	3,882	--	--	3,882
	$31,209	$--	$--	$31,209

	September 30, 2012
		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
Loans individually evaluated for impairment	$26,890	$--	$--	$26,890
OREO	8,047	--	--	8,047
	$34,937	$--	$--	$34,937

Fair Value Disclosures – The Company determined estimated fair value amounts using available market information and from a variety of valuation methodologies.  However, considerable judgment is required to interpret market data to develop the estimates of fair value.  Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.  The use of different market assumptions and estimation methodologies may have a material impact on the estimated fair value amounts.  The fair value estimates presented herein were based on pertinent information available to management as of the dates presented.

The carrying amounts and estimated fair values of the Company’s financial instruments at the dates presented were as follows:

	2013		2012
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$113,886	$113,886	$141,705	$141,705
HTM securities	1,718,023	1,741,846	1,887,947	1,969,899
Loans receivable	5,958,868	6,132,239	5,608,083	5,978,872
BOLI	59,495	59,495	58,012	58,012
Capital stock of FHLB	128,530	128,530	132,971	132,971
Liabilities:
Deposits	4,611,446	4,646,263	4,550,643	4,607,732
FHLB borrowings	2,513,538	2,599,749	2,530,322	2,701,142
Other borrowings	320,000	333,749	365,000	388,761

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents –  The carrying amounts of cash and cash equivalents are considered to approximate their fair value due to the nature of the financial asset. (Level 1)

HTM Securities – Estimated fair values of securities are based on one of three methods: 1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  HTM securities are carried at amortized cost. (Level 2)

Loans Receivable – The fair value of one- to four-family mortgages and home equity loans are generally estimated using the present value of expected future cash flows, assuming future prepayments and using discount factors determined by prices obtained from securitization markets, less a discount for the cost of servicing and lack of liquidity. The estimated fair value of the Bank’s multi-family and consumer loans are based on the expected future cash flows assuming future prepayments and discount factors based on current offering rates. (Level 3)

BOLI – The carrying value of BOLI is considered to approximate its fair value due to the nature of the financial asset. (Level 1)

Capital Stock of FHLB –  The carrying value and estimated fair value of FHLB stock equals cost, which is based on redemption at par value. (Level 1)

Deposits –  The estimated fair value of demand deposits, savings and money market accounts is the amount payable on demand at the reporting date.  The estimated fair value of these deposits at September 30, 2013 and 2012 was $2.07 billion and  $1.98 billion, respectively. (Level 1)  The fair value of certificates of deposit is estimated by discounting future cash flows using current LIBOR rates.  The estimated fair value of certificates of deposit at September 30, 2013 and 2012 was $2.58 billion and  $2.63 billion, respectively. (Level 2)

FHLB borrowings and Repurchase Agreements  – The fair value of fixed-maturity borrowed funds is estimated by discounting estimated future cash flows using currently offered rates. (Level 2)

15. SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events occurring subsequent to September 30, 2013, for potential recognition and disclosure.  There have been no material events or transactions which would require adjustments to the consolidated financial statements at September 30, 2013.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly data for each of the years indicated for the Company.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(Dollars and counts in thousands, except per share amounts)
2013
Total interest and dividend income	$77,676	$74,980	$73,675	$72,223	$298,554
Net interest and dividend income	45,630	44,320	44,404	43,806	178,160
Provision for credit losses	233	--	(800)	(500)	(1,067)
Net income	17,563	17,715	17,995	16,067	69,340
Basic EPS	0.12	0.12	0.13	0.11	0.48
Diluted EPS	0.12	0.12	0.13	0.11	0.48
Dividends declared per share	0.775	0.075	0.075	0.075	1.00
Average number of basic shares outstanding	147,883	145,382	143,263	142,856	144,847
Average number of diluted shares outstanding	147,883	145,382	143,263	142,858	144,848

2012
Total interest and dividend income	$84,827	$83,274	$80,645	$79,305	$328,051
Net interest and dividend income	45,374	47,466	46,188	45,853	184,881
Provision for credit losses	540	1,500	--	--	2,040
Net income	18,789	19,315	18,673	17,736	74,513
Basic EPS	0.12	0.12	0.12	0.11	0.47
Diluted EPS	0.12	0.12	0.12	0.11	0.47
Dividends declared per share	0.175	0.075	0.075	0.075	0.40
Average number of basic shares outstanding	161,923	161,722	156,962	151,077	157,913
Average number of diluted shares outstanding	161,931	161,728	156,966	151,079	157,916

17. PARENT COMPANY FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The Company serves as the holding company for the Bank (see “Note 1 – Summary of Significant Accounting Policies”).  The Company’s (parent company only) balance sheets at the dates presented, and the related statements of income and cash flows for each of the years presented are as follows:

BALANCE SHEETS
September 30, 2013 and 2012
(Dollars in thousands, except share amounts)

	2013	2012
ASSETS
Cash and cash equivalents	$207,012	$308,648
Investment in the Bank	1,370,426	1,379,357
AFS securities, at fair value (amortized cost of $0 and $60,074)	--	60,120
Note receivable - ESOP	47,260	50,087
Other assets	282	84
Accrued interest	--	263
Income tax receivable	3,031	3,092
Deferred income tax assets	4,186	7,103
TOTAL ASSETS	$1,632,197	$1,808,754

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$71	$2,296

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 100,000,000 shares authorized,
no shares issued or outstanding	--	--
Common stock, $.01 par value; 1,400,000,000 shares authorized,
147,840,268 and 155,379,739 shares issued and outstanding
as of September 30, 2013 and 2012, respectively	1,478	1,554
Additional paid-in capital	1,235,781	1,292,122
Unearned compensation - ESOP	(44,603)	(47,575)
Retained earnings	432,203	536,150
AOCI, net of tax	7,267	24,207
Total stockholders’ equity	1,632,126	1,806,458

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,632,197	$1,808,754

STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 2013, 2012 and 2011
(Dollars in thousands)

	2013	2012	2011

INTEREST AND DIVIDEND INCOME:
Dividend income from the Bank	$70,512	$88,871	$45,643
Interest income from other investments	2,328	2,835	3,221
Interest income from securities	62	1,062	1,093
Total interest and dividend income	72,902	92,768	49,957

INTEREST EXPENSE	--	--	855

NET INTEREST AND DIVIDEND INCOME	72,902	92,768	49,102

NON-INTEREST INCOME	--	--	26

NON-INTEREST EXPENSE:
Contribution to Foundation	--	--	40,000
Salaries and employee benefits	857	838	856
Regulatory and outside services	473	276	337
Other non-interest expense	648	694	650
Total non-interest expense	1,978	1,808	41,843

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT) AND EQUITY
IN (EXCESS OF DISTRIBUTION OVER) UNDISTRIBUTED
EARNINGS OF SUBSIDIARY	70,924	90,960	7,285

INCOME TAX EXPENSE (BENEFIT)	144	731	(13,425)

INCOME BEFORE EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	70,780	90,229	20,710

EQUITY IN (EXCESS OF DISTRIBUTION OVER)
UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(1,440)	(15,716)	17,693

NET INCOME	$69,340	$74,513	$38,403

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2013, 2012 and 2011
(Dollars in thousands)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69,340	$74,513	$38,403
Adjustments to reconcile net income to net cash provided by
operating activities:
Equity in excess of distribution over (undistributed)
earnings of subsidiary	1,440	15,716	(17,693)
Amortization/accretion of premiums/discounts	74	2,196	3,529
Other, net	263	1,549	(1,812)
Provision for deferred income taxes	3,216	5,422	(10,409)
Changes in:
Other assets	(198)	(9)	1,547
Income taxes receivable/payable	(220)	(2,160)	(2,927)
Accounts payable and accrued expenses	(27)	33	(355)
Net cash flows provided by operating activities	73,888	97,260	10,283

CASH FLOWS FROM INVESTING ACTIVITIES:
Offering proceeds downstreamed to Bank	--	--	(567,422)
Purchase of AFS investment securities	--	--	(405,800)
Proceeds from maturities of AFS securities	60,000	300,000	40,000
Proceeds from maturities of Bank certificates	--	--	55,000
Principal collected on notes receivable from ESOP	2,827	2,672	2,525
Net cash flows provided by (used in) investing activities	62,827	302,672	(875,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from stock offering (deferred offering costs)	--	--	1,094,101
Net payment from subsidiary related to restricted stock awards	34	6,128	--
Dividends paid	(146,824)	(63,768)	(150,110)
Repayment of other borrowings	--	--	(53,609)
Repurchase of common stock	(91,573)	(146,781)	--
Stock options exercised	12	36	35
Net cash flows (used in) provided by financing activities	(238,351)	(204,385)	890,417

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(101,636)	195,547	25,003

CASH AND CASH EQUIVALENTS:
Beginning of year	308,648	113,101	88,098

End of year	$207,012	$308,648	$113,101

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest payments	$--	$--	$1,274

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Note to ESOP in exchange for common stock	$--	$--	$47,260

stockholder information

Annual Meeting

The Annual Meeting of Stockholders will be held at 10:00 a.m. local time on January 21, 2014 at the Bradbury Thompson Center, 1700 SW Jewell St on the Washburn University campus in Topeka, Kansas.

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

FISCAL YEAR 2013	HIGH	LOW	DIVIDENDS
First Quarter	$12.29	$11.44	$0.775
Second Quarter	$12.17	$11.58	$0.075
Third Quarter	$12.31	$11.67	$0.075
Fourth Quarter	$12.93	$12.08	$0.075

FISCAL YEAR 2012	HIGH	LOW	DIVIDENDS
First Quarter	$11.64	$10.30	$0.175
Second Quarter	$12.13	$11.38	$0.075
Third Quarter	$12.16	$11.16	$0.075
Fourth Quarter	$12.04	$11.45	$0.075

During fiscal year 2013, the Company paid $146.8 million in cash dividends, or $1.00 per share. The cash dividends paid in fiscal year 2013 consisted of $43.7 million of regular quarterly dividends, a special year-end dividend of $26.6 million and $76.5 million from the True Blue dividend, paid in December 2012. In calendar year 2013, the Company paid $69.1 million of dividends consisting of $43.3 million of regular quarterly dividends and a special year-end dividend of $25.8 million. The special year-end dividend is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc.

For fiscal year 2014, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Our cash dividend payout policy is continually reviewed by management and the Board of Directors. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level. The Company relies significantly upon capital distributions from the Bank to accumulate cash for the payment of dividends to Company stockholders. See Notes 1 and 13 in the Notes to Consolidated Financial Statements for a discussion of restrictions on the Bank's ability to make capital distributions.

At November 18, 2013, there were 147,856,568 shares of Capitol Federal Financial, Inc. common stock issued and outstanding and approximately 11,424 stockholders of record.

Stockholders and General Inquiries

James D. Wempe, Vice President
Capitol Federal Financial, Inc., 700 South Kansas Avenue, Topeka, KS 66603, (785) 270-6055, e-mail: jwempe@capfed.com
Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 are available at no charge to stockholders upon request.

Transfer Agent

American Stock Transfer & Trust Company
6201 15th Avenue, Brooklyn, NY 11219, (800) 937-5449

101